UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TRIUMPH GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee paid previously with preliminary materials.
☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT-SUBJECT TO COMPLETION
DATED AS OF March 6, 2025

555 E Lancaster Avenue, Suite 400
Radnor, PA 19087
[•], 2025
Dear Stockholder:
You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Triumph Group, Inc. (the “Company”). The Special Meeting will be held on [•], 2025, at [•] a.m., Eastern Time and conducted virtually via a live audio webcast on the Internet. You may virtually attend, vote and submit questions during the Special Meeting via the live audio webcast on the Internet at www.virtualshareholdermeeting.com/TGI2025SM. You will not be able to attend the Special Meeting in person, nor will there be any physical location. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement (the “Proxy Statement”) to “present” shall mean virtually present at the Special Meeting.
At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 2, 2025, by and among the Company, Titan BW Acquisition Holdco Inc., a Delaware corporation (“Parent”), and Titan BW Acquisition Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) (as it may be amended from time to time, the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of investment funds managed by Warburg Pincus LLC (“Warburg Pincus”) and Berkshire Partners LLC (“Berkshire”). At the Special Meeting, the affirmative vote of the majority of the shares of the common stock of the Company, par value $0.001 per share (“Company Common Stock”), outstanding and entitled to vote thereon is required to adopt the Merger Agreement (the “Merger Proposal”). You also will be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by the Company to its named executive officers in connection with the Merger (the “Executive Compensation Proposal”).
At the Special Meeting, you also will be asked to consider and vote on a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).
If the Merger contemplated by the Merger Agreement is consummated, you will be entitled to receive $26.00 in cash, without interest, subject to applicable tax withholding (the “Merger Consideration”), for each share of Company Common Stock that you own immediately prior to the effective time of the Merger.
The Board of Directors of the Company (the “Company Board”), after considering factors more fully described in the Proxy Statement, has unanimously (i) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the Company’s stockholders vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.
After careful consideration, the Company Board has unanimously recommended that you vote “FOR” the Merger Proposal, “FOR” the Executive Compensation Proposal and “FOR” the Adjournment Proposal.
The enclosed Proxy Statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement. The Proxy Statement also describes the actions and determinations of the Company Board in connection with its evaluation of the Merger Agreement and the Merger. You are encouraged to read the Proxy Statement and its annexes, including the Merger

Agreement, carefully and in their entirety. You may also obtain more information about the Company from documents we file with the U.S. Securities and Exchange Commission (the “SEC”) from time to time.
We appreciate you taking the time to vote promptly. After reading the Proxy Statement, please vote, at your earliest convenience. Your shares can be voted if you: (i) vote by Internet, (ii) vote by phone, (iii) sign, date and return the enclosed proxy card by mail or (iv) attend and vote virtually at the Special Meeting, in accordance with the instructions contained in the proxy statement. In addition, your proxy is revocable at any time before it is voted either by written notice to the Secretary of the Company or by delivery of a later-dated proxy. If you attend the Special Meeting and vote virtually, your vote will revoke any proxy previously submitted. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction card you will receive from your broker, bank or other nominee.
Your vote is very important, regardless of the number of shares of Company Common Stock that you own. We cannot consummate the Merger unless the Merger Proposal is approved by the affirmative vote of a majority of the shares of Company Common Stock outstanding and entitled to vote thereon, provided a quorum is present. In addition, the Merger Agreement makes the approval by the stockholders of the Company of the Merger Proposal a condition to the parties’ obligations to consummate the Merger. The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote virtually at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal, but will not have any effect on the Executive Compensation Proposal or the Adjournment Proposal. Abstentions will be counted as votes “AGAINST” the Merger Proposal, the Executive Compensation Proposal and the Adjournment Proposal.
If you have any questions about the accompanying Proxy Statement, the Special Meeting, the Merger Agreement or the Merger or need assistance with voting procedures, please contact Saratoga Proxy Consulting LLC, our proxy solicitor, by calling toll-free at (888) 368-0379.
On behalf of our Board, I thank you for your support and appreciate your consideration of this matter.
Sincerely,

Daniel J. Crowley
Chairman, President and Chief Executive Officer
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.
The accompanying Proxy Statement is dated [•], 2025 and, together with the enclosed form of proxy card, is first being mailed to Company stockholders on or about [•], 2025.

PRELIMINARY PROXY STATEMENT- SUBJECT TO COMPLETION

DATED AS OF March 6, 2025

555 E Lancaster Avenue, Suite 400
Radnor, PA 19087

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AT [•] A.M.
EASTERN TIME, ON [•], 2025

YOUR VOTE IS VERY IMPORTANT.

PLEASE VOTE YOUR SHARES PROMPTLY.
A special meeting of the stockholders (the “Special Meeting”) of Triumph Group, Inc., a Delaware corporation (the “Company”), will be conducted on [•], 2025, at [•] a.m., Eastern Time virtually via a live audio webcast on the Internet at www.virtualshareholdermeeting.com/TGI2025SM, with respect to the following matters:
1.
to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of February 2, 2025, by and among the Company, Titan BW Acquisition Holdco Inc., a Delaware corporation (“Parent”), and Titan BW Acquisition Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) (as may be amended from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to the proxy statement (the “Proxy Statement”) accompanying this notice (the “Merger Proposal”);

2.
to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by the Company to its named executive officers in connection with the merger of Merger Sub with and into the Company (the “Merger”) (the “Executive Compensation Proposal”); and

3.
to consider and vote on any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

The affirmative vote of the majority of the shares of common stock of the Company, par value $0.001 per share (“Company Common Stock”), outstanding and entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of a majority of the shares of Company Common Stock having voting power present virtually or represented by proxy at the Special Meeting, provided a quorum is present, is required to approve the Executive Compensation Proposal. The affirmative vote of a majority of the shares of Company Common Stock having voting power present virtually or represented by proxy at the Special Meeting, provided a quorum is present, is required to approve the Adjournment Proposal. The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote virtually at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal, but will not have any effect on the Executive Compensation Proposal or the Adjournment Proposal. Abstentions will be counted as votes “AGAINST” the Merger Proposal, the Executive Compensation Proposal and the Adjournment Proposal.
A broker, bank or other nominee holding shares in “street name” for a beneficial owner has discretion (but is not required) to vote the beneficial owner’s shares with respect to “routine” matters if their client does not provide voting instructions. All of the proposals in the Proxy Statement are non-routine matters. When a matter is not routine and the brokerage firm has not received voting instructions from the stockholder, the brokerage firm cannot vote the shares on that matter. This is called a broker “non-vote.” Broker non-votes will have the effect of votes “AGAINST” the Merger Proposal, but will not have any effect on the Executive Compensation Proposal or the Adjournment Proposal.
Only Company stockholders of record as of the close of business on [•], 2025 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be available either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided in the notice of the meeting or (ii) in our principal executive offices located at 555 E Lancaster Avenue, Suite 400, Radnor, Pennsylvania 19087, during regular business hours, for a period of at least ten (10) days prior to the meeting.
The Board of Directors of the Company (the “Company Board”) has unanimously recommended that you vote:
•	“FOR” the Merger Proposal;
•	“FOR” the Executive Compensation Proposal; and
•	“FOR” the Adjournment Proposal.
In considering the recommendation of the Company Board, Company stockholders should be aware that its executive officers and members of the Company Board may have agreements and arrangements in place that provide them with interests in the Merger that may be different from, or in addition to, those of the Company. See the section entitled “The Merger - Interests of the Directors and Executive Officers of the Company in the Merger” beginning on page 57 of this Proxy Statement.
You should carefully read and consider the entire Proxy Statement and the accompanying appendices including the Merger Agreement attached to the Proxy Statement as Annex A, along with all of the documents incorporated by reference in the Proxy Statement, as they contain important information about, among other things, the Merger and how it affects you. Please contact Saratoga Proxy Consulting LLC, our proxy solicitor, by calling toll-free at (888) 368-0379 if you have any questions concerning the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, the Special Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement, or need help submitting a proxy to have your shares of the Company’s Common Stock voted.
Our Notice of Special Meeting and Proxy Statement are available at www.ProxyVote.com.
By order of the Board of Directors,

Jennifer H. Allen
Chief Administrative Officer, Senior Vice President, General Counsel, and Secretary

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING VIRTUALLY, THE COMPANY ENCOURAGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE, OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE REFER TO THE INSTRUCTIONS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT OR YOUR PROXY CARD. You may revoke your proxy or change your vote at any time before your proxy is exercised at the Special Meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished to you by such broker, bank or other nominee, which is considered the stockholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you fail to either (i) return your proxy card, (ii) grant your proxy electronically over the Internet or by telephone or (iii) vote virtually at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record, voting virtually at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a broker, bank or other nominee, you must obtain from the record holder a valid “legal” proxy issued in your name in order to vote virtually at the Special Meeting.
The Company encourages you to read the accompanying Proxy Statement, including all documents incorporated by reference into the accompanying Proxy Statement, and its annexes carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement or need help voting your shares of Company Common Stock, please contact our proxy solicitor:
Saratoga Proxy Consulting LLC
520 8th Avenue
New York, NY 10018
Toll-Free: (888) 368-0379

i

ii

SUMMARY
This summary highlights selected information from this proxy statement (this “Proxy Statement”) related to the merger of Titan BW Acquisition Merger Sub Inc. (“Merger Sub”) with and into the Company (the “Merger”) and may not contain all of the information that is important to you. To understand the Merger and the other transactions contemplated by the Merger Agreement (as defined below) more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 106 of this Proxy Statement. The Merger Agreement (as defined below) is attached as Annex A to this Proxy Statement. You are encouraged to read the Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this Proxy Statement, the “Company,” “we,” “our,” “us” and similar words in this Proxy Statement refer to Triumph Group, Inc., including, in certain cases, our subsidiaries. Throughout this Proxy Statement we refer to Titan BW Acquisition Holdco Inc. as “Parent” and Titan BW Acquisition Merger Sub Inc. as “Merger Sub.” In addition, throughout this Proxy Statement we refer to the Agreement and Plan of Merger, dated as of February 2, 2025, as it may be amended from time to time, by and among the Company, Parent and Merger Sub as the “Merger Agreement.”
The Special Meeting
Date, Time and Place
The Special Meeting will be held on [•], 2025, at [•] a.m., Eastern Time and conducted virtually via a live audio webcast on the Internet. You may virtually attend, vote and submit questions during the Special Meeting via the live audio webcast on the Internet at www.virtualshareholdermeeting.com/TGI2025SM. You will not be able to attend the Special Meeting in person, nor will there be any physical location.
Record Date; Shares Entitled to Vote
You are entitled to vote at the special meeting of the Company stockholders (the “Special Meeting”) if you owned shares of common stock of the Company, par value $0.001 per share (“Company Common Stock”), at the close of business on [•], 2025, the record date for the Special Meeting (the “Record Date”). You will have one (1) vote at the Special Meeting for each share of Company Common Stock you owned at the close of business on the Record Date.
Purpose
At the Special Meeting, we will ask stockholders of the Company of record as of the Record Date to vote on proposals to adopt the Merger Agreement, to approve, by non-binding, advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the Merger and to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Quorum
As of the Record Date, there were [•] shares of Company Common Stock outstanding and entitled to be voted at the Special Meeting. The holders of a majority in voting power of the outstanding shares of Company Common Stock, present either by attendance at the Special Meeting or represented by proxy, will constitute a quorum at the Special Meeting. As a result, [•] shares must be represented by proxy or by stockholders present and entitled to vote at the Special Meeting to have a quorum.
Required Vote
The affirmative vote of the majority of the shares of Company Common Stock outstanding and entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of a majority of the shares of Company Common Stock having voting power present virtually or represented by proxy at the Special Meeting, provided a quorum is present, is required to approve, by non-binding, advisory vote, the proposal to approve compensation that will or may become payable by the Company to its named executive officers in connection with the Merger. The affirmative vote of a majority of the shares of Company Common Stock having voting power present virtually or represented by proxy at the Special Meeting, provided a quorum is present, is required to approve the proposal to adjourn the Special Meeting. This means that the Merger Proposal will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of shares of Company Common Stock entitled to vote at the Special Meeting. Abstentions will be counted as votes “AGAINST” the Merger Proposal, the Executive Compensation Proposal and the Adjournment Proposal. Broker non-votes, if any, will have the effect of a vote “AGAINST” the Merger Proposal and will not have any effect on the Executive Compensation Proposal or the Adjournment Proposal.
Share Ownership of the Company’s Directors and Executive Officers
As of the Record Date, the Company’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [•] shares of Company Common Stock, representing approximately [•]% of the outstanding shares of Company Common Stock. In addition, concurrently with the execution of the Merger Agreement, on February 2, 2025, Parent and Merger Sub entered into voting and support agreements (each, a “Voting Agreement” and collectively, the “Voting Agreements”) with Daniel J. Crowley, Jennifer H. Allen and James F. McCabe in their capacities as Company stockholders, pursuant to which, among other things and on the terms and subject to the conditions therein, Mr. Crowley, Ms. Allen and Mr. McCabe agreed to vote all shares of Company Common Stock that they beneficially own in favor of, among other things, the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement. As of the Record Date, Mr. Crowley, Ms. Allen and Mr. McCabe beneficially owned, in the aggregate, [•] shares of Company Common Stock, collectively representing approximately [•]% of the voting power of the shares of Company Common Stock outstanding as of the Record Date.
Voting and Proxies
Any Company stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the postage-paid envelope provided or voting electronically over the Internet or by telephone, or may vote virtually at the Special Meeting. If you are a beneficial owner and hold your shares of Company Common Stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee how you wish to vote your shares of Company Common Stock using the instructions provided by your broker, bank or other nominee. Under applicable rules, brokers, banks or other nominees have the discretion to vote on routine matters. All of the proposals in this Proxy Statement are non-routine matters, and brokers, banks and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish to vote your shares.
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy, signing another proxy card with a later date and returning it to us prior to the exercise of your proxy at the Special Meeting or attending the Special Meeting and voting virtually.
If you hold your shares of Company Common Stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote virtually at the Special Meeting if you obtain a valid “legal” proxy from your broker, bank or other nominee.
Parties Involved in the Merger
Triumph Group, Inc.
Triumph Group, Inc.
555 E Lancaster Avenue, Suite 400
Radnor, PA 19087
(610) 251-1000
The Company is a diversified company that conducts business in the aerospace and defense industries with two (2) business segments: Triumph Systems & Support and Triumph Interiors.
The Triumph Systems & Support segment designs, develops, and supports proprietary components, subsystems, and systems; produces complex assemblies using external designs; and provides full life cycle solutions for commercial, regional, and military aircraft.

The Triumph Interiors segment supplies commercial, business, and regional manufacturers with insulation parts, interior and composite components to Triumph and customer designs, and the manufacture of thermo-acoustic insulation, environmental control system ducting, and other aircraft interior components for major aerospace OEMs.
Company Common Stock is currently listed on The New York Stock Exchange (the “NYSE”) under the symbol “TGI.”
Titan BW Acquisition Holdco Inc.
c/o Warburg Pincus LLC
450 Lexington Avenue
New York, NY 10017
c/o Berkshire Partners LLC
200 Clarendon Street
Boston, MA 02116
Parent is a privately held Delaware corporation and an affiliate of Warburg Pincus LLC (“Warburg Pincus”) and Berkshire Partners LLC (“Berkshire”) formed in 2025 solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Parent has not carried on any activities on or prior to the date of this Proxy Statement, except for activities incidental to its formation and activities undertaken in connection with the acquisition of the Company.
Titan BW Acquisition Merger Sub Inc.
c/o Warburg Pincus LLC
450 Lexington Avenue
New York, NY 10017
c/o Berkshire Partners LLC
200 Clarendon Street
Boston, MA 02116
Merger Sub is a privately held Delaware corporation and a direct wholly owned subsidiary of Parent formed in 2025 solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Merger Sub has not carried on any activities on or prior to the date of this Proxy Statement, except for activities incidental to its formation and activities undertaken in connection with Parent’s acquisition of the Company. Upon the consummation of the Merger, Merger Sub will merge with and into the Company, and the separate corporate existence of Merger Sub will cease to exist.
Effect of the Merger
If the Merger Agreement is adopted by the Company stockholders and other conditions to the consummation of the Merger are either satisfied or waived, Merger Sub will merge with and into the Company, with the Company surviving and continuing under the name “Triumph Group, Inc.” (the “Surviving Company”). As a result of the Merger, the Surviving Company will become a wholly owned subsidiary of Parent, and Company Common Stock will no longer be publicly traded. In addition, Company Common Stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case, in accordance with applicable law, rules and regulations, and the Company will no longer file periodic reports with the United States Securities and Exchange Commission (“SEC”) on account of Company Common Stock. If the Merger is consummated you will no longer own any shares of capital stock of the Surviving Company, and instead will only have a right to receive $26.00 per share of Company Common Stock in cash, without interest and subject to applicable tax withholding (the “Merger Consideration”).
The time at which the Merger will become effective (the “Effective Time”) will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as the Company and Parent may agree and specify in the certificate of merger).

Effect on the Company if the Merger is Not Consummated
If the Merger Agreement is not adopted by the Company stockholders or if the Merger is not consummated for any other reason, the Company stockholders will not receive any payment for their shares of Company Common Stock. Instead, the Company will remain an independent public company, the Company Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC on account of the Company Common Stock. Under certain specified circumstances, the Company may be required to pay Parent a termination fee, or under certain other specified circumstances, the Company may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described in the section entitled “Terms of the Merger Agreement - Termination Fees” beginning on page 89 of this Proxy Statement.
Merger Consideration
Upon the consummation of the Merger, each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock owned directly by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of Parent (other than Merger Sub), (ii) shares of Company Common Stock owned by any direct or indirect subsidiary of the Company and (iii) shares of Company Common Stock held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Company Common Stock pursuant to Section 262 of the Delaware General Corporation Law (the “DGCL”) and, as of the Effective Time, has not failed to perfect, or not effectively waived, withdrawn or lost rights to appraisal under the DGCL) will be converted into the right to receive the Merger Consideration.
Recommendation of the Company Board and Reasons for the Merger
The Company’s Board of Directors (the “Company Board”), after carefully considering various factors described in the section entitled “The Merger - Recommendation of the Board and Reasons for the Merger,” beginning on page 43 of this Proxy Statement, and after consultation with the Company’s legal and financial advisors, has unanimously (i) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the Company’s stockholders vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby.
The Company Board unanimously recommends that you vote:
(i)	“FOR” the Merger Proposal;
(ii)	“FOR” the Executive Compensation Proposal; and
(iii)	“FOR” the Adjournment Proposal.
Opinion of the Company’s Financial Advisor
Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Company Board that, as of February 2, 2025 and based upon and subject to the factors and assumptions set forth therein, the $26.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of Company Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated February 2, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Company Board in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Company Common Stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $53 million, $3 million of which became payable upon the announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger.
For a description of the opinion that the Company Board received from Goldman Sachs, see the section entitled “The Merger - Opinion of the Company’s Financial Advisor” beginning on page 48 of this Proxy Statement.

Interests of the Directors and Executive Officers of the Company in the Merger
In considering the recommendations of the Company Board with respect to the Merger, our stockholders should be aware that the directors and executive officers of the Company have certain interests, including financial interests, in the Merger that may be different from, or in addition to, the interests of Company stockholders generally. The Company Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement, and in making its recommendation that Company stockholders adopt the Merger Agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below in the section entitled “The Merger - Interests of the Directors and Executive Officers of the Company in the Merger” beginning on page 57 of this Proxy Statement.
Treatment of Company Stock Awards
Treatment of Company Performance Stock Units
At the Effective Time, each performance stock unit (“Company PSU”) that is outstanding immediately prior to the Effective Time will be cancelled and exchanged for an amount in cash, less applicable tax withholdings, equal to the product of (i) the total number of shares of Company Common Stock subject to the Company PSU (based on the attainment of target level of performance), multiplied by (ii) $26.00.
Treatment of Company Restricted Stock Units
At the Effective Time, each restricted stock unit (“Company RSU”) that is outstanding immediately prior to the Effective Time will be cancelled and exchanged for an amount in cash, less applicable tax withholdings, equal to the product of (i) the total number of shares of Company Common Stock subject to the Company RSU multiplied by (ii) $26.00.
Treatment of Company Options
At the Effective Time, each option to purchase shares of Company Common Stock (“Company Option”) that is outstanding immediately prior to the Effective Time and which has an exercise price per share of Company Common Stock that is less than $26.00 (each, an “In the Money Option”) will automatically be cancelled and exchanged for an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to the In the Money Option, multiplied by (ii) the excess of (1) $26.00 over (2) the exercise price payable per share of Company Common Stock applicable to the In the Money Option, without interest. Each Company Option that is not an In the Money Option will be cancelled at the Effective Time without payment of any consideration. As of the date of this Proxy Statement, there are no, and expected to be no, Company Options outstanding that are In the Money Options.
The treatment of Company PSUs, Company RSUs and Company Options (collectively, “Company Stock Awards”) is further described in the section entitled “Terms of the Merger Agreement - Merger Consideration - Treatment of Company Stock Awards” beginning on page 70 of this Proxy Statement.
Financing of the Merger
The consummation of the Merger and the other transactions contemplated by the Merger Agreement is not conditioned upon receipt of financing by Parent or Merger Sub. We presently anticipate the total amount of funds necessary to consummate the Merger and related transactions, not including payment of related fees and expenses, is equal to approximately $[•], which will be funded with the net proceeds of the Financing Commitments (as defined below).
Pursuant to a debt commitment letter, dated February 2, 2025, (as the same may be amended, supplemented or otherwise modified from time to time, the “Debt Commitment Letter”), the Commitment Parties (as defined therein) have provided commitments in respect of senior secured credit facilities comprised of (i) a first-lien term loan facility in an aggregate principal amount of $1,375,000,000 (ii) a first-lien delayed draw term loan facility in an aggregate principal amount of $125,000,000 and (iii) a first-lien revolving credit facility in an aggregate principal amount of $250,000,000 (collectively, the “Debt Financing”). Funding of the Debt Financing is subject to the satisfaction or waiver of the conditions set forth in the Debt Commitment Letter.
Pursuant to the equity commitment letters, dated February 2, 2025 (the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Financing Commitments”), by and among Warburg Pincus

(Callisto) Global Growth 14 (Cayman), L.P., Warburg Pincus (Europa) Global Growth 14 (Cayman), L.P., Warburg Pincus Global Growth 14-B (Cayman), L.P., Warburg Pincus Global Growth 14-E (Cayman), L.P., WP Global Growth 14 Partners (Cayman), L.P., Warburg Pincus Global Growth 14 Partners (Cayman), L.P. (collectively, the “Warburg Pincus Investors”) and Parent and by and among Berkshire Fund XI, L.P., Berkshire Fund XI-TE, L.P., Berkshire Fund XI-F, L.P., Berkshire Fund XI-Lux, SCSp, Berkshire Investors III LLC, Berkshire Investors V, L.P., PCA Berkshire Opportunities Fund, L.P. (collectively, the “Berkshire Investors”) and Parent, Parent received commitments from each of the Warburg Pincus Investors and the Berkshire Investors to provide, on the terms set forth in the Equity Commitment Letters, equity capital to Parent in an amount equal to $910,288,057 in cash (with the aggregate amount committed by the Warburg Pincus Investors and Berkshire Investors being equal to $1,820,576,114 in cash) (the “Equity Financing” and, together with the Debt Financing, the “Financing”), in immediately available U.S. funds, to be used to pay amounts required to be paid pursuant to the Merger Agreement by Merger Sub pursuant to and in accordance with the terms, and subject to the conditions, of the Merger Agreement. Funding of the Equity Commitment Letters is subject to the satisfaction or waiver of the conditions set forth therein.
Limited Guarantees
In connection with entering into the Merger Agreement, each of Warburg Pincus Investors and Berkshire Investors provided the Company with a limited guarantee pursuant to which the Warburg Pincus Investors and Berkshire Investors, as applicable, agreed to guarantee the payment of Parent’s obligations to the Company with respect to the payment of the Reverse Termination Fee (as defined below) in the circumstances payable pursuant to the Merger Agreement and certain indemnification and expense obligations of Parent and Merger Sub.
Certain U.S. Federal Income Tax Considerations of the Merger
The exchange of Company Common Stock for cash pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. Accordingly, the receipt of cash by a U.S. Holder (as defined in the section entitled “The Merger - Certain U.S. Federal Income Tax Considerations of the Merger” beginning on page 64 of this Proxy Statement) in exchange for such U.S. Holder’s shares of Company Common Stock pursuant to the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the cash such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock surrendered in the Merger. Gain or loss will be determined separately for each block of shares of Company Common Stock (that is, shares acquired for the same cost in a single transaction).
If you are a Non-U.S. Holder (as defined in the section entitled “The Merger – Certain U.S. Federal Income Tax Considerations of the Merger” beginning on page 64 of this Proxy Statement), the Merger generally will not result in U.S. federal income tax to you unless you have certain connections with the United States.
For a more complete description of the U.S. federal income tax considerations of the Merger, see the section entitled “The Merger – Certain U.S. Federal Income Tax Considerations of the Merger” beginning on page 64 of this Proxy Statement.
Company stockholders should consult their tax advisors concerning the U.S. federal income tax considerations relating to the Merger in light of their particular circumstances and any considerations arising under the laws of any state, local or foreign taxing jurisdiction.
Legal Proceedings Regarding the Merger
As of the date of this Proxy Statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to the Company, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is the absence of any law, injunction or order by any governmental entity restraining, enjoining, rendering illegal or otherwise prohibiting the consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is consummated may adversely affect the Company’s business, financial condition, results of operations and cash flows.

Restrictions on Solicitations of Other Offers
For purposes of this Proxy Statement, each of “Alternative Proposal,” “Intervening Event,” “Superior Proposal” and “Acceptable Confidentiality Agreement” is defined in the section entitled “Terms of the Merger Agreement - Restrictions on Solicitations of Other Offers” beginning on page 77 of this Proxy Statement.
In the Merger Agreement, the Company agreed that, subject to certain exceptions, from the date of the Merger Agreement, the Company will not, and will cause its subsidiaries and each of its and their directors, officers, managers or employees not to, and will use reasonable best efforts to cause its and their other representatives not to (including not to publicly announce any intention to), directly or indirectly (i) solicit, initiate, knowingly induce, encourage or facilitate any proposal, inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Alternative Proposal (an “Inquiry”), (ii) furnish non-public information regarding the Company and the Company’s subsidiaries, afford access to the Company or the Company’s subsidiaries to or host any meeting (including by telephone or videoconference) with any person in connection with an Inquiry or an Alternative Proposal, (iii) enter into, continue or maintain discussions or negotiations with any person with respect to an Inquiry or an Alternative Proposal, (iv) otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations regarding, or furnish or cause to be furnished to any person or group any non-public information with respect to, or take any other action to knowingly encourage or facilitate any Inquiries or the making of any proposal that constitutes, or would reasonably be expected to result in, an Alternative Proposal, (v) authorize, propose, approve, adopt, agree to, accept, endorse or recommend or otherwise declare advisable, any Inquiry or any Alternative Proposal, (vi) submit to a vote of its stockholders, approve, endorse or recommend any Alternative Proposal, (vii) fail to reaffirm the Company’s recommendation to its stockholders, through the Company Board, that they give the approval of the Merger Agreement by a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”) (such recommendation, “Company Recommendation”) within five (5) business days after receiving a request to do so from Parent (it being understood that the Company will have no obligation to make such reaffirmation more than once per proposal, unless such proposal is amended, modified or supplemented), (viii) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal), (ix) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (other than an Acceptable Confidentiality Agreement) or adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, or cause or permit the Company or any Company subsidiary to enter into any such agreement or (x) authorize, propose, resolve, agree or commit to do any of the following (each of the matters set forth in clauses (v), (vi), (vii), (viii), or, with respect to any of the foregoing matters, (x), an “Adverse Recommendation Change”).
Adverse Recommendation Changes
Under the Merger Agreement, under certain circumstances and subject to certain requirements described in the section entitled “Terms of the Merger Agreement - Adverse Recommendation Changes” beginning on page 80 of this Proxy Statement, the Company Board is entitled to make an Adverse Recommendation Change (as defined in the section entitled “Terms of the Merger Agreement - Adverse Recommendation Changes” beginning on page 80 of this Proxy Statement) or, in cases involving a Superior Proposal, enter into an agreement with respect to an Alternative Proposal prior to obtaining the Company Stockholder Approval, subject to certain procedures and required notices under the Merger Agreement (i) in cases involving a Superior Proposal, if the Company has provided written notice to Parent at least four (4) business days in advance (or three (3) business days in the event of any material revisions to the Superior Proposal), and during such time period, has negotiated (and, to the extent requested by Parent, and to the extent that the Company’s representatives are involved in the process, the Company has used reasonable best efforts to make its representative available to negotiate) with Parent in good faith (to the extent Parent desires to so negotiate) to make adjustments in the terms and conditions of the Merger Agreement so that such Superior Proposal ceases to constitute a Superior Proposal (in the good faith judgment of the Company Board) and the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, and after consultation with the Company’s financial advisors and outside legal counsel, that the failure to make an Adverse Recommendation Change or terminate the Merger Agreement would continue to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law and such Superior Proposal remains a Superior Proposal or (ii) in cases involving an Intervening Event, the Company has provided written notice to Parent at least four (4) business days in advance (or three (3) business days in the event of any material changes to the facts and circumstances relating to the Intervening Event), and during such time period, negotiated (and, to the extent requested by Parent, to the extent that its representatives are involved in the process, the Company has used reasonable best efforts to make its representatives available to negotiate) with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the failure to make such Adverse Recommendation Change (in the good faith judgment of the Company Board after consultation with the Company’s financial advisors and outside legal counsel) would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable law and the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, and after consultation with the Company’s financial advisors and outside legal counsel, that the failure to make such Adverse Recommendation Change would continue to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law.
Conditions to the Closing of the Merger
The respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver by the Company and Parent at or prior to the Closing Date (as defined in the Merger Agreement), of the following conditions:
•	the obtaining of the Company Stockholder Approval;
•
the termination or expiration of any waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any agreement between a Party and a Governmental Entity (each as defined in the Merger Agreement) to delay or not consummate the transactions,

•
the obtaining or making of any required consents, filings or approvals or the expiration or termination of the applicable waiting period under any other applicable antitrust or similar regulatory laws;

•	the receipt of approvals or clearances under the Foreign Investment Laws of Germany, France and United Kingdom; and
•
the absence of any applicable law or judgment, preliminary, temporary or permanent, or other legal restraint or prohibition, or binding order or determination by any Governmental Entity in effect that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated by the Merger Agreement (a “Legal Restraint”).

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the following conditions:
•
the accuracy of the representations and warranties of the Company in the Merger Agreement, subject to certain qualifiers, as of the date of the Merger Agreement and the closing date of the Merger, or the date in respect of which such representation or warranty was specifically made;

•	the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date of the Merger;
•	since the date of the Merger Agreement, there having not occurred and not be continuing a Company Material Adverse Effect; and
•	the Company having delivered to Parent a certificate of the Company signed by an authorized executive officer of the Company certifying the satisfaction of the foregoing conditions;
The obligations of the Company to consummate the Merger are also subject to the following conditions:
•
the accuracy of the representations and warranties of Parent and Merger Sub in the Merger Agreement, subject to certain qualifiers, as of the date of the Merger Agreement and the closing date of the Merger, or the date in respect of which such representation or warranty was specifically made;

•	Parent and Merger Sub each having performed in all material respects its obligations required to be performed by it under the Merger Agreement at or prior to the closing date of the Merger; and
•	Parent having delivered to the Company a certificate of Parent signed by an authorized executive officer certifying the satisfaction of the foregoing conditions.

Regulatory Approvals
The Company and Parent have agreed to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the merger, including obtaining any requisite approvals or consents. These approvals include approval under the HSR Act, the merger control in the European Union and the applicable laws that are designed or intended to prohibit, restrict or regulate actions by persons to acquire interests in or control over domestic equities, securities, entities, assets, land or interests (“Foreign Investment Laws”) in Germany, France and the United Kingdom.
The Company and Parent and their respective affiliates filed their respective HSR Act notifications on February 6, 2025. The thirty (30) day waiting period with respect to the Merger, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, commenced on February 7, 2025 and is expected to expire at 11:59 p.m. Eastern Time on March 10, 2025, unless the Antitrust Division of the Department of Justice (the “DOJ”) or the Federal Trade Commission (“FTC”) earlier terminates the waiting period, the period is lengthened by a pull-and-refile, or the FTC or the DOJ issues second requests.
Parent will file a notification with the European Commission (“EC”) under the EU Merger Regulation as soon as practicable. The Merger may not be consummated unless the EC issues a decision within twenty-five (25) working days of submission of the formal notification that the Merger is compatible with the common market without the EC notifying the parties in writing that it has initiated an in-depth investigation (extendable by ten (10) additional working days if a remedy is proposed or an EU member state requests national referral). The EC decision is expected to be received in the second quarter of 2025 unless the EC initiates an in-depth investigation.
Additionally, the Merger is conditioned on the receipt of clearance from the Federal Ministry for Economic Affairs and Climate Action of Germany (“BMWK”). To obtain such clearance, Parent filed a foreign investment notification with the BMWK on March 4, 2025. Phase I of the review lasts up to two (2) months from the date of notification. To the extent required, a formal review (Phase II) may last up to an additional four (4) months after the submission of the supplemental filing and is in special scenarios extendable by up to another four (4) months.
In France, the Merger is conditioned on the receipt of clearance from the French Ministry of Economy and Finance (“MINEFI”). To obtain such clearance, Parent submitted a foreign investment filing with MINEFI on March 6, 2025. Phase I of the review will likely last approximately one-two (1-2) months from the date of filing. To the extent required, Phase II of the review may last for an additional two-three (2-3) months.
In the United Kingdom, the Merger is conditioned on the receipt of clearance from the UK Investment Security Unit (“ISU”). To obtain such clearance, Parent submitted a foreign investment filing with the ISU on February 27, 2025. Phase I of the review lasts up to thirty (30) business days from the date of filing. To the extent required, the ISU may perform an additional assessment of the Merger that lasts for an additional thirty (30) business days. The assessment period may be further extended for an additional forty-five (45) business days as necessary.
Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the closing of the merger not being satisfied.
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained:
•	by mutual written consent of each of Parent and the Company;
•	by either Parent or the Company if:
○
the Merger has not been consummated by August 2, 2025 (as it may be extended in accordance with the immediately following proviso, the “End Date”); provided that, if the closing of the Merger (the “Closing”) shall not have occurred prior to the End Date and all the conditions to Closing other than obtaining the requisite regulatory approvals have been satisfied on such date, the End Date may be extended by either the Company or Parent on one (1) occasion for a period of three (3) months upon notice by the Company or Parent to the other party. However, the right to terminate the Merger

Agreement as a result of the occurrence of the End Date will not be available to any party whose breach of any provision of the Merger Agreement, directly or indirectly, is the primary cause of, or primarily resulted in the failure of the Merger to be consummated by the End Date;
○
there has been a Legal Restraint which has become final and non-appealable. However, the right to terminate the Merger Agreement as a result of the foregoing will not be available to any party whose breach of any provision of the Merger Agreement, directly or indirectly, is the primary cause of, or primarily resulted in, the failure of the condition regarding the absence of Legal Restraints to be satisfied; and

○	the Company Stockholder Approval has not been obtained at a duly convened Company Stockholders Meeting (as defined below) or any adjournment or postponement thereof at which the vote was taken;
•	by the Company:
○
if Parent or Merger Sub has breached any of representation, warranty, covenant or agreement contained in the Merger Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that a related closing condition would not be satisfied as of the closing date of the Merger and such breach or failure to be true, if curable, has not been cured by the earlier of (i) the End Date or (ii) the date that is twenty (20) business days following the Company’s delivery of written notice to Parent or Merger Sub of such breach. However, the Company will not have the right to terminate the Merger Agreement pursuant to this bullet if the Company’s breach of any provision of the Merger Agreement, directly or indirectly, is the primary cause of, or primarily resulted in, the failure of a related closing condition to be satisfied;

○
prior to receipt of the Company Stockholder Approval, to enter into a definitive agreement with respect to a Superior Proposal that did not result from a material breach of the provisions of the Merger Agreement governing the Company’s restrictions on solicitations of other offers in accordance with such provisions; provided that the Company pays the related termination fee of $80,000,000 to Parent prior to or simultaneously with such termination (it being understood that the Company must enter into such definitive agreement simultaneously with such termination of the Agreement) (see the section entitled “Terms of the Merger Agreement-Termination Fees” beginning on page 89 of this Proxy Statement); or

○
if (i) all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger have been satisfied or waived by the Company (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or the failure of which to be satisfied is attributable primarily to a breach by Parent of its representations, warranties, covenants or agreements contained in the Merger Agreement), (ii) Parent is required to consummate the Closing no later than the third (3rd) business day following the satisfaction or (to the extent permitted by law) waiver by the party or parties entitled to the benefits thereof of the conditions to the Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent, (iii) Parent has failed to consummate the Closing within three (3) business days after the satisfaction or waiver of all of the conditions to the Closing, (iv) the Company stood ready, willing and able to consummate the transactions contemplated by the Merger Agreement on the date the Closing should have occurred and the Company has given Parent irrevocable written notice on or prior to such date confirming that (x) the Company stood ready, willing and able to consummate the transactions contemplated by the Merger Agreement on that date and (y) the conditions to the obligations of the Company to consummate the Closing have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or (to the extent permitted by law) waived by the Company subject to and conditioned upon the consummation of the Closing) and (v) Parent fails to consummate the Merger on or before the third (3rd) business day after the later of (1) the delivery of such notice in the foregoing clause (iv) and (2) the date the Closing should have occurred (a “Parent Closing Failure”); or

•	by Parent if:

○
the Company has breached any representation, warranty, covenant or agreement contained in the Merger Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that a related closing condition would not be satisfied as of the closing date of the Merger and such breach or failure to be true, if curable, has not been cured by the earlier of (i) the End Date or (ii) the date that is twenty (20) business days following Parent’s delivery of written notice to the Company of such breach. However, Parent will not have the right to terminate the Merger Agreement pursuant to this bullet if Parent’s breach of any provision of the Merger Agreement, directly or indirectly, is the primary cause of, or primarily resulted in, the failure of a related closing condition to be satisfied; or

○
prior to the Company Stockholders Meeting (as defined below), (i) the Company Board makes an Adverse Recommendation Change or (ii) the Company has materially breached its obligations under the provisions of the Merger Agreement governing the Company’s restrictions on solicitations of other offers. However, Parent’s right to terminate the Merger Agreement solely pursuant to its breach of its obligations regarding solicitations of other offers will expire at 5:00 p.m., Eastern time, on the seventh (7th) business day after the date on which Parent first acquired Knowledge (as defined in the Merger Agreement) of such breach.

Termination Fees
If the Merger Agreement is terminated in specified circumstances, the terminating party may be required to pay a termination fee.
Parent would be entitled to receive a termination fee of $80,000,000 (the “Company Termination Fee”) from the Company in the event that:
•
(i) a third party has made an Alternative Proposal to the Company or the Company Board after the date of the Merger Agreement and prior to the valid termination of the Merger Agreement or such third party has made a proposal directly to the Company’s stockholders and, in each case, has not publicly withdrawn or otherwise abandoned such proposal at least five (5) business days prior to the Company Stockholders Meeting, (ii) the Merger Agreement is subsequently terminated (1) by the Company or Parent (x) if the Merger is not consummated on or before the End Date or (y) as a result of the failure of the Company to obtain the Company Stockholder Approval at a duly convened Company Stockholders Meeting (or any adjournment or postponement thereof) or (2) by Parent if the Company breached and did not timely cure its representations or covenants leading to a failure of the Closing to be consummated, and (iii) within twelve (12) months of such termination of the Merger Agreement, the Company enters into a definitive contract to consummate such Alternative Proposal (whether or not such Alternative Proposal is actually consummated) or such Alternative Proposal is consummated (in each case, whether or not it is the Alternative Proposal referenced in clause (i)); provided that for purposes of termination, references to twenty percent (20%) in the definition of Alternative Proposal shall be deemed to be references to fifty and one tenth percent (50.1%), in which case the Company Termination Fee must be paid to Parent on the date such definitive contract is signed or Alternative Proposal consummated;

•
the Company terminates the Merger Agreement, prior to obtaining the Company Stockholder Approval (as defined in the Merger Agreement), in order to enter into a definitive written agreement providing for a Superior Proposal that did not result from a material breach of the provisions of the Merger Agreement governing the Company’s restrictions on solicitations of other offers, in which case the Company Termination Fee must be paid to Parent prior to or simultaneously with such termination; or

•
Parent terminates the Merger Agreement because the Company has made an Adverse Recommendation Change (or either the Company or Parent terminates the Merger Agreement because the Merger is not consummated on or before the End Date and at the time of such termination, Parent could have terminated the Merger Agreement because the Company has made an Adverse Recommendation Change).

The Company would be entitled to receive a reverse termination fee of $135,000,000 (the “Reverse Termination Fee”) from Parent (which would be due on the business day immediately following termination of the Merger Agreement) in the event that:
•	the Company terminates the Merger Agreement because Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in the Merger Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue such that a related closing condition could not be satisfied as of the date of closing of the Merger and such breach or failure to be true, if curable, is not cured by Parent by the earlier of (i) the End Date or (ii) the date that is twenty (20) business days following the Company’s delivery of written notice of such breach; or
•
the Company terminates the Merger Agreement due to a Parent Closing Failure (or either the Company or Parent terminates the Merger Agreement because the Merger is not consummated on or before the End Date and at the time of such termination, the Company could have terminated the Merger Agreement due to a Parent Closing Failure).

Expense Reimbursement
The Company has agreed that, if it fails to reasonably promptly pay the Company Termination Fee, and, in order to obtain such payment, Parent commences a suit, action or other proceeding in a court of competent jurisdiction that results in a judgment in its favor for such payment, the Company shall pay to Parent its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing (the “Parent Recovery Costs”); provided, that, in no event shall the Parent Recovery Costs payable by the Company in the aggregate exceed five million dollars ($5,000,000).
Parent has agreed that, if it fails to reasonably promptly pay the Reverse Termination Fee, and, in order to obtain such payment, the Company commences a suit, action or other proceeding in a court of competent jurisdiction that results in a judgment in its favor for such payment, Parent shall pay to the Company its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing (the “Company Recovery Costs”); provided, that, in no event shall the Company Recovery Costs payable by Parent in the aggregate exceed five million dollars ($5,000,000).
Fees and Expenses
All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses, except that:
•	The Company will pay Parent the Parent Recovery Costs in the circumstances described above;
•	Parent will pay the Company the Company Recovery Costs in the circumstances described above;
•
Parent and Merger Sub will indemnify and hold harmless the Company and its affiliates and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing, provided that such costs do not exceed $10,000,000 (the “Parent Expenses Cap”);

•
Parent has agreed to, upon the earlier of Closing or the termination of the Merger Agreement, promptly reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its subsidiaries and their representatives in connection with cooperation at the request of Parent in connection with financing, subject to the Parent Expenses Cap; provided, that, to the extent such costs exceed the Parent Expenses Cap, neither the Company nor its subsidiaries or representatives is required to take any further action in cooperation with Parent and Merger Sub in connection with the Financing; and

•
Parent will pay the Reverse Termination Fee and the Company will pay the Company Termination Fee in certain situations described above in the section entitled “Description of the Merger Agreement-Termination Fees” beginning on page 89 of this Proxy Statement.

Specific Performance
Parent, Merger Sub and the Company are entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any other remedy to which they are entitled to at law or in equity. The Company is entitled to seek specific performance enforcing the obligations of Parent under the Merger Agreement to cause the Equity

Financing to be funded, if and only if (i) all conditions to the obligations of Parent and Merger Sub to consummate the Merger (other than those conditions that, by their nature, have been satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or (to the extent permitted by law) waived by the Company subject to and conditioned upon the consummation of the Closing), (ii) the Debt Financing has been funded in accordance with the terms of the Debt Commitment Letter or the Debt Financing Sources have irrevocably confirmed in writing that the Debt Financing would be funded at the Closing in accordance with the terms of the Debt Commitment Letter if the Equity Financing is funded at the Closing, (iii) Parent is required to consummate the Closing, (iv) Parent fails to consummate the Closing within three (3) business days after the date the Closing should have occurred, (v) the Company stands ready, willing and able to consummate the transactions contemplated by the Merger Agreement on the date the Closing should have occurred, and the Company has given Parent irrevocable written notice on or prior to such date confirming that (x) the Company stands ready, willing and able to consummate the transactions contemplated by the Merger Agreement on the date the Closing should have occurred, and if specific performance is granted and the Financings are funded, the Closing will so occur on the terms and conditions set forth in the Merger Agreement, and (y) all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or (to the extent permitted by law) waived by the Company subject to and conditioned upon the consummation of the Closing and (vi) Parent fails to consummate the Closing on or before the third (3rd) business day following the later of (1) the date of delivery of the written notification by the Company contemplated in the foregoing clause (v) and (2) the date the Closing should have occurred. However, in no event shall Parent be obligated to both (x) specifically perform the obligation to cause the Equity Financing to be funded and consummate the Closing and (y) pay the Reverse Termination Fee.
Market Prices and Dividend Data
Company Common Stock trades on the NYSE under the symbol “TGI.” The closing price of Company Common Stock on January 31, 2025, the last full trading day prior to the Company Board’s approval of the Merger Agreement, was $18.74. On March 6, 2025, the latest practicable trading day before the date of this Proxy Statement, the closing price of Company Common Stock was $25.25 per share.
Pursuant to the term of the Merger Agreement, without the prior written consent of Parent, the Company is prohibited from declaring or paying any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent company.
Appraisal Rights
If the Merger is completed, stockholders that do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL (“Section 262”).
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this Proxy Statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Company Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of Company Common Stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Company Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.
Under Section 262, record holders or beneficial owners of shares of Company Common Stock who: (i) do not vote in favor of the adoption of the Merger Agreement; (ii) continuously are the record holders or beneficial owners of such shares through the Effective Time; and (iii) otherwise follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, so long as they comply with the procedures established by Section 262. Due to the complexity of the appraisal process, record holders or beneficial owners of shares of Company Common Stock that wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Record holders or beneficial owners of shares of Company Common Stock considering seeking appraisal of their shares should be aware that the fair value of their shares of Company Common Stock as determined pursuant to Section 262 of the DGCL could be more than, the same as, or less than the Merger Consideration.
To exercise your appraisal rights, you must: (i) deliver a written demand for appraisal to the Company before the vote is taken on the Merger Proposal; (ii) not submit a proxy or otherwise vote in favor of the Merger Proposal; and (iii) continue to hold of record or beneficially own your shares of Company Common Stock of record through the Effective Time. Your failure to follow the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this Proxy Statement. If you hold your shares of Company Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you may wish to consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

Voting Agreement
As a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent and Merger Sub entered into Voting Agreements with Daniel J. Crowley, Jennifer H. Allen and James F. McCabe. Based on information provided by the supporting stockholders, the supporting stockholders beneficially owned, in the aggregate, [•] shares of Company Common Stock as of the Record Date, representing approximately [•]% of the voting power of outstanding shares of Company Common Stock as of the Record Date. The supporting stockholders have agreed, among other things, on the terms and subject to the conditions set forth in the Voting Agreements, to (i) vote their shares of Company Common Stock in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) not transfer their shares of Company Common Stock, subject to certain limited exceptions and (iii) comply with certain non-solicitation obligations. A copy of the form of voting agreement is attached to this Proxy Statement as Annex D.
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS
The following questions and answers are intended to address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. You are encouraged to read carefully the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 106 of this Proxy Statement.
Q:	Why am I receiving these materials?
A:
On February 2, 2025, the Company entered into the Merger Agreement providing for the Merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Company Board is furnishing this Proxy Statement and form of proxy card to the holders of Company Common Stock in connection with the solicitation of proxies in favor of the proposal to adopt the Merger Agreement and to approve the other proposals to be voted on at the Special Meeting or any adjournment or postponement thereof. This Proxy Statement includes information that we are required to provide to you under the rules of the SEC and is designed to assist you in voting on the matters presented at the Special Meeting. Company stockholders of record as of the close of business on [•], 2025 may attend the Special Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement.

Q:	What is included in the proxy materials?
A:	The proxy materials include this Proxy Statement, the annexes to this Proxy Statement, including the Merger Agreement, and a proxy card.
Q:	When and where is the Special Meeting?
A:
The Special Meeting will be held on [•], 2025, at [•] a.m., Eastern Time and conducted virtually via a live audio webcast on the Internet. You may virtually attend, vote and submit questions during the Special Meeting via the live audio webcast on the Internet at www.virtualshareholdermeeting.com/TGI2025SM. You will not be able to attend the Special Meeting in person, nor will there be any physical location.

Q:	What is the proposed Merger and what effects will it have on the Company?
A:
The proposed Merger is the acquisition of the Company by Parent through the Merger of Merger Sub with and into the Company pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by the requisite number of shares of Company Common Stock, and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent and you will no longer own shares of Company Common Stock, and instead will only have a right to receive the Merger Consideration of $26.00 per share of Company Common Stock in cash. The Company expects to delist the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and de-register the Company Common Stock under the Exchange Act as promptly as practicable after such delisting. Thereafter, the Company would no longer be a publicly traded company, and the Company will no longer file periodic reports with the SEC on account of Company Common Stock.

Q:	What will I receive if the Merger is consummated?
A:
Upon the consummation of the Merger, you will be entitled to receive the Merger Consideration of $26.00 in cash and less applicable tax withholdings, for each share of Company Common Stock that you own. For example, if you own one hundred (100) shares of Company Common Stock, you will receive $2,600 in cash, without interest and less any applicable withholding taxes, in exchange for your one hundred (100) shares of Company Common Stock. As a result of the Merger, your shares will be canceled and you will not own shares in the Surviving Company.

Q:	Who is entitled to vote at the Special Meeting?
A:
Only stockholders of record as of the close of business on [•], 2025 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. If you hold shares of

Company Common Stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold your shares in “street name” and the record owner of your shares is you broker, bank or similar institution. Instructions on how to vote shares held in “street name” are described under the question “How may I vote?” below.
Q:	How may I vote?
A:	For Company stockholders of record: If you are eligible to vote at the Special Meeting and are a stockholder of record, you may submit your proxy or cast your vote in any of four (4) ways:
(i)
by Internet - If you have Internet access, you may submit your proxy by following the instructions provided with your proxy materials and on your proxy card. Proxies submitted via Internet must be received by [•], Eastern Time, on [•], 2025;

(ii)
by telephone - You can also submit your proxy by telephone by following the instructions provided with your proxy materials and on your proxy card. Proxies submitted via telephone must be received by [•], Eastern Time, on [•], 2025;

(iii)	by mail - You may submit your proxy by completing the proxy card enclosed with those materials, signing and dating it and returning it in the postage-paid envelope the Company has provided; or
(iv)
at the Special Meeting - You may vote virtually at the Special Meeting. You are encouraged to sign, date and return the proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone, regardless of whether you plan to attend the Special Meeting.

For holders in “street name”: If you hold your shares in “street name” and, therefore, are not a stockholder of record, you will need to follow the specific voting instruction card provided to you by your broker, bank or other similar instruction. If you wish to vote your shares at the Special Meeting, you must obtain a legal proxy from such broker, trust, bank or other nominee (which indicates that you were the beneficial owner of the shares on the Record Date, and that such broker, trust, bank or other nominee is giving you its proxy to vote the shares).
If you submit your proxy by Internet, telephone or mail, and you do not subsequently revoke your proxy, your shares of Company Common Stock will be voted in accordance with your instructions.
Even if you plan to attend the Special Meeting, you are strongly encouraged to vote your shares of Company Common Stock by proxy. If you are a stockholder of record or if you obtain a valid “legal” proxy to vote shares which you beneficially own and wish to change your vote, you may still vote your shares of Company Common Stock at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote virtually, your previous vote by proxy will not be counted.
Q:	How many votes do I have?
A:
Each holder of Company Common Stock is entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each share of Company Common Stock that such holder owned as of the Record Date.

Q:	May I attend the Special Meeting and vote?
A:	For Company stockholders of record: Yes, all Company stockholders of record as of the Record Date may attend the Special Meeting and vote virtually.
For holders in “street name”: If you hold shares in a brokerage or other account in “street name,” you are a beneficial owner and your shares may be voted at the Special Meeting, as applicable, only if you provide instructions on how to vote. If you do not provide instructions on how to vote by filling out the voting instructions form sent to you by your broker, bank or other holder of record, your shares will not be voted on any proposal to which you did not provide voting instructions. At the Special Meeting, you must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement, or the voting instruction form provided by the bank, broker, trustee, or other nominee to vote virtually at the Special Meeting.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to consider and vote on the following proposals:
•	to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, and the Company will become a wholly owned subsidiary of Parent;
•	to approve, by non-binding, advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the Merger; and
•
to approve the adjournment of the Special Meeting to a later date if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	How does the Merger Consideration compare to the market price of Company Common Stock prior to the announcement of the Merger?
A:
The Merger Consideration represents a premium of approximately 39 percent over the closing price of Company Common Stock on January 31, 2025, the last full trading day prior to the Company Board’s approval of the Merger Agreement. The Merger Consideration also represents approximately a 44 percent premium over the last three (3) month period volume weighted average price of Company Common Stock prior to January 31, 2025, a 69 percent premium over the last six (6) month period volume weighted average price of Company Common Stock, a 71 percent premium over the last nine (9) month period, and a 73 percent premium over the last twelve (12) month period volume weighted average price of Company Common Stock, in each case, for the period through and including February 2, 2025. In addition, the Merger Consideration represents a premium of approximately 123% over the Company’s unaffected closing stock price of $11.65 per share as of the close on October 9, 2024, the last full trading day prior to media reports regarding a possible sale transaction.

Q:	Does Parent have the financial resources to consummate the Merger?
A:
Parent has obtained Equity Commitment Letters and a Debt Commitment Letter which will provide it with sufficient resources to consummate the Merger, as further described in the section entitled “The Merger - Financing of the Merger” beginning on page 63 of this Proxy Statement.

Q:	What do I need to do now?
A:
You are encouraged to read this Proxy Statement, the annexes to this Proxy Statement (including the Merger Agreement) and the documents we refer to in the Proxy Statement carefully and consider how the Merger affects you. Then, complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction card provided by your broker, bank or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?
A:
No. If you are a record holder, after the Merger is consummated, under the terms of the Merger Agreement, you will receive a letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the Merger Consideration for each share of Company Common Stock represented by such stock certificates. You should use the letter of transmittal to exchange your stock certificates for the Merger Consideration to which you are entitled upon the consummation of the Merger. Please do not send in your stock certificates now.

Q:	If I do not know where my stock certificates are, how will I get the Merger Consideration for my shares of Company Common Stock?
A:
If the Merger is consummated, the transmittal materials you will receive after the Closing will include the procedures that you must follow if you cannot locate your stock certificates. This will include an affidavit that you will need to sign attesting to the loss of your stock certificates. You may also be required to post a bond as indemnity against any potential loss.

Q:	How does the Company Board recommend that I vote?
A:
The Company Board - after considering the various factors as set forth in the section entitled “The Merger - Recommendation of the Company Board and Reasons for the Merger,” beginning on page 43 of this Proxy Statement, the comprehensive sale process conducted by the Company Board and the alternatives to the Merger (including remaining as a standalone company) - has unanimously (i) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the Company’s stockholders vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Company Board unanimously recommends that you vote:
•	“FOR” the adoption of the Merger Agreement;
•	by means of a non-binding, advisory vote, “FOR” the proposal to approve compensation that will or may become payable by the Company to its named executed officers in connection with the Merger; and
•
“FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	What happens if the Merger is not consummated?
A:
If the Merger Agreement is not adopted by Company stockholders or if the Merger is not consummated for any other reason, the Company stockholders will not receive any payment for their shares of Company Common Stock. Instead, the Company will remain an independent public company, the Company Common Stock will continue to be listed and traded on The NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of the Company Common Stock.

Under certain specified circumstances, the Company may be required to pay the Company Termination Fee, or under certain other specific circumstances, the Company may be entitled to receive the Reverse Termination Fee from Parent, upon the termination of the Merger Agreement, as described in the sections entitled “Terms of the Merger Agreement-Termination Fees” beginning on page 89 of this Proxy Statement.
Q:	Do any of the Company’s directors or officers have interests in the Merger that may differ from those of Company stockholders generally?
A:
Yes. In considering the recommendation of the Company Board with respect to the proposal to adopt the Merger Agreement, you should be aware that the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of the Company stockholders generally. The Company Board was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the Company stockholders. For a description of the interests of the Company’s directors and executive officers in the Merger, see the section entitled “The Merger - Interests of the Directors and Executive Officers of the Company in the Merger” beginning on page 57 of this Proxy Statement.

Q:	What vote is required to approve the proposal submitted to a vote at the Special Meeting?
A:	The affirmative vote of the majority of the shares of Company Common Stock, outstanding and entitled to vote thereon is required to adopt the Merger Agreement.
The affirmative vote of a majority of the shares of Company Common Stock having voting power present virtually or represented by proxy at the Special Meeting, provided a quorum is present, is required to approve, by non-binding, advisory vote, the proposal to approve compensation that will or may become payable by the Company to its named executive officers in connection with the Merger.
The affirmative vote of a majority of the shares of Company Common Stock having voting power present virtually or represented by proxy at the Special Meeting, provided a quorum is present, is required to approve the proposal to adjourn the Special Meeting. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of shares of Company Common Stock entitled to vote at the Special Meeting.

Abstentions will be counted as votes “AGAINST” the proposal to adopt the Merger Agreement, the proposal to approve compensation that will or may become payable by the Company to its named executive officers in connection with the Merger and the proposal to adjourn the Special Meeting. Broker non-votes, if any, will have the effect of a vote “AGAINST” the proposal to adopt the Merger Agreement, but will not have any effect on the proposal to approve compensation that will or may become payable by the Company to its named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting.
As of [•], 2025, the record date for determining who is entitled to vote at the Special Meeting, there were [•] shares of Company Common Stock issues and outstanding. Each holder of Company Common Stock is entitled to one (1) vote per share of stock owned by such holder as of the Record Date.
In addition, on the terms and subject to the conditions set forth in the Voting Agreements, Daniel J. Crowley, Jennifer H. Allen and James F. McCabe have agreed to vote all shares of Company Common Stock that they beneficially own in favor of, among other things, the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement. As of the Record Date, Mr. Crowley, Ms. Allen and Mr. McCabe beneficially owned, in the aggregate, [•] shares of Company Common Stock, collectively representing approximately [•]% of the voting power of the shares of Company Common Stock outstanding as of the Record Date.
Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this Proxy Statement and your proxy card have been sent directly to you by the Company.

If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of Company Common Stock held in “street name.” in that case, this Proxy Statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares virtually at the Special Meeting unless you request and obtain a valid “legal” proxy from your broker, bank or other nominee.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company Common Stock is called a “proxy card.” The Company Board has designated Daniel J. Crowley, James F. McCabe and Jennifer H. Allen, and each of them, with full power of substitution, as proxies for the Special Meeting.

Q:	Can I change or revoke my proxy?
A:
For Company stockholders of record: Yes. A proxy may be changed or revoked at any time prior to the vote at the Special Meeting by submitting a later-dated proxy (including a proxy submitted via the Internet or by telephone) or by giving written notice to the Company’s Secretary. You may not change your vote over the Internet or by telephone after [•], Eastern Time, on [•], 2025. You may also attend the Special Meeting and vote your shares virtually.

For holders in “street name”: Yes. You must follow the specific voting instruction card provided to you by your broker, bank or other similar institution to change or revoke any instructions you have already provided to them.
Q:	If a Company stockholder gives a proxy, how will the shares be voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the adoption of the Merger Agreement, “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the Merger and “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Q:	I understand that a quorum is required in order to conduct business at the Special Meeting. What constitutes a quorum?
A:
A majority in voting power of Company Common Stock issued and outstanding and entitled to vote at the Special Meeting, which are present by attendance at the Special Meeting or represented by proxy, constitutes a quorum at the Special Meeting. As of the close of business on the Record Date, there were [•] shares of Company Common Stock issued and outstanding and entitled to vote. If you submit a properly executed proxy by Internet, telephone or mail, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum, but broker non-votes will not be counted for purposes of establishing a quorum. As a result, [•] shares must be present at the Special Meeting or represented by proxy to have a quorum. The affirmative vote of a majority of the voting power of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting, or the Chairman of the Board or the President, may adjourn the Special Meeting.

Q:	How can I obtain a proxy card?
A:	If you lose, misplace or otherwise need to obtain a proxy card, please follow the applicable procedure below.
For Company stockholder of record: Please contact Saratoga Proxy Consulting LLC. Stockholders may call toll free at (888) 368-0379.
For holders in “street name”: Please contact your account representative at your broker, bank or other similar institution.
Q:	What happens if I sell or otherwise transfer my shares of Company Common Stock after the close of business on the Record Date but before the Special Meeting?
A:
The Record Date is earlier than both the date of the Special Meeting and the date the Merger is expected to be consummated. If you sell or transfer your shares of Company Common Stock after the close of business on the Record Date but before the Special Meeting, unless special arrangements (such as the provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies the Company in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is consummated, to the person to whom you sell or transfer your shares of Company Common Stock, but you will retain your right to vote these shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Company Common Stock after the close of business on the Record Date, you are encouraged to complete, date, sign and return the enclosed proxy card or vote via the Internet or telephone.

Q:	What should I do if I receive more than one (1) set of voting materials?
A:
You may receive more than one (1) set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards. For example, if you hold your shares in more than one (1) brokerage account, you will receive a separate voting instruction card for each brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one (1) name, you will receive more than one (1) proxy card. Please complete, date, sign and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	Who will count the votes?
A:	The votes will be counted by Broadridge Financial Solutions, Inc., the independent inspector of election appointed by the Company Board for the Special Meeting.

Q:	Who pays for the expenses of this proxy solicitation?
A:
The Company will bear the entire cost of this proxy solicitation, including the preparation, printing, mailing and distribution of these proxy materials. The Company has retained Saratoga Proxy Consulting LLC, a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of $15,000 as a base fee with additional fees to be charged for specific services. The Company has also agreed to reimburse Saratoga Proxy Consulting LLC, for reasonable out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Saratoga Proxy Consulting LLC against losses arising out of its provision of such services on the Company’s behalf. Saratoga Proxy Consulting LLC may also reimburse brokerage firms and other persons representing stockholders who hold their shares in “street name” for reasonable expenses incurred by them in forwarding proxy materials to such stockholders. In addition, certain directors, officers and other employees, without additional remuneration, may solicit proxies in person, or by telephone, facsimile, email and other methods or electronic communication.

Q:	Where can I find the voting results of Special Meeting?
A:
The Company intends to announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC within four (4) business days after the Special Meeting.

Q:	Will I be subject to U.S. federal income tax upon the exchange of Company Common Stock for cash pursuant to the Merger?
A:
The exchange of Company Common Stock for cash pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section entitled “The Merger - Certain U.S. Federal Income Tax Considerations of the Merger” beginning on page 64 of this Proxy Statement) who exchanges shares of Company Common Stock for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. Holder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares of Company Common Stock (that is, shares acquired for the same cost in a single transaction). If you are a Non-U.S. Holder (as defined in the section entitled “The Merger - Certain U.S. Federal Income Tax Considerations of the Merger” beginning on page 64 of this Proxy Statement), the Merger generally will not result in U.S. federal income tax to you unless you have certain connections with the United States.

For a more complete description of the U.S. federal income tax consequences of the Merger, see the section entitled “The Merger - Certain U.S. Federal Income Tax Considerations of the Merger” beginning on page 64 of this Proxy Statement.
Q:	What will the holders of the Company’s outstanding stock awards receive in the Merger?
A:
At the Effective Time, each Company PSU and Company RSU that is outstanding immediately prior to the Effective Time will be cancelled and exchanged for an amount in cash, less applicable tax withholdings, equal to the product of (i) the total number of shares of Company Common Stock subject to the Company PSU (based on the attainment of target level of performance) or Company RSU, multiplied by (ii) $26.00. At the Effective Time, each Company Option outstanding immediately prior to the Effective Time will be cancelled in exchange for no consideration because, as of the date of this Proxy Statement, no Company Options outstanding were In the Money Options.

For information regarding the treatment of the Company’s outstanding equity awards, see the section entitled “Terms of the Merger Agreement - Merger Consideration - Treatment of Company Stock Awards” beginning on page 70 of this Proxy Statement.
Q:	What will happen with respect to participation in the Company ESPP?
A:
Except as necessary to comply with applicable law or any Collective Bargaining Agreement, following the expiration of the current option period under the Company’s 2013 Employee Stock Purchase Plan (the “Company ESPP”), no further option period under the Company ESPP will commence. The Company will use good faith efforts to terminate the Company ESPP immediately prior to and effective as of the Effective Time.

For information regarding the treatment of the Company’s outstanding equity awards, see the section entitled “Terms of the Merger Agreement - Merger Consideration – Treatment of Company Employee Stock Purchase Plan” beginning on page 70 of this Proxy Statement.
Q:	When do you expect the Merger to be consummated?
A:
We are working toward consummating the Merger as quickly as possible and currently expect to consummate the Merger in the second half of calendar year 2025. However, the exact timing of consummation of the Merger cannot be predicted because the Merger is subject to specified conditions, including, among other things, the Company Stockholder Approval.

Q:	Are there any other risks to me from the Merger that I should consider?
A:
Yes. There are risks associated with all business combinations, including the Merger. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24 of this Proxy Statement.

Q:	Am I entitled to appraisal rights under the DGCL?
A:
If the Merger is completed, record holders and beneficial owners of Company Common Stock that do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262. This means that record holders and beneficial owners of Company Common Stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” (as defined pursuant to Section 262) of their shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value, so long as they comply with the procedures established by Section 262. Due to the complexity of the appraisal process, record holders and beneficial owners that wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. The DGCL requirements for exercising appraisal rights are described in additional detail in this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this Proxy Statement.

Q:	How can I obtain more information about the Company?
A:	You can find more information about the Company from various sources described in the section entitled “Where You Can Find More Information” beginning on page 106 of this Proxy Statement.
Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or this Proxy Statement, would like additional copies of this Proxy Statement or need help voting your shares of Company Common Stock, please contact the Company’s proxy solicitor:

Saratoga Proxy Consulting LLC
520 8th Avenue
New York, NY 10018
Toll-Free: (888) 368-0379

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement, and the documents to which the Company refers you in this Proxy Statement, as well as information included in oral statements or other written statements made or to be made by the Company or on the Company’s behalf, contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are based on our beliefs as well as assumptions made by and information currently available to us and are intended to provide management’s current expectations or plans for, among other things, the expected timing of the closing of the proposed transaction; any anticipated effects of the announcement, pendency or completion of the proposed transaction on the value of the Company Common Stock; the ability of the parties to obtain any required regulatory approvals in connection with the proposed transaction and to complete the proposed transaction considering the various closing conditions; the availability of debt and equity financing; the expected benefits of the proposed transaction; expenses related to the proposed transaction and any potential future costs; the Company’s future growth and financial results, business strategy and competitive position, and any assumptions underlying any of the foregoing. When used in this document, words like “may,” “might,” “will,” “expect,” “anticipate,” “believe,” “potential,” “plan,” “estimate,” and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements also include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following risks: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including the failure to close the Merger by the End Date; (ii) the risk that Company stockholders may not approve the proposed transaction; (iii) inability to complete the Merger because, among other reasons, conditions to the closing of the proposed transaction such as obtaining certain required regulatory approvals may not be satisfied or waived; (iv) uncertainty as to the timing of completion of the Merger; (v) restrictions or prohibitions under certain covenants in the Merger Agreement during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities, (vi) potential adverse effects or changes to relationships with customers, employees, suppliers or other parties resulting from the announcement or completion of the Merger; (vii) significant costs associated with the proposed transaction, (viii) availability of debt and equity capital and financing and any action by rating agencies in response to the proposed transaction, (ix) potential litigation relating to the Merger that could be instituted against the Company, Parent or their respective directors and officers, including the effects of any outcomes related thereto; (x) possible disruptions from the proposed transaction that could harm the Company’s or Parent’s business, including current plans and operations; (xi) general economic conditions affecting our business segments, severe disruptions to the economy, the financial markets, and the markets in which we compete; or (xii) competitive factors relating to the aerospace industry. Further information regarding the important factors that could cause actual results to differ from projected results can be found in the Company’s reports filed or that may be filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2024, September 30, 2024 and December 31, 2024 (see the section entitled “Where You Can Find More Information” beginning on page 106 of this Proxy Statement). Any forward-looking information provided in this Proxy Statement should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this Proxy Statement.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Company Board for use at the Special Meeting or any adjournment or postponement thereof.
Date, Time and Place
The Special Meeting will be held on [•], 2025, at [•] a.m., Eastern Time and conducted virtually via a live audio webcast on the Internet. You may virtually attend, vote and submit questions during the Special Meeting via the live audio webcast on the Internet at www.virtualshareholdermeeting.com/TGI2025SM. You will not be able to attend the Special Meeting in person, nor will there be any physical location.
Purpose of the Special Meeting
At the Special Meeting, Company stockholders will be asked to vote on proposals to adopt the Merger Agreement, to approve, by non-binding, advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the Merger and to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Record Date; Shares Entitled to Vote; Quorum
Only the Company stockholders of record as of the close of business on [•], 2025 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. If the Special Meeting is adjourned, the Bylaws provide that the Company Board may fix a new record date for the adjourned meeting. A list of stockholders entitled to vote at the Special Meeting will be available either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided in the notice of the meeting or (ii) in our principal executive offices located at 555 E Lancaster Avenue, Suite 400, Radnor, Pennsylvania 19087, during regular business hours, for a period of at least ten (10) days prior to the meeting.
A majority in voting power of Company Common Stock issued and outstanding and entitled to vote at the Special Meeting, which are present in person or represented by proxy, constitutes a quorum at the Special Meeting. As of the close of business on the Record Date for the Special Meeting, there were [•] shares of Company Common Stock issued and outstanding and entitled to vote. If you submit a properly executed proxy by Internet, telephone or mail, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum, but broker non-votes will not be counted for purposes of establishing a quorum. As a result, [•] shares must be present by attendance at the Special Meeting or represented by proxy to have a quorum. The affirmative vote of a majority of voting power of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting, or the Chairman of the Board or the President, may adjourn the Special Meeting.
Vote Required
The affirmative vote of the majority of the shares of Company Common Stock, outstanding and entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of a majority of the shares of Company Common Stock having voting power present virtually or represented by proxy at the Special Meeting, provided a quorum is present, is required to approve, by non-binding, advisory vote, the proposal to approve compensation that will or may become payable by the Company to its named executive officers in connection with the Merger. The affirmative vote of a majority of the shares of Company Common Stock having voting power present virtually or represented by proxy at the Special Meeting, provided a quorum is present, is required to approve the proposal to adjourn the Special Meeting. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of shares of Company Common Stock entitled to vote at the Special Meeting. Abstentions will be counted as votes “AGAINST” the proposal to adopt the Merger Agreement, the proposal to approve compensation that will or may become payable by the Company to its named executive officers in connection with the Merger and the proposal to adjourn the Special Meeting. Broker non-votes, if any, will have the effect of a vote “AGAINST” the proposal to adopt the Merger Agreement, but will not have any effect on the proposal to approve compensation that will or may become payable by the Company to its named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting.

Shares Held by the Company’s Directors and Executive Officers
At the close of business on the Record Date, the Company’s directors and executive officers beneficially owned [•] shares of Company Common Stock, which represented approximately [•]% of the shares of the outstanding Company Common Stock on that date. In addition, concurrently with the execution of the Merger Agreement, on February 2, 2025, Parent and Merger Sub entered into Voting Agreements with Daniel J. Crowley, Jennifer H. Allen and James F. McCabe in their capacities as Company stockholders, pursuant to which, among other things and on the terms and subject to the conditions therein, Mr. Crowley, Ms. Allen and Mr. McCabe agreed to vote all shares of Company Common Stock that they beneficially own in favor of, among other things, the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement. At the close of business on the Record Date, Mr. Crowley, Ms. Allen and Mr. McCabe beneficially owned, in the aggregate, [•] shares of Company Common Stock, collectively representing approximately [•]% of the voting power of the shares of Company Common Stock outstanding as of the close of business on the Record Date.
Voting of Proxies
If your shares are registered in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you may cause your shares to be voted by returning a signed proxy card, or you may vote virtually at the Special Meeting. Additionally, you may submit electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.
You are encouraged to sign, date and return the proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone, regardless of whether you plan to attend the Special Meeting. If you attend the Special Meeting and vote virtually, your vote by ballot will revoke any proxy previously submitted.
Voting instructions are included on your enclosed proxy card. All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholders. Properly executed proxies that do not contain voting instructions will be voted “FOR” adoption of the Merger Agreement, “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the Merger and “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. No proxy that is specifically marked against adoption of the Merger Agreement will be voted in favor of the proposed compensation arrangements for the Company’s named executive officers in connection with the Merger, unless it is specifically marked “FOR” the approval of such proposal.
If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting instruction form provided by your broker, bank or other nominee, or by the Internet or telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting instruction card provided by your broker, bank or other nominee. If you do not return your bank’s broker’s or other nominee’s voting instruction form, do not vote via the Internet or telephone through your broker, bank or other nominee, if possible, or do not attend the Special Meeting and vote by attendance at the Special Meeting with a “legal” proxy from your broker, bank or other nominee, it will be counted as a vote “AGAINST” the proposal to adopt the Merger Agreement with respect to the vote requiring a majority of the Company’s outstanding shares and will not have any effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting.
Revocability of Proxies
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Company’s Secretary;
•	completing and properly executing another proxy card with a later date and returning it in the postage paid envelope provided; or
•	attending the Special Meeting and voting virtually.
Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by the Company’s Secretary prior to the Special Meeting and, in the case of Internet or telephonic voting instructions, must be received before [•], Eastern Time on [•], 2025. If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting by attendance at the Special Meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.
If you hold your shares of Company Common Stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. If you wish to vote your shares virtually at the Special Meeting, you must obtain a legal proxy from such broker, trust, bank or other nominee (which indicates that you were the beneficial owner of the shares on the Record Date, and that such broker, trust, bank or other nominee is giving you its proxy to vote the shares).
Please note, if you do not provide a copy of the legal proxy, you may still attend the Special Meeting by showing proof of ownership but you will be unable to vote your shares virtually at the Special Meeting.
Any adjournment, recess or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow Company stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting which was adjourned, recessed or postponed.
Company Board Recommendation
The Company Board - after considering various factors described in the section entitled “The Merger - Recommendation of the Company Board and Reasons for the Merger” beginning on page 43 of this Proxy Statement, and after consultation with legal and financial advisors - has unanimously (i) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the Company’s stockholders vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby. The Company Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the Merger and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Tabulation of Votes
All votes will be tabulated by a representative of Broadridge Financial Solutions, Inc., who will act as the inspector of election appointed for the Special Meeting, and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Solicitation of Proxies
This Proxy Statement is sent on behalf of, and the proxies are being solicited by, the Company Board. The expense of soliciting proxies in the enclosed form will be borne by the Company. The Company has retained Saratoga Proxy Consulting LLC, a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $15,000 as a base fee with additional fees to be charged for specific service. The Company has also agreed to reimburse Saratoga Proxy Consulting LLC, for reasonable out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Saratoga Proxy Consulting LLC against losses arising out of its provision of such services on the Company’s behalf. In addition, the Company may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by some of the Company’s directors, officers and employees, in person, or by telephone, facsimile, email and other methods of electronic communication. No additional compensation will be paid for such services.

Anticipated Date of Consummation of the Merger
Assuming timely satisfaction of necessary closing conditions, including, among other things, the Company Stockholder Approval and receipt of required regulatory approvals, we currently anticipate that the Merger will be consummated in the second half of calendar year 2025.
Attending the Special Meeting
Company stockholders of record as of the close of business on the Record Date may attend and vote virtually at the Special Meeting.
If you hold your shares in “street name” and, therefore, are not a stockholder of record, you will need to follow the specific voting instruction card provided to you by your broker, bank or other similar instruction. If you wish to vote your shares virtually at the Special Meeting, you must obtain a legal proxy from such broker, trust, bank or other nominee (which indicates that you were the beneficial owner of the shares on the Record Date, and that such broker, trust, bank or other nominee is giving you its proxy to vote the shares).
Please note, if you do not provide a copy of the legal proxy, you may still attend the Special Meeting by showing proof of ownership but you will be unable to vote your shares at the Special Meeting.
Even if you plan to attend the Special Meeting, you are encouraged to complete, sign, date and return the enclosed proxy card or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the Special Meeting. If you attend the Special Meeting and vote virtually, your vote by ballot will revoke any proxy previously submitted. If you hold your shares in “street name,” because you are not the stockholder of record, you may not vote your shares virtually at the Special Meeting unless you follow the procedures set forth above.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Saratoga Proxy Consulting LLC. Brokers, banks and other nominees may call toll-free at (888) 368-0379.
Appraisal Rights
If the Merger is completed, record holders and beneficial owners of Company Common Stock that do not vote in favor of the Merger Proposal and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262. This means that record holders and beneficial owners of Company Common Stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” (as defined pursuant to Section 262 of the DGCL) of their shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, so long as they comply with the procedures established by Section 262. Due to the complexity of the appraisal process, record holders and beneficial owners of Company Common Stock that wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. The DGCL requirements for exercising appraisal rights are described in additional detail in the section entitled “Appraisal Rights” beginning on page 98 of this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this Proxy Statement.
Other Matters
At this time, we know of no other matters to be submitted at the Special Meeting.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

THE MERGER
The discussion of the Merger in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the entire Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.
Additional information about the Company may be found elsewhere in this Proxy Statement and in the Company’s other public filings. See attached entitled “Where You Can Find Additional Information” beginning on page 106 of this Proxy Statement.
Parties Involved in the Merger
Triumph Group, Inc.
Triumph Group, Inc.
555 E Lancaster Avenue, Suite 400
Radnor, PA 19087
(610) 251-1000
The Company is a diversified company that conducts business in the aerospace and defense industries with two (2) business segments: Triumph Systems & Support and Triumph Interiors.
The Triumph Systems & Support segment designs, develops, and supports proprietary components, subsystems, and systems; produces complex assemblies using external designs; and provides full life cycle solutions for commercial, regional, and military aircraft.
The Triumph Interiors segment supplies commercial, business, and regional manufacturers with insulation parts, interior and composite components to Triumph and customer designs, and the manufacture of thermo-acoustic insulation, environmental control system ducting, and other aircraft interior components for major aerospace OEMs.
Company Common Stock is currently listed on the NYSE under the symbol “TGI.”
Titan BW Acquisition Holdco Inc.
c/o Warburg Pincus LLC
450 Lexington Avenue
New York, NY 10017
c/o Berkshire Partners LLC
200 Clarendon Street
Boston, MA 02116
Parent is a privately held Delaware corporation and an affiliate of Warburg Pincus and Berkshire formed solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Parent has not carried on any activities on or prior to the date of this Proxy Statement, except for activities incidental to its formation and activities undertaken in connection with the acquisition of the Company.

Titan BW Acquisition Merger Sub Inc.
c/o Warburg Pincus LLC
450 Lexington Avenue
New York, NY 10017
c/o Berkshire Partners LLC
200 Clarendon Street
Boston, MA 02116
Merger Sub is a privately held Delaware corporation and a direct wholly owned subsidiary of Parent formed solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Merger Sub has not carried on any activities on or prior to the date of this Proxy Statement, except for activities incidental to its formation and activities undertaken in connection with Parent’s acquisition of the Company. Upon the consummation of the Merger, Merger Sub will merge with and into the Company, and the separate corporate existence of Merger Sub will cease to exist.
Effect of the Merger
If the Merger Agreement is adopted by Company stockholders and certain conditions to the consummation of the Merger are either satisfied or waived, Merger Sub will merge with and into the Company, with the Company surviving and continuing under the name “Triumph Group, Inc.” as the Surviving Company. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent and Company Common Stock will no longer be publicly traded. In addition, Company Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, in each case, in accordance with applicable law, rules and regulations, and the Company will no longer file periodic reports with the SEC on account of Company Common Stock. If the Merger is consummated, you will no longer own any shares of common stock of the Surviving Company, and instead will only have a right to receive $26.00 per share of common stock Merger Consideration in cash.
The Effective Time will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later time as the Company and Parent may agree and specify in the certificate of merger).
Effect on the Company if the Merger is Not Consummated
If the Merger Agreement is not adopted by the Company stockholders or if the Merger is not consummated for any other reason, the Company stockholders will not receive any payment for their shares of Company Common Stock. Instead, the Company will remain an independent public company, Company Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and the Company will continue to file periodic reports with the SEC on account of Company Common Stock. In addition, if the Merger is not consummated, the Company expects that the Company’s management will operate the business in a manner similar to that in which it is operated today.
Furthermore, if the Merger is not consummated, depending on the circumstances that would have caused the Merger not to be consummated, it is likely that the price of Company Common Stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Company Common Stock would return to the price at which it trades as of the date of this Proxy Statement.
Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Company Common Stock. If the Merger is not consummated, the Company Board will continue to evaluate and review the Company’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Agreement is not adopted by the Company stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the Company’s business, prospects or results of operation will not be adversely impacted.
In addition, under specific circumstances, the Company may be required to pay the Company Termination Fee, or may be entitled to receive the Reverse Termination Fee from Parent, upon termination of the Merger Agreement, as described in the sections entitled “Terms of the Merger Agreement - Termination Fees” beginning on page 89 of this Proxy Statement.

Merger Consideration
Upon the consummation of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock owned directly by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of Parent (other than Merger Sub), (ii) shares of Company Common Stock owned by any direct or indirect subsidiary of the Company and (iii) shares of Company Common Stock held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Company Common Stock pursuant to Section 262 of the DGCL and, as of the Effective Time, has not failed to perfect, or not effectively waived, withdrawn or lost rights to appraisal under the DGCL) that are held by any Company stockholder will be converted into the right to receive the Merger Consideration.
Each Company PSU that is outstanding immediately prior to the Effective Time will be cancelled and exchanged for an amount in cash, less applicable tax withholdings, equal to the product of (i) the total number of shares of Company Common Stock subject to the Company PSU (based on the attainment of target level of performance), multiplied by (ii) $26.00.
Each Company RSU that is outstanding immediately prior to the Effective Time will be cancelled and exchanged for an amount in cash, less applicable tax withholdings, equal to the product of (i) the total number of shares of Company Common Stock subject to the Company RSU multiplied by (ii) $26.00.
Each In the Money Option will automatically be cancelled and exchanged for an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to the In the Money Option, multiplied by (ii) the excess of (1) $26.00 over (2) the exercise price payable per share of Company Common Stock applicable to the In the Money Option, without interest. Each Company Option that is not an In the Money Option will be cancelled at the Effective Time without payment of any consideration. As of the date of this Proxy Statement, there are no, and expected to be no, Company Options outstanding that are In the Money Options.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the execution of definitive documentation, including the Merger Agreement, in connection with the Company’s transaction with Parent and Merger Sub (which began with interactions with Warburg Pincus and its affiliates, and then Berkshire and its affiliates, who are referred to collectively for purposes of this section “Background of the Merger” as the “Buyers”). The following chronology does not purport to catalogue every conversation among representatives of the Company, the Buyers or any other parties.
As part of its ongoing evaluation of the Company’s business, the Company Board, together with senior management, regularly reviews and assesses the Company’s strategic direction, financial performance and business plans with a view towards strengthening the Company’s business and identifying opportunities to increase stockholder value.
Over the years, the Company Board’s review included, among other items, the consideration of potential opportunities for business combinations, acquisitions, divestitures and other financial and strategic alternatives, and the Company Board compared such opportunities to the benefits and risks of continued operation as a standalone company. The Company Board and/or management also has periodically engaged with Company stockholders to discuss their perspectives on the Company’s strategic and financial direction.
On June 13, 2024, as part of its regular review of its strategic direction, financial performance and business plans, the Company Board held a videoconference meeting with representatives of management, the Company’s financial advisor, Goldman Sachs & Co. LLC (“Goldman Sachs”) and the Company’s outside legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), both of whom had been advisors to the Company for several years. A representative of Goldman Sachs reviewed its preliminary financial analyses of the Company and certain strategic alternatives available to the Company.
On July 10, 2024, Mr. Crowley, the CEO, President and Chairman of the Company, spoke telephonically with a member of senior management of one of the three parties that later formed the tripartite consortium comprising Bidder A (as defined herein). This interested party (together with its controlled affiliates, the “Investor”), which was a stockholder of less than two percent of the Company Common Stock then-outstanding, had contacted the Company and during the discussion, raised the possibility of a strategic transaction and informed Mr. Crowley that it viewed a strategic transaction involving the parties as a potentially attractive proposition. The Investor requested an in-person meeting with Mr. Crowley in August 2024 to learn more about the Company in order to support an unspecified “compelling offer” to acquire the Company in partnership with a financial sponsor, which, along with the Investor and a strategic party, later comprised Bidder A (as defined herein). After the conclusion of the call, Mr. Crowley informed the Company Board of his discussion with the Investor.
The Company Board’s Finance and Strategy Committee (the “Finance Committee”) has responsibilities and authority to oversee the Company’s stockholder value creation opportunities and assess the Company’s strategic initiatives and alternatives. On August 8, 2024, the Finance Committee held a regularly-scheduled meeting at the Company’s headquarters, located in Radnor, Pennsylvania, with representatives of management present in person and representatives of Goldman Sachs and Skadden participating virtually. A representative from Goldman Sachs reviewed its preliminary financial analysis of the Company, potential strategic acquirors of the Company and relevant timing considerations with respect to a Potential Transaction (as defined herein). The Finance Committee unanimously determined that it would recommend to the Company Board that the Company’s management and outside advisors be authorized to explore ways to maximize stockholder value through considering and evaluating potential strategic alternatives for the Company. Later that same day, the Company Board held a regularly-scheduled videoconference meeting with representatives of management, Goldman Sachs and Skadden, during which the Company Board discussed strategic options available to the Company and addressed the aforementioned recommendation of the Finance Committee that the Company’s management and outside advisors be authorized to explore ways to maximize stockholder value through considering and evaluating potential strategic alternatives for the Company. Discussion ensued, and the Company Board decided to authorize the Company’s management and outside advisors to proceed with exploring ways to maximize stockholder value through considering and evaluating potential strategic alternatives for a potential sale of the Company (a “Potential Transaction”). The mandate to Company management and outside advisors included (i) overseeing the Company’s day-to-day conduct relating to any Potential Transaction, (ii) consulting with the Company’s financial, legal and other advisors in connection with the consideration of any Potential Transaction, (iii) considering and evaluating the terms, conditions and advisability of any Potential Transaction, (iv) consulting with and making regular reports to the Finance Committee and the Company Board regarding the Company’s deliberations or any other developments with respect to any Potential Transaction, (v) reviewing, considering, evaluating and making reports to the Company Board regarding any potential or actual arrangements, understandings or agreements in connection with any Potential Transaction and (vi) considering such other matters and take such other actions as may be requested by the Company Board.
On August 21, 2024, at the invitation of the Investor and with the prior knowledge of the Company Board, Mr. Crowley and James McCabe, Chief Financial Officer of the Company, attended a meeting with representatives of the Investor as well as a second party who also later was part of the tripartite consortium comprising Bidder A. During this meeting the Investor and second party shared their views of, and interest in, the Company, but no offer was made during such meeting.
On August 30, 2024, the Company Board held a videoconference meeting with representatives of management and Goldman Sachs to discuss the potential timelines for a Potential Transaction from launch through announcement if the Company Board did, later in the process, determine to sell the Company, and management provided an update on the August 21, 2024 meeting with the two parties who later formed part of the tripartite consortium comprising Bidder A. At this meeting, representatives of Goldman Sachs discussed its preliminary financial analysis of the Company, certain strategic alternatives available to the Company and potential participants in a Potential Transaction. The potential acquirors that Goldman Sachs proposed to the Company Board to potentially reach out to, if there was a process, included both strategic parties (having taken into account, among other matters, such parties’ ability to pay, likely interest and potential synergies with the Company’s businesses) and financial sponsors with either relevant aerospace and defense assets or other relevant competencies.
On September 12, 2024, the Company Board held a videoconference meeting with representatives of management, Goldman Sachs and Skadden to discuss an illustrative process timeline, with a proposed launch date of the sale process of October 7, 2024. Representatives of Goldman Sachs explained the key workstreams involved in the preparation phase pre-launch, including the preparation by Company management of a virtual data room that would house general background and confidential non-public business and financial information of the Company, as well as a confidential information presentation (“CIP”) describing the operations and financial condition of the Company. Also during this Company Board meeting, the Company Board considered a written request from the Investor for a waiver of the threshold established by the Company’s Tax Benefit Preservation Plan, dated March 11, 2022, between the Company and Computershare Trust Company, N.A., as rights agent (as amended, the “Plan”)

seeking to allow the Investor, for purposes of the Plan, to beneficially own certain securities of the Company up to certain specified percentages without triggering the rights and obligations set forth in the Plan. The Company Board agreed to grant such a waiver, provided that the Investor agreed to abide by certain customary standstill restrictions and confidentiality restrictions. Such standstill restrictions did not prohibit the Investor from communicating privately with the Company Board or any of the Company’s senior management regarding any matter, and the confidentiality restrictions prohibit the Investor from disclosing certain information regarding the waiver to others without prior written consent of the Company.
Throughout the remainder of September 2024 and most of October 2024, Company management, with the assistance of representatives of Goldman Sachs and Skadden, populated the virtual data room and prepared the CIP.
On September 30, 2024, the Company received an unsolicited non-binding written proposal from the Investor and the second party mentioned above that later formed part of the tripartite consortium comprising Bidder A with an all-cash offer price of $18.00 per share (the “September 2024 Bid”).
On October 4, 2024, the Finance Committee held a videoconference meeting with representatives of management, Goldman Sachs and Skadden and other members of the Company Board to discuss the September 2024 Bid and the latest process update for the Potential Transaction, given that, consistent with the direction previously provided by the Company Board, the sale process was planned to officially kick off the following Monday, October 7, 2024. During this meeting, representatives of Goldman Sachs reviewed the September 2024 Bid and certain potential advantages and disadvantages of proceeding with the contemplated sale process as well as the potential to invite the parties who submitted the September 2024 Bid to participate in the process. Representatives of Goldman Sachs also reviewed its preliminary financial analysis of the Company, based on the latest Company management projections. The Finance Committee (with the concurrence of the other Company Board members present, constituting a majority of the Company Board) authorized the Company’s five-year financial projections (the “Management Model”) which served as the basis for the financial metrics contained in the CIP. Representatives of Goldman Sachs also discussed preliminary outreach and communication with certain potential acquirors of the Company. The Company Board members discussed with the management team and the financial advisors and legal advisors next steps regarding the upcoming kickoff of the sale process. Also during the meeting, the Company Board determined that the September 2024 Bid did not provide sufficient value to the Company that would warrant abandoning its planned process to explore strategic alternatives at that time (and authorized management to inform the parties who submitted the September 2024 Bid of their determination), but did instruct Goldman Sachs to invite the parties who submitted the September 2024 Bid to participate in the strategic alternatives process.
On October 6, 2024, representatives of Goldman Sachs began confidential outreach to those potential strategic and financial counterparties authorized by the Company in connection with a Potential Transaction. Between October 6, 2024 and October 25, 2024, representatives of Goldman Sachs contacted 35 potential counterparties, with the majority of the outreach occurring between October 6, 2024 and October 10, 2024. Between October 9, 2024 and November 1, 2024, 27 of the 35 potential counterparties contacted by Goldman Sachs entered into customary confidentiality agreements with the Company, which included customary standstill restrictions but allowed each counterparty to make friendly offers or proposals to the Company relating to a Potential Transaction on a confidential basis. Shortly after entering into a confidentiality agreement with the Company, each of these 27 potential counterparties received a copy of the CIP and Management Model.
On October 8, 2024, Messrs. Crowley and McCabe called representatives of the Investor as well as a second party who also later was part of the tripartite consortium comprising Bidder A and indicated that the Company was exploring a process in connection with a Potential Transaction, relayed that the September 2024 Bid did not provide sufficient value to the Company that would warrant abandoning its planned process to explore strategic alternatives, and noted that Goldman Sachs would reach out to them to offer an opportunity to participate in the planned process.
On October 9, 2024, the closing price per share of Company Common Stock was $11.65. During the trading day on October 10, 2024, there were media reports stating that the Company was exploring a strategic process, including a potential sale of the Company, that included both strategic bidders and financial sponsors. The Company did not put out any statement in response. The closing price per share of Company Common Stock on October 10, 2024 was $14.12.
Between October 10, 2024 and December 18, 2024, there were approximately nine news articles discussing the potential sale of the Company. No comment was provided by the Company on or for any of such news articles. The closing stock price per share of Company Common Stock on December 18, 2024 was $17.30, representing approximately a 22.5% increase from the closing stock price of Company Common Stock on October 10, 2024.

Between October 21, 2024 and November 1, 2024, representatives of Goldman Sachs, at the direction of the Company, distributed a bid process letter (the “October 21 Process Letter”) to the 23 parties that decided to continue in the process, which invited such parties to submit a preliminary, non-binding written indication of interest for the Potential Transaction (the “initial IOIs”) by November 11, 2024, which representatives of Goldman Sachs later informed bidders would be extended to November 14, 2024 (the “November Bid Deadline”). The October 21 Process Letter outlined the items to be addressed by each party’s initial IOI, including, among other things, a potential price per share for the outstanding fully diluted shares of the Company, a detailed and specific list of diligence performed to-date and a detailed description of due diligence requirements in order to finalize a definitive proposal with respect to a Potential Transaction and a list of any anticipated further internal or external approvals or consents that may be required to consummate a Potential Transaction. The October 21 Process Letter also contemplated that the strategic alternatives process was expected, in the Finance Committee’s discretion, to entail one or more phases, including a subsequent phase in which potential counterparties would submit final definitive written proposals with respect to a Potential Transaction.
Between October 22, 2024 and November 11, 2024, members of management held in-person and videoconference meetings (“fireside chats”) with 11 interested parties in the process, selected based on their level of engagement, to discuss the CIP, Management Model, the Company and its business and other matters related to a Potential Transaction. Representatives of Goldman Sachs also attended such sessions. Also in the period leading up to the November Bid Deadline, all 23 parties were provided with Company management information to assist them in developing their proposals, including value drivers, financial and tax information and responses to diligence requests.
By the November Bid Deadline, the Company received eight initial IOIs that included six financial sponsors and two strategic bidders. Each of the initial IOIs received contemplated an acquisition of all of the Company’s outstanding fully diluted shares. The initial IOI received from Warburg Pincus offered a price range of $18 to $20 per share. The initial IOI received from the two initial parties in the tripartite consortium that we refer to collectively as “Bidder A” offered a price range of $20 to $22.50 per share. The initial IOI received from a strategic party we refer to as “Bidder B” offered a price range of $18 to $19.25 per share. The initial IOI received from a financial party we refer to as “Bidder C” offered a price range of $18 to $20 per share. The initial IOI received from a financial party we refer to as “Bidder D” offered a price of $20 per share. The initial IOI received from a financial party we refer to as “Bidder E” offered a price range of $19 to $21 per share. The initial IOI received from a strategic party we refer to as “Bidder F” offered a price of $18 per share. The initial IOI received from a financial party we refer to as “Bidder G” offered a price of $18 per share.
Between November 15, 2024 and January 31, 2025, representatives of Skadden held numerous videoconference meetings with legal representatives of various bidders, including Kirkland on behalf of Parent and Merger Sub, to discuss what antitrust and other regulatory filings would be needed in connection with a Potential Transaction, as well as any possible concerns relating thereto.
On November 20, 2024, the Finance Committee held a videoconference meeting with representatives of management, Goldman Sachs and Skadden and other members of the Company Board in attendance. During the meeting, a representative of Skadden discussed with the Finance Committee, among other matters, the directors’ fiduciary duties in connection with a potential strategic alternatives process. Skadden also noted that Goldman Sachs had provided written confirmation to the Company that, in its opinion, after review of its other business activities and the contemplated bidders, nothing would limit its ability to fulfill its responsibilities as financial advisor to the Company in connection with this engagement. Representatives of Goldman Sachs provided an analysis of the initial IOIs received by the November Bid Deadline. Representatives of Goldman Sachs also led a discussion regarding other potential strategic alternatives available to the Company, including the possibility of pursuing a break-up of the Company, disposing of certain Company assets, continuing with the sale transaction process and remaining as a standalone public company. Goldman Sachs’ presentation also included an analysis of each bid received, as well as an illustrative financial analyses of the Company, which relied upon the Company’s management projections from fiscal year 2025 to fiscal year 2029 and market data as of November 15, 2024. At the conclusion of the meeting, the Finance Committee authorized management and Goldman Sachs to (i) remove Bidder G from the process due to its offer price, (ii) progress Bidders A and D due to their higher offer prices, as well as Bidder B based on the belief that Bidder B could offer a higher price due to the potential synergies between Bidder B and the Company and (iii) request a re-bid from Warburg Pincus and Bidders C, E and F and allow those bidders to continue in the process if they sufficiently raised their all-cash price level. Bidder F stated they would not rebid to representatives of Goldman Sachs.

Between November 21, 2024 and November 24, 2024, Warburg Pincus submitted its revised bid of $20 per share. Bidder C submitted its revised bid of $20 to $22 per share. Bidder E submitted its revised bid of $21 per share. Bidder F, despite having represented they would not rebid, submitted a revised proposal including two options – an all-cash offer of $19.99 per share and a cash and stock offer of $18.00 per share. Based on the revised bids, Warburg Pincus, Bidder C, Bidder E were advanced to the next phase of the process, but Bidder F was told that it would not proceed to the next phase of the process as they did not sufficiently raise the cash offer price, consistent with the direction provided by the Finance Committee at its November 20, 2024 meeting.
Between November 25, 2024 and December 5, 2024, select members of Company management gave in-person management presentations to Warburg Pincus, Bidder A, Bidder C, Bidder D and Bidder E. Each management presentation included multi-hour long reviews of the Company’s business model, operations, strategy and five-year financial projections. Each of the bidders was also afforded the opportunity to ask questions on a variety of topics. Representatives of Goldman Sachs also attended these sessions.
From November 25, 2024 through January 29, 2025, the Company provided the potential counterparties (except Berkshire, who was provided access to a virtual data room on January 3, 2025) with access to a virtual data room containing business, legal and financial information on November 26, 2024, providing responses to written requests from the parties and hosting multiple telephonic diligence calls with representatives of the Company, covering various areas, including, but not limited to, commercial operations, financial results, environmental matters, intellectual property, information technology and data security, employment matters, litigation, legal compliance, tax and general corporate matters of the various business segments of the Company. The potential counterparties also were presented with the opportunity to conduct site visits at select facilities of the Company as part of the diligence process over approximately the same time period. Bidder A visited five facilities of the Company between January 8, 2025 and January 15, 2025, Bidder B visited six facilities of the Company between December 3, 2024 and January 17, 2025, Bidder C visited four facilities of the Company on January 13, 2025 and January 14, 2025, Bidder D visited two facilities of the Company on January 22, 2025 and January 23, 2025 and Warburg Pincus and Berkshire visited eight facilities (with a professional advisor of Warburg Pincus and Berkshire visiting two additional facilities without Warburg Pincus or Berkshire present on their behalf) between January 7, 2025 and January 28, 2025. Bidder E did not conduct any site visits.
Between November 26, 2024 and January 3, 2025, at the Company’s direction, certain potential strategic and financial counterparties who had previously executed confidentiality agreements, including Berkshire, Warburg Pincus, Bidder A, Bidder B and Bidder C and Bidder D entered into clean team agreements that control the exchange of sensitive, competitive and confidential information between parties while complying with antitrust laws and regulatory requirements.
On November 27, 2024, Mr. Crowley provided a written update to the Company Board on the revised bids that were submitted since the last Finance Committee meeting.
On December 2, 2024, the Finance Committee held a videoconference meeting with representatives of management, Goldman Sachs and Skadden and other members of the Company Board in attendance. Representatives of Goldman Sachs provided an overall process update, including a presentation of revised bids that were submitted since the last Finance Committee meeting. Representatives of Goldman Sachs also shared an overview of the proposed round 2 process design, which would include an initial diligence period focused on items critical to the bidders’ assessment of the Company’s value followed by an interim bid. During this meeting, the Finance Committee determined to hold weekly or bi-weekly meetings (depending on the cadence it thought was appropriate at the time) with the management team, legal advisors and financial advisors to be able to provide regular guidance and receive regular updates as the process continued. The Finance Committee determined that all Company Board members not on the Finance Committee also would be invited to attend all such Finance Committee meetings during this process of exploring strategic alternatives (and at least a majority of Company Board members did attend each of the Finance Committee meetings that took place between December 13, 2024 and January 24, 2025). Also, during this meeting, the Finance Committee and the management team planned for management presentations and meetings between bidders and certain members of the management team (which would focus on areas the bidders noted as critical, including financial upsides, organization structure, customer pricing and contracts, tax attributes, pension liabilities and cost opportunities). Company management and Skadden also discussed with the Finance Committee making the auction draft of the merger agreement available to the bidders. The independent directors of the Company Board separately met with representatives of Goldman Sachs and Skadden and determined to include such a session at each of the following Board and committee meetings relating to a potential sale of the Company, whenever any Board member present or advisor thought it was prudent to do so.

Also on December 2, 2024, as discussed with the Finance Committee the auction draft of the merger agreement was made available to all remaining bidders. The auction draft of the merger agreement, among other things, contained a broad ability of the Company Board to make an adverse recommendation change if failure to do so would reasonably be expected to be inconsistent with the Company Board’s exercise of their fiduciary duties, broadly defined the circumstances under which a proposal would be considered a superior proposal (including that a proposal could be considered a superior proposal even if the Company had breached the no-shop provision), permitted the parties to seek specific performance (without condition) in the event of a breach by the other party or monetary damages in the event of willful breach (without limitation of liability) and proposed a Company termination fee of 2% of the Company’s enterprise value and a reverse termination fee of 7% of the Company’s enterprise value.
In line with the Finance Committee’s directives from the day prior, on December 3, 2024, representatives of Goldman Sachs sent the remaining six potential counterparties a revised process letter requesting the submission, by December 17, 2024, of revised, written, non-binding indications of interest with respect to a Potential Transaction and a markup of, or an issues list based on, the auction draft of the merger agreement by December 17, 2024.
On December 13, 2024, an initial draft of the disclosure schedules relating to the auction draft of the merger agreement was made available to those bidders that remained in the process.
Also on December 13, 2024, the Finance Committee held a videoconference meeting with representatives of management, Goldman Sachs, Skadden and other Company Board members in attendance. Representatives of Goldman Sachs provided a process update, including an overview of the management presentations that had taken place to-date, noting that Bidder B deferred its management presentation to prioritize its diligence efforts. Representatives of Goldman Sachs explained that Bidder B had completed its site visits and all other parties decided to postpone site visits to the final phase of the process. In addition, Representatives of Goldman Sachs provided an overview of the bidders’ main focus areas for due diligence. Management shared with the Finance Committee an updated forecast for fiscal year ending March 31, 2025, as well as a list of potential revenue and costs initiatives that could provide upside to the Company’s financial projections for the fiscal years ending March 31, 2026 through March 31, 2029. The Finance Committee instructed Goldman Sachs to share these materials with the bidders, and to utilize the updated forecast for fiscal year ending March 31, 2025, instead of the forecast for fiscal year ending March 31, 2025 contained in the Management Model shared on October 4, 2024, in connection with any future financial analysis of the Company, as further described in the first paragraph of the section entitled “The Merger – Projections Prepared by the Company’s Management” beginning on page 54 of this Proxy Statement. The Finance Committee instructed Goldman Sachs not to utilize Company management’s potential upsides in connection with any future financial analysis of the Company, given the preliminary nature of the work done to illustrate such upsides, and the not yet estimable costs to achieve such upsides and the risks associated with achieving such upsides (including risks relating to the ability to achieve price increases, the rate of inflation and material costs, the level of demand from OEM customers, and risks and costs associated with refinancing that would be necessary).
On December 17, 2024, representatives of Bidder C submitted a revised non-binding indication of interest that included a price range of $20.00 to $21.00 per share and noted that they would submit a markup of the merger agreement within a week. Bidder D and Bidder E each indicated that they did not intend to submit a bid and would not continue to participate in the process.
Also on December 17, 2024, representatives of Kirkland & Ellis LLP (“Kirkland”), as outside legal counsel to Warburg Pincus, submitted an issues list (the “Warburg Issues List”) that summarized key material issues raised by the auction draft of the merger agreement. The Warburg Issues List, among other things, proposed to expand the scope of what constitutes a breach of the no-shop provision, limit the circumstances under which the Company could issue an adverse recommendation change, limit the circumstances under which a proposal would be considered a superior proposal, limit Warburg Pincus’ aggregate liability under the merger agreement and modify the size and triggers of the Company termination fee (proposing a fee of 3.75% of the Company’s equity value) and reverse termination fee (proposing a fee of 5.25% of the Company’s equity value). In addition, the Warburg Issues List contemplated the execution of a voting agreement supporting the transaction by “key stockholders” and “members of senior management”.
On December 18, 2024, representatives of Warburg Pincus submitted a revised non-binding indication of interest that included a price of $20.50 per share.
On December 18, 2024, a strategic party formally joined Bidder A consortium as the third party in that consortium, and Bidder A submitted a revised non-binding proposal of $21.00 per share.

On December 20, 2024, representatives of Bidder B submitted a revised non-binding indicative proposal that included a price range of $18.50 to $19.25 per share and representatives of Bidder B’s outside legal counsel (“Bidder B Legal Advisors”) submitted a preliminary markup of the auction draft of the merger agreement, which, among other things, limited the circumstances under which the Company could issue an adverse recommendation change, limited the circumstances under which a proposal would be considered a superior proposal, included certain additional termination rights in favor of Bidder B, expanded the scope of restrictions applicable to the Company in the period between signing and closing and expanded the scope of representation and warranties to be made by the Company.
Also on December 20, 2024, the Finance Committee held a videoconference meeting with representatives of management, Goldman Sachs, Skadden and other Company Board members to discuss the revised indications of interest received from the four remaining bidders and provided a comparative analysis of each bid. Representatives of Skadden discussed with the Finance Committee, among other things, certain considerations related to the regulatory analysis conducted by Skadden and the bidders’ counsel to date, and related transaction closing risk associated with the profile of the various bidders. At the conclusion of the meeting, the Finance Committee authorized management and Goldman Sachs to progress Warburg Pincus, Bidder A and Bidder C to the next round. The Finance Committee also instructed Goldman Sachs to invite Bidder B to a management presentation, following which Bidder B would be asked to re-bid.
On December 28, 2024, representatives of Bidder C’s outside legal counsel (“Bidder C Legal Advisors”) submitted an issues list (the “Bidder C Issues List”) that summarized the key material issues raised by the auction draft of the merger agreement and outlined the changes Bidder C would make in its full markup of the merger agreement. The Bidder C Issues List, among other things, capped Bidder C’s aggregate liability under the merger agreement and modified the size and triggers of the Company termination fee and reverse termination fee.
Also on December 28, 2024, Warburg Pincus informed representatives of Goldman Sachs that it wanted to team up with Berkshire, who had not previously participated in the process, in making a bid for the Company.
On January 2, 2025, representatives of Goldman Sachs sent Warburg Pincus, Bidder A and Bidder C a process letter requesting that such parties each submit a binding, fully financed and unconditional offer for the Company by January 29, 2025, as well as a markup of the auction draft of the merger agreement by January 15, 2025.
Also on January 2, 2025, Berkshire entered into a customary confidentiality agreement with the Company.
On January 3, 2025, the Finance Committee held a videoconference meeting with representatives of management, Goldman Sachs, Skadden and other Company Board members in attendance to discuss the level of engagement among the remaining bidders. Representatives of Goldman Sachs noted that each of Bidder A, Bidder C and Warburg Pincus had been invited to the next round of the process, while Bidder B had been invited to a management presentation to better understand key drivers of value, following which they were asked to revert with their latest view on value. In addition, representatives of Goldman Sachs reported that Warburg Pincus had requested to partner with Berkshire on a joint bid, and following discussions with Company management and based on the belief that allowing such partnering would help Warburg Pincus maximize its bid, Goldman Sachs was instructed by the Finance Committee to take steps to allow access to due diligence to support such a partnership. Also, representatives of Skadden provided an overview of the merger agreement feedback received to date and noted that they would be sharing feedback with the bidders during the week of January 6, 2025.
Also on January 3, 2025, following the Finance Committee meeting, Berkshire entered into a clean team agreement with the Company and was granted access to the virtual data room.
On January 4, 2025, representatives of Bidder A’s outside legal counsel (the “Bidder A Legal Advisors”) submitted an issues list (the “Bidder A Issues List”) that summarized the key material issues raised by the auction draft of the merger agreement and outlined the changes Bidder A would make in its full markup of the merger agreement. The Bidder A Issues List addressed, among other things, the size and triggers of the Company termination fee and reverse termination fee and noted that the Bidder A parties would enter into a separation matters agreement concurrently with the signing of the merger agreement that would memorialize the separation of the Company among the parties comprising Bidder A following the closing of the merger. Accordingly, Bidder A noted that it would require a cooperation covenant obligating the Company to assist with the separation planning in the period between signing and closing.

On January 6, 2025, select members of Company management gave an in-person management presentation to Bidder B. The management presentation included reviews of the Company’s business model, operations, strategy and five-year financial projections. Bidder B was afforded the opportunity to ask questions on a variety of topics. Representatives of Goldman Sachs also attended this session.
On January 7, 2025, representatives of Bidder B submitted a revised non-binding proposal to acquire all of the Company’s outstanding fully diluted shares for a price of $20.25 per share.
On January 8, 2025, representatives of Goldman Sachs sent Bidder B the process letter previously shared with Warburg Pincus, Bidder A and Bidder C, requesting that it submit a binding, fully financed and unconditional offer for the Company by January 29, 2025, as well as a markup of the auction draft of the merger agreement by January 15, 2025.
Following consultation with the Company management and representatives of Goldman Sachs regarding the merger agreement feedback provided by Buyers and each of Bidder A, Bidder B and Bidder C on January 8, 2025, representatives of Skadden and representatives of the Bidder A Legal Advisors held a videoconference meeting to discuss the material issues raised in the Bidder A Issues List. The discussion focused on, among other things, Bidder A’s plan for the proposed separation of the Company immediately following the closing of the merger and the work that Bidder A and its advisors had done to date to plan for such separation.
Also on January 8, 2025, representatives of Skadden and Bidder C Legal Advisors held a videoconference meeting to discuss the material issues raised in the Bidder C Issues List. The discussion focused on, among other things, Bidder C’s proposed approach to the closing conditions provisions, the termination fees and related triggers and certain employee protection provisions. In addition, representatives of Skadden inquired about Bidder C’s financing plan and any related timing considerations.
Also on January 8, 2025, representatives of Skadden and representatives of Kirkland (acting on behalf of the Buyers) held a videoconference meeting to discuss the material issues raised in the Warburg Issues List. The discussion focused on, among other things, the Buyers’ proposed approach to the fiduciary out provisions and termination fees (and related triggers) in the merger agreement. In addition, Skadden and Kirkland discussed the Buyers’ request that certain members of senior management enter into a voting agreement and agreed that Kirkland would send Skadden a draft of such an agreement in conjunction with their full markup of the merger agreement.
On January 10, 2025, the Finance Committee held a videoconference meeting with representatives of management, Goldman Sachs, Skadden, and Company Board members to discuss the level of engagement from the remaining bidders. Representatives of Goldman Sachs provided an update on the ongoing expert sessions and site visits with each of the bidders and noted that all of the remaining bidders continue to be engaged and focused on the diligence process. Representatives of Skadden provided an update on the feedback calls they had with each of Bidder A, Bidder B and the Buyers and noted that each of the bidders’ respective representatives were generally receptive to the feedback. Skadden also noted that they were scheduled to connect with Bidder B’s legal advisors later that day.
Also on January 10, 2025, Bidder C made a request to representatives of Goldman Sachs that they be provided consent to partner with Bidder D, who had indicated to representatives of Goldman Sachs the month prior that it would not be pursuing a Potential Transaction on its own. Representatives of Goldman Sachs reported this request to the Finance Committee, who ratified the decision to authorize Bidder C to partner with Bidder D.
In the afternoon of January 10, 2025, representatives of Skadden and representatives of Bidder B Legal Advisors held a videoconference meeting to discuss the material issues raised in the Bidder B markup of the merger agreement. The discussion focused on, among other things, Bidder B’s revisions to the fiduciary out and termination provisions, including Bidder B’s proposed termination fees and related triggers, as well as the representation, warranty and covenant changes provided by Bidder B.
Also in the afternoon of January 10, 2025, representatives of the Company’s management, Skadden and the Bidder A Legal Advisors held a videoconference meeting to discuss Bidder A’s plans for the post-closing separation in detail.
On January 15, 2025, representatives of Bidder B Legal Advisors submitted a second round markup of the merger agreement, while representatives of Bidder A Legal Advisors and representatives of Bidder C Legal Advisors each submitted initial markups of the merger agreement. Generally, among other things, each of the markups addressed the parties’ required efforts to obtain regulatory approvals, the size and triggers of the Company termination fee and reverse termination fee, the scope of restrictions applicable to the Company in the period between signing and closing and the scope of representation and warranties to be made by the Company. In addition, the markup submitted by representatives of Bidder A Legal Advisors included provisions relating to their planned separation of the Company.
On January 17, 2025, the Finance Committee held a videoconference meeting with representatives of management, Goldman Sachs, Skadden and other Company Board members in attendance. At this meeting, management discussed with the Finance Committee and other Company Board members potential opportunities and risks associated with the Management Model. The Finance Committee confirmed that Goldman Sachs should continue to utilize the previously prepared Management Model, as updated pursuant to the instructions provided to Goldman Sachs on December 13, 2024 in connection with any future financial analysis of the Company.
Following a request from Bidder B, and following consultation with the Company’s management team, on January 18, 2025, representatives of Skadden shared an issues list with representatives of Bidder B Legal Advisors, which addressed certain areas where the Company wanted Bidder B to adjust its position, including with respect to the Company Board’s ability to make an adverse recommendation change, the parties’ required efforts to obtain regulatory approvals, the size and triggers of the Company termination fee and reverse termination fee, the scope of restrictions applicable to the Company in the period between signing and closing and the scope of representation and warranties to be made by the Company. Also on January 18, 2025, Goldman Sachs delivered to the Company a customary relationship disclosure letter summarizing Goldman Sachs’ material relationships with Berkshire, Warburg, Bidder A, Bidder B, Bidder C, Bidder D and Bidder E. On January 21, 2025, representatives of Skadden shared a revised draft of the merger agreement with representatives of Bidder B Legal Advisors, which addressed, among other things, the issues flagged in the issues list shared with representatives of Bidder B Legal Advisors on January 18, 2025.
On January 22, 2025, representatives of Skadden shared revised drafts of the merger agreement with each of the Bidder A Legal Advisors and Bidder C Legal Advisors. Generally, each of the revised drafts addressed, among other things, the parties’ required efforts to obtain regulatory approvals, the Company’s ability to engage in discussions regarding an alternative proposal, the Company’s ability to terminate the merger agreement and accept a superior proposal, the size and triggers of the Company termination fee and reverse termination fee, the scope of restrictions applicable to the Company in the period between signing and closing and the scope of representation and warranties to be made by the Company. Also, the revised draft shared with representatives of Bidder A Legal Advisors addressed comments on the provisions relating to Bidder A’s planned separation planning of the Company.
On January 23, 2025, representatives of Kirkland submitted an initial markup of the merger agreement on behalf of the Buyers, which, among other things, expanded the scope of the no-shop provision, limited the circumstances under which the Company could engage in discussions regarding an alternative proposal and under which a proposal would be considered a superior proposal, modified the size and triggers of the Company termination fee (proposing a fee of 3.75% of the Company’s equity value) and reverse termination fee (proposing a fee of 6.00% of the Company’s equity value) and expanded the scope of restrictions applicable to the Company in the period between signing and closing and the scope of representation and warranties to be made by the Company.
Also on January 23, 2025, at the request of certain bidders, Company management provided to representatives of Goldman Sachs and, at the request of Company management, representatives of Goldman Sachs provided to all of the bidders remaining in the process information that showed the amount of certain non-recurring sales of intellectual property that were included in the Management Model so that the bidders could deduct such revenues from the unaudited forecasted financial information of the Company for fiscal year 2026 through fiscal year 2029 contained in the previously shared Management Model.
On January 24, 2025, representatives of Bidder C Legal Advisors shared a second round markup of the merger agreement with representatives of Skadden, while representatives of Bidder B Legal Advisors shared a third round markup of the merger agreement with representatives of Skadden. Generally, each of the revised drafts addressed, among other things, the parties’ required efforts to obtain regulatory approvals, the fiduciary out provisions, the size and triggers of the Company termination fee and reverse termination fee, the scope of restrictions applicable to the Company in the period between signing and closing and the scope of representation and warranties to be made by the Company. Also, the revised draft shared by representatives of Bidder C Legal Advisors included a cooperation covenant obligating the Company, subject to certain exceptions, to use its reasonable best efforts to cooperate with Bidder C in the period between signing and closing in connection with its potential divestures of Company subsidiaries to third parties post-closing.
On January 24, 2025, the Finance Committee held a videoconference meeting with representatives of management, Goldman Sachs, Skadden and other Company Board members in attendance. Representatives of Goldman Sachs reviewed the status of discussions with the remaining bidders, and representatives of Skadden presented an overview of the merger agreement draft, including certain open matters with the remaining bidders. These open matters, among other things, related to the plans to separate the business by certain bidders; the amount of the termination fees and situations in which such termination fees would be payable; the length of the tail period during which a termination fee would be payable in certain circumstances; obligations of the bidders to pay certain comparable benefits and severance post closing; regulatory efforts and remedies; ability to settle litigation without bidder consent and the breadth of representations and warranties from the Company and restrictions on the Company’s business pending closing.
On January 25, 2025, representatives of Bidder C Legal Advisors shared a proposed equity commitment letter and limited guarantee.
On January 27, 2025, representatives of Skadden shared revised drafts of the merger agreement with representatives of Kirkland on behalf of Buyers, representatives of Bidder B Legal Advisors and representatives of Bidder C Legal Advisors. Generally, each of the revised drafts addressed, among other things, the parties’ required efforts to obtain regulatory approvals, the fiduciary out provisions, the Company’s ability to terminate the merger agreement and accept a superior proposal, the size and triggers of the Company termination fee and reverse termination fee, the scope of restrictions applicable to the Company in the period between signing and closing and the scope of representation and warranties to be made by the Company, and two of the drafts addressed post-closing employee benefits provisions. With regard to the revised draft of the merger agreement shared by representatives of Skadden with representatives of Kirkland, the draft included a Company termination fee of 3.00% of the Company’s equity value and a reverse termination fee of 7.00% of Company’s equity value. The revised drafts of the merger agreement shared with representatives of Bidder B Legal Advisors and Bidder C Legal Advisors included a Company termination fee of 3.00% of the Company’s equity value and a reverse termination fee of 6.50% of Company’s equity value. Also, the revised draft of the merger agreement shared with representatives of Bidder C Legal Advisors provided for additional limitations on the Company’s obligation to cooperate with Bidder C in connection with its separation planning and included provisions clarifying that the consummation of the separation would not be a condition to the Closing.
Also on January 27, 2025, Kirkland shared a proposed draft of the form Voting and Support Agreement with Skadden, which would be entered into by certain members of the Company’s senior management.
Also on January 27, 2025, one of the members of the consortium comprising Bidder A informed representatives of Goldman Sachs that Bidder A would not be submitting a bid.
On January 28, 2025, representatives of Skadden shared revised drafts of the equity commitment letter and limited guarantee with representatives of Bidder C Legal Advisors and a revised draft of the form Voting and Support Agreement with Kirkland, which, among other things, limited the individuals that would be executing such agreements to certain members of the Company’s senior management.
On January 29, 2025, each of Bidder B and the Buyers submitted revised proposals and revised drafts of the merger agreement and other transaction documents. Bidder B increased its offer price from $20.25 to $21.75 per share. The Buyers increased their offer price from $20.50 to $22.50 per share.
Also on January 29, 2025, Bidder C informed representatives of Goldman Sachs that they would not be submitting a bid.
On January 30, 2025, the Buyers formed Parent and Merger Sub as the parties that would ultimately enter into the Merger Agreement with the Company.
On January 31, 2025, the Company Board held a videoconference meeting with representatives of management, Goldman Sachs and Skadden to discuss the bids received from each of Bidder B and the Buyers. Prior to this meeting, representatives of Goldman Sachs provided representatives of Company management and the Company Board with an updated relationship disclosure letter summarizing Goldman Sachs’ material relationships with Berkshire,

Warburg Pincus and Bidder B. Members of the Company Board were given an opportunity to ask questions regarding these relationship disclosures during the meeting. At this meeting, representatives of Goldman Sachs also reviewed its preliminary financial analysis of the Company, based on the latest Company management projections, and provided an update on the process, during which they noted that both of the remaining bidders had raised the price per share they were willing to pay in their latest bids. Representatives of Skadden then reviewed with the Company Board their fiduciary duties under Delaware law in the context of their consideration of a potential transaction, and the principal terms of the draft merger agreements from each of the two remaining bidders, as well as the other transaction documents received from the Buyers, including the terms of the proposed debt and equity financing documentation and Voting and Support Agreement received from Buyers. In addition, representatives of Skadden provided an update on the anticipated timing for regulatory approval of a transaction with each of the two bidders and discussed the regulatory efforts standard each of the bidders had proposed and the related protections in the draft merger agreements. Following discussions with its advisors, and given the amount of time and effort each of the bidders had invested in evaluating the Company and given how close the two bids were to one another and the expectation that they each had some value left for a final round, the Company Board instructed Goldman Sachs to go back to each of the bidders and provide them with another opportunity to raise their price by the morning of February 1, 2025 and submit revised drafts of all transaction documents addressing final legal points that would be raised with each of their counsel by Skadden. The Company Board also confirmed the financial projections that should be utilized by Goldman Sachs for purposes of its financial analyses and fairness opinion.
Between January 29, 2025 and February 1, 2025, the Company’s and Bidder B’s respective management teams and legal and other advisors engaged in extensive negotiations regarding the terms of the proposed merger agreement. During the course of the negotiations, areas of discussion and negotiation between the parties included, among other things, the parties’ required efforts to obtain regulatory approvals, the Company’s ability to terminate the merger agreement and accept a superior proposal, the size and triggers of the Company termination fee and the reverse termination fee, the Company’s obligations with respect to the operation of its business during the period between the signing of the merger agreement and the consummation of the merger, the scope of the restrictions applicable to actions taken by the Company during the period between the signing of the merger agreement and the consummation of the merger, the termination provisions, the representations and warranties to be made by the parties and the provisions regarding certain employee-related matters.
Also between January 29, 2025 and February 1, 2025, the Company’s and the Buyers’ respective management teams and legal and other advisors engaged in extensive negotiations regarding the terms of the proposed merger agreement and the other transaction documentation, including the proposed equity commitment letter, the proposed limited guarantee, the proposed debt commitment letters and the proposed Voting and Support Agreement. During the course of the negotiations, areas of discussion and negotiation between the parties included, among other things, certain reimbursement caps, which, if reached, would limit Buyers’ reimbursement obligations to the Company, the Company’s ability to terminate the merger agreement and accept a superior proposal, the size and triggers of the Company termination fee and the reverse termination fee, the Company’s obligations with respect to the operation of its business during the period between the signing of the merger agreement and the consummation of the merger, the scope of the restrictions applicable to actions taken by the Company during the period between the signing of the merger agreement and the consummation of the merger, the termination provisions, the representations and warranties to be made by the parties and the provisions regarding certain employee-related matters.
In the afternoon of February 1, 2025, each of Bidder B and the Buyers submitted a revised proposal and revised drafts of the merger agreement and other transaction documents. Bidder B increased its offer price from $21.75 to $23.25 per share. The Buyers increased the offer price from $22.50 to $23.50 per share.
Later in the day on February 1, 2025, the Company Board held a videoconference meeting with representatives of management, Goldman Sachs and Skadden to discuss the revised bids received from each of Bidder B and the Buyers. Representatives of Goldman Sachs reviewed the proposals received from each of Bidder B and the Buyers. Representatives of Skadden presented a summary of the transaction documentation, including the remaining open points with each bidder. With regard to the revised draft of the merger agreement shared by representatives of Kirkland, the draft addressed, among other things, the Company’s ability to terminate the merger agreement, the scope of restrictions applicable to the Company in the period between signing and closing and limitations on the Buyers’ aggregate liability under the merger agreement, and included a Company termination fee of 3.25% of the Company’s equity value and a reverse termination fee of 6.50% of Company’s equity value. Following discussion, the Company Board determined to proceed toward execution with the Buyers because of their higher offer price, subject to further negotiation with the Buyers to finalize the merger agreement and related disclosure schedules, including merger agreement provisions related to the circumstances in which termination fees are payable, and additional recourse rights and obligations of the parties related to termination fees, monetary damages and expenses.
Following such meeting on February 1, 2025, as instructed by the Company Board, representatives of Goldman Sachs notified Bidder B that Bidder B was not the higher bidder, and notified the Buyers that, subject to satisfactory agreement on the last open issues from their merger agreement proposal, the Company Board was willing to move forward to finalize the terms of the merger agreement with the Buyers.
In the evening of February 1, 2025, representatives of Skadden, Kirkland, Goldman Sachs and the Buyers attended a teleconference to discuss the remaining open points in the merger agreement.
While that teleconference with Buyers was ongoing, on February 1, 2025, Bidder B notified representatives of Goldman Sachs that Bidder B was willing to increase its proposal to $24.00 per share.
Representatives of Goldman Sachs informed Mr. Crowley, who in turn informed the lead independent director on the Company Board, of this development and, as instructed by them, representatives of Goldman Sachs communicated to the Buyers on the evening of February 1, 2025 that the Company was no longer going to proceed towards execution with them and invited the Buyers and Bidder B each to submit a best and final offer by 9 a.m. Eastern Time on February 2, 2025, along with final drafts of all transaction documents, such that the Company Board could meet following the receipt of the final bids, evaluate each, select a winning bidder and, shortly thereafter, the Company could execute the transaction documents.
In the morning of February 2, 2025, each of Bidder B and the Buyers submitted revised final proposals. From the proposals submitted on February 1, 2025, Bidder B increased its offer price from $24.00 to $25.00 per share and the Buyers increased their offer price from $23.50 to $26.00 per share.
Also in the morning of February 2, 2025, following the receipt of the final proposals from each of the final two bidders, the Company convened a videoconference meeting of the Company Board with representatives of management, Goldman Sachs and Skadden in attendance. At this meeting, representatives of Goldman Sachs reviewed the final bids received from each of the bidders and confirmed that they were told these were the best and final offers from each of the bidders. Representatives of Skadden then reviewed the principal terms of the draft merger agreements from Buyers, including changes to terms described to the Company Board at the last meeting, which had been addressed with Buyers and their counsel. In particular, in connection with their increase in share price, the Buyers were insisting on increasing the termination fee (proposing a fee of 3.90% of the Company’s equity value) that the Company would pay in certain circumstances, including in the event it terminated the merger agreement to accept a superior proposal or it materially breached the no shop provisions in the merger agreement. During this meeting, the Company Board asked that a representative of Goldman Sachs get clarification on the Buyers’ position on another issue; a representative of Goldman Sachs briefly left the meeting to get such clarification (a point in favor of the Company), and reported back to the Company Board. Representatives of Skadden also reviewed the principal terms of the other transaction documents received from the Buyers. Following such discussion, the Company Board agreed that the offer from the Buyers of $26.00 per share was superior to the offer from Bidder B of $25.00 per share. The Company Board determined that given the increase in the price per share that was offered, and recognizing that the Buyers appeared to present a faster closing timeline and greater closing certainty than Bidder B, it was willing to accept the proposed termination fee, but asked that Company management and its advisors try to lower the fee if possible, but to agree to it if insisted upon by the Buyers.
Representatives of Goldman Sachs then reviewed with the Company Board Goldman Sachs’ financial analysis and rendered to the Company Board Goldman Sachs’ oral opinion, subsequently confirmed in writing, that, as of February 2, 2025, and based upon and subject to the factors and assumptions set forth therein, the $26.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of Company Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders, as described in more detail in the section entitled “The Merger – Opinion of the Company’s Financial Advisor”.
Representatives of Skadden then again reviewed with the Company Board their fiduciary duties under Delaware law in the context of their consideration of the potential transaction. Following discussion, and after taking into consideration the information provided by and discussed with Company management and advisors, including the factors described below in greater detail in the section of this proxy statement titled “—Reasons for the Merger,” the Company Board unanimously (i) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby were fair and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger and (iii) recommended that the Company’s stockholders vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, at the Company Stockholders Meeting.
During this meeting, members of Company management discussed with the Company Board the proposed communications strategy in connection with the announcement of the potential transaction.
Following the meeting of the Company Board on February 2, 2025, representatives of Buyers, Company management, Skadden, Kirkland and Goldman Sachs participated in a videoconference and finalized the Merger Agreement and other transaction documents. In connection with its final discussions, the Company requested that the termination fee to be paid by the Company in certain circumstances set forth in the merger agreement be lowered and the Buyers refused; after further discussion, the Buyers agreed to lower the fee from $80.99 million to $80 million. Thereafter, the Merger Agreement and the other transaction documents were executed in the afternoon of February 2, 2025. Before the opening of financial markets in New York on February 3, 2025, the parties issued a press release announcing the transaction.
Recommendation of the Company Board and Reasons for the Merger
Reasons for the Merger
In recommending that the Company’s stockholders vote in favor of the Merger proposal, the Company Board considered a number of potentially positive factors, including, but not limited to, the following (not necessarily in order of relative importance):
•
Premium to Market Price. The fact that the Merger Consideration of $26.00 per share to be received by the holders of shares of the Company Common Stock in the Merger represents a premium over the market price at which shares of the Company Common Stock traded prior to the announcement of the execution of the Merger Agreement:

○
approximately 39% over the closing stock price on January 31, 2025, the last full trading day prior to the date on which the Company Board approved the transaction with Warburg Pincus and Berkshire at a price of $26.00 per share;

○	approximately 123% over the closing price of the Company Common Stock as of October 9, 2024, the last full trading day prior to the media reports regarding a possible sale transaction;
○	approximately 76% over the closing price of the Company Common Stock as of October 14, 2024 the execution date of the Company’s Non-Disclosure Agreement with Warburg Pincus; and
○	approximately 41% over the closing price of the Company Common Stock as of January 2, 2025, the execution date of the Company’s Non-Disclosure Agreement with Berkshire.
•
Form of Consideration. The fact that the Merger Consideration is all cash, which provides the Company’s stockholders significant, immediate and certain value and liquidity for their shares of Company Common Stock, while avoiding long-term business and execution risk, including the risks and uncertainties relating to:

○	the Company’s prospects;
○	the aerospace industry, as well as the economy more broadly, that could adversely affect the Company; and
○	the financial markets generally.
•
Opinion of the Company’s Financial Advisor. The opinion of Goldman Sachs, dated February 2, 2025, to the Company Board that, as of February 2, 2025, and based upon and subject to the factors and assumptions set forth therein, the $26.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of Company Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders, as described in more detail in the section entitled “The Merger – Opinion of the Company’s Financial Advisor” beginning on page 48 of this Proxy Statement.

•
Fair Value. The Company Board believed that the Merger represents fair value for the shares of Company Common Stock, taking into account the Company Board’s familiarity with the Company’s current and historical financial condition, results of operations, business, competitive position and prospects, as well as the Company’s future business plan and potential long-term value.

•
Ability to Reach Deal Price. The Company Board considered the possibility that, if the Company did not enter into the Merger Agreement and remained an independent public company, it could take a considerable amount of time and involve a substantial amount of risk before the trading price of the shares of Company Common Stock would reach and sustain the $26.00 per share value of the Merger Consideration, as adjusted for present value.

•
Loss of Opportunity. The Company Board considered the possibility that, if it declined to adopt the Merger Agreement, there may not be another opportunity for the Company’s stockholders to receive a comparably priced transaction and that the short-term market price for the shares of the Company Common Stock could fall below the value of the Merger Consideration, and possibly substantially below the value of the Merger Consideration.

•
Exploration of Alternative Bidders. The Company Board, with the assistance of Goldman Sachs, considered other parties that would be most likely to have an interest in acquiring the Company, taking into consideration, in particular, the likelihood of such other parties being willing to acquire the Company at a price that would be competitive with Parent’s proposed price range, synergies that may be available to potential strategic buyers, and the financial ability of any party to complete a business combination with the Company. The Company Board also considered:

○
the Company’s rigorous process, together with the Company’s independent financial advisor, Goldman Sachs, for soliciting and responding to offers from potential counterparties that were believed to be the most willing and able to pay the highest price for the Company Common Stock, including the fact that approximately 35 parties were contacted or solicited during the Company’s process for exploring a potential strategic transaction between September 2024 and January 2025, in an effort to obtain the best value reasonably available to stockholders, 27 of which entered into confidentiality agreements with the Company and were provided with an opportunity to conduct due diligence, including, but not limited to, reviewing the five-year financial projections as approved by the Company Board and a confidential information presentation describing the operations and financial condition of the Company. 11 of the bidders – comprised of 5 strategic bidders and 6 financial sponsors – were also invited to engage in “fireside chats” with members of the Company’s management (as described under the section entitled “The Merger—Background of the Merger” beginning on page 31 of this Proxy Statement);

○
the fact that, on October 10, 2024, there were media reports stating that the Company was exploring a strategic alternatives process that included both strategic bidders and financial sponsors, and the lack of interest expressed to the Company by additional parties after this report (as described under the section entitled “The Merger—Background of the Merger” beginning on page 31 of this Proxy Statement);

○	the fact that eight parties submitted initial indications of interest; and
○	the belief that the process resulted in receiving the highest price per share reasonably attainable at the time.
•
Arms-Length Negotiations. The fact that the Company Board and the Company’s senior management, in coordination with the Company’s outside legal and financial advisors over several rounds of negotiation, vigorously negotiated on an arms-length basis with Parent with respect to price and other terms and conditions of the Merger Agreement, including obtaining a price increase from Parent’s initial indication of interest in the range of $18.00 to $20.00 per share to a final binding price of $26.00 per share.

•
Review of Strategic Alternatives. The Company Board considered, after a thorough review of the Company’s long-term strategic goals and opportunities, competitive environment and short- and long-term performance in light of the Company’s strategic plan, and discussions with the Company’s senior management and the Company’s outside legal and financial advisors, the challenges and risks of continuing as a stand-alone public company and the potential strategic alternatives available to the Company. The Company Board determined that the value offered to the Company’s stockholders pursuant to the Merger

Agreement is more favorable to the Company’s stockholders than the alternative of remaining an independent public company and pursuing the Company’s long-term plan (taking into account the potential risks, rewards and uncertainties associated therewith).
•
Company Plan Execution Risks. The Company Board considered the Company’s short-term and long-term financial projections and the perceived challenges and risks associated with the Company’s ability to meet such projections, including the risks and uncertainties described in the “risk factors” and “forward looking statements” sections of the Company’s disclosures filed with the SEC. Further, the Company Board also carefully reviewed and considered:

○
possible upsides to the Company’s projections, including the costs of achieving these upsides, as well as the risks associated with achieving these upsides, including the ability to achieve price increases, the rate of inflation and material costs, the level of demand from OEM customers, and risks and costs associated with refinancing that would be necessary;

○
the possibility that the price of the Company Common Stock could be negatively impacted if the Company failed to meet investor expectations, including if the Company failed to meet its growth and profitability objectives; and

○
the fact that there was no guarantee that Company profit margins would be sustained in the future given the potential volatility of supply and demand and potential adverse economic conditions, which is not in the Company’s control and difficult to predict.

•
Board Carefully Studied the Transaction. The fact that either the Company Board or the Finance Committee met, along with the Company’s financial and legal advisors, to evaluate and discuss the material terms and conditions of, and other matters related to, the Merger eleven times between the date that representatives of Parent first submitted a proposal for the acquisition of the Company to representatives of the Company and the date the Merger Agreement was signed. The Company Board also recognized that at the meetings of the Finance Committee, a majority of the members of the Company Board was present for each meeting during this time period.

•
Terms of the Merger Agreement. The Company Board considered that the provisions of the Merger Agreement, including the respective representations, warranties and covenants and termination rights of the parties and termination fees payable by the Company, are reasonable and customary. The Company Board also believed that the terms of the Merger Agreement, including the size of the termination fee ultimately agreed upon, include the most favorable terms reasonably attainable from Parent.

•
Conditions to the Consummation of the Merger; Likelihood of Closing. The Company Board considered the reasonable likelihood of the consummation of the transactions contemplated by the Merger Agreement in light of the conditions in the Merger Agreement to the obligations of Parent, as well as the Company’s ability to seek specific performance to prevent breaches or threatened breaches of the Merger Agreement, including to cause the Merger to be consummated if all of the conditions to Parent’s obligations to effect the Merger closing have been satisfied or waived.

•
Regulatory Approvals. The Company Board considered the fact that the Merger Agreement requires that each of Parent and Company to do all things necessary, proper or advisable under the Merger Agreement and applicable laws to satisfy the regulatory conditions and provides an appropriate “end date” by which time it is reasonable to expect that the regulatory conditions are likely to be satisfied.

•
No Financing Condition. The Company Board considered Parent’s representations and covenants contained in the Merger Agreement relating to Parent’s financing commitments and the fact that the Merger is not subject to a financing condition. The Company Board also considered the delivery by Parent of the Debt Commitment Letter for the Debt Financing by banks of international reputation as well as the Equity Commitment Letters delivered by the Warburg Pincus Investors and Berkshire Investors, and reviewed the terms and conditions thereof.

•	Ability to Respond to Certain Unsolicited Takeover Proposals. The Company Board considered the Company’s ability to consider and respond to unsolicited acquisition proposals, including:
○	the ability to furnish information to third parties under certain circumstances specified in the Merger Agreement;

○	the time required to obtain the Company’s stockholder approval would allow sufficient time for a third party to make a Superior Proposal if such third-party desires to do so;
○
the Company Board’s ability to effect an Adverse Recommendation Change prior to the adoption of the Merger Agreement by the vote of its stockholders, if, subject to certain limitations, it determines in good faith, after consulting with, and receiving advice from, its outside legal counsel and financial advisor, that the failure to change its recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; and

○
the Company Board’s ability to terminate the Merger Agreement to enter into a Superior Proposal, subject to its compliance with the Merger Agreement (including the payment of a $80 million termination fee), if it determines in good faith, after consultation with its outside legal counsel and financial advisor, that an Alternative Proposal constitutes a Superior Proposal and, after consulting with, and receiving advice from, its legal advisors, that the failure to change its recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

•
Appraisal Rights. The Company Board considered the fact that the Company’s stockholders have the right to exercise their statutory appraisal rights under Section 262 of the DGCL and receive payment of the fair value of their shares of the Company Common Stock in lieu of the per share value of the Merger Consideration, subject to and in accordance with the terms and conditions of the Merger Agreement and the DGCL, unless and until any such the Company stockholder fails to perfect or effectively withdraws or loses such holder’s rights to appraisal and payment under the DGCL.

•
Indemnification. The Company Board considered the continuing obligation on Parent to provide indemnification to current and former officers, directors and employees, and maintain insurance for officers and directors of the Company, which is common in transactions of this type.

•
Retention of Key Employees. The Company Board’s belief that a retention plan for management and certain employees of the Company that the Company had previously implemented would help assure the continuity of management, and increase the likelihood of the successful operation of the Company during the period prior to closing.

•
Reverse Termination Fee. The ability of the Company to, under certain circumstances described in the Merger Agreement, receive a reverse termination fee of $135 million as more fully described in the section entitled “Terms of the Merger Agreement-Termination Fees” beginning on page 89 of this Proxy Statement, or seek specific performance to prevent breaches or to enforce the terms of the Merger Agreement, including with respect to obtaining the debt financing and equity financing.

•
Standalone Value. The Company Board also assessed the Company’s prospects for substantially increasing stockholder value as a standalone company in excess of the Merger Consideration, given the risks and uncertainties in the Company’s businesses, including the following (which are not listed in any relative order of importance):

○	the various execution and other risks to achieving the Company’s long-term operating plan and related uncertainties, including those described below;
○
the effects of governmental regulation and the risks associated with operating in a heavily regulated industry that is closely scrutinized by federal, state and local authorities, including the more stringent degree of aerospace and defense regulations applicable to the Company's products and future product candidates;

○
the significant risks and challenges inherent in the Company’s standalone plans for developing, commercializing and marketing its products, including the (i) strategic risks relating to the capital that would be required to achieve the Company’s plans, changes in levels of U.S. government defense spending or overall acquisition priorities, settlement of the Company’s claims and assertions, implementation of new programs and technologies, cancellations, reductions or delays in customer orders, competitive pressure in the aerospace industry, dependence on certain intellectual property rights and potential future public health crises, disruptions in the global economy, (ii) operational risks relating to cybersecurity, supply chain disruption, changes in the prices of raw materials from suppliers, consolidation by aerospace industry suppliers, the Company’s product warranty obligations, product liability claims against the Company in excess of insurance, the lack of available skilled personnel, potentially unfavorable terms in certain fixed-price contracts, disruption to manufacturing facilities and work stoppages, (iii) financial risks relating to the Company’s debt, volatility in the financial markets, the Company’s expansion into international markets, financial market conditions and prolonged periods of inflation and (iv) legal and compliance risks relating to trade, export controls and foreign corruption laws, regulations of the aerospace industry, exposure to environmental liabilities and intellectual property liabilities, certain U.S. government contracting rules and facility security clearance; and
○
the challenges inherent in operating the Company as a publicly traded company, which is subject to scrutiny based on its quarterly performance, including the challenge of making investments to achieve long-term growth prospects.

Negative Factors and Risks Relating to the Merger
The following list of potential negative factors and risks relating to the Merger is illustrative and for discussion purposes only.
The Company Board considered and balanced against the potentially positive factors a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following (not necessarily in order of relative importance):
•
No Stockholder Participation in Future Growth or Earnings. The fact that the Company’s stockholders will lose the opportunity to realize the potential long-term value of the successful execution of the Company’s current strategy as an independent public company.

•
Impact of Announcement on the Company. The fact that the announcement and pendency of the Merger, or the failure to complete the Merger, may result in significant costs to the Company and cause substantial harm to the Company’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management and other personnel) and its customers, providers, suppliers and regulators.

•
Diversion of Management Attention. The substantial time and effort of management required to consummate the Merger, which could disrupt the Company’s business operations and may divert employees’ attention away from the Company’s day-to-day operations.

•	Tax Treatment. The fact that the Merger would be a transaction in which gain or loss is recognized by the Company’s stockholders for U.S. federal income tax purposes.
•
Closing Certainty. The fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied, including approval by the Company’s stockholders and the approval of certain regulatory authorities.

•	Financing Risk. The risk that the financing contemplated by the commitment letters will not be obtained, resulting in Parent having insufficient funds to consummate the Merger.
•
Pre-Closing Covenants. The restrictions on the Company’s conduct of business prior to consummation of the Merger, which could delay or prevent the Company from undertaking business opportunities that may arise or taking other actions with respect to its operations during the pendency of the Merger without Parent’s consent.

•	No Solicitation. The restrictions in the Merger Agreement on the Company’s ability to actively solicit competing bids to acquire it.
•
Termination Fee. The termination fee of $80 million that could become payable to Parent under specified circumstances, including termination of Merger Agreement in order to enter into an agreement with respect to a Superior Proposal and concluded that the termination fee is reasonable in amount and will not unduly deter any other third party that might interested in acquiring the Company.

•	Remedy Enforcement. The potential challenges in enforcing the Company’s rights and remedies, including, among other things, rights to specific performance or payment of the reverse termination fee.
•	Loss of Personnel. The risk that, despite the retention efforts of the Company in connection with the Merger, the Company, in the event the Merger is not consummated, may lose key personnel.

•	Changing Circumstances. The risk that changes in the regulatory landscape, economic landscape or new industry developments may adversely affect the Company, in the event the Merger is not consummated.
•
Litigation. The risk of potential litigation relating to the Merger that could be instituted against the Company or its directors and officers, and the potential effects of any outcomes related thereto.

•
Current Conditions. The current state of the U.S. and global economies, including volatility in the credit, financial and stock markets, global inflation trends and the interest rate environment, the potential for a recession, and the current and potential impact in both the near term and long term on the Company’s industry and the trading price of the Company Common Stock.

•	Additional Risks. The risks of the type and nature described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24 of this Proxy Statement.
After taking into account all of the factors set forth above, as well as others, the Company Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger to the Company’s stockholders.
The foregoing discussion of factors considered by the Company Board is not intended to be exhaustive but summarizes the material factors considered by the Company Board. In light of the variety of factors considered in connection with their evaluation of the Merger Agreement and the Merger, the Company Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Company Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Company Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support their ultimate determinations. The Company Board based their recommendations on the totality of the information presented, including thorough discussions with, and questioning of, the Company’s senior management and the Company Board’s financial advisor and outside legal counsel. It should be noted that this explanation of the reasoning of the Company Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24 of this Proxy Statement.
Opinion of the Company’s Financial Advisor
Goldman Sachs rendered its opinion to the Company Board that, as of February 2, 2025 and based upon and subject to the factors and assumptions set forth therein, the $26.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of Company Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated February 2, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Company Board in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Company Common Stock should vote with respect to the Merger, or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the Merger Agreement;
•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five (5) fiscal years ended March 31, 2024;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;
•	certain other communications from the Company to its stockholders;
•	certain publicly available research analyst reports for the Company; and
•
certain internal financial analyses and forecasts for the Company which are summarized in the section titled “Projections Prepared by the Company’s Management” beginning on page 54 of this Proxy Statement (the

“Forecasts”) and certain forecasts related to the amounts and expected utilization by the Company of certain tax attributes (the “Tax Attribute Forecasts”), each as prepared by the management of the Company and approved for Goldman Sachs’ use by the Company.
Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for Company Common Stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the aerospace industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with the Company’s consent, that the Forecasts and the Tax Attribute Forecasts were reasonably prepared on a basis reflecting the best then-available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $26.00 in cash per share to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the Merger, whether relative to the $26.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of Company Common Stock pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or Parent or the Merger, or as to the impact of the Merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Company Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 31, 2025, the last trading day before the public announcement of the Merger and is not necessarily indicative of current market conditions.
Historical Stock Trading Analysis. Goldman Sachs analyzed the $26.00 in cash to be paid to the holders of Company Common Stock pursuant to the Merger Agreement in relation to:

•	the closing price per share of Company Common Stock on January 31, 2025;
•
the closing price per share of Company Common Stock on October 9, 2024, the last trading day before Bloomberg reported that the Company was in preliminary discussions regarding a potential transaction;

•	the hypothetical undisturbed stock price of Company Common Stock on January 31, 2025;
•	the median research analyst price target for Company Common Stock; and
•	the highest closing price per share of Company Common Stock during the 52-week period ended October 9, 2024.
To derive the hypothetical undisturbed stock price of Company Common Stock, Goldman Sachs calculated the stock price performance of Company Common Stock in excess of the S&P 500 Index on October 10, 2024, the trading day during which Bloomberg reported that the Company was in preliminary discussions regarding a potential transaction, being an amount of $2.49 per share of Company Common Stock, and subtracted this per share amount from the price of Company Common Stock on October 10, 2024. Goldman Sachs then calculated the performance of Company Common Stock between October 10, 2024 and January 31, 2025, and applied such performance to the reduced October 10, 2024 price.
This analysis indicated that the $26.00 in cash per share to be paid to the holders of Company Common Stock pursuant to the Merger Agreement represented:
•	a premium of 39% based on the closing price per share of Company Common Stock on January 31, 2025 of $18.74;
•	a premium of 123% based on the closing price per share of Company Common Stock on October 9, 2024 of $11.65;
•	a premium of 60% based on the hypothetical undisturbed stock price of Company Common Stock on January 31, 2025 of $16.25;
•	a premium of 32% based on the median research analyst price target for Company Common Stock of $19.75; and
•	a premium of 48% based on the highest closing price per share of Company Common Stock during the 52-week period ended October 10, 2024 of $17.51.
Illustrative Discounted Cash Flow Analysis. Using the Forecasts and the Tax Attributes Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to derive a range of illustrative present values per share. Using the mid-year convention for discounting cash flows and discount rates ranging from 12% to 13%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2024 (i) estimates of unlevered free cash flow for the Company for the fiscal years 2025 through 2029 as reflected in the Forecasts and (ii) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from 4.0% to 5.5%, to a terminal year estimate of the unlevered free cash flow to be generated by the Company, as reflected in the Forecasts (which analysis implied terminal year earnings before interest, taxes, depreciation and amortization (“EBITDA”) exit multiples ranging from 7.5x to 10.3x). In addition, using a discount rate of 13.6%, reflecting an estimate of the Company’s cost of equity, Goldman Sachs discounted to present value as of December 31, 2024 the estimated benefits of certain tax attributes of the Company for the fiscal years 2025 through 2031, as reflected in the Tax Attributes Forecasts. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived discount rates reflecting estimates of the Company’s weighted average cost of capital, by application of the capital asset pricing model (“CAPM”), which requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the Company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs also derived discount rates reflecting an estimate of the Company’s cost of equity by application of the CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Company the amount of the Company’s net financial debt as of December 31, 2024 and the tax-effected present value of pension obligations, each as provided by and approved for Goldman Sachs’ use by the management of the Company, calculated by discounting to December 31, 2024 the estimated annual pension payments for the years 2025 through 2030, using a discount rate of 8.5%, reflecting an estimate of the Company’s pre-tax cost of debt. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company Common Stock, as provided by and approved for Goldman Sachs’ use by the management of the Company, using the treasury stock method, to derive a range of illustrative present values per share ranging from $17 to $25.
Illustrative Present Value of Future Share Price Analysis. Using the Forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share. For this analysis, Goldman Sachs first calculated the implied enterprise value for the Company as of March 31 for each of the fiscal years 2025 through 2027, by applying a range multiples of illustrative enterprise value (“EV”) to next twelve (12) month (“NTM”) EBITDA plus before pension expense or benefit (excluding pension charges already adjusted in Adjusted EBITDA) (“EBITDAP”) (“NTM EV/EBITDAP”) of 10.0x to 12.0x to estimates of the Company’s NTM EV/EBITDAP for each of the fiscal years 2026 through 2028. This illustrative range of NTM EV/EBITDAP multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical NTM EV/EBITDAP multiples for the Company.
Goldman Sachs then subtracted the amount of the Company’s net financial debt and tax-affected pension obligations for each of the fiscal years 2025 through 2027, each as provided by and approved for Goldman Sachs’ use by the management of the Company, from the respective implied enterprise values in order to derive a range of illustrative equity values as of March 31 for the Company for each of the fiscal years 2025 through 2027. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding Company Common Stock for each of the fiscal years 2025 through 2027, calculated using information provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of implied future values per share. Goldman Sachs then discounted these implied future equity values per share to December 31, 2024, using an illustrative discount rate of 13.6%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain Company-specific inputs, including a beta for the Company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share ranging from $17 to $27.
Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the aerospace industry since 2015. For each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s LTM adjusted EBITDA based on information in public filings, press releases and investor relations documents. While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market sizes and product profile.
The following table presents the results of this analysis:

Announcement Date	Selected Transactions		EV / LTM EBITDA Multiple
	Acquiror	Target
March 2015	RBC Bearings Inc.	Sargent Aerospace and Defense Business of Dover Corp.	13.3x
October 2018	TransDigm Group Inc.	Esterline Technologies Corp.	13.0x
August 2021	Parker Hannifin Corp.	Meggitt PLC	16.3x1
January 2023	Safran S.A.	Actuation & Flight Controls Business of RTX Corp.	14.7x
June 2023	KKR & Co. Inc.	CIRCOR International, Inc.	13.0x
January 2024	Arcline Investment Management, L.P.	Kaman Corp.	16.1x

Announcement Date	Selected Transactions		EV / LTM EBITDA Multiple
	Acquiror	Target
June 2024	Platinum Equity Advisors, LLC	Héroux-Devtek Inc.	14.6x

1	Represents marketed multiple based off calendar year 2019 EBITDA due to COVID disruption.
Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of EV/LTM adjusted EBITDA multiples of 13.0x to 16.3x to the Company’s LTM EBITDAP as of December 31, 2024, as provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of implied enterprise values for the Company. Goldman Sachs then subtracted the net debt and tax-affected pension obligations of the Company as of December 31, 2024, as provided by and approved for Goldman Sachs’ use by the management of the Company, and divided the result by the number of fully diluted outstanding Company Common Stock as of December 31, 2024, as provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a reference range of implied values per share of $17 to $24.
Premia Paid Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced from March 2015 through January 2025 involving a public company based in the United States as the target where the disclosed enterprise values for the transaction were between $1.0 billion and $10.0 billion. This analysis excluded transactions with premia greater than 400% relative to the target’s last undisturbed closing price prior to announcement and financial institution and real estate acquisition transactions, using information obtained from Thomson Reuters. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premia of the price paid in the all-cash transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction (the “Unaffected Prices”) and to the highest trading price for the target’s shares over the 52-week period ending on the date of the target’s last undisturbed closing share price (the “52 Week High Prices”). This analysis indicated a median premium of 35% for the Unaffected Prices and 7% for the 52 Week High Prices across the period. This analysis also indicated a 25th percentile premium of 20% for the Unaffected Prices and a discount of 4% for the 52 Week High Prices and a 75th percentile premium of 59% for the Unaffected Prices and 20% for the 52 Week High Prices across the period.
Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 20% to 59% to the hypothetical undisturbed stock price per share on January 31, 2025 of $16.25 and calculated a range of implied equity values per share of $20 to $26. In addition, Goldman Sachs applied a reference range of illustrative discounts/premiums of negative 4% to positive 20% to the highest closing price per share for the 52-week period ending October 10, 2024 of $17.51, and calculated a range of implied equity values per share of $17 to $21.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or Parent or the contemplated transaction.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the Company Board as to the fairness from a financial point of view of the $26.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of Company Common Stock pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

The Merger Consideration was determined through arm’s-length negotiations between the Company and Parent and was approved by the Company Board. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the Company Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.
As described above, Goldman Sachs’ opinion to the Company Board was one of many factors taken into consideration by the Company Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.
Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Warburg Pincus and Berkshire, each a significant stockholder of Parent, and any of their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Company and its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as a bookrunner with respect to a public offering of senior secured notes of the Company in February 2023 and as financial advisor to the Company with respect to the sale of its Product Support business to AAR Corp. in March 2024. During the two (2) year period ended February 2, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to the Company and/or its affiliates of approximately $13 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Warburg Pincus and its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to a consortium that includes Warburg Pincus, with respect to the consortium’s acquisition of TIAA Bank in August 2023; as lead arranger with respect to a term loan facility of Sotera Health LLC, a portfolio company of Warburg Pincus, in May 2024; as lead arranger for the issuance by Sotera Health LLC, a portfolio company of Warburg Pincus, of its senior secured notes in May 2024; as lead arranger with respect to a term loan facility of Ensemble RCM LLC, an affiliate of a portfolio company of Warburg Pincus and Berkshire, in June 2024; as co-manager with respect to a public offering by a subsidiary of Wildfire Energy I LLC, a portfolio company of Warburg Pincus, of its senior notes in September 2024; as financial advisor to AA PLC, a portfolio company of Warburg Pincus, with respect to its sale of a minority stake to Stonepeak Partners LP in July 2024; and as a bookrunner in connection with the issuance by Connect Finco SARL and Connect U.S. Finco LLC, affiliates of Inmarsat PLC, a former portfolio company of Warburg Pincus, of senior secured notes in September 2024. During the two (2) year period ended February 2, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Warburg Pincus and/or its affiliates of approximately $35 million, as determined by Goldman Sachs based on its books and records. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Berkshire and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as bookrunner with respect to a term loan facility of Ensemble RCM LLC, an affiliate of a portfolio company of Warburg Pincus and Berkshire, in January 2024; as lead arranger with respect to a term loan facility of Ensemble RCM LLC, an affiliate of a portfolio company of Warburg Pincus and Berkshire, in June 2024; as financial advisor to SRS Distribution Inc., a portfolio company of Berkshire, with respect to its sale to Home Depot, Inc. in June 2024; as financial advisor to Kendra Scott LLC, a portfolio company of Berkshire, with respect to its sale of a minority stake to 65 Equity Partners in September 2024; and as bookrunner with respect to a term loan facility of Asurion, LLC, a portfolio company of Berkshire, in October 2024. During the two (2) year period ended February 2, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Berkshire and/or its affiliates of approximately $43 million, as determined by Goldman Sachs based on its books and records. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the

Company, Parent, Warburg Pincus, Berkshire, and their respective affiliates and as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. As of February 2, 2025, affiliates of Goldman Sachs were co-invested with Warburg Pincus and/or its affiliates and were invested in limited partnership units of affiliates of Warburg Pincus and Berkshire and may do so in the future.
The Company Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated November 8, 2024, the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated Merger. The engagement letter between the Company and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $53 million, $3 million of which became payable at announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Projections Prepared by the Company’s Management
In connection with the Company’s review of strategic alternatives, the Company’s management prepared unaudited forecasted financial information of the Company for fiscal year 2025 through fiscal year 2029, which were used by the Company Board in connection with its review of strategic alternatives (collectively with the updates thereto described in this paragraph, the “Company Projections”). The Company Projections were prepared, treating the Company on a stand-alone basis without giving effect to, and as if the Company never contemplated, the Merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. The Company Projections were initially prepared in September 2024 and shared with bidders in October 2024. An updated financial forecast for fiscal year ending March 31, 2025 was shared with the bidders on December 13, 2024 to be used to update the Company Projections previously prepared in September 2024. On January 23, 2025, at the request of certain bidders, and with the concurrence of the Finance Committee, information was provided to such bidders and Goldman Sachs to back out certain non-recurring sales of intellectual property from the unaudited forecasted financial information of the Company for fiscal year 2026 through fiscal year 2029 contained in the Company Projections. In addition, as described in the section of this proxy statement captioned “Background of the Merger,” at the direction of the Company Board, this information comprising the Company Projections was made available to potential counterparties then in the process, including Warburg Pincus and Berkshire, in connection with their due diligence review of a potential transaction.
The Company Projections used as the basis for the discounted cash flow valuation relied on a forecast developed through the Company’s annual short-term and long-term planning cycle, which commences in the third fiscal quarter of each year and concludes with a review by the Company Board of (x) the five-year strategic plan and (y) the preliminary annual operating plan in the fourth (4th) fiscal quarter (and were later updated, as noted in the preceding paragraph). The Company Projections were based on assumptions about the Company’s continued operation as a standalone, publicly traded company. No future divestitures or acquisitions were contemplated in the Company Projections.
The forecast methodology employed, consistent with prior years, involved the generation of estimates for the following five (5) year period at the operating company level. Operating company level forecast assumptions take into account macroeconomic factors, relevant industry trends and forecast data, key platform and program dynamics, improvements in operational execution and new product development life cycles. Forecast aggregation is performed at the business segment level and integrated into an enterprise level forecast incorporating adjustments based on the judgment of the Company’s corporate leadership.
The Company Projections include the following assumptions and estimates:
•	Consolidated revenue growth averaging 8% from 2025 to 2029, reflecting the Company’s management’s assumptions and estimates for future growth;
•
Systems, Electronics & Controls: Revenue growth is projected to average 6% from 2025 to 2029 with key growth drivers including strong aftermarket mix as well as diverse military and commercial content;

•
Actuation Products & Services: Revenue growth is projected to average 8% from 2025 to 2029 with key growth drivers including ramping commercial OEM volumes, new commercial aftermarket opportunities (787 & A380), and pricing;

•	Geared Solutions: Revenue growth is projected to average 7% from 2025 to 2029 with key growth drivers including development program transition to production and ramping GE LEAP volumes; and
•	Interiors: Revenue growth is projected to average 13% from 2025 to 2029 with key growth drivers including 737MAX production rates ramp and pricing.
Other key financial metrics as reflected in management’s forecast are as follows:
•
Adjusted EBITDAP margins range from 16% in 2025 to 21% in 2029 reflecting the Company’s management’s expectations for margin expansion based on, among other things, pricing negotiations with customers, OEM demand assumptions, inflation, operational efficiencies and increased prices and volumes.

•
Capital expenditures (“CAPEX”) averaging $29 million annually, or approximately 2% of sales from 2025 to 2029 reflecting replacement CAPEX as well as continued investment to increase efficiency and support the growth of the business.

The following table presents a summary of the Company Projections:
Company Projections
(Amounts in Millions)

	2025E	2026E	2027E	2028E	2029E
Revenue	$1,243	$1,342	$1,467	$1,565	$1,663
EBITDAP	$201	$232	$266	$307	$348
Unlevered Free Cash Flow	$99	$124	$150	$175	$194

The Company Projections were provided to, and authorized by the Company Board for use and reliance by, Goldman Sachs for purposes of preparing its financial analyses and fairness opinion in connection with the Merger, as described in more detail in the section entitled “The Merger - Opinion of the Company’s Financial Advisor” beginning on page 48 of this Proxy Statement. During the course of the diligence process, the Company also provided potential upsides to management projections, with estimated revenues ranging between $1,490 million in 2026 to $1,891 million in 2029 and EBITDA ranging between $274 million in 2026 to $498 million in 2029. Given the preliminary nature of the work done to illustrate potential upsides, and the not yet estimable costs to achieve such upsides and the risks associated with achieving such upsides (including risks relating to the ability to achieve price increases, the rate of inflation and material costs, the level of demand from OEM customers, and risks and costs associated with refinancing that would be necessary), Goldman Sachs was instructed not to use such information for purposes of preparing its financial analyses and fairness opinion in connection with the Merger.
The Company Projections were not prepared with a view toward public disclosure, and are included in this Proxy Statement only because such information was made available, in whole or in part, to (i) potential buyers, including Warburg Pincus and Berkshire, in connection with their due diligence review of the Company and/or (ii) Goldman Sachs, as applicable. The Company Projections were not prepared with a view toward compliance with generally accepted accounting principles as applied in the United States (“GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Ernst & Young, LLP, our independent auditor, has not examined, reviewed, compiled or otherwise applied procedures to the Company Projections and, accordingly, assumes no responsibility for, and expresses no opinion on them. The Company Projections included in this Proxy Statement have been prepared by, and are the responsibility of, our management. The Company Projections were prepared solely for internal use of the Company and are subjective in many respects. Although a summary of the Company Projections was prepared with numerical specificity, it reflects numerous variables, assumptions and estimates as to industry performance, general business, economic, regulatory, market and financial conditions and other future events, including, but not limited to, the Company’s customers estimated production build rates, trends on aftermarket demand, future contractual negotiations, and inflation, as well as matters specific to the Company’s business made by the Company’s management that it believed were reasonable at the time the Company Projections were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Company Projections not to be achieved include, among other factors, adverse economic conditions; an increase in the cost or decrease in the availability of raw materials; changes in the competitive environment; economic, political or regulatory changes in the countries in which the Company operates; difficulties, delays or unexpected costs in completing the Company’s capital investment; potential adverse effects or changes to relationships with customers, employees, suppliers or other parties, including a decline in business with key customers such as Boeing; and other factors as set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24 of this Proxy Statement, as well as the risk factors included in the Company’s periodic filings with the SEC.
In addition, the Company Projections do not take into account any circumstances or events occurring after the date that they were prepared. There can be no assurance that the Company Projections will be realized, and actual results may be materially better or worse than those contained in the Company Projections. Portions of the Company Projections cover multiple years. Such information by its nature becomes less predictive with each successive year. The inclusion of this information should not be regarded as an indication that the Company, the Company Board, Goldman Sachs or any other recipient of this information considered, or now considers, the Company Projections to be predictive of actual future results. Except to the extent required by applicable federal securities laws, the Company does not intend to update or otherwise revise the Company Projections to reflect circumstances existing after the date that such information was prepared or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error. The summary of the Company Projections is not included in this Proxy Statement in order to induce any stockholder to vote in favor of the proposal to adopt the Merger Agreement or any of the other proposals to be voted on at the Special Meeting. In light of the foregoing factors and the uncertainties inherent in the Company Projections, stockholders are cautioned not to place undue, if any, reliance on the Company Projections included in this Proxy Statement. The Company Projections may differ from publicized analyst estimates and forecasts. Stockholders should evaluate the Company Projections, if at all, in conjunction with the Company’s historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. The unaudited prospective financial information may not be consistent with the Company’s historical operating data as a result of the assumptions utilized in preparing such information. The Company Projections are forward-looking statements, as set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24 of this Proxy Statement. For additional information, see also the sections entitled “Where You Can Find More Information” and “The Merger - Recommendation of the Company Board and Reasons for the Merger” beginning on pages 106 and 43, respectively, of this Proxy Statement.
Certain of the measures included in the Company Projections may be considered non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDAP and unlevered free cash flow. Adjusted EBITDA is income (loss) from continuing operations before interest and gains or losses on debt modification and extinguishment, income taxes, amortization of acquired contract liabilities, costs incurred pertaining to shareholder cooperation agreements, consideration payable to customer related to divestitures, legal contingency losses (including legal judgments and settlements), gains/loss on divestitures, gains/losses on warrant remeasurements and warrant-related transaction costs, share-based compensation expense, depreciation and amortization (including impairment of long-lived assets), and the effects of certain pension charges such as curtailments, settlements, withdrawals, and other early retirement incentives. Adjusted EBITDAP is Adjusted EBITDA before pension expense or benefit (excluding pension charges already adjusted in Adjusted EBITDA). The Company Projections also contain unlevered free cash flow as a key factor in the Company’s planning for and consideration of strategic acquisitions and the repayment of debt. Unlevered free cash flow is calculated by adjusting cash flow from operations in accordance with GAAP by deducting capital expenditures and adding back cash interest paid. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, which may include the omission of certain material costs, such as depreciation, amortization and interest, necessary to operate the Company’s business, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled measures used by other companies. For example, Adjusted EBITDA and Adjusted EBITDAP are not measurements of financial performance under GAAP and should not be considered as a measure of liquidity, as an alternative to income (loss) from continuing operations, or as an indicator of any other measure of performance derived in accordance with GAAP. Non-GAAP financial measures should not be relied as a substitute for any GAAP financial measure, including income (loss) from continuing operations. SEC rules that may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to directors or a financial advisor (like the Company Projections) in connection with a proposed transaction like the Merger when the disclosure is included in a document like this Proxy Statement. In addition, reconciliations of non-GAAP financial measures to GAAP financial measures were not relied upon by Goldman Sachs for purposes of its financial analysis and opinion or by the Company Board in connection with its consideration and evaluation of the Merger. Further, the Company did not provide Warburg Pincus or Berkshire or any other potential counterparty with a reconciliation of the non-GAAP financial measures included in the Company Projections to the relevant GAAP financial measures. Accordingly, the Company has not provided in this Proxy Statement or otherwise a reconciliation of the non-GAAP financial measures included in the Company Projections to the relevant GAAP financial measures.
Interests of the Directors and Executive Officers of the Company in the Merger
In considering the recommendations of the Company Board with respect to the Merger, our stockholders should be aware that the directors and executive officers of the Company have certain interests, including financial interests, in the Merger that may be different from, or in addition to, the interests of Company stockholders generally. The Company Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement, and in making its recommendation that Company stockholders adopt the Merger Agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and tables below and in the section of this Proxy Statement titled “The Merger-Golden Parachute Compensation.”
The Company’s current executive officers are as follows:

Name	Position
Daniel J. Crowley	Chairman, President and Chief Executive Officer
James F. McCabe, Jr.	Senior Vice President, Chief Financial Officer
Jennifer H. Allen	Senior Vice President, Chief Administrative Officer, General Counsel and Secretary
Thomas A. Quigley, III	Vice President, Investor Relations, Mergers & Acquisitions and Treasurer
Kai W. Kasiguran	Vice President, Controller

The Company’s current non-employee directors are as follows:

Name
Patrick Allen
Mark C. Cherry
Cynthia M. Egnotovich
Daniel P. Garton
Barbara W. Humpton
Neal Keating
Courtney Mather
Colleen C. Repplier

Also included in the below discussion are the following former non-employee directors of the Company:
•	Larry O. Spencer, who served on the Company Board as a non-employee director until the Company’s 2023 annual meeting on July 20, 2023, when Mr. Spencer resigned from the Company Board;
•	William L. Mansfield, who served on the Company Board as a non-employee director until the Company’s 2023 annual meeting on July 20, 2023, when Mr. Mansfield resigned from the Company Board; and
•	Paul Bourgon, who served on the Company Board as a non-employee director until the Company’s 2024 annual meeting on August 8, 2024, when Mr. Bourgon resigned from the Company Board.
For purposes of this disclosure, a “qualifying termination” means a termination of employment without “Cause” or a resignation by the executive officer for “Good Reason” (each as defined in the Triumph Group, Inc. Executive Change in Control Severance Plan (the “Executive Change in Control Severance Plan”)) during the period commencing six (6) months prior to the Effective Time and ending on the two-year anniversary of the Effective Time.

Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section and the section of this Proxy Statement entitled “The Merger-Golden Parachute Compensation” the following assumptions were used:
•	The consummation of the Merger occurs on February 28, 2025;
•	Each executive officer experiences a qualifying termination on February 28, 2025;
•
The total equity value for each non-employee director and executive officer of the Company is based on the individual’s outstanding Company Stock Awards as of February 28, 2025, and a price per share of $26.00, which is the fixed price per share of Company Common Stock received by our stockholders in connection with the Merger;

•	The base salary and annual target bonus of each of the Company’s executive officers remain unchanged from those in place as of February 28, 2025;
•
The calculations in this section and the section of this Proxy Statement entitled “The Merger-Golden Parachute Compensation” do not include amounts to which the non-employee directors and executive officers were already entitled to receive or that were vested as of February 28, 2025; and

•	These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the completion of the Merger.
As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in this section and the section of this Proxy Statement entitled “The Merger-Golden Parachute Compensation,” the actual amounts, if any, to be received by the non-employee directors and executive officers of the Company may materially differ from the amounts set forth below.
Treatment of Company Stock Awards
Treatment of Company PSUs
At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time will be cancelled and exchanged for an amount in cash, less applicable tax withholdings, equal to the product of (i) the total number of shares of Company Common Stock subject to the Company PSU (based on the attainment of target level of performance), multiplied by (ii) $26.00.
Treatment of Company RSUs
At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time will be cancelled and exchanged for an amount in cash, less applicable tax withholdings, equal to the product of (i) the total number of shares of Company Common Stock subject to the Company RSU multiplied by (ii) $26.00.
Treatment of Company Options
At the Effective Time, each In the Money Option will automatically be cancelled and exchanged for an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to the In the Money Option, multiplied by (ii) the excess of (1) $26.00 over (2) the exercise price payable per share of Company Common Stock applicable to the In the Money Option, without interest. Each Company Option that is not an In the Money Option will be cancelled at the Effective Time without payment of any consideration. As of the date of this Proxy Statement, there are no, and expected to be no, Company Options outstanding that are In the Money Options.
Based on the assumptions described above under “The Merger- Interests of Directors and Executive Officers of the Company in the Merger – Certain Assumptions” and those described in the footnotes to the below table, the below table sets forth the number of Company PSUs, Company RSUs and Company Options held by the non-employee directors and executive officers of the Company as of February 28, 2025, and the value that the non-employee directors and executive officers of the Company can expect to receive for the Company PSUs, Company RSUs and Company Options they held as of February 28, 2025, based on a price per share of Company Common Stock of $26.00, which is the fixed price per share of Company Common Stock received by our stockholders in connection with the Merger. Depending on when the Merger is completed, certain Company PSUs, Company RSUs and Company Options included in the below table may vest or be forfeited pursuant to their terms, independent of the Merger.

As noted above in the section entitled “The Merger- Interests of Directors and Executive Officers of the Company in the Merger – Certain Assumptions,” the below table does not attempt to forecast any additional grants of Company PSUs, Company RSUs, or Company Options that may be made to our directors and executive officers after February 28, 2025. Any grants of Company PSUs, Company RSUs, or Company Options made after February 28, 2025, will be treated in accordance with the terms of the Merger Agreement as summarized in the section entitled “The Merger- Interests of Directors and Executive Officers of the Company in the Merger – Treatment of Company Stock Awards.”

Name	Company PSUs (#)(1)	Company PSUs ($)(2)	Company RSUs (#)	Company RSUs ($)(3)	Company Options (#)	Company Options ($)(4)	Total ($)
Daniel J. Crowley	578,871	15,050,646	163,590	4,253,340	150,000	—	19,303,986
James F. McCabe, Jr.	164,574	4,278,924	46,959	1,220,934	—	—	5,499,858
Jennifer H. Allen	122,539	3,186,014	34,681	901,706	—	—	4,087,720
Thomas A. Quigley, III	34,755	903,630	9,773	254,098	—	—	1,157,728
Kai W. Kasiguran	16,931	440,206	5,740	149,240	—	—	589,446
Patrick Allen	—	—	10,324	268,424	—	—	268,424
Mark C. Cherry	—	—	10,324	268,424	—	—	268,424
Cynthia M. Egnotovich	—	—	10,324	268,424	—	—	268,424
Daniel P. Garton	—	—	10,324	268,424	—	—	268,424
Barbara W. Humpton	—	—	10,324	268,424	—	—	268,424
Neal Keating	—	—	10,324	268,424	—	—	268,424
Courtney Mather	—	—	10,324	268,424	—	—	268,424
Colleen C. Repplier	—	—	10,324	268,424	—	—	268,424
Larry O. Spencer	—	—	—	—	—	—	—
William L. Mansfield	—	—	—	—	—	—	—
Paul Bourgon	—	—	—	—	—	—	—

(1)	The number of Company PSUs included in this column is based on the achievement of the target level of performance for the open performance periods as of February 28, 2025.
(2)
The amounts in this column reflect the aggregate value of each of our non-employee director’s and executive officer’s outstanding Company PSUs as of February 28, 2025, which is equal to the product obtained by multiplying the number of shares of Company Common Stock subject to the Company PSU award (assuming target level of performance) by $26.00, which is the fixed price per share of Company Common Stock to be received by our stockholders in connection with the Merger.

(3)
The amounts in this column reflect the aggregate value of each of our non-employee director’s and executive officer’s outstanding Company RSUs as of February 28, 2025, which is equal to the product obtained by multiplying the number of shares of Company Common Stock subject to the Company RSU award by $26.00, which is the fixed price per share of Company Common Stock to be received by our stockholders in connection with the Merger.

(4)
Only one of our executive officers, Mr. Crowley, and none of our non-employee directors held Company Options as of February 28, 2025. As of February 28, 2025, Mr. Crowley held 150,000 Company Options which had an exercise price per share of Company Common Stock of $30.86. Because the exercise price per share of Company Common Stock applicable to Mr. Crowley’s Company Options is more than $26.00, which is the fixed price per share of Company Common Stock to be received by our stockholders in connection with the Merger, all 150,000 of Mr. Crowley’s Company Options will be cancelled without consideration.

Executive Change in Control Severance Plan
We are party to employment agreements with our executive officers, which provide that they are eligible to participate in the Executive Change in Control Severance Plan. Pursuant to the Executive Change in Control Severance Plan, upon a termination of employment without Cause or a resignation for Good Reason within the period commencing six (6) months prior to a change in control (which includes the Merger) and ending 24 months after a change in control, they will be eligible for the following severance payments and benefits (subject to their execution of a release of claims):
•
A lump sum payment equal to the product of 2.0 times (3.0 times for Mr. Crowley) the sum of (i) the executive officer’s annual base salary as of the date of the qualifying termination and (ii) the greater of the executive officer’s average annual bonus over the three (3) most recent fiscal years and the executive officer’s target bonus opportunity for the year in which the qualifying termination occurs;

•
A lump sum payment of the executive officer’s annual target bonus opportunity for the year in which the termination occurs, pro-rated for the portion of the fiscal year elapsing prior to the termination date, less any amount paid under the 2018 Executive Cash Compensation Plan (as defined below) for that fiscal year;

•	An amount equal to the employer matching contribution each executive officer would have received under the Company’s 401(k) plan for 24 months (or, for Mr. Crowley, 36 months)
•
An amount equal to the executive officer’s cost to participate in medical and dental continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of 24 months (or, for Mr. Crowley, 36 months); and

•	A cash stipend for reimbursement for outplacement services.
An estimate of the value of the severance payments and benefits described above that would be payable or provided to our executive officers upon a qualifying termination assuming that the Merger occurs on February 28, 2025 and each of our executive officers experiences a qualifying termination on such date is included in the table below.

Name	Cash Severance ($)	Prorated Annual Bonus ($)(1)	Qualified Plan Continuation ($)	Benefit Continuation ($)	Outplacement Services ($)	Total ($)
Daniel J. Crowley	6,997,283	—	46,575	87,195	50,000	7,181,053
James F. McCabe, Jr.	2,589,583	—	31,050	53,184	20,000	2,693,817
Jennifer H. Allen	1,970,529	—	31,050	51,196	20,000	2,072,775
Thomas A. Quigley, III	1,129,245	—	31,050	50,676	20,000	1,230,971
Kai W. Kasiguran	799,240	—	31,050	49,248	20,000	899,538

(1)
As described below, Fiscal Year 2025 Bonuses (as defined below) will be paid out in full (assuming target-level of performance) upon the consummation of the Merger pursuant to the terms of the Executive Cash Incentive Compensation Plan (as defined below). Therefore, none of our executive officers will be eligible for a prorated annual bonus with respect to fiscal year 2025 pursuant to the terms of the Change in Control Severance Plan. Accordingly, we have not included any amounts in this column.

Retention Bonus Agreements
We are party to retention bonus agreements with each of our executive officers (other than Mr. Crowley) pursuant to which each of our executive officers (other than Mr. Crowley) is eligible to receive a retention bonus (the “Retention Bonuses”). The Retention Bonuses vest in two (2) equal installments on each of the nine (9) month and eighteen (18) month anniversaries of the grant date, subject to continued employment through each vesting date. Upon a termination of employment without Cause or a resignation for Good Reason, any unpaid portion of the Retention Bonuses will immediately vest and will be paid to the applicable executive officer within 60 days after the date of their termination of employment, subject to their execution of a release of claims. Although the Retention Bonuses are payable either in cash or in shares of fully vested Company Common Stock, for purposes of this Proxy Statement, we have assumed that the full amount of each executive officer’s Retention Bonus will be paid in cash.
The value of the full amount of each Retention Bonus granted to our executive officers is set forth in the table below:

Name	Retention Bonus Amount ($)
Daniel J. Crowley	—
James F. McCabe, Jr.	569,250
Jennifer H. Allen	509,250
Thomas A. Quigley, III	338,000
Kai W. Kasiguran	275,600

Executive Cash Incentive Compensation Plan
Each of our executive officers are eligible for a target annual bonus pursuant to the Triumph Group, Inc. 2018 Executive Cash Incentive Compensation Plan (the “Executive Cash Incentive Compensation Plan”). Upon the consummation of the Merger, our executive officers’ annual bonus with respect to fiscal year 2025 (the “Fiscal Year 2025 Annual Bonus”) will fully vest and be paid within 60 days following the consummation of the Merger (based upon the higher of actual or target level of performance).
An estimate of the value of the Fiscal Year 2025 Annual Bonuses (assuming target-level of performance) that will be paid to our executive officers upon the consummation of the merger is included in the table below:

Name	Annual Base Salary ($)	Fiscal Year 2025 Annual Bonus Percentage (%)	Target Fiscal Year 2025 Annual Bonus ($)
Daniel J. Crowley	975,000	110	1,072,500
James F. McCabe, Jr.	569,250	100	569,250
Jennifer H. Allen	509,250	75	381,938
Thomas A. Quigley, III	338,000	60	202,800
Kai W. Kasiguran	275,600	45	124,020

Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, the directors and executive officers of the Company will be entitled to certain ongoing indemnification and coverage for a period of six (6) years following the Effective Time under directors’ and officers’ liability insurance policies from the Surviving Company. For additional information with respect to the indemnification and insurance coverage, see “Terms of the Merger Agreement - Indemnification and Insurance.”
Golden Parachute Compensation
In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to each of our named executive officers. The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger was consummated on February 28, 2025, and that each of our named executive officers experienced a qualifying termination on the date of the Merger.
The amounts shown in the table below are estimates based on multiple assumptions (including that the value of such payments will not be reduced pursuant to the terms of any agreement with a named executive officer related to Section 280G of the Code) that may or may not actually occur, including assumptions described in this Proxy Statement. All dollar amounts set forth below have been rounded. The conditions that would trigger the payments are disclosed below.

	Golden Parachute Compensation
Name	Cash Severance ($)(1)	Additional Benefits ($)(2)	Fiscal Year 2025 Annual Bonus ($)(3)	Equity Acceleration ($)(4)	Retention Bonus ($)(5)	Total ($)
Daniel J. Crowley	6,997,283	183,770	1,072,500	19,303,986	—	27,557,539
James F. McCabe, Jr.	2,589,583	104,234	569,250	5,499,858	569,250	9,332,175
Jennifer H. Allen	1,970,529	102,246	381,938	4,087,720	509,250	7,051,682
Thomas A. Quigley, III	1,129,245	101,726	202,800	1,157,728	338,000	2,929,499
Kai W. Kasiguran	799,240	100,298	124,020	589,446	275,600	1,888,604

(1)
Cash Severance. As described above in “The Merger – Interests of Directors and Executive Officers of the Company,” pursuant to the Executive Change in Control Severance Plan, upon a qualifying termination, subject to the named executive officer’s execution of a release of claims, each named executive officer will become entitled to a lump sum cash amount equal to the product of 2.0 times (or, for Mr. Crowley, 3.0 times) the sum of (i) the executive officer’s annual base salary as of February 28, 2025 and (ii) the greater of the named executive officer’s average annual bonus paid to them over the three (3) most recently completed fiscal years and the named executive officer’s target bonus opportunity for the year in which the qualifying termination occurs (payable no later than 60 days after the qualifying termination). The amounts in this column are “double-trigger” payments as they will only become payable in the event of a qualifying termination of employment on or following February 28, 2025.

(2)
Additional Benefits. As described above in “The Merger – Interests of Directors and Executive Officers of the Company,” subject to the named executive officer’s execution of a release of claims, each named executive officer will be entitled to receive the following additional benefits upon their qualifying termination: (i) a lump sum cash amount equal to the employer matching contribution each named executive officer would have received under the Company’s 401(k) plan for 24 months (or, for Mr. Crowley, 36 months) (payable no later than 60 days following the qualifying termination); (ii) a monthly amount equal to each named executive officer’s cost to participate in COBRA medical and dental continuation coverage for 24 months (or, for Mr. Crowley, 36 months); and (iii) a lump sum cash payment in respect of outplacement services (payable no later than 60 days following the qualifying termination). The amounts in this column are “double-trigger” payments as they will only become payable in the event of a qualifying termination of employment on or following February 28, 2025.

(3)
Fiscal Year 2025 Annual Bonus. As described above in “The Merger – Interests of Directors and Executive Officers of the Company,” pursuant to the Executive Cash Incentive Plan, each named executive officer will receive payment of their full Fiscal Year 2025 Annual Bonus within sixty (60) days of the consummation of the Merger, based on the higher of actual and target performance. The amounts in this column assume that the performance criteria applicable to each named executive officer’s Fiscal Year 2025 Annual Bonus is achieved based on the target level of performance, as the actual performance metrics are not ascertainable as of February 28, 2025. The amounts in this column are “single-trigger” payments as they will become payable solely upon the consummation of the Merger.

(4)
Equity Acceleration. The amounts in this column represent the estimated value that may be realized by our named executive officers in respect of their outstanding Company Stock Awards as of February 28, 2025. As described above in “The Merger-Treatment of Company Stock Awards,” as of February 28, 2025, (i) each Company PSU award will be converted into a cash amount equal to the number of shares of Company Common Stock subject to the Company PSU award (based on target level of performance), multiplied by $26.00, which is the fixed price per share of Company Common Stock received by our stockholders in connection with the Merger; (ii) each Company RSU award will be converted into a cash amount equal to the number of shares of Company Common Stock subject to the Company RSU award, multiplied by $26.00, which is the fixed price per share of Company Common Stock received by our stockholders in connection with the Merger; and (iii) each Company Stock Option will be cancelled in exchange for no consideration. Payments in respect of our named executive officer’s Company Stock Awards will be paid in a lump sum no later than five (5) business days following the consummation of the Merger. The amounts in this column are “single-trigger” payments as they will become payable solely upon the consummation of the Merger.

(5)
Retention Bonus. As described above in “The Merger – Interests of Directors and Executive Officers of the Company,” each of our named executive officers (other than Mr. Crowley) is eligible to receive a Retention Bonus. Each Retention Bonus will vest in two equal installments on each of the nine-month and eighteen-month anniversaries of the grant date, subject to continued employment through each vesting date. However, upon a termination of employment without cause or a resignation for good reason, any unpaid portion of a Retention Bonus will immediately vest and will be paid to the applicable named executive officer within 60 days after the date of their termination of employment, subject to their execution of a release of claims. The amounts in this column are “double-trigger” payments as they will fully vest and become payable in connection with a qualifying termination that occurs on the date that the Merger is consummated.

Below is a breakdown of the cash amounts reflected in the table above detailing the cash severance amounts payable upon our named executive officer’s qualifying termination:

Name	Annual Base Salary ($)	Bonus Amount ($)	Cash Severance Multiplier	Total ($)
Daniel J. Crowley	975,000	1,357,428	3	6,997,283
James F. McCabe, Jr.	569,250	725,542	2	2,589,583
Jennifer H. Allen	509,250	476,014	2	1,970,529
Thomas A. Quigley, III	338,000	226,623	2	1,129,245
Kai W. Kasiguran	275,600	124,020	2	799,240

Below is a breakdown of the amounts reflected in the table above detailing the additional benefits payable upon our named executive officer’s qualifying termination:

Name	Qualified Plan Continuation ($)	Benefit Continuation ($)	Outplacement Services ($)	Total ($)
Daniel J. Crowley	46,575	87,195	50,000	183,770
James F. McCabe, Jr.	31,050	53,184	20,000	104,234
Jennifer H. Allen	31,050	51,196	20,000	102,246
Thomas A. Quigley, III	31,050	50,676	20,000	101,726
Kai W. Kasiguran	31,050	49,248	20,000	100,298

Below is a breakdown of the amounts reflected in the table above detailing the amounts payable to our named executive officers in respect of Company Stock Awards outstanding as of February 28, 2025:

	Company PSUs		Company RSUs		Company Options(1)
Name	Number (#)(2)	Value ($)(3)	Number (#)	Value ($)(4)	Number (#)	Value ($)
Daniel J. Crowley	578,871	15,050,646	163,590	4,253,340	150,000	—
James F. McCabe, Jr.	164,574	4,278,924	46,959	1,220,934	—	—
Jennifer H. Allen	122,539	3,186,014	34,681	901,706	—	—
Thomas A. Quigley, III	34,755	903,630	9,773	254,098	—	—
Kai W. Kasiguran	16,931	440,206	5,740	149,240	—	—

(1)
As of February 28, 2025, Mr. Crowley held 150,000 Company Options which had an exercise price per share of Company Common Stock of $30.86. Because the exercise price per share of Company Common Stock applicable to Mr. Crowley’s Company Options was more than

$26.00, which is the fixed price per share of Company Common Stock received by our stockholders in connection with the Merger, all 150,000 of Mr. Crowley’s Company Options will be cancelled in exchange for no consideration. None of our other named executive officers held Company Options as of February 28, 2025.
(2)	The number of Company PSUs included in this column is based on the achievement of target-level of performance for the open performance periods as of February 28, 2025.
(3)
The amounts in this column reflect the aggregate value of each of our non-employee director’s and executive officer’s outstanding Company PSUs as of February 28, 2025, which is equal to the product obtained by multiplying the number of shares of Company Common Stock subject to the Company PSU award, multiplied by $26.00, which is the fixed price per share of Company Common Stock received by our stockholders in connection with the Merger.

(4)
The amounts in this column reflect the aggregate value of each of our non-employee director’s and executive officer’s outstanding Company RSUs as of February 28, 2025, which is equal to the product obtained by multiplying the number of shares of Company Common Stock subject to the Company RSU award, multiplied by $26.00, which is the fixed price per share of Company Common Stock received by our stockholders in connection with the Merger.

Financing of the Merger
In connection with the Merger and related transactions, Parent and Merger Sub have obtained the financing commitments described below.
Equity Commitments
In connection with the Merger Agreement, Parent has arranged the Equity Financing on the terms and conditions set forth in the Equity Commitment Letters, pursuant to which each of Warburg Pincus Investors and Berkshire Investors provided commitments in an amount equal to $910,288,057 in cash (with the aggregate amount committed by the Warburg Pincus Investors and Berkshire Investors being equal to $1,820,576,114 in cash) (the “Equity Financing” and, together with the Debt Financing, the “Financing”), in immediately available U.S. funds, solely for the purpose of funding at the Closing (i) the payment of the aggregate Merger Consideration and (ii) other amounts required to be paid pursuant to the Merger Agreement by Parent or Merger Sub, as applicable, in each case, pursuant to and in accordance with the terms of, and subject to the conditions of, the Merger Agreement.
The obligation of each of the Investors to fund its respective equity commitment is subject to the following conditions: (i) the full amount of the Debt Financing has been funded or the Debt Financing Sources have irrevocably confirmed in writing that the Debt Financing will be funded at Closing on the terms set forth in the Debt Commitment Letter if the Equity Financing is also funded at Closing by the Investor (or its permitted assigns); provided that the obligation of the Investors to make the Equity Financing pursuant to the Equity Commitment Letter is not subject to, or conditioned on, the substantially contemporaneous funding by the Warburg Pincus Investors or the Berkshire Investors, as applicable, of the amount required to be funded pursuant to the equity commitment letter provided by the other of Warburg Pincus Investors or the Berkshire Investors, as applicable, and (ii) either (x) the consummation of the transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement or (y) the obtaining by the Company (in accordance with the Merger Agreement) of a final and non-appealable order requiring Parent to specifically perform its obligation to effectuate the Closing pursuant to the terms of the Merger Agreement.
Debt Commitment
In connection with the Merger Agreement, Parent has arranged the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter, pursuant to which the Debt Financing Sources (as defined in the section entitled “Terms of the Merger Agreement—Financing Efforts” beginning on page 83 of this Proxy Statement.) have provided commitments in respect of (i) a first-lien term loan facility in an aggregate principal amount of $1,375,000,000 (the “Initial Term Facility”), (ii) a first-lien delayed draw term loan facility in an aggregate principal amount of $125,000,000 (the “Delayed Draw Term Facility” and, together with the Initial Term Facility, the “Term Facility”) and (iii) a first-lien revolving credit facility in an aggregate principal amount of $250,000,000 (the “Revolving Facility”). The proceeds of the Term Facility may be used on the Closing Date to pay (A) the Merger Consideration and any other payments, each as required under the Merger Agreement, (B) the fees and expenses incurred in connection with the Merger (such fees and expenses, the “Transaction Costs”) and (C) the redemption of the Company’s 9.000% Senior Secured First Lien Notes due 2028 governed by the Indenture dated as of March 14, 2023, by and among the Company, the subsidiary guarantors signatory thereto and U.S. Bank Trust Company, National Association, as trustee (as amended, supplemented, restated or otherwise modified, the “Indenture”), and potential termination of the Company’s securitization facility (the “Refinancing”) (the amounts set forth in clauses (A) through (C) above, collectively, the “Merger Costs”) with any remainder to be credited to Parent’s and/or the Company’s account for working capital and general corporate purposes.

The availability of the Debt Financing is subject to conditions precedent, customary for financings of transactions comparable to the Merger. The commitments and agreements of the Debt Financing Sources under the Debt Commitment Letter will terminate on the earliest to occur of (i) after execution of the Merger Agreement and prior to the consummation of the transactions contemplated by the Merger Agreement, the termination of the Merger Agreement in accordance with its terms, (ii) the consummation of the Merger without the funding of the Debt Financing, and (iii) 11:59 p.m., New York City time, on the fifth (5th) business day after the End Date (as such date may be extended pursuant to the Merger Agreement).
Limited Guarantees
In connection with entering into the Merger Agreement, each of Warburg Pincus Investors and Berkshire Investors provided the Company with a limited guarantee pursuant to which the each of Warburg Pincus Investors and Berkshire Investors, as applicable, guaranteed the payment of Parent’s obligations to the Company with respect to the payment of the Reverse Termination Fee, in the circumstances payable pursuant to the Merger Agreement and certain indemnification and expense obligations of Parent and Merger Sub.
Subject to certain exceptions, each limited guarantee will terminate upon the earliest of (a) the Closing, (b) the payment in full of the guaranteed obligations (up to the Maximum Guaranteed Amount), (c) the valid termination of the Merger Agreement in accordance with its terms (other than a qualified termination), and (d) the valid termination of the other limited guarantee in accordance with its terms.
Closing and Effective Time
The Closing will take place on a date to be agreed in writing between the Company and Parent, but no later than the third (3rd) business day following the satisfaction or waiver of the conditions to closing in accordance with the Merger Agreement (as described in the section entitled “Terms of the Merger Agreement - Conditions to the Closing of the Merger” beginning on page 86 of this Proxy Statement) other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions. We currently expect to consummate the Merger in the second half of calendar year 2025.
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Certain U.S. Federal Income Tax Considerations of the Merger
The following is a summary of certain U.S. federal income tax considerations of the Merger to holders of Company Common Stock whose shares of Company Common Stock are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this Proxy Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Company Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). For purposes of this discussion, a “holder” means either a U.S. Holder (as defined below) or a Non-U.S. Holder (as defined below) or both, as the context may require.

This discussion is for general information only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances. For example, this discussion does not address:
•
tax considerations that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as cooperatives, financial institutions or banks; tax-exempt organizations (including private foundations); S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; retirement plans or other tax-deferred accounts; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; “controlled foreign corporations”; “passive foreign investment companies”; entities subject to the U.S. anti-inversion rules; “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; Non-U.S. Holders that hold or have held, actually or constructively, more than 5% of the Company Common Stock during the shorter of (i) the five (5) year period ending on the date of the consummation of the Merger and (ii) the period during which the holder held such Company Common Stock; holders who are subject to the alternative minimum tax; or certain expatriates or former long-term residents of the United States;

•	tax considerations to holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;
•	tax considerations to holders that received their shares of Company Common Stock in a compensatory transaction;
•	tax considerations to holders that do not vote in favor of the Merger and who properly demand appraisal of their shares under Section 262 of the DGCL;
•	tax considerations to holders who own an equity interest, actually or constructively, in Parent or the Surviving Company following the Merger;
•	tax considerations to holders whose functional currency is not the U.S. dollar;
•
tax considerations to holders who are required to accelerate the recognition of any item of gross income with respect to Company Common Stock as a result of such income being recognized on an applicable financial statement;

•
tax considerations under any U.S. federal law other than income tax laws (including, for example, the U.S. federal estate tax, gift tax, Medicare tax on certain net investment income, and alternative minimum tax laws); or

•	any U.S. state or local or non-U.S. tax considerations.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company Common Stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. The terms “U.S. Holder” and “Non-U.S. Holder” as defined below do not include entities treated as partnerships for U.S. federal income tax purposes. Partnerships holding shares of Company Common Stock and partners therein should consult their tax advisors regarding the considerations of the Merger to their particular circumstances.
No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, regarding the U.S. federal income tax considerations of the Merger described herein. This summary is not binding on the IRS or a court, and there can be no assurance that the tax considerations described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged. The use of words such as “will” and “should” in any tax-related discussion contained in this discussion is not intended to convey a particular level of comfort.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. HOLDERS SHOULD CONSULT THEIR TAX

ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSIDERATIONS ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR ANY NON-INCOME TAX LAWS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Company Common Stock who is, for U.S. federal income tax purposes:
•	an individual who is (or is treated as) a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person as defined in section 7701(a)(30) of the Code.

The receipt of cash by a U.S. Holder in exchange for shares of Company Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. If a U.S. Holder acquired a share by purchase, such U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. If a U.S. Holder acquired different blocks of Company Common Stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis, holding period, and gain or loss separately with respect to each block of Company Common Stock. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one (1) year at the effective time of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses.
Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Company Common Stock who is neither a U.S. Holder nor a partnership (or entity or arrangement treated as a partnership) for U.S. federal income tax purposes.
Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment, such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and other tax considerations that may be relevant to them in light of their particular circumstances.
Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to a United States person as defined under the Code, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of thirty percent (30%) (or a lower rate under an applicable tax treaty); or

•
such Non-U.S. Holder is an individual who is present in the United States for one hundred eighty-three (183) days or more in the taxable year of the Merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of thirty percent (30%) (or a lower rate under an applicable tax treaty), net of certain U.S. source losses from sales or exchanges of other capital assets, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Holders of Company Common Stock should consult their tax advisors regarding the tax considerations of the Merger to their particular circumstances, including the applicability and effect of any U.S. federal, state, local, non-U.S. or other tax laws, or of any applicable income tax treaty.
Legal Proceedings Regarding the Merger
As of the date of this Proxy Statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to the Company, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is the absence of any law, injunction or order by any governmental entity restraining, enjoining, rendering illegal or otherwise prohibiting the consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is consummated may adversely affect the company’s business, financial condition, results of operations and cash flows.
Regulatory Approvals
The Company and Parent have agreed to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the merger, including obtaining any requisite approvals or consents. These approvals include approval under the HSR Act and the competition law of the European Union and the Foreign Investment Laws of Germany, France and United Kingdom. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the closing of the merger not being satisfied.
Other than the approvals and notifications described below, neither the Company and Parent is aware of any material regulatory approvals required to be obtained, or waiting periods required to expire, after the making of a filing. If the parties discover that other approvals or filings and waiting periods are necessary, they will seek to obtain or comply with them, although, as is the case with the regulatory approvals described above, there can be no assurance that they will be obtained on a timely basis, if at all.
HSR Act and Other Antitrust Matters
Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, the merger cannot be completed until the Company and Parent each file a notification and report form with the Federal Trade Commission and the Antitrust Division of the Department of Justice and the applicable waiting period thereunder has expired or been terminated. The Company and Parent filed their respective HSR Act notifications on February 6, 2025. The thirty (30) day waiting period with respect to the Merger, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, commenced on February 7, 2025 and is expected to expire at 11:59 p.m. Eastern Time on March 10, 2025, unless the Antitrust Division of the DOJ or FTC earlier terminates the waiting period, the period is lengthened by a pull-and-refile, or the FTC or the DOJ issues second requests.
At any time before or after consummation of the merger, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, the Antitrust Division of the DOJ or FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
Additionally, Parent will file a notification with the European Commission (“EC”) under the EU Merger Regulation as soon as practicable. The Merger may not be consummated unless the EC issues a decision within twenty-five (25) working days of submission of the formal notification that the Merger is compatible with the common market without the

EC notifying the parties in writing that it has initiated an in-depth investigation (extendable by ten (10) additional working days if a remedy is proposed or an EU member state requests national referral). The EC decision is expected to be received in the second quarter of 2025 unless the EC initiates an in-depth investigation.
Foreign Investment Laws
In light of the Company’s operations in Germany, the Merger is conditioned upon the receipt of clearance from the Federal Ministry for Economic Affairs and Climate Action of Germany (“BMWK”) under the foreign investment laws of Germany. In order to receive such clearance, on March 4, 2025, Parent filed a foreign investment notification with BMWK pursuant to Section 60 (3) Außenwirtschaftsverordnung (AWV). The review process timeline is split into two (2) phases. Phase I commences at the time that the BMWK gains knowledge of the transaction via the notification and lasts up to two (2) months (until approximately May 4, 2025), during which the BMWK will determine whether to open a formal review or clear the transaction. To the extent that BMWK determines that a formal review is required (Phase II), it will request further information. Phase II review starts upon receipt of such information and may last another four (4) months, however, BMWK may in special scenarios extend the review by up to another four (4) months under certain circumstances. In addition, the timeline is suspended in case of additional information requests by the BMWK. If at the end of Phase I or II the BMWK has not issued a decision, the transaction is legally deemed to be cleared.
In light of the Company’s operations in France, the Merger is conditioned on the receipt of clearance from the French Ministry of the Economy (“MINEFI”). To obtain such clearance, Parent submitted a foreign investment filing with MINEFI on March 6, 2025. The review process is split into two (2) phases. Phase I of the review lasts for thirty (30) business days from the date of filing (until approximately April 17, 2025), after which MINEFI may clear the transaction or request an additional review period for national security commitments. The Phase I timeline is suspended in the case of additional information requests by MINEFI. Phase II of the review lasts for an additional forty-five (45) business days (until approximately June 23, 2025).
In light of the Company’s operations in the United Kingdom, the Merger is conditioned on the receipt of clearance from the UK Investment Screening Unit (“ISU”). To obtain such clearance, Parent submitted a foreign investment filing with the ISU on February 27, 2025. The review process is split into two (2) phases. Phase I of the review lasts up to thirty (30) business days from the date of filing (until approximately April 10, 2025), after which the ISU will either clear the transaction or open a formal assessment. The assessment (Phase II) lasts for an additional 30 business days (until approximately May 22, 2025). At the end of Phase II, the ISU may clear or block the Merger or extend the review period for an additional forty-five (45) business days (until approximately July 29, 2025).
Voting Agreement
As a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent and Merger Sub entered into Voting Agreements with Daniel J. Crowley, Jennifer H. Allen and James F. McCabe. Based on information provided by the supporting stockholders, the supporting stockholders beneficially owned in the aggregate [•] shares of Company Common Stock as of the Record Date, representing approximately [•]% of the voting power of outstanding shares of Company Common Stock as of the Record Date. The supporting stockholders have agreed, among other things, on the terms and subject to the conditions set forth in the Voting Agreements, to (i) vote their shares of Company Common Stock in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) not transfer their shares of Company Common Stock, subject to certain limited exceptions and (iii) comply with certain non-solicitation obligations. Each Voting Agreement shall immediately terminate upon the earliest to occur of the following: (i) the valid termination of the Merger Agreement in accordance with its terms; (ii) the receipt of the Company Stockholder Approval; (iii) the entry without the prior written consent of the supporting stockholder into any amendment, waiver or modification to the Merger Agreement that (A) reduces the Merger Consideration (subject to certain adjustments set forth in the Merger Agreement) or (B) changes the form, type or amount of consideration payable in the Merger in respect of the shares of Company Common Stock; or (iv) the mutual written consent of Parent and the supporting stockholder. A copy of the form of voting agreement is attached to this Proxy Statement as Annex D.
Delisting and Deregistration of Common Stock
The Company Common Stock is currently registered under the Exchange Act and is listed on the NYSE under the symbol “TGI.” If the Merger is consummated, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent, and the Company Common Stock will be delisted from The NYSE and deregistered under the Exchange Act.

TERMS OF THE MERGER AGREEMENT
The discussion of the terms of the Merger Agreement in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the entire Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.
Explanatory Note Regarding the Merger Agreement
The representations, warranties, covenants and agreements described below and included in the Merger Agreement were made only for purposes of the Merger Agreement and as of the specific dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to important qualifications, exceptions, limitations and supplemental information agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk among the Company, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent and Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may have been changed and may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Parent and Merger Sub because the parties may take certain actions that are either expressly permitted in the confidential disclosures to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A to this Proxy Statement, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company or its business. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our fillings with the SEC regarding the Company and its business. Please see the attached section entitled “Where You Can Find More Information” beginning on page 106 of this Proxy Statement.
Effects of the Merger
The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving and continuing under the name “Triumph Group, Inc.” as the Surviving Company and a wholly-owned subsidiary of Parent. The Merger will become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as the Company and Parent shall agree and specify in the certificate of merger. From and after the Effective Time, the Surviving Company will possess all properties, rights, privileges, immunities, powers, franchises and liabilities of the Company and Merger Sub.
Closing and Effective Time
Unless the parties mutually agree to a later date, the closing of the Merger will take place no later than the third (3rd) business day following the satisfaction or (to the extent permitted by law) waiver of all conditions to closing of the Merger (as described in the section entitled “Terms of the Merger Agreement - Conditions to the Closing of the Merger” beginning on page 86 of this Proxy Statement) (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by law) waiver of such conditions). As soon as practicable on or after the closing date of the Merger, the parties will file the certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. We currently expect to consummate the Merger in the second half of calendar year 2025.
Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Company until their earlier death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
The Merger Agreement provides that the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and bylaws, respectively, of the Surviving Company until thereafter changed or amended as provided therein or by applicable law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.
Merger Consideration
Company Common Stock
Upon the consummation of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock owned directly by Parent or Merger Sub, (ii) shares of Company Common Stock owned by any direct or indirect subsidiary of the Company or any direct or indirect wholly owned subsidiary of Parent (other than Merger Sub) or of Merger Sub and (iii) shares of Company Common Stock held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Company Common Stock pursuant to Section 262 of the DGCL and, as of the Effective Time, has not failed to perfect, or not effectively waived, withdrawn or lost rights to appraisal under the DGCL) that are held by any Company stockholder will be converted into the right to receive the Merger Consideration of $26.00 in cash, without interest and subject to applicable tax withholding.
Treatment of Company Stock Awards
Treatment of Company PSUs
At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time will be cancelled and exchanged for an amount in cash, less applicable tax withholdings, equal to the product of (i) the total number of shares of Company Common Stock subject to the Company PSU (based on the attainment of target level of performance), multiplied by (ii) $26.00.
Treatment of Company RSUs
At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time will be cancelled and exchanged for an amount in cash, less applicable tax withholdings, equal to the product of (i) the total number of shares of Company Common Stock subject to the Company RSU multiplied by (ii) $26.00.
Treatment of Company Options
At the Effective Time, each In the Money Option will automatically be cancelled and exchanged for an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to the In the Money Option, multiplied by (ii) the excess of (1) $26.00 over (2) the exercise price payable per share of Company Common Stock applicable to the In the Money Option, without interest. Each Company Option that is not an In the Money Option will be cancelled at the Effective Time without payment of any consideration. As of the date of this Proxy Statement, there are no, and expected to be no, Company Options outstanding that are In the Money Options.
Treatment of Company Employee Stock Purchase Plan
Except as necessary to comply with applicable law or as required under any collective bargaining agreement (as defined below), following the date of the Merger Agreement, except as prohibited by applicable law, participation in the Company ESPP will be limited to those employees who are participants in the Company ESPP on the date of the Merger Agreement. Participants in the Company ESPP may not increase their payroll deduction election or purchase elections from those in effect on the date of the Merger Agreement or make separate non-payroll contributions on or following the date of the Merger Agreement. No further option period under the Company ESPP will commence prior to the Effective Time. The Company will use good faith efforts to terminate the Company ESPP immediately prior to and effective as of the Effective Time.
Exchange and Payment Procedures
Prior to the Closing, Parent will appoint, at its sole cost and expense, a paying agent (the “Paying Agent”) to make payments of the Merger Consideration to the applicable Company stockholders. At or immediately prior to the Effective Time, Parent will deposit, or cause to be deposited, with Paying Agent, cash constituting an amount equal to the aggregate Merger Consideration.

As promptly as reasonably practicable following the Effective Time (and in any event within four (4) business days after the Effective Time), Parent shall cause the Paying Agent to mail, or otherwise provide in the case of book-entry shares, to each holder of record of Company Common Stock a form of letter of transmittal (i) which shall specify that delivery shall be effected and risk of loss and title shall pass (A) with respect to shares evidenced by a certificate (or evidence of shares in book-entry form that immediately prior to the Effective Time represented any such shares of Company Common Stock) (a “Certificate”), only upon the proper delivery of the Certificates and validly executed letter of transmittal to the Paying Agent (and such other documents as the Paying Agent may reasonably request) and (B) with respect to book-entry shares, only upon proper delivery of an “agent’s message” regarding the book-entry transfer of book-entry shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request) and (ii) instructions for effecting the surrender of book-entry shares or Certificates in exchange for the applicable Merger Consideration. No interest will be paid or accrued on the cash payable upon surrender of the Certificates (or shares of Company Common Stock held as book-entry shares).
If any cash deposited with the Paying Agent (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time will be delivered to Parent (or its designee), and any holder of Company Common Stock who has not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent for payment of its claim for Merger Consideration, without any interest thereon. None of the Company, Parent, Merger Sub or the Paying Agent will be liable to any person in respect of any portion of the payment fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. If a stockholder has lost a certificate, or if such certificate has been stolen or destroyed, then before such stockholder will be entitled to receive the Merger Consideration, such stockholder will have to make an affidavit of the loss, theft or destruction, in a form and substance reasonably satisfactory to the Paying Agent, and if required by the Surviving Company, post a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such certificate.
These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.
Representations and Warranties
The Merger Agreement contains representations and warranties of the Company, Parent and Merger Sub.
Certain of the representations and warranties in the Merger Agreement made by the Company are qualified by knowledge and/or “materiality” qualifications or a “Company Material Adverse Effect” clause. For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to the Company, (i) any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, materially adversely affects the business, financial condition or results of operations of the Company and the Company’s subsidiaries, taken as a whole or (ii) is or would be reasonably likely to prevent or material impair or delay the ability of the Company to consummate of the Merger or the other transactions contemplated by the Merger Agreement. Solely for the purposes of clause (i), any circumstance, occurrence, effect, change, event or development arising from or related to the below are excluded from the determination of Company Material Adverse Effect:
•	conditions affecting the United States or any other national or regional economy or the global economy generally;
•
political conditions (or changes in such conditions) in the United States or any other country or region in the world, declared or undeclared acts of war, sabotage or terrorism, epidemics or pandemics (including COVID-19) (including any escalation or general worsening of any of the foregoing) or national or international emergency in the United States or any other country or region of the world occurring after the date of the Merger Agreement;

•
changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates;

•	changes required by GAAP or other accounting standards (or interpretations thereof) after the date of the Merger Agreement;

•	changes in any laws or other binding directives issued by any governmental entity (or interpretations thereof) after the date of the Merger Agreement;
•	changes that are generally applicable to the industries in which the Company and the Company’s subsidiaries operate;
•
any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Merger Agreement or any decline in the market price or trading volume of the Company Common Stock (provided, that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception in the Merger Agreement);

•
the negotiation, execution or delivery of the Merger Agreement, the performance by any party hereto of its obligations hereunder or the public announcement or pendency of the Merger or any of the other transactions contemplated hereby including the impact thereof on relationships, contractual or otherwise with customers, suppliers, distributors, employees, unions, financing sources, partners or other persons with similar relationships with the Company and the Company’s subsidiaries (provided, that this bullet will be disregarded for the purposes of the representations and warranties relating to the absence of conflicts with laws and closing conditions relating to the representations and warranties relating to the absence of conflicts with laws);

•
changes in the Company’s credit rating (provided that the underlying causes of such decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception in the Merger Agreement);

•	the occurrence of natural disasters or force majeure events adverse to the business being carried on by the Company and the Company’s subsidiaries;
•
any stockholder litigation against the Company, any Company subsidiary and/or their respective directors or officers (the “Company Parties”) relating to the Merger and the other transactions contemplated by the Merger Agreement (“Transaction Litigation”); and

•	any action expressly required by the terms of the Merger Agreement, or with the express prior written consent or at the express direction of Parent.
However, in the case of the first six (6) exclusions above and the tenth (10th) exclusion above, such matters will be taken into account to the extent such circumstance, occurrence, effect, change, event or development has a disproportionate adverse effect on the Company and the Company’s subsidiaries relative to other companies in the industries in which the Company and the Company’s subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account in determining whether there has been, or would reasonably be expected to be a Company Material Adverse Effect.
In the Merger Agreement, the Company has made customary representations and warranties to Parent that are subject, in some cases, to specific exceptions and qualifications contained in the Merger Agreement or in the Company Disclosure Letter to the Merger Agreement delivered in connection therewith. These representations and warranties relate to, among other things:
•	due organization, good standing and authority and qualification to conduct business with respect to the Company and its subsidiaries;
•
capital structure of the Company, the Company’s ownership of its subsidiaries, the Company’s and its subsidiaries’ non-ownership of equity or debt instruments other than of subsidiaries of the Company;

•
the Company’s corporate authority to enter into, perform its covenants and obligations under, and consummate the transactions contemplated by, the Merger Agreement and the enforceability of the Merger Agreement;

•	subject to the ability to make an Adverse Recommendation Change (as defined below), the approval of, and recommendation by, the Company Board in favor of the proposal to adopt the Merger Agreement;
•	the absence of conflicts with laws, the Company’s organizational documents and the Company’s contracts;
•	required consents and regulatory filings and approvals in connection with the Merger Agreement;

•	votes of Company stockholders required in connection with the Merger Agreement;
•	the Company’s possession of necessary permits and the Company’s compliance with laws;
•	the accuracy of the Company’s SEC filings and financial statements;
•	the absence of specified undisclosed liabilities of the Company and its subsidiaries;
•	the Company’s disclosure controls and procedures;
•	the accuracy of the information supplied by or on behalf of the Company or any of its subsidiaries for inclusion in this Proxy Statement;
•
the conduct of the business of the Company in the ordinary course; the absence of any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and the absence of certain actions that would otherwise have been prohibited if taken between the date of the Merger Agreement and the closing;

•	the filing of tax returns, the payment of taxes and certain other tax matters related to the Company and its subsidiaries;
•	the Company’s (and the Company’s subsidiaries) employee benefit plans;
•	the absence of suits, actions or other proceedings relating to the Company and its subsidiaries;
•	the Company’s compliance with applicable laws;
•	environmental matters;
•	the existence and enforceability of, and compliance with, specific categories of the Company’s material and governmental contracts;
•	certain real property matters;
•	intellectual property rights (including privacy, data protection and other cybersecurity matters);
•	certain employment and labor matters;
•	certain anti-takeover provisions;
•	payment of fees to brokers in connection with the Merger Agreement;
•	Goldman Sachs’s fairness opinion to the Company Board;
•	certain insurance matters;
•	the absence of interested party transactions; and
•	the acknowledgment by the Company of the absence of any other representations and warranties to Parent or Merger Sub, other than as set forth in the Merger Agreement.
In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to the Company that are subject to, in some cases, specified exceptions and qualifications contained in the Merger Agreement, including, in the case of Parent, being qualified by a “Parent Material Adverse Effect” clause. For purposes of the Merger Agreement, “Parent Material Adverse Effect” means, with respect to Parent, Merger Sub or any of their respective affiliates, any circumstance, occurrence, effect, change, event or development that, individually or taken together with other circumstances, occurrences, effects, changes, events or developments, is or would be reasonably likely to prevent or materially impair, interfere with, hinder or delay the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;
•	authority to enter into, perform their covenants and obligations under, and consummate the transactions contemplated by, the Merger Agreement and enforceability of the Merger Agreement;

•	the absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts;
•	required consents, regulatory filings and approvals in connection with the Merger Agreement;
•	the accuracy of the information supplied by or on behalf of Parent or any of its subsidiaries for inclusion in this Proxy Statement;
•	the absence of suits, actions or other proceedings relating to Parent and its subsidiaries;
•	payment of fees to brokers in connection with the Merger Agreement;
•	Parent’s ownership of Merger Sub and the capital structure of Merger Sub;
•	ownership of Company Common Stock;
•	matters with respect to Parent’s financing and sufficiency of funds;
•
Warburg Pincus (Callisto) Global Growth 14 (Cayman), L.P., Warburg Pincus (Europa) Global Growth 14 (Cayman), L.P., Warburg Pincus Global Growth 14-B (Cayman), L.P., Warburg Pincus Global Growth 14-E (Cayman), L.P., WP Global Growth 14 Partners (Cayman), L.P., Warburg Pincus Global Growth 14 Partners (Cayman), L.P., Berkshire Fund XI, L.P., Berkshire Fund XI-TE, L.P., Berkshire Fund XI-F, L.P., Berkshire Fund XI-Lux, SCSp, Berkshire Investors III LLC, Berkshire Investors V, L.P. and PCA Berkshire Opportunities Fund, L.P. (collectively, the “Investors”) possessing the authority to enter into, and the absence of conflicts with laws, organizational documents or regulatory filings and approvals that would prohibit the Investors from entering into, and the financial capacity to perform, the obligations contemplated by the limited guarantees;

•	solvency of Parent and the Surviving Company following the consummation of the Merger and the transactions contemplated by the Merger Agreement;
•	status of Parent and its ultimate owners under relevant defense rules and regulations; and
•	the acknowledgment by Parent and Merger Sub of the absence of any other representations and warranties of the Company, other than as set forth in the Merger Agreement.
None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.
Conduct of the Business Pending the Merger
The Merger Agreement provides that, prior to the Effective Time, except (i) as set forth in the Company Disclosure Letter, (ii) as expressly permitted or required by the Merger Agreement, (iii) as required by applicable law or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement to the Effective Time, the Company shall, and shall cause each of the Company’s subsidiaries to, (x) conduct the business of the Company and each of the Company’s subsidiaries in the ordinary course of business consistent with past practice in all material respects and (y) use its commercially reasonable efforts to preserve its relationships with customers, suppliers, partners, licensors, licensees, distributors and others having business dealings with it with the intention that its ongoing business will not be materially impaired on the closing date of the Merger. From the date of the Merger Agreement to the Effective Time, the Company shall not, and shall not permit any of the Company’s subsidiaries to, subject in each case to specified exceptions:
•
declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent;

•
split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;

•
repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company subsidiary or any securities of the Company or any Company subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (A) the withholding of taxes in connection with the exercise, vesting and settlement of Company Stock Awards in accordance with the terms thereof as in effect as of the date of the Merger Agreement and (B) forfeitures of Company Stock Awards;
•
issue, sell, grant, pledge or otherwise encumber or subject to any lien (A) any shares of its or its subsidiaries’ capital stock (other than (1) Company Common Stock issued upon the exercise, vesting or settlement of Company Stock Awards or (2) Company Common Stock purchased pursuant to the Company ESPP, as amended), (B) other equity or voting interests of it or its subsidiaries, (C) convertible securities exercisable or exchangeable for equity or voting interests in it, (D) any warrants, calls, options or other rights to acquire any capital stock or other equity interests in the Company or any of its subsidiaries, (E) rights linked to the price of its or its subsidiaries’ capital stock or (F) any of its voting debt;

•	amend its or any of its subsidiaries’ organizational documents;
•	adopt, amend, extend or waive a shareholder rights plan or enter into any agreement with respect to the voting of its capital stock;
•	make or adopt any change in its accounting methods, principles or practices, except insofar as may be required by a change in GAAP or Law after the date of the Merger Agreement;
•
directly or indirectly acquire or agree to acquire in any transaction any material equity interest in or material business of any person or material division thereof or any material properties or assets except (A) acquisitions in an amount not to exceed $1,000,000 individually or $2,500,000 in the aggregate, (B) as contemplated in the Company’s current plan approved by the Company Board that was made available to Parent and listed in the Company Disclosure Letter or (C) intercompany acquisitions;

•
adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, merger, consolidation, division, statutory conversion or domestication, share exchange, business combination, reorganization or recapitalization of the Company or any Company subsidiary

•
sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any lien (other than permitted liens), or otherwise dispose of any material properties or assets or any material interests, other than (A) sales or disposals in an amount not to exceed $1,000,000 individually or $2,500,000 in the aggregate and (B) intercompany transactions;

•	assign, transfer, cancel, fail to use commercially reasonable efforts to renew or fail to use commercially reasonable efforts to extend any material Company permit;
•
settle or compromise any material litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than (A) any settlement or compromise solely for monetary damages in an amount not in excess of $4,000,000 individually or $8,000,000 in the aggregate by the Company or any Company subsidiary, or (B) any claims and litigation with respect to which an insurer (but neither the Company nor any Company subsidiary) has the right to control the decision to settle and which are settled or compromised solely for monetary damages that are fully covered by the Company’s insurance policies, and that, in the cases of each of clauses (A) and (B), do not (x) impose any material restrictions on the business or operations of the Company and the Company subsidiaries or impose any equitable or injunctive relief or (y) relate to any of the persons set forth in the Company Disclosure Letter (other than settlements in the ordinary course of business solely related to commercial terms in any contract with such persons that are not material to such contract);

•
sell, assign, transfer, dispose of, abandon, allow to lapse, cancel, convey title to (in whole or in part) or (other than in the ordinary course of business) license any material intellectual property rights owned or purported to be owned by the Company and Company subsidiaries;

•
disclose any trade secrets and all other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models and methodologies (“Trade Secrets”) (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business (or similar obligations by operation of law) with reasonable protection, and preserving all rights, of the Company and Company subsidiaries’ Trade Secrets);

•
cancel, materially reduce or terminate or fail to use commercially reasonable efforts to keep in force material insurance policies and, in the event of termination, fail to obtain replacement policies providing insurance coverage with respect to the material assets, operations and activities of it and its subsidiaries as is currently in effect;

•	except as required by applicable law:
○	make, change or revoke any material election with respect to taxes (other than any entity classification election and other initial elections with respect to any newly formed entity);
○	change any tax accounting period or make or change any tax accounting method;
○	amend any material tax return, other than in the ordinary course of business;
○
settle or compromise (or, other than pursuant to an extension of time to file any tax return obtained in the ordinary course of business, consent to any waiver or extension of any statute of limitations applicable to) any material tax liability;

○	enter into any “closing agreement” under Section 7121 of the Code (or any similar provision of local, state or non-U.S. law) with respect to any material taxes; or
○	surrender any right to claim a refund of material taxes;
•
increase the compensation or benefits payable to any current or former director, officer, employee or other individual service provider of the Company or any Company subsidiary, other than (A) as required by the terms of any Company benefit plan in effect as of the date of the Merger Agreement or entered into not in contravention of this bullet or (B) as required pursuant to the terms of any labor agreement, collective bargaining agreement or other labor-related agreement with any Labor Organization (as defined below) (“Collective Bargaining Agreement”);

•
accelerate the time of payment, funding or vesting of any compensation or benefits payable to any current or former director, officer, employee or other individual service provider of the Company or Company subsidiary, other than (A) as required by the terms of any Company benefit plan in effect as of the date of the Merger Agreement or entered into not in contravention of this bullet or (B) as required pursuant to the terms of any Collective Bargaining Agreement;

•
materially amend any company benefit plan or adopt, establish, terminate or enter into any plan, agreement or arrangement that would be a company benefit plan if in effect on the date of the Merger Agreement, other than (A) as required by the terms of any Company benefit plan in effect as of the date of the Merger Agreement or entered into not in contravention of this bullet or (B) as required pursuant to the terms of any Collective Bargaining Agreement;

•
hire, promote or engage, or enter into any employment or consulting agreement or arrangement in connection with hiring, promoting or engaging, any current or former director, officer, employee or other individual service provider of the Company or any Company subsidiary whose annualized base salary or wage rate, as applicable, would exceed $200,000;

•
terminate any director, officer, employee or other individual service provider of the Company or any Company subsidiary, other than for cause, whose annualized base salary or wage rate, as applicable, would exceed $200,000;

•
modify, extend, terminate or enter into any Collective Bargaining Agreement (other than modifications in the ordinary course of business that do not result in material economic concessions or material operational restrictions);

•
voluntarily recognize or certify any labor union, labor organization or works council (“Labor Organization”) as the bargaining representative for any employees of the Company or any Company subsidiary;

•	implement any layoffs or plant closures that require notice to affected employees pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local law;
•
except for any contract that requires by its terms the payment or delivery of cash or other consideration by or to the Company or any of the Company subsidiaries in any amount having an expected value less than $5 million over the life of such contract, (A) enter into any contract or propose to enter into any contract (x) that would have been a material contract if it had been entered into prior to the date of the Merger Agreement, (y) that has a term of 12 months or greater or (z) whereby services are provided on a time and materials basis, (B) renew or extend any material contract (or any contract described by the foregoing clause (A)); or modify or amend in any material respect or terminate (other than any material contract (or contract described by the foregoing clause (A) that has expired in accordance with its terms)) any material contract (or contract described by the foregoing clause (A)) or waive any material right, claim, remedy or default under any material contract (or contract described by the foregoing clause (A));

•
except for (A) intercompany loans made in the ordinary course of business, (B) indebtedness incurred after the date of the Merger Agreement under the Indenture, the receivables purchase agreement, the subsidiary loan agreements (or the guarantee of such indebtedness) or agreements in effect as of the date of the Merger Agreement and listed in the Company Disclosure Letter, in each case, in the ordinary course of business consistent with past practice and in accordance with the terms of such agreement, or (C) capital and financing leases, equipment financing or similar financing arrangements in the ordinary course of business consistent with past practice that, together with any capital expenditures made or those when taken together with any capital expenditures made or authorized pursuant to the following bullet, do not exceed $5,000,000 in the aggregate, incur, assume, guarantee or otherwise become liable for any indebtedness or issue or sell debt securities or warrants or other rights to acquire any debt securities, or assume, guarantee or endorse any indebtedness of any person (other than a Company subsidiary) in excess of $2,500,000 individually or $10,000,000 in the aggregate; provided that any indebtedness incurred pursuant to this bullet shall not reasonably be expected to materially interfere with the Debt Financing;

•
make or authorize capital expenditures except (A) as budgeted in the Company’s capital expenditure plan approved by the Company Board that was made available to Parent or (B) otherwise when taken together with any financing arrangements pursuant to clause (C) in the preceding bullet, do not exceed $5,000,000 in the aggregate;

•	enter into any material leases, subleases, sub-subleases and licenses to which the Company or any Company subsidiary is a party with respect thereto (collectively, the “Real Estate Leases”); or
•
fail to reasonably consult with Parent prior to (x) renewing or extending any material Real Estate Lease, (y) modifying or amending in any material respect or terminating (other than any material Real Estate Lease that has expired in accordance with its terms) any material Real Estate Lease or (z) waiving any material right, claim, remedy or default under any material Real Estate Lease.

Restrictions on Solicitations of Other Offers
In the Merger Agreement, the Company agreed that from the date of the Merger Agreement it will, and it will cause its subsidiaries and each of its and their officers, directors, managers or employees, and shall use its reasonably best efforts to cause its and their accountants, consultants, legal counsel, financial advisors and agents and other representatives to:
•
immediately cease any existing solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Alternative Proposal or any proposal that would reasonably be expected to result in an Alternative Proposal;

•
promptly (but no later than forty-eight (48) hours after the date of the Merger Agreement) request the prompt return or destruction of all non-public information concerning the Company or any of the Company subsidiaries theretofore furnished to any such person (other than Parent, Merger Sub and their affiliates and representatives) with whom a confidentiality agreement was entered into (or such non-public information was provided to) in connection with its consideration of an Alternative Proposal, subject to the terms and conditions of such confidentiality agreement;
•
promptly (but no later than twenty-four (24) hours after the date of the Merger Agreement) terminate all access granted to any such person and its representatives to any physical or electronic data room or information (including access to the business, properties, assets, books, records or other non-public information or to personnel of the Company or any of the Company subsidiaries).

Until the Effective Time or the date of the termination of the Merger Agreement, except as otherwise provided in the Merger Agreement, the Company agreed to not, and not to publicly announce any intention to, directly or indirectly:
•
solicit, initiate, knowingly induce, encourage or facilitate any proposal, inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Alternative Proposal (an “Inquiry”);

•
furnish non-public information regarding the Company and the Company’s subsidiaries to afford access to the Company or any Company subsidiary to or host any meeting (including by telephone or videoconference) with any person in connection with an Inquiry or an Alternative Proposal;

•	enter into, continue or maintain discussions or negotiations with any person with respect to an Inquiry or an Alternative Proposal;
•
otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations regarding, or furnish or cause to be furnished to any person or group any non-public information with respect to, or take any other action to knowingly encourage or facilitate any Inquiries or the making of any proposal that constitutes, or would reasonably be expected to result in, an Alternative Proposal;

•	authorize, propose, approve, adopt, agree to, accept, endorse or recommend or otherwise declare advisable, any inquiry or any Alternative Proposal;
•	submit to a vote of its stockholders, approve, endorse or recommend any Alternative Proposal;
•
fail to reaffirm the Company Recommendation within five (5) business days after receiving a request to do so from Parent (it being understood that the Company will have no obligation to make such reaffirmation more than once per proposal, unless such proposal is amended, modified or supplemented);

•
withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal);

•
enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for Acceptable Confidentiality Agreements) or adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, or cause or permit the Company or any Company subsidiary to enter into any such agreement; or

•	authorize, propose, resolve, agree or commit to do any of the foregoing.
Notwithstanding any other restrictions in the Merger Agreement, if the Company or any Company subsidiary or any of its or their respective representatives receives an Alternative Proposal by any person or group at any time prior to submitting to Company stockholders for adoption and approval and recommending that Company stockholders vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated hereby, including the Merger, at a duly held meeting of such stockholders for such purpose (the “Company Stockholders Meeting”), and if the Company Board (or any committee thereof) has determined, in its good faith judgment (after consultation with the Company’s independent financial advisor and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, then prior to (but not after) the Company Stockholders Meeting, the Company and its representative may take the following actions with respect to a bona fide written Alternative Proposal that did not result from a material breach of the Merger Agreement: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company’s subsidiaries to any person in response to such Alternative Proposal, pursuant to the prior execution of (and the Company and/or subsidiaries of the Company may enter into) an Acceptable Confidentiality Agreement and (ii) enter into and maintain discussions or negotiations with any person with respect to such Alternative Proposal.
For purposes of the Merger Agreement:
•
an “Alternative Proposal” means any proposal or offer (whether or not in writing), with respect to any (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company that would result in any person or group beneficially owning twenty percent (20%) or more of the outstanding equity interests of the Company or any successor or parent company thereto, (B) sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company subsidiary or otherwise) of any business or assets of the Company or the Company’s subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company’s subsidiaries, taken as a whole, (C) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (D) transaction in which any person (or the stockholders of any person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Company Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by the Merger Agreement);

•
an “Intervening Event” means any event, fact, occurrence, development or change in circumstances that is material with respect to the Company and the Company subsidiaries or their business, taken as a whole, that was (A) not actually known or reasonably foreseeable (or if actually known or reasonably foreseeable, the probability or magnitude of consequences of which were not actually known or reasonably foreseeable) to the Company Board as of the date of the Merger Agreement and which first occurs, arises or becomes known to the Company Board after the date of the Merger Agreement; and (B) does not relate to (a) any event, fact, occurrence, development or change that involves or relates to an Alternative Proposal or a Superior Proposal or any inquiry or communications or matters relating thereto; (b) the mere fact, in and of itself, that the Company meets or exceeds any internal or published or third-party projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (b) may be considered and taken into account) or (c) Parent, the Investors or any of their respective affiliates;

•
a “Superior Proposal” means any unsolicited bona fide written Alternative Proposal, with references in the definition of Alternative Proposal to twenty percent (20%) being deemed to be replaced with references to fifty and one-tenth of a percent (50.1%), made by any person or group which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation), (A) if consummated in accordance with its terms, would be more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal and the Merger Agreement (including any changes proposed by Parent to the terms of the Merger Agreement), (B) is fully financed or reasonably capable of being fully financed and (C) the conditions to the consummation of which are all reasonably capable of being satisfied, taking into account all financial, regulatory, legal and other aspects of such proposal (including the sources of and terms of financing, market conditions, the form of consideration, termination fees, expense reimbursement provisions, the timing of and conditions of closing, and certainty of closing) and the identity of the person(s) making the proposal; and

•
an “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no materially less favorable in the aggregate to the Company than the terms set forth in the confidentiality agreements (it being understood and hereby agreed that such confidentiality agreement need not contain a

“standstill” or similar provision that prohibits the counterparty thereto or any of its affiliates or representatives from making any Alternative Proposal, acquiring the Company or taking any other similar action); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of the Merger Agreement.
The Company agreed that any action or inaction taken by (A) directors or officers of the Company or any Company subsidiary or (B) other representatives acting at the direction of the Company or any Company subsidiary will be deemed to constitute a breach by the Company of the provisions of the Merger Agreement governing the Company’s restrictions on solicitations of other offers. The Company will not authorize or direct or knowingly permit any representative of the Company or any Company subsidiary to breach the provisions of the Merger Agreement governing the Company’s restrictions on solicitations of other offers, and upon becoming aware of any breach or threatened breach of the aforementioned provisions of the Merger Agreement by a director, officer, employee or other representative of the Company or any Company subsidiary, shall use its reasonable best efforts to stop such breach or threatened breach.
Adverse Recommendation Changes
As described above, and subject to the provisions described below, the Company Board has made the recommendation that Company stockholders vote “FOR” the proposal to adopt the Merger Agreement (the “Company Recommendation”). The Merger Agreement provides that the Company Board will not effect an Adverse Recommendation Change (as defined below) except as described below.
Under the terms of the Merger Agreement, except as otherwise provided therein, the Company Board shall not, and shall not publicly propose to:
•	authorize, propose, approve, adopt, agree to, accept, endorse or recommend or otherwise declare advisable, any Inquiry or any Alternative Proposal;
•	submit to a vote of its stockholders, approve, endorse or recommend any Alternative Proposal;
•
fail to reaffirm the Company Recommendation within five (5) business days after receiving a request to do so from Parent (it being understood that the Company will have no obligation to make such reaffirmation more than once per proposal, unless such proposal is amended, modified or supplemented);

•
withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal); or

•
authorize, propose, resolve, agree or commit to do any of the foregoing (any of the foregoing being an “Adverse Recommendation Change”); provided that nothing contained in the Merger Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to Company stockholders if the Company Board (after consultation with outside legal counsel) concludes in good faith that its failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

None of the restrictions above will (i) limit or otherwise affect the obligations of the Company or the Company Board and the rights of Parent under the provisions governing the Company’s restrictions on solicitations of other offers, or (ii) be deemed to permit the Company or the Company Board to make an Adverse Recommendation Change or terminate (or authorize the Company to terminate) the Merger Agreement, except to the extent expressly permitted by the provisions governing the Company’s restrictions on solicitations of other offers. A factually accurate public statement that describes the Company’s receipt of an Alternative Proposal and the operation of the Merger Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.
Notwithstanding the foregoing, at any time prior to the Company Stockholders Meeting, the Company Board may (i) in response to an Intervening Event or if the Company has received a Superior Proposal that did not result from a material breach of the provisions of the Merger Agreement governing the Company’s restrictions on solicitations of other offers (after taking into account the terms of any proposals, amendments or modifications made or agreed to by Parent pursuant to this paragraph), make an Adverse Recommendation Change or (ii) if the Company has received a Superior Proposal that did not result from a material breach of the provisions of the Merger Agreement governing the Company’s restrictions on solicitations of other offers (after taking into account the terms of any proposals, amendments or modifications made or agreed to by Parent pursuant to such provisions), authorize the Company to terminate the Merger Agreement and enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of the Merger Agreement if, in the case of the foregoing clauses (i) and (ii), the Company Board has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law; provided that:
•	in the case of a Superior Proposal, the Company Board may not make an Adverse Recommendation Change or authorize the Company to terminate the Merger Agreement unless:
○
the Company has provided prior written notice to Parent at least four (4) business days in advance of taking such action, which notice shall advise Parent that the Company Board (A) has received a Superior Proposal that did not result from a material breach of the provisions of the Merger Agreement governing the Company’s restrictions on solicitations of other offers and shall include the material terms and conditions of such Superior Proposal, the identity of the person making such Superior Proposal and a copy of such Superior Proposal and any other relevant material transaction documents (or, where no such copy is available, a description of the material terms and conditions of such Superior Proposal) and written summaries of any material communications relating to the terms and conditions of such Superior Proposal and (B) intends to make an Adverse Recommendation Change or authorize the Company to terminate the Merger Agreement, and in each case, and specify the reasons therefor;

○
during the notice period, the Company has negotiated (and, to the extent requested by Parent, and to the extent that the Company’s representatives are involved in the process, the Company has used reasonable best efforts to make its representative available to negotiate) with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Superior Proposal ceases to constitute (in the good faith judgment of the Company Board) a Superior Proposal;

○
following the notice period, the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, and after consultation with the Company’s financial advisors and outside legal counsel, that the failure to make an Adverse Recommendation Change or terminate the Merger Agreement, as applicable, would continue to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law and such Superior Proposal remains a Superior Proposal; and

○	the Company pays the Company Termination Fee to Parent prior to or concurrently with the termination of the Merger Agreement; or
•	in the case of an Intervening Event, the Company Board may not make such an Adverse Recommendation Change unless:
○
the Company has provided prior written notice to Parent at least four (4) business days in advance of taking such action, which notice shall advise Parent that the Company Board intends to take such action and specify in reasonable detail of the circumstances giving rise to such Adverse Recommendation Change, and the material facts and circumstances relating to such Intervening Event;

○
during the notice period, the Company has negotiated (and, to the extent requested by Parent, to the extent that its representatives are involved in the process, the Company has used reasonable best efforts to make its representatives available to negotiate) with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the failure to make such Adverse Recommendation Change (in the good faith judgment of the Company Board after consultation with the Company’s financial advisors and outside legal counsel) would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable law; and

○
following the notice period, the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, and after consultation with the Company’s financial advisors and outside legal counsel, that the failure to make such Adverse Recommendation Change would continue to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law.

If during the applicable notice period, any material revisions are made to the Superior Proposal or if there are any material change to the facts and circumstances relating to the Intervening Event, the Company shall deliver a new written notice to Parent and shall comply again with the requirements described above in the foregoing with respect to such new written notice (except the notice period shall be three (3) business days instead of the four (4) business days referenced above).
Employment and Company Benefits
During the one-year period following the closing date of the Merger (or, if earlier, the date of termination of employment of the applicable Company employee (the “Continuation Period”), Parent will, or will cause the Surviving Company or Parent’s other applicable affiliates to, provide each employee of the Company or any subsidiary of the Company who is employed at the closing date of the Merger and who remains employed with the Surviving Company or any other affiliate of Parent immediately following the Closing:
•	a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to the Company employee immediately prior to the closing date of the Merger;
•
target annual bonuses, commissions, and other short-term incentive compensation opportunities that are, in each case, no less favorable than the target annual bonus, commission, and other short-term incentive compensation opportunities (excluding equity or equity-based compensation) in effect for the Company employee prior to the closing date of the Merger; and

•
employee benefits (excluding any equity or equity-based, non-qualified deferred compensation, retention, severance, incentive, bonus, change-in control, transaction, defined benefit pension, stock purchase plan, or post-employment welfare benefits) that, with respect to each Company employee, are no less favorable in the aggregate than the compensation and benefits (excluding any equity or equity-based, non-qualified deferred compensation, retention, severance, incentive, bonus, change-in control, transaction, defined benefit pension, stock purchase plan, or post-employment welfare benefits) provided to such Company employee immediately prior to the closing date of the Merger.

Parent has also agreed to provide, or cause the Surviving Company or Parent’s other applicable affiliates to provide, each Company employee who incurs a termination of employment during the Continuation Period with severance benefits that are no less favorable than the severance benefits to which such Company employee would have been entitled with respect to such termination under the severance policies, practices and guidelines of the Company or any subsidiary of the Company as in effect immediately prior to the closing date of the Merger or, if greater, the severance benefits provided to similarly situated employees of Parent or any of its applicable affiliates, or required by a Collective Bargaining Agreement or applicable law. In addition to the foregoing, during the Continuation Period, Parent has agreed to adopt a customary private equity-style management incentive plan and make grants thereunder.
Parent will, or will cause the Surviving Company to, give each Company employee full credit for such Company employee’s service with the Company and any subsidiary of the Company (and any affiliates or predecessors thereto) for all purposes, including eligibility to participate in, vesting under and accrual of benefits under any benefit plans (including for purposes of vacation and severance) maintained by Parent or any of its affiliates (including the Surviving Company) in which the Company employee participates to the same extent recognized by the Company immediately prior to the closing date of the Merger; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.
Parent will, or will cause the Surviving Company to use commercially reasonable efforts to:
•
waive any preexisting condition limitations otherwise applicable to Company employees and their eligible dependents under any plan maintained by Parent or any of its affiliates (including the Surviving Company) that provides health benefits in which Company employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such Company employees as of the closing date of the Merger under the analogous Company benefit plan;

•
honor any deductible, co-payment and out-of-pocket maximums incurred by a Company employee and his or her eligible dependents under the health plans in which such Company employee participated immediately prior to the closing date of the Merger during the portion of the plan year prior to the closing date of the Merger in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans maintained by Parent or any of its affiliates (including the Surviving Company) in which such Company employee is eligible to participate after the closing date of the Merger in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and

•
waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company employee and his or her eligible dependents on or after the closing date of the Merger, in each case to the extent such Company employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company benefit plan prior to the closing date of the Merger.

Within 60 days following the Effective Time, Parent or the Surviving Company will pay all incentive awards under the Executive Cash Incentive Compensation Plan outstanding as of the Effective Time (determined based upon the achievement of the higher of actual or the target level of performance, unless otherwise provided by any severance plan or agreement or employment agreement in place at the time immediately prior to the Effective Time by and between the Company and a Company employee) that may become payable to each Company employee participating in such plan.
For Company employees participating in any Company benefit plan that is a short-term incentive compensation plan or program (other than the Executive Cash Incentive Compensation Plan), for the performance period in which the Effective Time occurs, Parent or its affiliates will continue the applicable plan or program for such performance period, and participating Company employees will remain eligible to receive a bonus in an aggregate amount no less than the amount accrued by the Company for such plans.
Parent, the Surviving Company or Parent’s affiliates will give each Company employee full credit for such Company employee’s service with the Company and any Company subsidiary, affiliate or predecessor for all purposes (including for purposes of vacation and severance) under any benefit plans maintained by Parent or any of its affiliates (including the Surviving Company) in which the Company employee participates to the same extent and for the same purpose as recognized by the Company immediately prior to the closing date of the Merger under the corresponding Company benefit plan. However, service will not be recognized to the extent that such recognition would result in a duplication of compensation or benefits with respect to the same period of service or for any purposes under any defined benefit pension plans, retiree health and welfare plans or equity or equity-based compensation.
Parent will cause the Surviving Company to honor the terms of each Collective Bargaining Agreement until such Collective Bargaining Agreement otherwise expires or terminates pursuant to its terms or is modified by the parties thereto in accordance with applicable law.
Financing Efforts
Parent must, and must cause its affiliates to, use its reasonable best efforts to, take, or cause to be taken, all actions and to do or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Debt Financing contemplated by the Debt Commitment Letter so that the funds contemplated thereby are available as promptly as practicable but in any event no later than the closing date of the Merger, including to:
•	comply with and maintain in full force and effect the Debt Financing and the Debt Commitment Letter;
•
negotiate and enter into definitive financing agreements (the “Definitive Debt Agreements”) with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letter so that such agreements are in effect as promptly as practicable but in any event no later than the closing date of the Merger (which definitive financing agreements shall not contain certain prohibited provisions pursuant to the Merger Agreement);

•
satisfy as promptly as practicable and on a timely basis all conditions to the Debt Financing contemplated by the Debt Commitment Letter and the fee letter associated with the Debt Commitment Letter (the “Debt Fee Letter”) but in any event no later than the closing date of the Merger; and

•
enforce its rights under the Debt Commitment Letter in the event of a breach by any person that has committed to arrange or provide or otherwise entered into agreements in connection with all or any portion of the Debt Financing or other financings to fund the required amounts of the Financing, including the entities party to Debt Commitment Letter as Initial Lenders (as defined therein), together with each affiliate thereof and each former, current or future officer, director, member, manager, employee or indirect equity holder, general or limited partner, controlling person, advisor, attorney, agent and representative of each such entity or affiliate and their respective successors and assigns (the “Debt Financing Sources”) under the Debt Commitment Letter or the Definitive Debt Agreements.
Prior to the Closing, without the prior written consent of the Company, Parent may not agree to or permit, any amendment, modification, substitution, replacement or supplement of, or waiver under, the Equity Commitment Letters. Parent agreed to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing, including taking all actions necessary to (i) maintain in effect each of the Equity Commitment Letters, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in each of the Equity Commitment Letters, if any, but in any event no later than the closing date of the Merger, (iii) consummate the Equity Financing at or prior to the Closing and (iv) enforce its rights under each of the Equity Commitment Letters (including seeking specific performance).
If any of the Debt Financing or the Debt Commitment Letter (or any Definitive Debt Agreement) expires or is terminated prior to the Closing, in whole or in part, for any reason, or any portion of the Debt Financing becomes unavailable in an amount necessary to fund the required amounts, then Parent shall (i) promptly (and in any event within two (2) business days) notify the Company of such unavailability, expiration or termination and the reasons therefor, (ii) as promptly as practicable use its best efforts to arrange for alternative debt financing (which alternative debt financing (A) shall be in an amount sufficient, when added with the Equity Financing, for the satisfaction of all of Parent’s obligations under the Merger Agreement due at the Closing and (B) shall not include any conditions of such alternative debt financing that are more onerous than, or in addition to, the conditions set forth in the Debt Commitment Letter on the date of the Merger Agreement) to replace the Debt Financing, to be consummated no later than the day on which the Closing shall occur pursuant to the Merger Agreement, (iii) promptly provide to the Company copies of all documents (including all fee letters and engagement letters) relating to any alternative debt financing to replace the Debt Financing and (iv) keep the Company reasonably informed of the process of obtaining any alternative financing. If any alternative financing is obtained, Parent shall promptly notify Company thereof; provided that Parent shall not be required to (i) seek equity financing from any source other than those counterparty to the Equity Commitment Letter as of the date of the Merger Agreement (and subject to the express terms of the Merger Agreement and of the Equity Commitment Letter) or in an amount in excess of the amounts set forth in the Merger Agreement, (ii) pay any fees or expenses in excess of those contemplated by the Debt Commitment Letter as of the date of the Merger Agreement or (iii) agree to terms that are less favorable in the aggregate (including any flex provisions set forth in the Debt Fee Letter) than those contemplated by the Debt Commitment Letter as of the date of the Merger Agreement.
Obtaining the Financing (or any alternative financing) is not a condition to the Closing. Parent has agreed to keep the Company informed on a reasonably current basis in reasonable detail of its efforts to arrange the Financing (or any alternative financing).
Parent and Merger Sub will indemnify and hold harmless the Company and its affiliates and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred by them in connection with the equity financing and debt financing, any other securities offering of or on behalf of the Company (if required by Parent), Parent or Merger Sub or Parent’s request for the tender, consent or redemption of the notes governed by the Indenture by the Company and any information utilized in connection therewith, provided that such costs do not exceed $10 million (the “Parent Expenses Cap”).
The Company has agreed to, and to cause its subsidiaries to, and agreed to use reasonable best efforts to cause its and their respective non-legal representatives to, at Parent’s sole cost and expense, provide to Parent and its subsidiaries such cooperation as may be reasonably requested by Parent that is necessary in connection with the Debt Financing to the extent not unreasonably interfering with the business of the Company or any of its subsidiaries, including: (i) upon reasonable advance notice and during normal business hours of the Company, causing the appropriate senior officers of the Company to participate in a reasonable but limited number of lender meetings, lender presentations and due diligence sessions at locations and times to be mutually agreed (which meetings, presentations and sessions may be conducted by teleconference or virtual meeting platforms); (ii) providing reasonable assistance with the preparation of customary materials for rating agency presentations, customary bank information memoranda and similar documents customarily required in connection with obtaining the Debt Financing, including customary authorization letters authorizing the distribution of information to prospective lenders or investors and containing customary representations; (iii) assisting with the preparation of any pledge and security documents or other definitive financing documents as may be reasonably requested by Parent, including the solvency certificate; (iv) facilitating the pledging of collateral reasonably requested by Parent; and (v) furnishing to Parent at least three (3) business days prior to the closing date of the Merger such documentation and other information requested by Parent at least ten (10) business days prior to the closing date of the Merger to the extent required by governmental authorities under applicable “know your customer” and anti-money laundering rules and regulations as a condition to the Debt Financing.
Parent has agreed to, upon the earlier of Closing or the termination of the Merger Agreement, promptly reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its subsidiaries and their representatives in connection with cooperation at the request of Parent in connection with the Financing, subject to the Parent Expenses Cap; provided that, to the extent such costs exceed the Parent Expenses Cap, neither the Company nor its subsidiaries or representatives is required to take any further action in cooperation with Parent and Merger Sub in connection with the Financing.
Access to Information
Subject to certain exceptions and limitations, the Company shall, and shall cause each of the Company’s subsidiaries to, afford to Parent and to the representatives of Parent reasonable access, upon reasonable advance notice, during normal business hours, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company’s subsidiaries to, furnish reasonably promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any subsidiary of the Company). However, the Company will not be required to permit such access or make such disclosure, to the extent it determines, after consultation with counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other contract with a third party; (ii) result in the loss of any attorney-client privilege or other applicable legal privilege; or (iii) violate any law, in each case subject to certain limitations.
Indemnification and Insurance
In the Merger Agreement, Parent agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company’s subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company’s subsidiaries made available to Parent shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent agreed to cause the Company and the Company’s subsidiaries to perform its obligations thereunder
The Merger Agreement further requires the Surviving Company to indemnify and hold harmless, and advance expenses to each individual who was prior to or is as of the date of the Merger Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company’s subsidiaries or who was prior to or is as of the date of the Merger Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company’s subsidiaries as a director, officer or employee of another person (the “Company Indemnified Parties”) with respect to all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time).
The Merger Agreement requires the Surviving Company to either (i) maintain, for at least six (6) years after the Effective Time, in effect, the coverage provided by the current directors’ and officers’ liability insurance and fiduciary liability insurance as of the date of the Merger Agreement or (ii) provide substitute insurance policies for the

Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time. In lieu of such insurance, prior to the closing date of the Merger, the Company may, at its option (following reasonable consultation with Parent) purchase a “tail” liability insurance and fiduciary liability insurance, with a claims reporting period of six (6) years, with coverage in an amount not less than the existing coverage and other terms not less favorable to the insured persons that the insurance currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time. Notwithstanding the foregoing, Parent or the Surviving Company will not be required to pay an annual premium for any annual period in excess of three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date of the Merger Agreement (the “Maximum Amount”) for any such insurance policies or “tail” insurance required by this paragraph, and if the aggregate annual premium for such insurance (or aggregate premium in the case of “tail” insurance) at any time exceeds the Maximum Amount, then the Surviving Company will cause to be maintained policies of insurance that, in the Surviving Company’s good faith judgment, provide the maximum coverage available at a premium equal to the Maximum Amount.
Other Covenants
Stockholders Meeting
The Company has agreed, as reasonably promptly as practicable after the SEC clears this Proxy Statement, to duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of (i) seeking the Company Stockholder Approval; and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger.
Stockholder Litigation
Prior to the Effective Time, the Company has agreed to provide Parent with prompt notice of any Transaction Litigation commenced against the Company and/or its directors and/or executive officers (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. Subject to entry into a customary joint defense agreement, the Company has agreed to (a) give Parent the opportunity to review and propose comments with respect to all filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Company prior to such filing or submission, and consider such comments in good faith; and (b) give Parent the opportunity to consult with the Company and participate in the defense, prosecution or settlement of any Transaction Litigation. Except as expressly permitted by the Company Disclosure Letter, none of the Company, any Company subsidiary or any representative of the Company shall compromise, settle or come to an arrangement regarding any Transaction Litigation, in each case unless Parent shall have consented in writing (not to be unreasonably withheld, conditioned or delayed). For purposes of this paragraph, “participate” means that Parent and the Company will jointly cooperate in the proposed strategy and any other significant decisions with respect to the Transaction Litigation by the Company, with no such significant decisions being made without the approval of the other.
Conditions to the Closing of the Merger
The respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver by the Company and Parent at or prior to the Closing Date (as defined in the Merger Agreement), of the following conditions:
•	the obtaining of the Company Stockholder Approval;
•
the termination or expiration of any waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any agreement between a party and a governmental entity to delay or not consummate the transactions,

•
the obtaining or making of any required consents, filings or approvals or the expiration or termination of the applicable waiting period under any other applicable antitrust or similar regulatory laws;

•	the receipt of approvals or clearances under the Foreign Investment Laws of Germany, France and United Kingdom; and
•
the absence of any applicable law or judgment, preliminary, temporary or permanent, or other legal restraint or prohibition, or binding order or determination by any governmental entity in effect that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated by the Merger Agreement (a “Legal Restraint”).

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the following conditions:
•	the representations and warranties of the Company;
○
regarding (1) organization, standing and power, (2) authority, execution, delivery, and enforceability, (3) anti-takeover provisions, (4) the absence of any undisclosed brokers fees and (5) receipt of the opinion of financial advisor being true and correct in all material respects at and as of the date of the Merger Agreement and at and as of the closing date of the Merger, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date);

○
regarding the absence since March 31, 2024 to the date of the Merger Agreement, of any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect being true and correct in all respects at and as of the date of the Merger Agreement and at and as of the closing date of the Merger as if made at and as of such time;

○	regarding the Company’s capital structure being true and correct in all respects (other than for de minimis inaccuracies) at and as of January 30, 2025; and
○
other than the representations and warranties described in the prior three (3) bullets, being true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth in the Merger Agreement) at and as of the date of the Merger Agreement and at and as of the closing date of the Merger, except for such failures to be true and correct, individually or in the aggregate, has not had or would reasonably be expected to have a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date);

•	the Company having performed in all material respects all material obligations required to be performed by it under the Merger Agreement at or prior to the closing date of the Merger;
•	since the date of the Merger Agreement, there having not occurred and not be continuing a Company Material Adverse Effect; and
•	the Company having delivered to Parent a certificate of the Company signed by an authorized executive officer of the Company certifying the satisfaction of the foregoing conditions;
The obligations of the Company to consummate the Merger are also subject to the following conditions:
•	the representations and warranties of Parent and Merger Sub:
○
regarding (1) organization, standing and power, (2) authority, execution, delivery, and enforceability and (3) the absence of any undisclosed brokers fees being true and correct in all material respects at and as of the date of the Merger Agreement and at and as of the closing date of the Merger, as if made at and as of such date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date); and

○
other than the representations and warranties described in the prior bullet, being true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth in the Merger Agreement) at and as of the date of the Merger Agreement and at and as of the closing date of the Merger, as if made at and as of such date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), except for such failures to be true and correct, individually or in the aggregate, as has not had and would not reasonably be expected to have a Parent Material Adverse Effect;
•
Parent and Merger Sub each having performed in all material respects its material obligations required to be performed by it under the Merger Agreement at or prior to the closing date of the Merger; and

•	Parent having delivered to the Company a certificate of Parent signed by an authorized executive officer certifying the satisfaction of the foregoing conditions.
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained:
•	by mutual written consent of each of Parent and the Company;
by either Parent or the Company if:
•
the Merger has not been consummated by August 2, 2025 (as it may be extended in accordance with the immediately following proviso, the “End Date”); provided that, if the closing of the Merger (the “Closing”) shall not have occurred prior to the End Date and all the conditions to Closing other than obtaining the requisite regulatory approvals have been satisfied on such date, the End Date may be extended by either the Company or Parent on one (1) occasion for a period of three (3) months upon notice by the Company or Parent to the other party. However, the right to terminate the Merger Agreement as a result of the occurrence of the End Date will not be available to any party whose breach of any provision of the Merger Agreement, directly or indirectly, is the primary cause of, or primarily resulted in the failure of the Merger to be consummated by the End Date;

•
there has been a Legal Restraint which has become final and non-appealable. However, the right to terminate the Merger Agreement as a result of the foregoing will not be available to any party whose breach of any provision of the Merger Agreement, directly or indirectly, is the primary cause of, or primarily resulted in, the failure of the condition regarding the absence of Legal Restraints to be satisfied; and

•	the Company Stockholder Approval has not been obtained at a duly convened Company Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken;
by the Company:
•
if Parent or Merger Sub has breached any of representation, warranty, covenant or agreement contained in the Merger Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that a related closing condition would not be satisfied as of the closing date of the Merger and such breach or failure to be true, if curable, has not been cured by the earlier of (i) the End Date or (ii) the date that is twenty (20) business days following the Company’s delivery of written notice to Parent or Merger Sub of such breach. However, the Company will not have the right to terminate the Merger Agreement pursuant to this bullet if the Company’s breach of any provision of the Merger Agreement, directly or indirectly, is the primary cause of, or primarily resulted in, the failure of a related closing condition to be satisfied;

•
prior to receipt of the Company Stockholder Approval, to enter into a definitive agreement with respect to a Superior Proposal that did not result from a material breach of the provisions of the Merger Agreement governing the Company’s restrictions on solicitations of other offers in accordance with such provisions; provided that the Company pays the Company Termination Fee (as defined below) to Parent prior to or simultaneously with such termination (it being understood that the Company must enter into such definitive agreement simultaneously with such termination of the Agreement) (see the section entitled “Terms of the Merger Agreement-Termination Fees” beginning on page 89 of this Proxy Statement); or

•
if (i) all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger have been satisfied or waived by the Company (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or the failure of which to be satisfied is attributable primarily to a breach by Parent of its representations, warranties, covenants or agreements contained in the Merger Agreement), (ii) Parent is required to consummate the Closing no later than the third (3rd) business day following the satisfaction or (to the extent permitted by law) waiver by the party or parties entitled to the benefits thereof of the conditions to the Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent, (iii) Parent has failed to consummate the Closing within three (3) business days after the satisfaction or waiver of all of the conditions to the Closing, (iv) the Company stood ready, willing and able to consummate the transactions contemplated by the Merger Agreement on the date the Closing should have occurred and the Company has given Parent irrevocable written notice on or prior to such date confirming that (x) the Company stood ready, willing and able to consummate the transactions contemplated by the Merger Agreement on that date and (y) the conditions to the obligations of the Company to consummate the Closing have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or (to the extent permitted by law) waived by the Company subject to and conditioned upon the consummation of the Closing) and (v) Parent fails to consummate the Merger on or before the third (3rd) business day after the later of (1) the delivery of such notice in the foregoing clause (iv) and (2) the date the Closing should have occurred (a “Parent Closing Failure”); or
by Parent if:
•
the Company has breached any representation, warranty, covenant or agreement contained in the Merger Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that a related closing condition would not be satisfied as of the closing date of the Merger and such breach or failure to be true, if curable, has not been cured by the earlier of (i) the End Date or (ii) the date that is twenty (20) business days following Parent’s delivery of written notice to the Company of such breach. However, Parent will not have the right to terminate the Merger Agreement pursuant to this bullet if Parent’s breach of any provision of the Merger Agreement, directly or indirectly, is the primary cause of, or primarily resulted in, the failure of a related closing condition to be satisfied; or

•
prior to the Company Stockholders Meeting, (i) the Company Board makes an Adverse Recommendation Change or (ii) the Company has materially breached its obligations under the provisions of the Merger Agreement governing the Company’s restrictions on solicitations of other offers. However, Parent’s right to terminate the Merger Agreement solely pursuant to its breach of its obligations regarding solicitations of other offers will expire at 5:00 p.m., Eastern time, on the seventh (7th) business day after the date on which Parent first acquired Knowledge (as defined in the Merger Agreement) of such breach.

In the event that the Merger Agreement is terminated, and the Merger is abandoned pursuant to the termination rights above, subject to certain exceptions (including potential rights to termination fees as described below in the section entitled “Description of the Merger Agreement-Termination Fees” beginning on page 89 of this Proxy Statement), the Merger Agreement will become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than certain general provisions and fraud or willful breach by the Company which will survive such termination. For purposes of the Merger Agreement, “willful breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of the Merger Agreement.
Termination Fees
If the Merger Agreement is terminated in specified circumstances, the terminating party may be required to pay a termination fee.
Parent would be entitled to receive a termination fee of $80,000,000 (the “Company Termination Fee”) from the Company in the event that:
•
(i) a third party has made an Alternative Proposal to the Company or the Company Board after the date of the Merger Agreement and prior to the valid termination of the Merger Agreement or such third party has made a proposal directly to the Company’s stockholders and, in each case, has not publicly withdrawn or otherwise abandoned such proposal at least five (5) business days prior to the Company Stockholders

Meeting, (ii) the Merger Agreement is subsequently terminated (1) by the Company or Parent (x) if the Merger is not consummated on or before the End Date or (y) as a result of the failure of the Company to obtain the Company Stockholder Approval at a duly convened Company Stockholders Meeting (or any adjournment or postponement thereof) or (2) by Parent if the Company breached and did not timely cure its representations or covenants leading to a failure of the Closing to be consummated, and (iii) within twelve (12) months of such termination of the Merger Agreement, the Company enters into a definitive contract to consummate such Alternative Proposal (whether or not such Alternative Proposal is actually consummated) or such Alternative Proposal is consummated (in each case, whether or not the Alternative Proposal referenced in clause (i)); provided that for purposes of termination, references to twenty percent (20%) in the definition of Alternative Proposal shall be deemed to be references to fifty and one tenth percent (50.1%), in which case the Company Termination Fee must be paid to Parent on the date such definitive contract is signed or Alternative Proposal consummated;
•
the Company terminates the Merger Agreement, prior to obtaining the Company Stockholder Approval (as defined in the Merger Agreement), in order to enter into a definitive written agreement providing for a Superior Proposal that did not result from a material breach of the provisions of the Merger Agreement governing the Company’s restrictions on solicitations of other offers, in which case the Company Termination Fee must be paid to Parent prior to or simultaneously with such termination; or

•
Parent terminates the Merger Agreement because the Company has made an Adverse Recommendation Change (or either the Company or Parent terminates the Merger Agreement because the Merger is not consummated on or before the End Date and at the time of such termination, Parent could have terminated the Merger Agreement because the Company has made an Adverse Recommendation Change).

The Company would be entitled to receive a reverse termination fee of $135,000,000 (the “Reverse Termination Fee”) from Parent (which would be due on the business day immediately following termination of the Merger Agreement) in the event that:
•
the Company terminates the Merger Agreement because Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in the Merger Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue such that a related closing condition could not be satisfied as of the date of closing of the Merger and such breach or failure to be true, if curable, is not cured by Parent by the earlier of (i) the End Date or (ii) the date that is twenty (20) business days following the Company’s delivery of written notice of such breach; or

•
the Company terminates the Merger Agreement due to a Parent Closing Failure (or either the Company or Parent terminates the Merger Agreement because the Merger is not consummated on or before the End Date and at the time of such termination, the Company could have terminated the Merger Agreement due to a Parent Closing Failure).

Expense Reimbursement
The Company has agreed that, if it fails to reasonably promptly pay the Company Termination Fee, and, in order to obtain such payment, Parent commences a suit, action or other proceeding in a court of competent jurisdiction that results in a judgment in its favor for such payment, the Company shall pay to Parent its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing (the “Parent Recovery Costs”); provided, that, in no event shall the Parent Recovery Costs payable by the Company in the aggregate exceed five million dollars ($5,000,000).
Parent has agreed that, if it fails to reasonably promptly pay the Reverse Termination Fee, and, in order to obtain such payment, the Company commences a suit, action or other proceeding in a court of competent jurisdiction that results in a judgment in its favor for such payment, Parent shall pay to the Company its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing (the “Company Recovery Costs”); provided, that, in no event shall the Company Recovery Costs payable by Parent in the aggregate exceed five million dollars ($5,000,000).

Specific Performance
Parent, Merger Sub and the Company are entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any other remedy to which they are entitled to at law or in equity. The Company is entitled to seek specific performance enforcing the obligations of Parent under the Merger Agreement to cause the Equity Financing to be funded, if and only if (i) all conditions to the obligations of Parent and Merger Sub to consummate the Merger (other than those conditions that, by their nature, have been satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or (to the extent permitted by law) waived by the Company subject to and conditioned upon the consummation of the Closing), (ii) the Debt Financing has been funded in accordance with the terms of the Debt Commitment Letter or the Debt Financing Sources have irrevocably confirmed in writing that the Debt Financing would be funded at the Closing in accordance with the terms of the Debt Commitment Letter if the Equity Financing is funded at the Closing, (iii) Parent is required to consummate the Closing, (iv) Parent fails to consummate the Closing within three (3) business days after the date the Closing should have occurred, (v) the Company stands ready, willing and able to consummate the transactions contemplated by the Merger Agreement on the date the Closing should have occurred, and the Company has given Parent irrevocable written notice on or prior to such date confirming that (x) the Company stands ready, willing and able to consummate the transactions contemplated by the Merger Agreement on the date the Closing should have occurred, and if specific performance is granted and the Financings are funded, the Closing will so occur on the terms and conditions set forth in the Merger Agreement, and (y) all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or (to the extent permitted by law) waived by the Company subject to and conditioned upon the consummation of the Closing) and (vi) Parent fails to consummate the Closing on or before the third (3rd) business day following the later of (1) the date of delivery of the written notification by the Company contemplated in the foregoing clause (v) and (2) the date the Closing should have occurred. However, in no event shall Parent be obligated to both (x) specifically perform the obligation to cause the Equity Financing to be funded and consummate the Closing and (y) pay the Reverse Termination Fee.
Fees and Expenses
All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses, except that:
•
The Company will pay Parent the Parent Recovery Costs as described above in the section entitled “Description of the Merger Agreement-Expense Reimbursement” beginning on page 90 of this Proxy Statement;

•
Parent will pay the Company the Company Recovery Costs as described above in the section entitled “Description of the Merger Agreement-Expense Reimbursement” beginning on page 90 of this Proxy Statement;

•
Parent and Merger Sub will indemnify and hold harmless the Company and its affiliates and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred by them in connection with the equity financing and debt financing, provided that such costs do not exceed the Parent Expenses Cap;

•
Parent has agreed to, upon the earlier of Closing or the termination of the Merger Agreement, promptly reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its subsidiaries and their representatives in connection with cooperation at the request of Parent in connection with financing, subject to the Parent Expenses Cap; provided, that, to the extent such costs exceed the Parent Expenses Cap, neither the Company nor its subsidiaries or representatives is required to take any further action in cooperation with Parent and Merger Sub in connection with financing; and

•
Parent will pay the Reverse Termination Fee and the Company will pay the Company Termination Fee in certain situations described above in the section entitled “Description of the Merger Agreement-Termination Fees” beginning on page 89 of this Proxy Statement.

Amendment; Extension and Waiver
The Merger Agreement provides that it may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided that after the Company Stockholder Approval has been obtained, there will not be any amendment that by law requires further approval by Company stockholders without the further approval such stockholders, and no amendment of the Merger Agreement will be submitted to be approved by the Company’s stockholders unless required by law. In addition, any amendment to certain sections of the Merger Agreement that would adversely affect the rights of a debt financing source must also be approved by such debt financing source.
At any time prior to the Effective Time, subject to applicable law, the Company, Parent and Merger Sub may (i) extend the time for the performance of any of the obligations or other acts of any other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; (iii) waive compliance with any covenants and agreements contained in the Merger Agreement; and (iv) waive the satisfaction of any of the conditions contained in the Merger Agreement. No extension or waiver by the Company shall require the approval of the Company’s stockholders unless such approval is required by law. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights.
Jurisdiction
The Company, Parent and Merger Sub have agreed that any legal action or proceeding arising out of or relating to the Merger Agreement brought by any party or its affiliates against any other party or its affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Notwithstanding anything in the foregoing, the Company, Parent and Merger Sub on behalf of themselves and each of their affiliates have agreed any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, the Merger Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter and any definitive agreement or document related thereto) entered into in connection with the Debt Financing or any of the transactions contemplated by the Merger Agreement or Debt Commitment Letter or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York.
Governing Law
The Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Notwithstanding anything in the foregoing, the Company, Parent and Merger Sub on behalf of themselves and each of their affiliates have agreed any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, the Merger Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter and any definitive agreement or document related thereto) entered into in connection with the Debt Financing or any of the transactions contemplated by the Merger Agreement or Debt Commitment Letter or the performance of any services thereunder is governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state).

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED EXECUTIVE
COMPENSATION ARRANGEMENTS
The Non-Binding Advisory Proposal
Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that the Company provide Company stockholders with the opportunity to vote to approve on a non-binding, advisory basis, the payment of certain compensation that will or may become payable by the Company to its named executive officers in connection with the Merger, as disclosed in the section entitled “The Merger – Golden Parachute Compensation” beginning on page 61 of this Proxy Statement.
Company stockholders are asked to indicate their approval of the various compensation that will or may become payable by the Company to its named executive officers in connection with the Merger. These payments are set forth in the section entitled “The Merger – Golden Parachute Compensation” beginning on page 61 of this Proxy Statement and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of the Company’s overall compensation program for its named executive officers, and previously have been disclosed to Company stockholders as part of the “Executive Compensation” and related sections of the Company’s annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the Company Board, which is composed solely of independent directors, and are believed to be reasonable and in line with marketplace norms.
Accordingly, the Company is seeking approval of the following resolution at the Special Meeting:
“RESOLVED, that the stockholders of Triumph Group, Inc. approve, on a non-binding, advisory basis, the compensation that will or may become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger – Golden Parachute Compensation” in this Proxy Statement for the special meeting of stockholders.”
Company stockholders should note that this proposal is not a condition to completion of the Merger and, as an advisory vote, the result will not be binding on the Company, the Company Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, the Company’s named executive officers will be eligible to receive the compensation that is based on, or otherwise relates to, the Merger in accordance with the terms and conditions applicable to those payments.
Vote Required and Board Recommendation
Approval of the proposal to approve by non-binding, advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the Merger requires the affirmative vote of a majority of those shares of Company Common Stock having voting power present virtually or represented by proxy at the Special Meeting, provided that a quorum is present.
The Company Board recommends that you vote “FOR” the proposal to approve by non-binding, advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the Merger.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING
The Adjournment Proposal
The Company is requesting that Company stockholders approve a proposal to adjourn the Special Meeting to a later date or dates (if necessary or appropriate to solicit additional proxies), if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If Company stockholders approve the proposal to adjourn the Special Meeting, the Company could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the proposal to adjourn the Special Meeting could mean that, even if the Company had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, the Company could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting.
Vote Required and Board Recommendation
Approval of the proposal to adjourn the Special Meeting requires the affirmative vote of the majority of the voting power of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting, provided a quorum is present.
The Company Board believes that it is in the best interests of the Company and its stockholders to be able to adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in respect of the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
The Company Board recommends that you vote “FOR” adjournment of the Special Meeting.

MARKET PRICES AND DIVIDEND DATA
Company Common Stock trades on the NYSE under the symbol “TGI.” As of February 28, 2025, there were 77,407,906 shares of Company Common Stock issued and outstanding, held by approximately 116 stockholders of record.
The following table sets forth, for the indicated periods, the high and low intra-day sales price of Company Common Stock as reported on the NYSE:

	Market Place		Dividend Paid
	High	Low
2022
First Quarter (ending June 30, 2022)	$26.74	$11.47	$0.00
Second Quarter (ending September 30, 2022)	$16.87	$8.58	$0.00
Third Quarter (ending December 31, 2022)	$12.97	$7.84	$0.00
Fourth Quarter (ending March 31, 2023)	$13.18	$9.32	$0.00
2023
First Quarter (ending June 30, 2023)	$12.51	$9.76	$0.00
Second Quarter (ending September 30, 2023)	$13.33	$7.26	$0.00
Third Quarter (ending December 31, 2023)	$17.27	$7.00	$0.00
Fourth Quarter (ending March 31, 2024)	$16.89	$13.06	$0.00
2024
First Quarter (ending June 30, 2024)	$15.70	$12.63	$0.00
Second Quarter (ending September 30, 2024)	$17.87	$12.31	$0.00
Third Quarter (ending December 31, 2024)	$19.71	$11.01	$0.00
Fourth Quarter (through March 6, 2025)	$25.41	$17.21	$0.00

The closing price of Company Common Stock on January 31, 2025, the last full trading day prior to the Company Board’s approval of the Merger Agreement, was $18.74. On March 6, 2025, the latest practicable trading day before the date of this Proxy Statement, the closing price of Company Common Stock was $25.25 per share.
During fiscal years 2024 and 2023, the Company made no declaration or payments of dividends due to the March 2020 suspension of its dividend program. This suspension is still in place. Certain of the Company’s debt arrangements restrict its paying dividends and making distributions on its capital stock, except for the payment of stock dividends and redemptions of an employee’s shares of capital stock upon termination of employment. Pursuant to the term of the Merger Agreement, the Company is prohibited from declaring or paying any dividends without the written consent of Parent on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent.
Following the Merger, there will be no further market for shares of Company Common Stock and the Company anticipates that its stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the Merger and such deregistration, the Company would no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of February 28, 2025, there were 77,407,906 shares of Company Common Stock outstanding, held by approximately 116 stockholders of record. The following tables set forth certain information regarding the beneficial ownership of Company Common Stock as of February 28, 2025 (except as otherwise noted below), by: (i) each of the Company’s directors; (ii) each of the Company’s named executive officers; and (iii) all directors and executive officers as a group. The Company determines beneficial ownership of Company Common Stock in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. A person is deemed to be the beneficial owner of securities that can be acquired by that person within sixty (60) days from February 28, 2025 upon the exercise or settlement of options, warrants or other rights. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants or other rights that are held by that person (but not those held by any other person) and that are exercisable or settleable within sixty (60) days from February 28, 2025 have been exercised or settled. Based on information furnished by such stockholders, the Company believes that each person has sole voting and dispositive power over the shares indicated as owned by such person unless otherwise indicated. Unless otherwise indicated, the address of each person identified is c/o 555 E. Lancaster Avenue, Suite 400, Radnor, Pennsylvania 19087. The percentage of class is based upon 77,407,906 outstanding shares of Company Common Stock as of February 28, 2025.

Beneficial Owner	Number of Shares Beneficially Owned as of February 28, 2025	Percent of Class
Daniel J. Crowley(1)	1,266,881	1.6%
James F. McCabe(2)	231,347	*
Jennifer H. Allen(3)	132,605	*
Thomas A. Quigley, III(4)	57,569	*
Kai W. Kasiguran(5)	5,009	*
Patrick Allen	11,854	*
Mark C. Cherry	—	*
Cynthia M. Egnotovich	20,707	*
Daniel P. Garton	63,708	*
Barbara W. Humpton	52,790	*
Neal Keating	57,133	*
Courtney R. Mather(6)	11,854	*
Colleen C. Repplier	53,621	*
All executive officers and directors as a group (13 persons)(7)	1,965,078	2.5%

*	Less than one percent (1%).
(1)
Consists of (a) 901,314 shares held directly by Mr. Crowley, (b) currently exercisable options to purchase 150,000 shares, (c) RSUs to acquire 32,072 shares within 60 days, and (d) PSUs to acquire 183,495 shares (at target) within 60 days. Each PSU represents a contingent right to receive one share of Company Common Stock granted under the Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan, as amended, that is subject to the achievement of service-based and performance-based vesting conditions. Each RSU represents a contingent right to receive one share of Company Common Stock granted under the Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan, as amended, other than a Company PSU.

(2)
Consists of (a) 170,805 shares held directly by Mr. McCabe, (b) RSUs to acquire 8,787 shares within 60 days, and (c) PSUs to acquire 51,755 shares (at target) within 60 days. Each PSU represents a contingent right to receive one share of Company Common Stock granted under the Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan, as amended, that is subject to the achievement of service-based and performance-based vesting conditions. Each RSU represents a contingent right to receive one share of Company Common Stock granted under the Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan, as amended, other than a Company PSU.

(3)
Consists of (a) 86,696 shares held directly by Ms. Allen, (b) RSUs to acquire 6,609 shares within 60 days, and (c) PSUs to acquire 39,300 shares (at target) within 60 days. Each PSU represents a contingent right to receive one share of Company Common Stock granted under the Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan, as amended, that is subject to the achievement of service-based and performance-based vesting conditions. Each RSU represents a contingent right to receive one share of Company Common Stock granted under the Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan, as amended, other than a Company PSU.

(4)
Consists of (a) 44,405 shares held directly by Mr. Quigley, (b) RSUs to acquire 1,906 shares within 60 days, and (c) PSUs to acquire 11,258 shares (at target) within 60 days. Each PSU represents a contingent right to receive one share of Company Common Stock granted under the Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan, as amended, that is subject to the achievement of service-based and performance-based vesting conditions. Each RSU represents a contingent right to receive one share of Company Common Stock granted under the Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan, as amended, other than a Company PSU.

(5)
Consists of (a) 2,450 shares held directly by Mr. Kasiguran, (b) RSUs to acquire 1,245 shares within 60 days, and (c) PSUs to acquire 1,314 shares (at target) within 60 days. Each PSU represents a contingent right to receive one share of Company Common Stock granted under the Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan, as amended, that is subject to the achievement of service-based and performance-based vesting conditions. Each RSU represents a contingent right to receive one share of Company Common Stock granted under the Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan, as amended, other than a Company PSU.

(6)
Mr. Mather is an officer of Vision One Management Partners, LP or one of its affiliates (collectively, “Vision One”). Mr. Mather disclaims beneficial ownership of the 2,472,843 shares of common stock of the Company beneficially owned by Vision One.

(7)	This group includes all directors, nominees and current executive officers.
The following table set forth certain information regarding the beneficial ownership of Company Common Stock as of February 28, 2025 (except as otherwise noted below), by persons known to the Company to be beneficial owners of more than five percent (5%) of the Company’s outstanding voting securities as of February 28, 2025.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock
BlackRock, Inc.(1) 50 Hudson Yards New York, NY 10001	11,853,931	15.3%
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, PA 19355	7,021,354	9.1%
Hill City Capital Master Fund LP(3) 121 High Street, 3rd Floor Boston, MA 02110	5,601,437	7.2%
State Street Corporation(4) State Street Financial Center, 1 Congress Street, Suite 1 Boston, MA 02114	4,447,835	5.7%
Goldman Sachs & Co. LLC(5) 200 West Street New York, NY 10282	4,069,757	5.3%

*	Less than one percent (1%).
(1)
Information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on November 8, 2024. The Schedule 13G/A reports that on September 30, 2024, BlackRock, Inc. had sole voting power over 11,676,373 shares, shared voting power over 0 shares, sole dispositive power over 11,853,931 shares and shared dispositive power over 0 shares.

(2)
Information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024. The Schedule 13G/A reports that on December 29, 2023, The Vanguard Group had sole voting power over 0 shares, shared voting power over 44,666 shares, sole dispositive power over 6,909,752 shares and shared dispositive power over 111,602 shares.

(3)
Information is based on a Schedule 13G/A filed by Hill City Capital Master Fund LP with the SEC on February 13, 2024. The Schedule 13G/A reports that on December 31, 2023, Hill City Capital Master Fund LP (the “Fund”), Hill City Capital GP, LLC (the “General Partner”), which serves as the general partner of the Fund; Hill City Capital LP (the “Investment Manager”), which serves as investment manager of the Fund; Hill City GP LLC (the “Investment Manager GP”) which serves as the general partner of the Investment Manager; and Herbert Frazier, who serves as managing member of the General Partner and the Investment Manager GP had sole voting power over 0 shares, shared voting power over 5,601,437 shares, sole dispositive power over 0 shares and shared dispositive power over 5,601,437 shares.

(4)
Information is based on a Schedule 13G/A filed by State Street Corporation with the SEC on October 16, 2024. The Schedule 13G/A reports that on September 30, 2024 State Street Corporation had sole voting power over 0 shares, shared voting power over 4,224,108 shares, sole dispositive power over 0 shares and shared dispositive power over 4,447,835 shares.

(5)
Information is based on a Schedule 13G/A filed by Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC with the SEC on February 6, 2025. The Schedule 13G/A reports that on December 31, 2024 Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC had sole voting power over 0 shares, shared voting power over 4,069,757.18 shares, sole dispositive power over 0 shares and shared dispositive power over 4,069,787.18 shares.

APPRAISAL RIGHTS
General
Record holders of Company Common Stock will become entitled to receive the Merger Consideration as a result of the Merger. The record holders or beneficial owners of Company Common Stock who do not vote in favor of the Merger Proposal may be entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger.
If you hold one or more shares of Company Common Stock, you are entitled to appraisal rights under Delaware law and have the right to have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as of completion of the Merger in place of the Merger Consideration, as determined by such court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such Company stockholder awarded “fair value” for its, his or her shares by such court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the Merger Consideration. Any Company stockholder wishing to preserve their rights to appraisal must make a demand for appraisal as described below.
The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which is attached to this Proxy Statement as Annex C. All references in Section 262 of the DGCL and in this summary to a “stockholder” or a “holder” are to a record holder of shares of Company Common Stock and all references in Section 262 of the DGCL and in this summary to a “beneficial owner” are to a beneficial owner of shares of Company Common Stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL.
Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders as in the case of the Merger Proposal, the Company, not less than twenty (20) days prior to the meeting, must notify each stockholder who was a stockholder on the record date for notice of such meeting with respect to shares for which appraisal rights are available, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL or otherwise direct stockholders to the text of Section 262 of the DGCL. This Proxy Statement constitutes the required notice, and the copy of Section 262 of the DGCL is attached to this Proxy Statement as Annex C. A holder or beneficial owner of Company Common Stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex C carefully and consult with a legal advisor. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder or beneficial owner who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration.
How to Exercise and Perfect Your Appraisal Rights
Company stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:
•
you must NOT vote in favor of approval of the Merger Proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of approval of the Merger Proposal, if you submit a proxy and wish to exercise your appraisal rights, you must instruct the proxy to vote your shares against or abstain from voting your shares on the approval of the Merger Proposal;

•
you must deliver to the Company a written demand for appraisal before the vote on the approval of the Merger Proposal at the Special Meeting, as described further below, and be a stockholder of record at the time of the making of such demand;

•
you must continuously hold of record or beneficially own the shares of Company Common Stock from the date of making the demand through the Effective Time (a holder or beneficial owner will lose appraisal rights if the holder or beneficial owner transfers the shares of Company Common Stock before the Effective Time);

•
you or the Surviving Company (or any other stockholder or beneficial owner that has properly demanded appraisal rights and is otherwise entitled to appraisal rights) must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Company Common Stock within one hundred and twenty (120) days after the Effective Time. The Surviving Company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the Company stockholder or beneficial owner to initiate all necessary action to perfect his, her or its appraisal rights in respect of shares of Company Common Stock within the time prescribed in Section 262 of the DGCL; and
•
if you are a beneficial owner of Company Common Stock, you must additionally include in your written demand for appraisal information that reasonably identifies the holder of record of the shares for which the demand is made, documentary evidence of your beneficial ownership of Company Common Stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the Surviving Company and to be set forth on the verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of Company Common Stock.

Voting, virtually or by proxy, against, abstaining from voting on or failing to vote on the approval of the Merger Proposal will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any vote against the Merger Proposal, abstention with respect to the Merger Proposal or failure to vote.
Who May Exercise Appraisal Rights
A demand for appraisal made by or on behalf of the stockholder of record should set forth, fully and correctly, the stockholder’s name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock. A demand for appraisal made by a beneficial owner of Company Common Stock must additionally include in your written demand for appraisal information that reasonably identifies the holder of record of the shares for which the demand is made, documentary evidence of your beneficial ownership of Company Common Stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the Surviving Company and to be set forth on the verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of Company Common Stock.
If you hold your shares in bank or brokerage accounts or other nominee forms, and you wish to exercise appraisal rights, if you do not follow the procedures for demands for appraisal made by beneficial owners set forth above, you must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company Common Stock. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares of Company Common Stock held for one or more non-record owners, while not exercising this right for other non-record owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of the record owner.
IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES.
Written Demand and Notice
If you own shares of Company Common Stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two (2) or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in making the demand, such person is acting as agent for the record owner. If you hold shares of Company Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand, executed as set forth above, to:
Triumph Group, Inc.
555 E Lancaster Avenue, Suite 400
Radnor, PA 19087
If the Merger is consummated, the Surviving Company will give written notice that the Merger has become effective within ten (10) days after the closing date of the Merger to each stockholder or beneficial owner that did not vote in favor of the Merger Proposal and delivered a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within sixty (60) days after the closing date of the Merger, any stockholder or beneficial owner that did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw such demand and to accept the Merger Consideration in accordance with the Merger Agreement for his, her or its shares of Company Common Stock.
Judicial Appraisal
Within one hundred and twenty (120) days after the closing date of the Merger, but not later, any person that has complied with the requirements of Section 262 of the DGCL or is otherwise entitled to appraisal rights under Section 262 of the DGCL or the Surviving Company may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Company in the Merger in the case of a petition filed by any person other than the Surviving Company, demanding a determination of the fair value of the shares of Company Common Stock held by all such stockholders or beneficial owners. The Surviving Company is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised and have otherwise complied with the requirements of Section 262 of the DGCL, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. The failure to file such a petition within the period specified in Section 262 of the DGCL could nullify a previous written demand for appraisal.
Within one hundred and twenty (120) days after the closing date of the Merger, any person that has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the Surviving Company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the approval of the Merger Proposal and with respect to which the Company has received demands for appraisal, and the aggregate number of holders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand for appraisal directly, the record holder of such shares shall not be considered a separate shareowner holding such shares for purposes of this aggregate number). The Surviving Company must mail this statement within the later of ten (10) days of receipt by the Surviving Company of the request therefor or ten (10) days after expiration of the period for delivery of demands for appraisal.
If a petition for appraisal is duly filed by any person other than the Surviving Company, and a copy of the petition is delivered to the Surviving Company, the Surviving Company will then be obligated, within twenty (20) days after receiving service of a copy of the petition, to provide the Delaware Register in Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of Company Common Stock. The Delaware Court of Chancery will then determine which stockholders or beneficial owners are entitled to appraisal. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Company Common Stock owned by such stockholders or beneficial owners in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the “fair value” of the shares of Company Common Stock at the Effective Time held by all stockholders or beneficial owners who have properly perfected appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the Merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the closing date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the closing date of the Merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, forthwith, with interest thereon, if any, to the stockholders or beneficial owners entitled to receive the same. At any time before the entry of judgment in the appraisal proceeding, the Surviving Company may pay to each stockholder or beneficial owner entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided in the preceding sentence only upon the sum of (A) the difference, if any, between the amount so paid and the fair value of shares as determined by the Delaware Court of Chancery and (B) interest theretofore accrued, unless paid at that time.
In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of your shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the Merger Consideration.
The Company and the Surviving Company do not anticipate offering more than the Merger Consideration to any stockholder or beneficial owner exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Merger Consideration.
If no party files a petition for appraisal within one hundred and twenty (120) days after the Effective Time, then all stockholders and beneficial owners will lose the right to an appraisal, and will instead receive the Merger Consideration described in the Merger Agreement, without interest thereon.
The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may tax those costs against the parties as the Delaware Court of Chancery deems to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each stockholder or beneficial owner is responsible for its own attorneys’ and expert witnesses’ expenses, although, upon application of a stockholder or beneficial owner, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder or beneficial owner in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.
Any stockholder or beneficial owner that has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote the shares subject to that demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the Effective Time.
Withdrawal
Any stockholder or beneficial owner that has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw a demand for appraisal and accept the Merger Consideration by delivering a written withdrawal of the demand for appraisal to the Surviving Company, except that any attempt to withdraw made more than sixty (60) days after the closing date of the Merger will require written approval of the Surviving Company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder or beneficial owner without the approval of the Delaware Court of Chancery and such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any stockholder or beneficial owner who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder or beneficial owner’s demand for appraisal and to accept the terms offered in the merger within sixty (60) days after the closing date of the Merger. If the Surviving Company does not approve a request to withdraw a demand for appraisal when that approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder or beneficial owner will be entitled to receive only the appraised value of his, her or its shares of Company Common Stock determined in any such appraisal proceeding, which value may be more than, the same as, or less than the Merger Consideration. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the Merger Consideration, without interest thereon.
Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the Merger Consideration for your shares in accordance with the Merger Agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Company stockholder or beneficial owner and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.
THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of Company stockholders. However, if the Merger is not consummated, the Company stockholders will continue to be entitled to attend and participate in Company stockholders meetings. A date has not been set for the Company’s 2025 annual meeting of stockholders.
We intend to hold an annual meeting of stockholders only if the Merger is not consummated. If the Merger is not consummated and any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”) (if one is held), such stockholder must follow the procedures of Rule 14a-8 under the Exchange Act, and must otherwise comply with the SEC’s rules, to be considered for inclusion in the Company’s proxy materials relating to the Annual Meeting (if one is held).
In addition, the Company’s Amended and Restated By-Laws (the “Bylaws”) establish advance notice procedures as to (1) business to be brought before an annual meeting of stockholders other than by or at the direction of the Company Board and (2) the nomination, other than by or at the direction of the Company Board, of candidates for election as directors, in each case, not included in the proxy statement. Any stockholder who wishes to submit a proposal to be acted upon at the Annual Meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with such procedures.
Any proposals for business to be brought before an annual meeting of stockholders or a nomination of persons for election to the Company Board by a stockholder, as well as any questions related thereto, should be timely submitted in writing to the Secretary of the Company at the address below. The Secretary must receive this notice not earlier than the close of business on the 120th day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting. Therefore, the Company must have received notice of such proposal for the Annual Meeting no earlier than April 10, 2025, and no later than May 10, 2025. In the event that the date of the Annual Meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.
Notwithstanding anything in the prior paragraph to the contrary, in the event that the number of directors to be elected to the Company Board is increased by the Company Board, and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Company Board at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this section shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the address below not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.
In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the address below not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.
In addition to satisfying the foregoing requirements under the Company’s Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Company’s nominees must have provided notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than the date that is sixty (60) days prior to the one-year anniversary of the preceding year’s annual meeting, unless the date of the Annual Meeting changes by more than thirty (30) days from the anniversary of the 2024 annual meeting of stockholders, in which case, notice must be provided by the later of sixty (60) days prior to the date of the 2024 annual meeting of stockholders or the tenth (10th) day following the date on which public disclosure of the date of the Annual Meeting is first made by the Company.
You may contact the Company’s Secretary at the Company’s principal executive offices for a copy of the relevant provisions of the Bylaws regarding the requirements for making stockholder proposals and nominating director candidates, at:
Triumph Group, Inc.
555 E Lancaster Avenue, Suite 400
Radnor, PA 19087

HOUSEHOLDING INFORMATION
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two (2) or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one (1) copy of this Proxy Statement is being delivered to stockholders residing at the same address, unless stockholders have notified the Company whose shares they hold of their desire to receive multiple copies of this Proxy Statement. This process, which is commonly referred to as “householding” potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of this Proxy Statement, or if you are receiving multiple copies of this Proxy Statement and wish to receive only one (1) copy, please contact the Company at the address identified below. The Company will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement to any stockholder residing at an address to which only one (1) copy was mailed. Requests for additional copies should be directed to the Company at its address below, or call (610) 251-1000.
Triumph Group, Inc.
Attn: Secretary
555 E Lancaster Avenue, Suite 400
Radnor, PA 19087

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement or incorporated by reference subsequent to the date of this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that the Company has previously filed with the SEC. These documents contain important information about the Company and its financial condition and are incorporated by reference into this Proxy Statement.
The following the Company’s filings with the SEC are incorporated by reference:
•	The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, filed with the SEC on May 31, 2024;
•
The Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2024, September 30, 2024 and December 31, 2024, filed with the SEC on August 8, 2024, November 12, 2024 and February 6, 2025, respectively;

•	The Company’s Definitive Proxy Statement on Schedule 14A for the August 8, 2024 annual meeting of stockholders, filed with the SEC on June 24, 2024; and
•	The Company’s Current Reports on Form 8-K, filed with the SEC on May 1, 2024, May 23, 2024, August 7, 2024, August 14, 2024, November 12, 2024, February 3, 2025 and February 6, 2025.
The Company also incorporates by reference into this Proxy Statement additional documents that it may file with the SEC between the date of this Proxy Statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on the Company’s website is not part of this Proxy Statement, and therefore is not incorporated by reference into this Proxy Statement.
You may obtain any of the documents the Company files with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:
Triumph Group, Inc.
Attn: Secretary
555 E Lancaster Avenue, Suite 400
Radnor, PA 19087
(610) 251-1000
If you would like to request documents from the Company, please do so by [•], to receive them before the Special Meeting. If you request any documents, the Company will mail them to you by first class mail, or another equally prompt method, within one (1) business day after we receive your request. Please note that all of the documents that the Company files with the SEC are also promptly available through the Investor Relations section of the Company’s website, https://www.triumphgroup.com/investor-relations, and the “SEC Filings” tab therein. The information included on the Company’s website is not incorporated by reference into this Proxy Statement.
If you have any questions about this Proxy Statement, the Special Meeting, the Merger Agreement or the Merger or need assistance with voting procedures, you should contact:

MISCELLANEOUS
The Company has supplied all information relating to the Company, and Parent has supplied, and the Company has not independently verified, all of the information relating to Parent and Merger Sub contained in the sections entitled “Summary-Parties Involved in the Merger,” “Summary-Financing of the Merger,” “The Merger-Parties Involved in the Merger” and “The Merger-Financing of the Merger” beginning on pages 63 of this Proxy Statement, respectively.
This solicitation is being made by the Company. All expenses of the Company in connection with this solicitation will be borne by the Company. Proxies may be solicited by directors, officers and other employees of the Company in person, or by telephone, facsimile, email and other methods of electronic communication. No additional compensation will be paid for such services. The Company may request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Company’s transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.
You should not send in your Company stock certificates until you receive transmittal materials after the Merger is consummated.
You should rely only on the information contained in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to in this Proxy Statement to vote on the Merger. The Company has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated [•], 2025. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement) and the mailing of this Proxy Statement to stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER

Dated as of February 2, 2025

among

TRIUMPH GROUP, INC.,

TITAN BW ACQUISITION HOLDCO INC.

and

TITAN BW ACQUISITION MERGER SUB INC.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 2, 2025, among Triumph Group, Inc., a Delaware corporation (the “Company”), Titan BW Acquisition Holdco Inc., a Delaware corporation (“Parent”), and Titan BW Acquisition Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”).
WHEREAS, the Company, Parent and Merger Sub desire to effect the Merger, pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation, and each share of Common Stock issued and outstanding (other than Cancelled Shares) shall be converted into the right to receive the Merger Consideration, without interest and subject to applicable Tax withholding, subject to the terms set forth in this Agreement;
WHEREAS, the Company Board has unanimously (a) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and (c) recommended that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, at the Company Stockholders Meeting;
WHEREAS, the Parent Board and the Merger Sub Board have each approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;
WHEREAS, the Merger Sub Board has recommended adoption and approval of this Agreement by its sole stockholder;
WHEREAS, simultaneously with, in connection with and as an inducement to the willingness of the Company to effect, the execution and delivery of this Agreement, (a) Warburg Pincus (Callisto) Global Growth 14 (Cayman), L.P., Warburg Pincus (Europa) Global Growth 14 (Cayman), L.P., Warburg Pincus Global Growth 14-B (Cayman), L.P., Warburg Pincus Global Growth 14-E (Cayman), L.P., WP Global Growth 14 Partners (Cayman), L.P., Warburg Pincus Global Growth 14 Partners (Cayman), L.P., Berkshire Fund XI, L.P., Berkshire Fund XI-TE, L.P., Berkshire Fund XI-F, L.P., Berkshire Fund XI-Lux, SCSp, Berkshire Investors III LLC, Berkshire Investors V, L.P. and PCA Berkshire Opportunities Fund, L.P. (collectively, the “Investors”) have entered into, and delivered to the Company, the Equity Commitment Letters relating to the commitment of the Investors, in each case, subject to the terms and conditions set forth therein, to provide Parent with equity financing in the amount set forth therein for the purpose of funding the transactions contemplated hereby, and (b) the Investors have entered into, and delivered to the Company, guarantees (collectively, the “Guarantees”) relating to the commitment of the Investors in favor of the Company for the purpose of guaranteeing the payment to the Company of (i) the Reverse Termination Fee, (ii) the Company Recovery Costs and (iii) the Financing Cooperation Expenses (collectively, the “Obligations”), in each case, subject to the terms and conditions set forth therein;
WHEREAS, simultaneously with, in connection with and as an inducement to the willingness of the Company to effect, the execution and delivery of this Agreement, Daniel Crowley, Jennifer Allen and Jim McCabe have entered into voting and support agreements (collectively, the “Support Agreements”) in connection with the transactions contemplated hereby, in each case, subject to the terms and conditions set forth therein;
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and
WHEREAS, certain capitalized terms used in this Agreement are defined in Section 9.03.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties agree as follows:
ARTICLE I

The Merger
Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), on the Closing Date, Merger Sub shall be merged with and into the Company (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Company”).

Section 1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, NY 10001 at 9 a.m., New York City time, or by the electronic delivery of documents, on a date to be agreed in writing between the Company and Parent, which shall be no later than the third Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Delaware Secretary of State the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Delaware Secretary of State, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
Section 1.04 Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.
Section 1.05 Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.
Section 1.06 Directors and Officers of Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
ARTICLE II

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates
Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) or any shares of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”):
(a) Conversion of Common Stock. Subject to Sections 2.02 and 2.04, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled or converted into shares of the Surviving Company in accordance with Section 2.01(c) and (ii) shares that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Common Stock pursuant to Section 262 of the DGCL and has not failed to perfect, or not effectively waived, withdrawn or lost rights to appraisal under the DGCL (the “Dissenting Shares”, and the shares referenced in clauses (i) and (ii), the “Cancelled Shares”)) shall be converted into the right to receive $26.00 in cash, without interest and subject to applicable Tax withholding (the “Merger Consideration”). All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form (such shares, “Book-Entry Shares”)) that immediately prior to the Effective Time represented any such shares of Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein that is based upon the number of shares of Common Stock (including with reference to Company RSUs, Company PSUs and Company Options) will be appropriately adjusted to provide to the holders of Common Stock, Company RSUs, Company PSUs and Company Options the same economic effect as contemplated by this Agreement prior to such event.
(b) Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and, except as otherwise provided in Section 2.01(c)(ii), shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.
(c) Cancellation of Parent-Owned Stock; Conversion of Subsidiary-Owned Stock.
(i) Each share of Common Stock that is owned directly by Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(ii) Each share of Common Stock that is owned by any direct or indirect Subsidiary of the Company or any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of Merger Sub shall be converted into such number of shares of common stock of the Surviving Company such that the ownership percentage of any such Subsidiary in the Surviving Company immediately following the Effective Time shall equal the ownership percentage of such Company Subsidiary immediately prior to the Effective Time.
Section 2.02 Exchange of Certificates; Payment Fund.
(a) Paying Agent. Prior to the Effective Time, Parent shall appoint, at its sole cost and expense, a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment and delivery of the Merger Consideration pursuant to this Article II. At or immediately prior to the Effective Time, Parent shall deposit with the Paying Agent for payment in accordance with this Article II through the Paying Agent, cash sufficient to pay the Merger Consideration. All such cash deposited with the Paying Agent is hereinafter referred to as the “Payment Fund.”
(b) Letter of Transmittal. As reasonably promptly as practicable after the Effective Time (and in any event within four Business Days after the Effective Time), Parent shall cause the Paying Agent to mail, or otherwise provide in the case of Book-Entry Shares, to each holder of record of Common Stock (i) a form of letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected and risk of loss and title shall pass (A) with respect to shares evidenced by Certificates, only upon the proper delivery of the Certificates and validly executed Letter of Transmittal to the Paying Agent (and such other documents as the Paying Agent may reasonably request) and (B) with respect to Book-Entry Shares, only upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request) and (ii) instructions for effecting the surrender of Book-Entry Shares or Certificates in exchange for the applicable Merger Consideration.
(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of shares of Common Stock held as Book-Entry Shares, the receipt of an “agent’s message” by the Paying Agent, in each case together with such other documents as may reasonably be required by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Common Stock have been converted pursuant to Section 2.01. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate or Book-Entry Share representing such Common Stock is presented to the Paying Agent (or, in the case of Book-Entry Shares, proper evidence of such transfer) accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any stock transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Common Stock have been paid or are otherwise not payable. Until surrendered as contemplated by this Section 2.02(c), each share of Common Stock (other than Cancelled Shares), and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of shares of Common Stock are entitled to receive in respect of such shares pursuant to this Section 2.02(c). No interest will be paid or accrued on the cash payable upon surrender of the Certificates (or shares of Common Stock held as Book-Entry Shares).
(d) No Further Ownership Rights in Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Common Stock (other than Cancelled Shares) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Common Stock (or shares of Common Stock held in book-entry form) are presented to Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.
(e) Termination of Payment Fund. Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed to the holders of Common Stock for one year after the Effective Time shall be delivered to Parent (or its designee), and any holder of Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration without any interest thereon.
(f) No Liability. None of the Company, Parent, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(g) Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent; provided that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company’s stockholders to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall reasonably promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.
(h) Withholding Rights. Each of Parent, the Company and the Paying Agent and any other applicable withholding agent (without duplication) shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, however, that the parties agree that no withholding shall be made under Section 1445 of the Code with respect to the amounts payable under this Agreement if the Company has provided a valid certificate pursuant to the last sentence of this Section 2.02(h). Each such withholding agent shall use commercially reasonable efforts to reduce or eliminate any such withholding, including by requesting any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information. Amounts so withheld and properly remitted to the appropriate taxing authority in accordance with applicable Law shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Parent shall pay, or cause to be paid, all amounts deducted and withheld pursuant to this Section 2.02(h) to the appropriate taxing authority within the period required under Applicable Law. At or prior to the Closing, the Company shall deliver to Parent a certificate dated as of the Closing Date, substantially in the form and substance required by the Treasury Regulations 1.1445-2(c)(3)(i) and 1.897-2(h) that the shares of the Company are not, and have not been for the period specified in Section 897(c)(1)(A)(ii) of the Code, United States real property interests as defined in Section 897(c) of the Code and the Treasury Regulations promulgated thereunder.
(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed reasonably satisfactory to the Paying Agent, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
Section 2.03 Treatment of Outstanding Equity Awards.
(a) Treatment of Company PSUs. At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be canceled in exchange for an amount in cash equal to the product of (i) the total number of shares of Common Stock underlying such Company PSU based on the attainment of the applicable performance metrics at target level of performance and (ii) the Merger Consideration, less applicable Tax withholdings (the “PSU Payment”).
(b) Treatment of Company RSUs. At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be canceled in exchange for an amount in cash equal to the product of (i) the total number of shares of Common Stock underlying such Company RSU multiplied by, (ii) the Merger Consideration, less applicable Tax withholdings (the “RSU Payment”).
(c) Treatment of Company Options. At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, and which has an exercise price per share of Common Stock that is less than the Merger Consideration (each, an “In the Money Option”), shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (i) a cash payment, without interest, equal to (A) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per share of Common Stock applicable to such In the Money Option, multiplied by (B) the total number of shares of Common Stock subject to such In the Money Option, less applicable Tax withholdings (the “In the Money Option Payment”). At the Effective Time, each Company Option that is not an In the Money Option which is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled without any consideration payable therefor.
(d) Section 409A. Notwithstanding anything herein to the contrary, with respect to any Company Stock Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Stock Award that will not trigger a Tax or penalty under Section 409A of the Code.
(e) Necessary Actions. Prior to the Effective Time, the Company shall take all actions that it determines to be appropriate or necessary (under any Company Stock Plan and award agreements pursuant to which Company Stock Awards are outstanding or otherwise) to effect the transactions described in this Section 2.03.
(f) Treatment of Company ESPP. The provisions of Section 2.03(a), Section 2.03(b) and Section 2.03(c) shall not apply to any rights under the Company ESPP. Except as necessary to comply with applicable Law or as required under any Collective Bargaining Agreement, with respect to the Company ESPP, as soon as practicable following the date of this Agreement, the Company Board (or a committee thereof) shall adopt resolutions or take other actions as may be required to provide that (i) participation in the Company ESPP shall be limited to those employees who are participants in the Company ESPP on the date of this Agreement, (ii) such participants may not increase their payroll deduction election or purchase elections from those in effect on the date of this Agreement or make separate non-payroll contributions on or following the date of this Agreement and (iii) no further Option Period (as defined in the Company ESPP) will commence pursuant to the Company ESPP after the date hereof. Prior to the Effective Time, the Company will take all action that may be necessary to, effective upon the Effective Time, (x) cause any exercise date that would otherwise occur on or after the Effective Time, if any, to occur no later than five Business Days prior to the date on which the Effective Time occurs, (y) make any pro rata adjustments that may be necessary to reflect the shortened Option Period, but otherwise treat such shortened Option Period as a fully effective and completed Option Period for all purposes pursuant to the Company ESPP and (z) cause the exercise (as of no later than one Business Day prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, if any, referred to in clause (z) of the preceding sentence, the Company will apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Common Stock in accordance with the terms of the Company ESPP and will cause the remaining accumulated but unused payroll deductions to be distributed to the relevant participants without interest as promptly as practicable following such exercise date. Except as necessary to comply with applicable Law, immediately prior to and effective as of the Effective Time, the Company will use good faith efforts (including by providing notice of the transaction to applicable employee representatives promptly after the execution of the Agreement and engaging in effects bargaining with employee representatives prior to the Effective Time) to terminate the Company ESPP.
(g) Delivery of Company Stock Award Consideration; Withholding. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (or the relevant employer subsidiary) to each holder of a Company Stock Award the PSU Payment, the RSU Payment and the In the Money Option Payment, as applicable, within five (5) Business Days following the Effective Time, less any required withholding Taxes and without interest.
Section 2.04 Dissenter’s Rights.
(a) Notwithstanding anything herein to the contrary, no Dissenting Shares shall be converted into or represent the right to receive the Merger Consideration as provided in Section 2.01, and instead the holders of such Dissenting Shares shall be entitled to such rights as are granted by Section 262 of the DGCL (unless and until such stockholder shall have failed to timely perfect, or shall have effectively waived, withdrawn or lost, such stockholder’s right to dissent from the Merger under the DGCL, in which case such stockholder shall be entitled to receive the Merger Consideration in accordance with Section 2.01, without interest thereon, in exchange for such shares of Common Stock, and such shares of Common Stock shall no longer be deemed to be Dissenting Shares) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL (the “Dissenter’s Rights”). At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except with respect to Dissenter’s Rights and as provided in this Section 2.04.
(b) The Company shall promptly provide Parent any instruments delivered by any holders of Common Stock with respect to demands, or attempted withdrawal of demands, for appraisal by such holder of shares of Common Stock and any other instruments received by the Company relating to the Dissenter’s Rights, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands (and the Company shall reasonably consult with Parent and consider in good faith Parent’s advice with respect to such negotiations and proceedings). The Company shall not, without the prior written consent of Parent, unless required by an order of a Governmental Entity of competent jurisdiction, make any payment with respect to, settle or offer to settle any such demands, waive any failure to timely deliver a written demand or appraisal in accordance with the DGCL or agree to do any of the foregoing.
ARTICLE III

Representations and Warranties of the Company
The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct except (i) as set forth in the Company SEC Documents furnished or filed and publicly available at least one (1) Business Day prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” or any other disclosures contained in or referenced therein of information, factors or risks that are cautionary or forward-looking in nature) (the “Filed Company SEC Documents”); provided, that nothing disclosed in the Filed Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.03 or the first sentence of Section 3.08(a); or (ii) as set forth in the disclosure letter delivered by the Company to Parent contemporaneously with the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter

shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Agreement, and the disclosure in any section or subsection shall be deemed to qualify any other section in this Agreement to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other section or subsection; provided, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made in this Agreement.
Section 3.01 Organization, Standing and Power. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company Subsidiaries where the failure to be so organized, exist or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Company Charter and the Company Bylaws, each as amended to date. Except for matters that, individually or in the aggregate, have not been or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary is in violation of its charter, bylaws or similar organizational documents.
Section 3.02 Company Subsidiaries.
(a) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary, by the Company and a Company Subsidiary or by multiple Company Subsidiaries, free and clear of all material Liens, excluding Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities law and those with respect to any Permitted Lien.
(b) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company or any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person, in each case, other than securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business consistent with past practice in all material respects.
Section 3.03 Capital Structure.
(a) The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, and 250,000 shares of preferred stock, $0.01 par value, of the Company (the “Preferred Stock” and, together with the Common Stock, the “Capital Stock”). At the close of business on January 30, 2025, (i) 77,407,906 shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 2,031,192 shares of Common Stock were reserved and available for the grant of future awards pursuant to the Company Stock Plans, (iv) 1,329,225 shares of Common Stock were issuable upon the vesting or settlement of outstanding Company PSUs (assuming target performance is achieved), (v) 658,191 shares of Common Stock were issuable upon the vesting or settlement of outstanding Company RSUs, (vi) 0 shares of Common Stock were issuable upon the exercise of outstanding In the Money Options and (vii) 3,453,542 shares of Common Stock remained available for issuance under the Company ESPP. Within six (6) Business Days of the date of this Agreement, the Company shall provide to Parent a true and complete list, as of January 30, 2025, of each Company Stock Award and, with respect to each Company Stock Award, (i) the holder’s name (or, with respect to any employee whose principal place of employment is not in the United States, employee ID number), (ii) the date such Company Stock Award was granted, (iii) the type of Company Stock Award, (iv) the number of shares subject to such award (assuming target performance in the case of any Company PSU), (v) with respect to any Company Option, the exercise price, and (vi) the Company Stock Plan under which the applicable

Company Stock Award was granted. Other than pursuant to the Rights Plan and except as set forth in this Section 3.03(a), at the close of business on January 30, 2025, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding.
(b) All outstanding shares of Common Stock are, and, at the time of issuance, all such shares that may be issued upon the settlement Company PSUs, Company RSUs and Company Options will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. Other than pursuant to the Rights Plan and except as set forth above in this Section 3.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities (including Company Voting Debt) of, or other equity or equity-based interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities (including Company Voting Debt) of, or other equity or equity-based interests in, the Company or any Company Subsidiary or (z) any rights issued by, or other obligations of, the Company or any Company Subsidiary that are linked in any way to the price of any class of Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Except for acquisitions, or deemed acquisitions, of Common Stock or other equity securities of the Company in connection with (i) the withholding of Taxes in connection with the exercise, vesting or settlement of Company Stock Awards and (ii) forfeitures of Company Stock Awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clauses (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote on any matters on which the Company’s stockholders may vote (“Company Voting Debt”). None of the Company or any of the Company Subsidiaries is a party to any voting or other agreement with respect to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights with respect to, any capital stock or voting securities of, or other equity interests in, the Company. Except as set forth on Section 3.03(b) the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries. The Company is not party to any Contract that obligates it to repurchase, redeem or otherwise acquire any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities (including Company Voting Debt) of, or other equity or equity-based interests in, the Company or any Company Subsidiary. There are not any (x) accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock or (y) dividend equivalent units credited with respect to any issued Company PSUs, Company RSUs or Company Options.
Section 3.04 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Approval”). The Board of Directors of the Company (the “Company Board”) has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of the Company was present, (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommending that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, at a duly held meeting of such stockholders for such purpose (the “Company Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Certificate of Merger in accordance with the relevant provisions of the DGCL). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
Section 3.05 No Conflicts; Consents.
(a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii)) give rise to a right of termination, modification, cancellation or acceleration of any obligation (other than pursuant to any Company Benefit Plan), any obligation to make an offer to purchase or redeem any capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any Permit, Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b) No Consent of or from, or registration, declaration, notice or filing made to or with, any Governmental Entity (other than as a party to any Government Contract or as the ultimate customer of any Government Contract) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Proxy Statement in preliminary and definitive forms, and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement (including the requirement under the Exchange Act for the stockholders of the Company to approve or disapprove, on an advisory basis, certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger); (ii) (A) compliance with and filings under the HSR Act, (B) relevant Foreign Investment Clearances and (C) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation, foreign investment or similar Laws in order to complete the Merger and the other transactions contemplated by this Agreement; (iii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business; (iv) compliance with the NYSE rules and regulations; and (v) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary for the adoption of this Agreement.
Section 3.06 SEC Documents; Undisclosed Liabilities.
(a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2023 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement, being collectively referred to as the “Company SEC Documents”).
(b) Each Company SEC Document (i) at the time filed or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or, if amended or supplemented by a filing or amendment or supplement prior to the date of this Agreement, then at the time of such filing or amendment or supplement) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments). As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is subject to ongoing SEC review. The Company is in compliance in all material respects with all current listing and corporate governance requirements of the NYSE.
(c) Except (i) as specifically reflected or adequately reserved against in the Company’s consolidated balance sheet as of September 30, 2024 (or the notes thereto) (the “Balance Sheet”) included in the Filed Company SEC Documents, (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement and (iii) for liabilities and obligations that have been incurred in the ordinary course of business consistent with past practice since September 30, 2024 (none of which relates to or arises from a violation of Law, tort, breach of Contract, infringement or misappropriation), none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP, that individually or in the aggregate, have been or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. There are no (A) unconsolidated Subsidiaries of the Company, or (B) off-balance sheet arrangements to which the Company or any of the Company Subsidiaries is a party of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Documents or any obligations of the Company or any of the Company Subsidiaries to enter into any such arrangements.
(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents.
(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.
(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.
(g) None of the Company Subsidiaries is, or has at any time since January 1, 2023 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
Section 3.07 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference therein.
Section 3.08 Absence of Certain Changes or Events.
(a) From March 31, 2024 to the date of this Agreement, there has not occurred any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From September 30, 2024 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course of business consistent with past practice in all material respects.
(b) From September 30, 2024, none of the Company or any Company Subsidiary has taken any action that would require the consent of Parent pursuant to Section 5.01 if taken after the date of this Agreement (other than pursuant to Section 5.01(a) (Dividends), Section 5.01(b) (Company Securities), Section 5.01(n) (Compensation) or Section 5.01(q) (Capital Expenditures)).
Section 3.09 Taxes. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:
(a) Each of the Company and the Company Subsidiaries has timely filed or caused to be filed, taking into account any extensions of time within which to file, all Tax Returns required to have been filed, and all such Tax Returns are accurate and complete.
(b) Each of the Company and the Company Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, other than Taxes that are not yet due. The unpaid Taxes of the Company and the Company Subsidiaries (being Taxes not yet due) will not materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet through the Closing Date other than for items arising in the ordinary course of business.
(c) No deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any Company Subsidiary, which has not been resolved. There are no currently ongoing or, to the Knowledge of the Company, proposed or threatened audits or other proceedings with respect to Taxes of the Company or any Company Subsidiary. There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of the Company or any Company Subsidiary that is currently in force (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business).
(d) Neither the Company nor any Company Subsidiary has failed to withhold, collect or timely remit all amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, stockholder or other third party.
(e) No claim has been made in writing by any taxing authority in any jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns that such Person is or may be subject to taxation in that jurisdiction that has not been resolved.

(f) Neither the Company nor any Company Subsidiary has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, or otherwise by applicable Law.
(g) Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement that remains in effect (other than such an agreement or arrangement exclusively between or among the Company and Company Subsidiaries or customary gross-up or indemnity provisions in any contract entered into the ordinary course of business, the primary purpose of which does not relate to Taxes). None of the Company or any Company Subsidiary is or has been a member of an affiliated, unitary, consolidated or combined group filing Tax Returns (other than a group of which the Company or a Company Subsidiary is or was the common parent).
(h) Within the past two years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
(i) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(j) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement” under Section 7121 of the Code (or any similar provision of local, state or non-U.S. Law) executed prior to the Closing, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of local, state or non-U.S. Law), (iv) installment sale or open transaction disposition made prior to the Closing, or (v) prepaid amount or deferred revenue received on or prior to the Closing Date. Neither the Company nor any Company Subsidiary will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.
(k) There are no liens for Taxes on any of the assets of the Company or any Company Subsidiary other than Permitted liens for Taxes that are not delinquent.
Section 3.10 Employee Benefits.
(a) Section 3.10(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete list of all material Company Benefit Plans (or forms of Company Benefit Plans to the extent that such Company Benefit Plans are offer letters or employment agreements with employees of the Company or any Company Subsidiary that do not materially differ from the form). For purposes of this Agreement, (i) “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other employment, individual consulting, bonus, commission, deferred compensation, incentive compensation, equity or equity-based award, retention, change in control, stay, transaction bonus, severance or termination pay, hospitalization, medical, dental, vision, life insurance, disability or sick leave benefit, supplemental unemployment benefits, profit-sharing, pension or retirement, or other compensation or benefit plan, program, agreement or arrangement, in each case, (A) that is maintained, sponsored or contributed to by the Company or any Company Subsidiary in respect of any current or former directors, officers, employees or other individual services providers of the Company or any Company Subsidiary or (B) to which the Company or any Company Subsidiary would reasonably be expected to have any liability; provided that in no event shall a Company Benefit Plan include any arrangement operated by a Governmental Entity, and (ii) “International Benefit Plan” means each Company Benefit Plan that covers current or former directors, officers, employees or other individual service providers of the Company or any Company Subsidiary who are located primarily outside of the United States.
(b) Copies of the following materials have been made available to Parent with respect to each material Company Benefit Plan in existence as of the date hereof, in each case to the extent applicable: (i) the plan document and all amendments thereto, (ii) the current determination letter or opinion letter from the Internal Revenue Service (the “IRS”), (iii) the current summary plan description and any summary of material modifications, (iv) the most recent annual report on Form 5500 filed with the IRS, (v) the most recently prepared actuarial reports and financial statements and (vi) for each material International Benefit Plan, any applicable documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents required to be provided in clauses (ii) through (v).
(c) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been operated and administered in accordance with its terms and applicable Law (including ERISA and the Code), (ii) there is no pending or, to the Knowledge of the Company, threatened assessment, complaint, proceeding or investigation of any kind in any Governmental Entity with respect to any Company Benefit Plan (other than routine claims for benefits), (iii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and no circumstances exist that would reasonably be expected to result in any such letter being revoked, and (iv) each International Benefit Plan, if intended to qualify for special Tax treatment, meets all applicable requirements, and if required to be funded, book-reserved or secured by an insurance policy, is so fully funded, book-reserved or secured, based on reasonable actuarial assumptions.
(d) Except as set forth on Section 3.10(d) the Company Disclosure Letter and except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Company Benefit Plan is or has at any time been covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA and (ii) neither the Company nor any Company Subsidiary has, within the past six years, maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any actual or contingent liability under a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(e) Except as contemplated by the terms of this Agreement or as set forth on Section 3.10(e) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the Merger (either alone or in combination with another event) could (i) entitle any current or former director, officer, employee or other individual service provider of the Company or any Company Subsidiary (or any dependent or beneficiary thereof) to any payment or benefit (whether in cash, property or the vesting of property), (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, officer, employee or other individual service provider, (iii) accelerate the time of payment, funding or vesting of any compensation or benefit due to any such current or former director, officer, employee or other individual service provider, or (iv) result in any amounts payable or benefits provided to any current or former director, officer, employee or individual service provider of the Company or any Company Subsidiary to fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code.
(f) Neither the Company nor any Company Subsidiary has any current or contingent obligation to indemnify, gross-up or otherwise reimburse or compensate any Person for any Taxes under Section 409A or Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law).
(g) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder.
Section 3.11 Litigation. Since January 1, 2023, there has been no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has been or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, nor is there any Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has been or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
Section 3.12 Compliance with Applicable Laws.
(a) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, to the Knowledge of the Company, the business of the Company and the Company Subsidiaries has been conducted in accordance with all Laws applicable thereto.

Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, to the Knowledge of the Company, the business of the Company and the Company Subsidiaries has at all times maintained and been in compliance with all material Permits required by all Laws applicable thereto.
(b) Except as has not been and would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company, the Company Subsidiaries, nor any of their respective directors, officers or employees or, to the Knowledge of the Company, agents or representatives thereof has, since April 24, 2019: (i) made or received any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage, or thing of value, directly or indirectly, to or from any employee or official of any Governmental Entity or any other Person in violation of any applicable anti-bribery or anti-corruption Law; (ii) been the target of or violated any economic or financial sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State; (iii) violated any applicable anti-boycott laws or Ex-Im Laws; or (iv) made a voluntary disclosure to any Governmental Authority or been the subject of any prosecution, enforcement action or, to the Knowledge of the Company, investigation by a Governmental Authority related to any of the foregoing.
Section 3.13 Environmental Matters. (a) The Company and the Company Subsidiaries are, and since January 1, 2023, have been, in compliance with applicable federal, state, provincial and local Laws governing pollution or the protection of human health or safety or the environment (“Environmental Law”), which compliance includes possession of, and since January 1, 2023, obtaining, maintaining and complying with, all required Permits and Consents; (b) as of the date hereof, none of the Company or any Company Subsidiary has received any written notice from a Governmental Entity or any other Person that alleges that the Company or any Company Subsidiary is in violation of or liable pursuant to applicable Environmental Law; (c) as of the date hereof, there are no unresolved legal or administrative proceedings, Judgments or written demands pending, or, to the Knowledge of the Company, threatened relating to any violation of or liability pursuant to Environmental Law, including any alleging that the Company or any Company Subsidiary is liable for response actions to address a “release” of a “hazardous substance,” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., or any substance, material or waste for which liability or standards of conduct may be imposed pursuant to Environmental Laws (including petroleum, toxic mold, per- or polyfluoroalkyl substance and polychlorinated biphenyls) (“Hazardous Substance”), and (d) to the Knowledge of the Company, neither the Company nor any Company Subsidiary (nor any other Person to the extent giving rise to liability for any such entity) has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, released, or owned or operated any property or facility contaminated by, any Hazardous Substances, in each case, so as to give rise to liability for the Company or any Company Subsidiary pursuant to Environmental Laws, except with respect to any of the foregoing under (a), (b), (c) or (d) as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has furnished to the Parent (i) the most recent Phase I environmental site assessments for its current manufacturing facilities and (ii) any other material environmental, health or safety documents in the Company’s possession or under its reasonable control that disclose any breach of the foregoing representations, which breach would be reasonably likely to be material to the Company and the Company Subsidiaries as a whole, and is not disclosed in the documents described in the foregoing clause (i) or the Company Disclosure Letter.
Section 3.14 Contracts.
(a) As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.
(b) Section 3.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of:
(i) each Contract that (A) restricts in any material respect the ability of the Company or any Company Subsidiaries to compete in any line of business or geographic area and that is material to the Company and the Company Subsidiaries, taken as a whole, (B) materially limits the right of the Company or any Company Subsidiary pursuant to any “most favored nation” or “exclusivity” provisions, except for

Contracts entered into in the ordinary course of business between the Company or any Company Subsidiary with suppliers, distributors, customers or sales representatives or (C) contains provisions described in clauses (A) and (B) that would bind Parent and its Affiliates;
(ii) each Contract pursuant to which any Indebtedness (other than any Indebtedness described in clause (iv) of the definition of Indebtedness and Indebtedness solely among the Company and/or any of the wholly owned Company Subsidiaries) of the Company or any of the Company Subsidiaries in a principal amount of more than $10,000,000 individually and $25,000,000 in the aggregate, is outstanding or may be incurred by its terms;
(iii) excluding individual purchase orders, each Contract exceeding $10,000,000 on an individual basis by total revenue with any of the top ten (10) customers of the Company and the Company Subsidiaries, taken as a whole, determined on the basis of total revenue of the Company and the Company Subsidiaries attributable to such customers pursuant to such Contracts in effect as of the date of this Agreement, for the twelve (12) months ended December 31, 2024, including each Contract with the Persons set forth in Section 3.14(b)(iii)(A) of the Company Disclosure Letter;
(iv) excluding individual purchase orders, each Contract with a Top Vendor exceeding $10,000,000;
(v) each material partnership, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any Person (other than the wholly owned Company Subsidiaries);
(vi) each Contract between the Company or any Company Subsidiary, on the one hand, and, on the other hand, any (A) present executive, officer or director of either the Company or any of the Company Subsidiaries, (B) record or beneficial owner of more than 5% of the shares of Common Stock outstanding as of the date hereof or (C) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries) (each such transaction among such Persons, an “Interested Party Transaction”);
(vii) each Contract (A) relating to the disposition or acquisition by the Company or any of the Company Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, in each case, which are reasonably expected to be greater than $5,000,000, of any business or any assets or (B) pursuant to which the Company or any of the Company Subsidiaries will acquire any ownership interest in any other Person for aggregate consideration of greater than $5,000,000;
(viii) each Collective Bargaining Agreement;
(ix) each Contract that is an agreement in settlement of a dispute or conciliation or similar Contract, in each case, that imposes any material obligation on the Company or any of the Company Subsidiaries after the date of this Agreement, except for ordinary course settlements that result in amendments to Contracts to which the Company or any Company Subsidiary has such continuing obligations;
(x) each Government Contract that is currently in performance or that has not been closed out with a total contract value in excess of $10,000,000; and
(xi) each Contract to which the Company or any Company Subsidiary is a party that could reasonably be expected to involve aggregate payments during calendar year 2024 or any subsequent 12-month period of at least $10,000,000 and which is not terminable by either party on less than 60 days’ written notice without material penalty.
Notwithstanding the foregoing, the following Contracts shall not be required to be listed on Section 3.14(b) of the Company Disclosure Letter, shall not be required to be made available to Parent pursuant to this Section 3.14(b), and shall not be deemed a “Material Contract” for any purposes hereunder (whether or not a Filed Company Contract): (1) any Company Benefit Plan, (2) any Contract solely between the Company, on the one hand, and one or more Company Subsidiaries, on the other hand, or solely between one or more Company Subsidiaries, and (3) any Real Estate Leases, which are the subject of Section 3.16 (any such Contract in clauses (1), (2) or (3), an “Excluded Contract”). Each Contract (w) that is an IP Contract, (x) listed in

Section 3.14(b) of the Company Disclosure Letter, (y) required to be listed in Section 3.14(b) of the Company Disclosure Letter by this Section 3.14(b) or (z) that is a Filed Company Contract, in each case, other than any Excluded Contract, is referred to herein as a “Material Contract.”
(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity; (ii) each such Material Contract is in full force and effect; and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clauses (i) or (ii), with respect to any Material Contract that expires by its terms (as in effect as of the date hereof) or which is terminated in accordance with the terms thereof by the Company in the ordinary course of business consistent with past practice in all material respects. As of the date hereof, except as has not been and would not, individually in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of Company Subsidiaries has (x) received any notice in writing from any Person that such Person intends to terminate, not renew, renegotiate, or claim a material breach under, any Material Contract or (y) waived, or failed to enforce, any of its material rights or benefits under any Material Contract.
Section 3.15 Government Contracts.
(a) Each Government Contract that is also a Material Contract for which the period of performance has not expired or terminated or final payment has not been received or which remains open to audit (each, an “Active Government Contract”), was, to the Knowledge of the Company, legally awarded.
(b) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023, (A) no Governmental Entity nor any prime contractor or higher-tier subcontractor under any Active Government Contract has notified the Company or one of the Company Subsidiaries in writing of any actual or alleged violation or breach of any contract term, (B) the Company and the Company Subsidiaries have not received a written cure notice, show cause notice, stop work order or deficiency notice relating to Active Government Contracts, and (C) no Active Government Contract awarded to the Company or the Company Subsidiaries has been terminated for default or cause, and neither the Company nor the Company Subsidiaries have been threatened in writing with termination for default or cause that remains unresolved with respect to any Government Contract.
(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023, (A) no Governmental Entity nor any prime contractor or higher-tier subcontractor under any Government Contract has notified the Company or one of the Company Subsidiaries in writing of any actual or alleged violation or breach of any contract term; (B) neither the Company nor any of the Company Subsidiaries have breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract or Government Bid; (C) all representations and certifications executed by the Company and the Company Subsidiaries in connection with a Government Contract or Government Bid were current, accurate and complete as of their effective date; (D) the Company and the Company Subsidiaries have not received a written cure notice, show cause notice, stop work order or deficiency notice relating to Active Government Contracts; (E) no Active Government Contract awarded to the Company or the Company Subsidiaries has been terminated for default or cause, and neither the Company nor the Company Subsidiaries have been threatened in writing with termination for default or cause that remains unresolved with respect to any Active Government Contract; (F) the Company and the Company Subsidiaries have not conducted or initiated any internal investigation or made any disclosure with respect to any actual or potential irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid that remains unresolved or resulted in any mandatory disclosure to a Government Entity; and (G) there have been no claims, disputes, allegations of fraud, false claims or overpayments, nor any investigations or audits, arising under or relating to an Active Government Contract or Government Bid.

(d) Since January 1, 2023, the Company, the Company Subsidiaries, and their respective Principals (as defined in FAR 2.101 and 52.209-5) have not been debarred, suspended or proposed for suspension or debarment or otherwise excluded from participation in the award of any Contract from a Government Entity.
(e) Neither the Company nor any of the Company Subsidiaries is party to a classified contract with any Governmental Entity and does not hold an active facility clearance through DCSA.
Section 3.16 Properties.
(a) Section 3.16(a) of the Company Disclosure Letter contains, as of the date of this Agreement, a list of all material real property owned in fee simple or via ground leasehold interest, in whole or in part, by the Company and each Company Subsidiary (such real property, the “Owned Real Property”). To the Knowledge of the Company, either the Company or a Company Subsidiary has good and valid fee simple title to the Owned Real Property except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All of the Owned Real Property is owned free and clear of all material Liens, except for Permitted Liens.
(b) Section 3.16(b) of the Company Disclosure Letter contains, as of the date of this Agreement, a list of all material real property that is leased, subleased, sub-subleased, or licensed to the Company and the Company Subsidiaries, as applicable, and sets forth a list of any and all material leases, subleases, sub-subleases and licenses to which the Company or any Company Subsidiary is a party (it being understood that, no lease, sublease, sub-sublease or license with respect to an individual branch shall be deemed material) with respect thereto (collectively, the “Real Estate Leases”). Copies of all material Real Estate Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) have been made available to Parent.
(c) To the Knowledge of the Company, each Real Estate Lease (i) is in full force and effect and constitutes the valid and legally binding obligation of the Company or the applicable Company Subsidiary which is a party thereto, as applicable, enforceable in accordance with its terms, subject to: (A) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; (ii) has not been amended or modified in any material respect except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Parent; and (iii) except with respect to any Permitted Liens granted under the terms of any of the Real Estate Leases, has not been assigned in any manner by the Company or any of the applicable Company Subsidiaries, other than, in each case, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.
(d) To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has received a written notice of default under any Real Estate Lease during the last six months through the date hereof which remains uncured except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.17 Intellectual Property; Data Privacy.
(a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete and correct (in all material respects) list, as of the date hereof, of all registrations and applications for registration for Patents, Trademarks, Copyrights and Internet domain names owned by the Company and the Company Subsidiaries (“Registered Intellectual Property Rights”). All of the Registered Intellectual Property Rights are subsisting, and to the Knowledge of the Company, valid, and enforceable.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary owns, is licensed or otherwise has the right to use all Intellectual Property Rights necessary for the conduct of the business of the Company and the Company Subsidiaries; provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation, or other violation of third-party Intellectual Property Rights. The Company or a Company Subsidiary is the owner of all Owned Intellectual Property Rights, in each case, free and clear of all Liens other than Permitted Liens, except where the lack of such ownership, individually or in the aggregate, has not had and, to the Knowledge of the Company, would not reasonably be expected to have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries as conducted since January 1, 2023 has not and as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party, and there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing that alleges that the conduct of its business by the Company and the Company Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of any third parties, in each case, that individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
(d) (A) To the Knowledge of the Company, the Registered Intellectual Property Rights are not being infringed, misappropriated or otherwise violated by any Person, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (B) no such claims or (other than ex parte claims in the ordinary course of Intellectual Property prosecution) material claims contesting the validity, enforceability, registrability, patentability, use or ownership of any Owned Intellectual Property Rights are pending or threatened in writing against any Person by the Company or any Company Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Person who has contributed to the creation, invention, modification or improvement of any material Owned Intellectual Property Rights has assigned to the Company or a Company Subsidiary ownership of or the Company owns by operation of Law, all such Intellectual Property Rights created or developed within the scope of such Person’s employment or engagement.
(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries maintain policies and procedures with respect to data collection, security, privacy, storage, transfer, disclosure, use and retention that are reasonably designed to ensure that the operation of the business of the Company and the Company Subsidiaries as presently conducted is in compliance with applicable Data Privacy Obligations.
(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is, or has since January 1, 2023 been, in violation of Data Privacy Obligations, (ii) there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing that alleges any such violation, and (iii) since January 1, 2023, neither the Company nor any Company Subsidiary has experienced a Security Breach.
(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries implement and maintain commercially reasonable security programs, policies, and procedures designed to protect Personal Information and Trade Secrets in the possession and control of the Company or the Company Subsidiaries against theft, loss or unauthorized disclosure or processing and (ii) the Company Systems, since January 1, 2023, have not malfunctioned or failed in a manner that resulted in chronic or otherwise material disruptions to the operation of the business of the Company and Company Subsidiaries.
(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have taken all steps reasonably required under any Government Contract and applicable Law to assert, protect and support their Intellectual Property Rights so that no more than the rights or licenses intended to be provided by the Company under such applicable Laws and Government Contract terms will have been provided to the relevant higher-tier contractor or Governmental Entity.
Section 3.18 Labor Matters.
(a) Section 3.18(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all Collective Bargaining Agreements to which any of the Company or the Company Subsidiaries is a party, or bound by, and all Labor Organizations which represent any employees of the Company or any Company Subsidiary. The Company and the Company Subsidiaries have no pre-signing legal or contractual requirement to provide notice or information to, bargain with, or enter into any consultation procedure with, or any legal or contractual requirement to obtain consent from, any Labor Organization or any applicable labor tribunal in connection with the execution of this Agreement or the transactions contemplated by this Agreement.
(b) As of the date of this Agreement, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to employees of the Company or any Company Subsidiary: (i) there are no unfair labor practice charges, labor arbitrations, labor grievances, labor strikes lockouts or other organized labor disputes pending, or, to the Knowledge of the Company, threatened in writing, against or affecting the Company or the Company Subsidiaries (other than routine grievances in the ordinary course of business) and (ii) to the Knowledge of the Company, there are no labor organizing activities or other presently pending written demand for recognition by any Labor Organization and there are no representation proceedings or petitions by any Labor Organization seeking a representation proceeding presently pending before, or, to the Knowledge of the Company, threatened in writing to be brought or filed with, the National Labor Relations Board or any labor-related Governmental Entity outside the United States.
(c) Since January 1, 2023, the Company and the Company Subsidiaries have reasonably investigated all sexual harassment allegations made against officers, directors or executives of the Company or any Company Subsidiary that have been reported to the Company or any Company Subsidiary. With respect to each such allegation (except those the Company or the applicable Company Subsidiary reasonably deemed to not have merit), to the Knowledge of the Company, the Company or the applicable Company Subsidiary (i) has taken reasonable corrective action and (ii) does not reasonably anticipate material liabilities arising out of any such allegations.
Section 3.19 Anti-Takeover Provisions. Assuming the accuracy of the representation contained in Section 4.08, no further action is required by the Company Board or any committee thereof or the shareholders of the Company to ensure that (a) no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) (collectively, “Takeover Statutes”) is, or at the Effective Time will be, applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, or (b) Parent is not and shall not be deemed an Acquiring Person pursuant to and as defined in the Rights Plan in connection with the Merger. There is not any Takeover Statute, any takeover-related provision in the Company Charter or the Company Bylaws, or any stockholder rights plan or similar agreement applicable to Parent, this Agreement, the Merger or the other transactions contemplated by this Agreement that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger.
Section 3.20 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co. LLC (the “Company Financial Advisor”) pursuant to an engagement letter which has been provided to Parent in redacted form prior to the date hereof (with the fees and expenses set forth in the unredacted portion thereof being the total amount of fees and expenses due to the Company Financial Advisor), the fees and expenses of which will be paid by the Company or any Company Subsidiary, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
Section 3.21 Opinion of Financial Advisor. The Company has received the oral opinion of the Company Financial Advisor, to be confirmed in writing, to the effect that, as of the date of this Agreement, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Common Stock (other than Affiliates of Parent). A copy of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Company.
Section 3.22 Insurance. Section 3.22 of the Company Disclosure Letter contains an accurate and complete list, as of the date hereof, of all currently in-force insurance policies issued to the Company or any Company Subsidiary (other than any insurance policy comprising a Company Benefit Plan). Except as would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and the Company Subsidiaries operate, and as is sufficient to comply with applicable Law.
Section 3.23 Interested Party Transactions. As of the date hereof, except as disclosed in the Company’s definitive proxy statements included in the Filed Company SEC Documents, there are no Interested Party Transactions and no event has occurred and no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 3.24 No Other Representations or Warranties. Except for the express representations and warranties contained in Article IV or in any certificate delivered by Parent or Merger Sub to the Company (and notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, projections, estimates, budgets or other information), the Company acknowledges that (x) none of Parent, the Parent Subsidiaries (including Merger Sub) or any other Person on behalf of Parent makes, or has made, any express representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and the Company is not relying on any express representation or warranty of any Person, except for those expressly set forth in this Agreement and (y) no person has been authorized by Parent, the Parent Subsidiaries (including Merger Sub) or any other Person on behalf of Parent to make any representation or warranty relating to itself, its business, the accuracy or completeness of materials or information provided to Parent or Merger Sub, or otherwise in connection with this Agreement and Merger, and if made, such express representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity.
ARTICLE IV

Representations and Warranties of Parent and Merger Sub
Parent and Merger Sub jointly represent and warrant to the Company that the statements contained in this Article IV are true and correct.
Section 4.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all corporate power and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.02 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement. The Parent Board has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of Parent was present, (i) approving the execution, delivery and performance of this Agreement and (ii) determining that entering into this Agreement is in the best interests of Parent and its stockholders. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Merger Sub Board has unanimously adopted resolutions (i) approving the execution, delivery and performance of this Agreement; (ii) determining that the terms of this Agreement are in the best interests of Merger Sub and its sole stockholder; (iii) declaring this Agreement advisable; and (iv) recommending that the sole stockholder of Merger Sub adopt this Agreement and directing that this Agreement be submitted to the sole stockholder of Merger Sub, for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The sole stockholder of Merger Sub has adopted and approved this Agreement. No other corporate proceedings (including, for the avoidance of doubt, any stockholder approval) on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Certificate of Merger in accordance with the relevant provisions of the DGCL). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
Section 4.03 No Conflicts; Consents.
(a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii)) give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the governing or organizational documents of Parent or Merger Sub; (ii) any contract, lease, license, indenture, note, bond, agreement, offer, understanding, undertaking, concession, franchise or other instrument (in each case, to the extent legally binding on the parties thereto) (a “Contract”) to which either Parent or Merger Sub is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 4.03(b), as of the date hereof, any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule, ruling, determination, directive, adjudication, injunction, code, decree or regulation (“Law”) or Permit, in each case, applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b) No governmental franchises, licenses, permits, certificates, registration, filings, authorizations, variances, exemptions, orders and approvals (each a “Permit” and collectively, the “Permits”), consent, approval, clearance, waiver or order (collectively, with the Permits, the “Consents” and each, a “Consent”) of or from, or registration, declaration, notice or filing made to or with any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative or regulatory agency or commission, or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) relevant Foreign Investment Clearances and (C) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation, foreign investment or similar Laws in order to complete the Merger and the other transactions contemplated by this Agreement, (ii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business and (iii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.04 Information Supplied. None of the information supplied or to be supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent, Merger Sub or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied by the Company or any Company Subsidiary for inclusion or incorporation by reference therein.
Section 4.05 Litigation. As of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
Section 4.06 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by the Company or any Company Subsidiary in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
Section 4.07 Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. Parent is the sole stockholder of Merger Sub. Merger Sub has been formed solely for the purpose of the Merger, has not conducted any business and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation, continued existence and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
Section 4.08 Ownership of Common Stock. None of Parent, Merger Sub or any of their respective Affiliates has been, at any time during the three years prior to the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Merger Sub or their respective Affiliates owns any shares of capital stock of the Company or has any rights to acquire any shares of capital stock of the Company (except pursuant to this Agreement); provided, that for the purposes of this Section 4.08, neither Parent nor Merger Sub shall be considered an Affiliate of any portfolio company or investment fund affiliated with, managed by, or advised by Warburg Pincus LLC or Berkshire Partners LLC nor shall any portfolio company or investment fund affiliated with, managed by, or advised by Warburg Pincus LLC or Berkshire Partners LLC be considered to be an Affiliate of Parent or Merger Sub.
Section 4.09 Financing.
(a) On or prior to the date hereof, Parent has delivered to the Company (i) a true, accurate and complete copy of an executed commitment letter, together with all annexes, schedules, joinders, exhibits and other attachments thereto, dated the date hereof, from the Debt Financing Sources party thereto (the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources party thereto have committed, on the terms and subject solely to the conditions expressly set forth therein, to provide debt financing in the applicable amount set forth therein to Parent, for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) and (ii) a true and accurate copy of an executed fee letter associated with the Debt Commitment Letter (collectively, the “Debt Fee Letter” and, together with the Debt Commitment Letter, collectively, the “Debt Financing Letters”); provided, that the Debt Fee Letter may be Customarily Redacted. On or prior to the date hereof, Parent has delivered to the Company true, accurate and complete copies of the executed commitment letters (the “Equity Commitment Letters” and, together with the Debt Financing Letters, the “Financing Commitments”) from the Investors pursuant to which the Investors have committed to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”), in each case, in accordance with the terms and conditions set forth therein. The Equity Commitment Letters provide, and shall continue to provide until terminated in accordance with their respective terms, that the Company is a third-party beneficiary thereof and permitted to enforce the Equity Commitment Letters, in each case, in accordance with the terms and conditions set forth therein.
(b) As of the date of this Agreement, the Financing Commitments are in full force and effect and have not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect, and no provisions or rights thereunder have been waived. As of the date of this Agreement, each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and Merger Sub and, to the Knowledge of Parent, each of the other parties thereto, enforceable in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. As of the date hereof, other than the Financing Commitments, there are no agreements, side letters or other arrangements relating to the Financing Commitments that could affect the conditionality of the Debt Financing or the Equity Financing, and the Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein. As of the date hereof, there are no other agreements, side letters, undertakings or arrangements (written or oral) directly or indirectly relating to the Financing Commitments that could affect the full amount or availability of the Debt Financing or the Equity Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) (x) constitute a default or breach of Parent or Merger Sub, or to the Knowledge of Parent, of any other party thereto, under any term or condition of the Debt Financing Letters or (y) constitute a default or breach of Parent, Merger Sub or of any other party thereto, under any term or condition of the Equity Commitment Letters; (ii) make any of the representations, warranties or assumptions or any of the statements set forth in the Financing Commitments inaccurate in any material respect; (iii) result in any of the conditions in the Financing Commitments not being satisfied; or (iv) otherwise result in or would reasonably be expected to result in the amount of the Financing necessary to fund the Required Amounts not being available at or prior to the Closing. As of the date hereof, the Investors and Debt Financing Source have not notified Parent or Merger Sub of their intention to terminate any of the Financing Commitments or not to provide the Financing in the amount required to pay the Required Amounts at or prior to the Closing. Assuming satisfaction of the conditions in Section 7.01 and Section 7.03, as of the date of this Agreement, neither Parent nor Merger Sub has reason to believe that it will be unable to satisfy, on a timely basis, any condition of closing to be satisfied by it with respect to the Financing Commitments or that the amount of the Financing necessary to pay the Required Amounts will not be available as of the Closing. Parent has fully paid, or caused to be paid, any and all commitment fees or other fees required by the Financing Commitments (or any related fee letter or engagement letter, including the Debt Fee Letter) to be paid on or prior to the date hereof. None of the Financing Commitments (or any related fee letter or engagement letter) contains any commitment fee or other fee payable by the Company or any of its Subsidiaries or Affiliates prior to Closing. The aggregate net proceeds from the Financing, when funded, will constitute all of the financing required to be provided by Parent at the Closing for the consummation of the transactions contemplated by this Agreement, and are sufficient for the satisfaction of all of Parent’s obligations under this Agreement due at the Closing, including the (A) consummation of the transactions contemplated by this Agreement, (B) payment of the aggregate Merger Consideration, (C) payment of the amounts contemplated by Section 2.03 and (D) payment of all associated fees, costs and expenses contemplated by this Agreement or payable in connection with the transactions contemplated by this Agreement at the Closing (including any refinancing of indebtedness of the Company (including any change of control offer or related transaction in connection with the Notes, if applicable), Parent or any other party required in connection therewith or such other payments) (the “Required Amounts”). As of the date hereof, none of the Financing Commitments have been withdrawn, and Parent does not know of any facts or circumstances that would result in or would reasonably be expected to result in any of the conditions set forth in the Financing Commitments not being satisfied or the Financing not being available at or prior to the Closing.
(c) Parent hereby acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, none of its obligations hereunder (including the obligation to consummate the Merger and the other transactions contemplated hereby) are subject to any condition regarding Parent’s or any other Person’s ability to obtain the Financing or any other funding or financing.
Section 4.10 Guarantees.
(a) Each of the Investors has duly executed and delivered its respective Guarantee and, assuming the due authorization, execution and delivery by the other parties thereto, such Guarantee is such Investor’s legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.
(b) Each Investor has, and will have until the applicable Guarantee is terminated in accordance with its terms, the financial capacity to pay and perform its obligations under the Guarantee and cash or access to available funds in an amount not less than the Guaranteed Obligations (as defined in the relevant Guarantee) for such Investor to fulfill its Guaranteed Obligations under such Guarantee.
(c) As of the date hereof, each of the Guarantees is in full force and effect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any Investor under such Guarantee.
Section 4.11 Solvency of the Surviving Company Following the Merger. As of the Effective Time, assuming (x) the accuracy of the representations and warranties in Article III, (y) compliance and performance by the Company with its covenants and agreements hereunder and (z) the satisfaction of the conditions set forth in Section 7.01 and Section 7.03, immediately after giving effect to the transactions contemplated by this Agreement, payment of the aggregate Merger Consideration and the other Required Amounts, repayment or refinancing of any Indebtedness in connection with the transactions contemplated by this Agreement and payment of all related fees and expenses, the Surviving Company and its Subsidiaries, on a consolidated basis, will be Solvent. For the purposes of this Section 4.11, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature and (d) such Person will not intend to incur, or believe or reasonably should believe that it would incur, debts beyond its ability to pay as they become due or as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or lines of credit, or a combination thereof, to meet its obligations as they become due.

Section 4.12 Foreign Person. Parent is not, and its ultimate owner is not (a) a foreign national, foreign government or foreign entity as defined under the DPA, or (b) an entity over which control, as defined in 31 C.F.R. § 800.208, is exercised or exercisable by a foreign national, foreign government or foreign entity. No foreign national, foreign government, or foreign entity holds or is expected to hold beneficial ownership of 5% or more of Parent post-closing.
Section 4.13 No Other Representations or Warranties. Except for the express representations and warranties contained in Article III or in any of the Transaction Documents (and notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation, projections, estimates, budgets or other information), each of Parent and Merger Sub acknowledges that (x) none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes, or has made, any express representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and Parent and Merger Sub are not relying on any express representation or warranty of any Person except for those expressly set forth in this Agreement, (y) no person has been authorized by the Company, the Company Subsidiaries or any other Person on behalf of the Company to make any express representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such express representation or warranty shall not be relied upon by Parent or Merger Sub and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available to Parent and/or its Representatives in connection with presentations by the Company’s management, are not and shall not be deemed to be or include express representations or warranties. Parent and Merger Sub acknowledge and agree that the express representations and warranties made by the Company in Article III of this Agreement and in the Transaction Documents are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements). Each of Parent and Merger Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied solely on the results of its own independent investigation and the express representations and warranties set forth in Article III and in the Transaction Documents and has not relied directly or indirectly on any materials or information made available to Parent and/or its Representatives by or on behalf of the Company or the accuracy or completeness of such materials or information.
ARTICLE V

Covenants Relating to Conduct of Business
Section 5.01 Conduct of Business by the Company. Except (i) as set forth in Section 5.01 of the Company Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary, to (x) conduct the business of the Company and each Company Subsidiary in the ordinary course of business consistent with past practice in all material respects and (y) use its commercially reasonable efforts to preserve its relationships with customers, suppliers, partners, licensors, licensees, distributors and others having business dealings with it with the intention that its ongoing business will not be materially impaired on the Closing Date; provided, however, that no action or failure to take action with respect to matters specifically addressed by any of the provisions of the next sentence shall constitute a breach under this sentence unless such action or failure to take action would constitute a breach of such provision of the next sentence. In addition, and without limiting the generality of the foregoing, except (A) as set forth in Section 5.01 of the Company Disclosure Letter, (B) as expressly permitted or required by this Agreement, (C) as required by applicable Law or (D) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:
(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (ii) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b), or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Common Stock or other equity securities of the Company in connection with (A) the withholding of Taxes in connection with the exercise, vesting and settlement of Company Stock Awards in accordance with the terms thereof as in effect as of the date hereof and (B) forfeitures of Company Stock Awards;
(b) except for transactions solely among the Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries, issue, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws) (i) any shares of capital stock of the Company or any Company Subsidiary other than (A) the issuance of Common Stock upon the exercise, vesting or settlement of Company Stock Awards in accordance with the terms thereof as in effect as of the date hereof or (B) pursuant to any purchases of shares of Common Stock pursuant to the Company ESPP in accordance with the terms of such plan or Section 2.03(f) herein, (ii) any other equity interests or voting securities of the Company or any Company Subsidiary (except pursuant to any Liens created in connection with the Indenture), (iii) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (iv) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (v) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or (vi) any Company Voting Debt;
(c) (i) amend the Company Charter or the Company Bylaws, (ii) amend the organizational documents of any Company Subsidiary in a manner that would be material and adverse to such Company Subsidiary or (iii) except as expressly contemplated by Section 3.19 and Section 6.10 and except as contemplated by the Support Agreements to be entered into in connection with the transaction contemplated hereby, adopt, amend, extend or waive a shareholder rights plan or enter into any agreement with respect to the voting of its capital stock;
(d) make or adopt any change in its accounting methods, principles or practices, except insofar as may be required by a change in GAAP or Law after the date hereof;
(e) (A) directly or indirectly acquire or agree to acquire in any transaction any material equity interest in or material business of any Person or material division thereof or any material properties or assets, except (i) acquisitions in an amount not to exceed $1,000,000 individually or $2,500,000 in the aggregate, (ii) as contemplated in the Company’s current plan approved by the Company Board that was made available to Parent and listed in Section 5.01(e)(A)(ii) of the Company Disclosure Letter or (iii) acquisitions with respect to transactions solely between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or solely between wholly owned Company Subsidiaries or (B) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, merger, consolidation, division, statutory conversion or domestication, share exchange, business combination, reorganization or recapitalization of the Company or any Company Subsidiary;
(f) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any material properties or assets or any material interests therein other than (i) sales or disposals in an amount not to exceed $1,000,000 individually or $2,500,000 in the aggregate or (ii) with respect to transactions solely between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or solely between wholly owned Company Subsidiaries;
(g) assign, transfer, cancel, fail to use commercially reasonable efforts to renew or fail to use commercially reasonable efforts to extend any material Company Permit;

(h) settle or compromise any material litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than (i) any settlement or compromise solely for monetary damages in an amount not in excess of $4,000,000 individually or $8,000,000 in the aggregate by the Company or any Company Subsidiary, or (ii) any claims and litigation with respect to which an insurer (but neither the Company nor any Company Subsidiary) has the right to control the decision to settle and which are settled or compromised solely for monetary damages that are fully covered by the Company’s insurance policies, and that, in the cases of each of clauses (i) and (ii), do not (x) impose any material restrictions on the business or operations of the Company and the Company Subsidiaries or impose any equitable or injunctive relief or (y) relate to any of the Persons set forth in Section 3.14(b)(iii)(A) of the Company Disclosure Letter (other than settlements in the ordinary course of business solely related to commercial terms in any Contract with such Persons that are not material to such Contract);
(i) (i) sell, assign, transfer, dispose of, abandon, allow to lapse, cancel, convey title (in whole or in part) or (other than in the ordinary course of business) license any material Owned Intellectual Property Rights or (ii) disclose any Trade Secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business (or similar obligations by operation of Law) with reasonable protection, and preserving all rights, of the Company and Company Subsidiaries’ Trade Secrets);
(j) cancel, materially reduce or terminate or fail to use commercially reasonable efforts to (i) keep in force material insurance policies and (ii) in the event of a termination, cancellation or lapse of any material insurance policies, obtain replacement policies (which may be via self-insurance) providing insurance coverage with respect to the material assets, operations and activities of the Company and the Company Subsidiaries as is currently in effect;
(k) except as required by applicable Law, (i) make, change or revoke any material election with respect to Taxes (other than any entity classification election and other initial elections with respect to any newly formed entity), (ii) change any Tax accounting period or make or change any Tax accounting method, (iii) amend any material Tax Return, other than in the ordinary course of business, (iv) settle or compromise (or, other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business, consent to any waiver or extension of any statute of limitations applicable to) any material Tax liability, (v) enter into any “closing agreement” under Section 7121 of the Code (or any similar provision of local, state or non-U.S. Law) with respect to any material Taxes or (vi) surrender any right to claim a refund of material Taxes;
(l) (i) increase the compensation or benefits payable to any current or former director, officer, employee or other individual service provider of the Company or any Company Subsidiary; (ii) accelerate the time of payment, funding or vesting of any compensation or benefits payable to any current or former director, officer, employee or other individual service provider of the Company or any Company Subsidiary; (iii) materially amend any Company Benefit Plan or adopt, establish, terminate or enter into any plan, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof; (iv) hire, promote or engage, or enter into any employment or consulting agreement or arrangement in connection with hiring, promoting or engaging, any current or former director, officer, employee or other individual service provider of the Company or any Company Subsidiary whose annualized base salary or wage rate, as applicable, would exceed $200,000; or (v) terminate any director, officer, employee or other individual service provider of the Company or any Company Subsidiary, other than for cause, whose annualized base salary or wage rate, as applicable, would exceed $200,000, in the case of (i) – (iii) other than (A) as required by the terms of any Company Benefit Plan in effect as of the date hereof or entered into not in contravention of this Section 5.01 or (B) as required pursuant to the terms of any Collective Bargaining Agreement;
(m) (i) modify, extend, terminate or enter into any Collective Bargaining Agreement (other than modifications in the ordinary course of business that do not result in material economic concessions or material operational restrictions) or (ii) voluntarily recognize or certify any Labor Organization as the bargaining representative for any employees of the Company or any Company Subsidiary;
(n) implement any layoffs or plant closures that require notice to affected employees pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local Law (“WARN”);
(o) except for any Contract that requires by its terms the payment or delivery of cash or other consideration by or to the Company or any of the Company Subsidiaries in any amount having an expected value less than $5 million over the life of such Contract, (A) enter into any Contract or propose to enter into any Contract (x) that would have been a Material Contract if it had been entered into prior to the date of this

Agreement, (y) that has a term of 12 months or greater or (z) whereby services are provided on a time and materials basis, (B) renew or extend any Material Contract (or any Contract described by the foregoing clause (A)) or (C) modify or amend in any material respect or terminate (other than any Material Contract (or Contract described by the foregoing clause (A) that has expired in accordance with its terms) any Material Contract (or Contract described by the foregoing clause (A)) or waive any material right, claim, remedy or default under any Material Contract (or Contract described by the foregoing clause (A));
(p) except for (1) intercompany loans solely between the Company and any wholly owned Company Subsidiary or between any wholly owned Company Subsidiaries, in each case, made in the ordinary course of business, (2) Indebtedness incurred after the date hereof under the Indenture, the Receivables Purchase Agreement, the Subsidiary Loan Agreements (or the guarantee of such Indebtedness) or agreements in effect as of the date hereof and listed in Section 5.01(p) of the Company Disclosure Letter, in each case, in the ordinary course of business consistent with past practice and in accordance with the terms of such agreement, or (3) capital and financing leases, equipment financing or similar financing arrangements in the ordinary course of business consistent with past practice that, together with any capital expenditures made or authorized pursuant to Section 5.01(q)(ii), do not exceed $5,000,000 in the aggregate, incur, assume, guarantee or otherwise become liable for any Indebtedness or issue or sell debt securities or warrants or other rights to acquire any debt securities, or assume, guarantee or endorse any Indebtedness of any Person (other than a Company Subsidiary) in excess of $2,500,000 individually or $10,000,000 in the aggregate; provided that any indebtedness incurred pursuant to this Section 5.01(p) shall not reasonably be expected to materially interfere with the Debt Financing;
(q) make or authorize capital expenditures, except (i) as budgeted in the Company’s current plan approved by the Company Board that was made available to Parent; or (ii) otherwise, when taken together with any financing arrangements pursuant to Section 5.01(p)(3), do not exceed $5,000,000 in the aggregate;
(r) (A) enter into any material Real Estate Lease or (B) fail to reasonably consult with Parent prior to (x) renewing or extending any material Real Estate Lease, (y) modifying or amending in any material respect or terminating (other than any material Real Estate Lease that has expired in accordance with its terms) any material Real Estate Lease or (z) waiving any material right, claim, remedy or default under any material Real Estate Lease; or
(s) agree to, authorize or commit to take any of the foregoing actions.
Section 5.02 Conduct of Business by Parent. Except as expressly permitted, contemplated or required by this Agreement, as required by applicable Law or with the prior written consent of the Company, from the date of this Agreement to the Effective Time, each of Parent and Merger Sub shall not, and shall cause each of their respective controlled Affiliates not to, take any actions or omit to take any actions that would or would be reasonably likely to materially impair, interfere with, hinder or delay the ability of Parent, the Company or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement.
Section 5.03 No Control. Nothing contained in this Agreement shall give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.04 No Solicitation by the Company; Company Board Recommendation.
(a) Except as permitted by Section 5.04(b) or Section 5.04(e), from the date hereof, the Company shall, and shall cause each of the Company Subsidiaries, and its and their officers, directors, managers or employees, and shall use reasonable best efforts to cause its and their accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”), to: (i) immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any Alternative Proposal or any proposal that would reasonably be expected to result in an Alternative Proposal; (ii) promptly (but no later than forty-eight (48) hours after the date of this Agreement) request the prompt return or destruction of all non-public information concerning the Company or any of the Company Subsidiaries theretofore furnished to any such Person (other than Parent, Merger Sub and their Affiliates and Representatives)

with whom a confidentiality agreement was entered into (or such non-public information was provided to) in connection with its consideration of an Alternative Proposal, subject to the terms and conditions of such confidentiality agreement, (iii) promptly (but no later than twenty-four (24) hours after the date of this Agreement) terminate all access granted to any such Person and its Representatives to any physical or electronic data room or information (including access to the business, properties, assets, books, records or other non-public information or to personnel of the Company or any of the Company Subsidiaries) and (iv) until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, subject to the other provisions of this Section 5.04, not, and not to publicly announce any intention to, directly or indirectly, (A) solicit, initiate, knowingly induce, encourage or facilitate any proposal, inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Alternative Proposal (an “Inquiry”), (B) furnish non-public information regarding the Company and the Company Subsidiaries to, afford access to the Company or any Company Subsidiary to or host any meeting (including by telephone or videoconference) with any Person in connection with an Inquiry or an Alternative Proposal, (C) enter into, continue or maintain discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal, (D) otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations (other than informing Persons of the provisions set forth in this Section 5.04) or contacting any person making a bona fide Alternative Proposal solely to ascertain facts or clarify (and not give feedback on or negotiate) terms and conditions for the sole purpose of the Company Board reasonably informing itself about such Alternative Proposal) regarding, or furnish or cause to be furnished to any Person or “Group” any non-public information with respect to, or take any other action to knowingly encourage or facilitate any Inquiries or the making of any proposal that constitutes, or would reasonably be expected to result in, an Alternative Proposal, (E) authorize, propose, approve, adopt, agree to, accept, endorse or recommend or otherwise declare advisable, any Inquiry or any Alternative Proposal, (F) submit to a vote of its stockholders, approve, endorse or recommend any Alternative Proposal, (G) fail to reaffirm the Company Recommendation within five (5) Business Days after receiving a request to do so from Parent (it being understood that the Company will have no obligation to make such reaffirmation more than once per proposal, unless such proposal is amended, modified or supplemented); (H) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal), (I) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for Acceptable Confidentiality Agreements) or adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, or cause or permit the Company or any Company Subsidiary to enter into any such agreement or (J) authorize, propose, resolve, agree or commit to do any of the following (each of the matters set forth in clauses (E), (F), (G), (H), or, with respect to any of the foregoing matters, (J), an “Adverse Recommendation Change”).
(b) Notwithstanding anything to the contrary in Section 5.04(a), if the Company or any Company Subsidiary or any of its or their respective Representatives receives an Alternative Proposal by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) at any time prior to the Company Stockholders Meeting, the Company and its Representatives may, prior to (but not after) the Company Stockholders Meeting, take the actions set forth in clauses (i) and/or (ii) of this Section 5.04(b) with respect to a bona fide written Acquisition Proposal that did not result from a material breach of this Section 5.04 if the Company Board (or any committee thereof) has determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in response to such Alternative Proposal, pursuant to the prior execution of (and the Company and/or Company Subsidiaries may enter into) an Acceptable Confidentiality Agreement; and (ii) enter into and maintain discussions or negotiations with any Person with respect to such Alternative Proposal.
(c) Reasonably promptly (but in no event more than 24 hours) following such time as the Company or its officers or directors becomes aware of receipt by the Company or its officers or directors of any Alternative Proposal or any Inquiry, the Company shall advise Parent in writing of the receipt of such Alternative Proposal or Inquiry, and the terms and conditions of such Alternative Proposal or Inquiry (including, in each case, the identity of the Person or Group making any such Alternative Proposal or Inquiry), and the Company shall as reasonably promptly as practicable provide to Parent (i) a copy of such Alternative Proposal or Inquiry, if in writing; or (ii) a summary of the material terms of such Alternative Proposal or Inquiry, if oral. The Company agrees that it shall reasonably promptly (but in any event within 24 hours after providing such non-public information to any other Person or Group) provide to Parent any non-public information concerning the Company or any of its Subsidiaries that may be provided (pursuant to Section 5.04(b)) to any other Person or Group in connection with any such Alternative Proposal that has not previously been provided to Parent. In addition, the Company shall keep Parent reasonably informed (but in any event within 24 hours) on a prompt basis of any material developments regarding the Alternative Proposal or any material change to the terms or status of the Alternative Proposal or Inquiry.
(d) Notwithstanding anything herein to the contrary, at any time prior to the Company Stockholders Meeting, the Company Board may (i) make an Adverse Recommendation Change (x) in response to an Intervening Event or (y) if the Company has received a Superior Proposal that did not result from a material breach of this Section 5.04 (after taking into account the terms of any proposals, amendments or modifications made or agreed to by Parent pursuant to this Section 5.04(d)) or (ii) if the Company has received a Superior Proposal that did not result from a material breach of this Section 5.04 (after taking into account the terms of any proposals, amendments or modifications made or agreed to by Parent pursuant to this Section 5.04(d)), authorize the Company to terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement if, in the case of the foregoing clauses (i) and (ii), the Company Board has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided that:
(1) in the case of an Intervening Event, the Company Board may not make such an Adverse Recommendation Change pursuant to Section 5.04(d)(i)(x), unless:
(A) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Intervening Event Notice Period”) of taking such action, which notice shall advise Parent that the Company Board intends to take such action and specify in reasonable detail of the circumstances giving rise to such Adverse Recommendation Change, and the material facts and circumstances relating to such Intervening Event;
(B) during the Intervening Event Notice Period, the Company has negotiated (and, to the extent requested by Parent, to the extent that its Representatives are involved in the process, the Company has used reasonable best efforts to make its Representatives available to negotiate) with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to make such Adverse Recommendation Change (in the good faith judgment of the Company Board after consultation with the Company’s financial advisors and outside legal counsel) would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; and
(C) following the Intervening Notice Period, the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, and after consultation with the Company’s financial advisors and outside legal counsel, that the failure to make such Adverse Recommendation Change would continue to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.
(2) in the case of a Superior Proposal, the Company Board may not (x) make such an Adverse Recommendation Change pursuant to Section 5.04(d)(i)(y) or (y) authorize the Company to terminate this Agreement pursuant to Section 5.04(d)(ii) or Section 8.01(d), unless:
(A) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Superior Proposal Notice Period”) of taking such action, which notice shall advise Parent that the Company Board (I) has received a Superior Proposal that did not result from a material breach of this Section 5.04 and shall include the material terms and conditions of such Superior

Proposal, the identity of the Person making such Superior Proposal and a copy of such Superior Proposal and any other relevant material transaction documents (or, where no such copy is available, a description of the material terms and conditions of such Superior Proposal) and written summaries of any material communications relating to the terms and conditions of such Superior Proposal and (II) intends to make an Adverse Recommendation Change or authorize the Company to terminate this Agreement pursuant to Section 8.01(d), and in each case, and specify the reasons therefor;
(B) during the Superior Proposal Notice Period following the giving of such prior written notice, the Company has negotiated (and, to the extent requested by Parent, and to the extent that the Company’s Representatives are involved in the process, the Company has used reasonable best efforts to make its Representative available to negotiate) with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the good faith judgment of the Company Board) a Superior Proposal;
(C) following the Superior Proposal Notice Period, the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, and after consultation with the Company’s financial advisors and outside legal counsel, that the failure to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(d), as applicable, would continue to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law and such Superior Proposal remains a Superior Proposal; and
(D) solely in the event of a termination of this Agreement pursuant to Section 8.01(d), the Company pays the Company Termination Fee to Parent prior to or concurrently with the termination of this Agreement.
If during the Superior Proposal Notice Period any material revisions (it being understood that a change in price per share shall be a material revision) are made to the Superior Proposal, or if during the Intervening Event Notice Period there is any material change to the facts and circumstances relating to the Intervening Event, the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 5.04(d) with respect to such new written notice; provided, however, that for purposes of this sentence with respect to such subsequent Superior Proposal Notice Period or Intervening Event Notice Period, references to the four Business Day period in the definition of Superior Proposal Notice Period or Intervening Event Notice Period, as applicable, shall be deemed to be references to a three Business Day period.
(e) Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to the Company’s stockholders if the Company Board (after consultation with outside legal counsel) concludes in good faith that its failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, that nothing in this Section 5.04(e) shall (A) limit or otherwise affect the obligations of the Company or the Company Board and the rights of Parent under this Section 5.04 or (B) be deemed to permit the Company or the Company Board to make an Adverse Recommendation Change or terminate (or authorize the Company to terminate) this Agreement, except to the extent expressly permitted by Section 5.04(d). For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.
(f) For purposes of this Agreement:
(i) “Alternative Proposal” means any proposal or offer (whether or not in writing), with respect to any (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company that would result in any Person or “Group” beneficially owning twenty percent (20%) or more of the outstanding equity interests of the Company or any successor or parent company thereto, (B) sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the

Company and the Company Subsidiaries, taken as a whole, (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or “Group” of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (D) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).
(ii) “Intervening Event” means any event, fact, occurrence, development or change in circumstances that is material with respect to the Company and the Company Subsidiaries or their business, taken as a whole, that was (A) not actually known or reasonably foreseeable (or if actually known or reasonably foreseeable, the probability or magnitude of consequences of which were not actually known or reasonably foreseeable) to the Company Board as of the date of this Agreement and which first occurs, arises or becomes known to the Company Board after the date hereof; and (B) does not relate to (a) any event, fact, occurrence, development or change that involves or relates to an Alternative Proposal or a Superior Proposal or any inquiry or communications or matters relating thereto; (b) the mere fact, in and of itself, that the Company meets or exceeds any internal or published or third-party projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (b) may be considered and taken into account) or (c) Parent, the Investors or any of their respective Affiliates;
(iii) “Superior Proposal” means any unsolicited bona fide written Alternative Proposal, with references in the definition of Alternative Proposal to twenty percent (20%) being deemed to be replaced with references to fifty and one-tenth of a percent (50.1%), made by any Person or “Group” which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation), (A) if consummated in accordance with its terms, would be more favorable from a financial point of view to the holders of Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement), (B) is fully financed or reasonably capable of being fully financed and (C) the conditions to the consummation of which are all reasonably capable of being satisfied, taking into account all financial, regulatory, legal and other aspects of such proposal (including the sources of and terms of financing, market conditions, the form of consideration, termination fees, expense reimbursement provisions, the timing of and conditions of closing, and certainty of closing) and the identity of the Person(s) making the proposal.
(iv) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no materially less favorable in the aggregate to the Company than the terms set forth in the Confidentiality Agreements (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Alternative Proposal, acquiring the Company or taking any other similar action); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.04.
(g) The Company agrees that any action or inaction taken by (1) directors or officers of the Company or any Company Subsidiary or (2) other Representatives acting at the direction of the Company or any Company Subsidiary will be deemed to constitute a breach by the Company of this Section 5.04. The Company will not authorize or direct or knowingly permit any Representative of the Company or any Company Subsidiary to breach this Section 5.04, and upon becoming aware of any breach or threatened breach of this Section 5.04 by a director, officer, employee or other Representative of the Company or any Company Subsidiary, shall use its reasonable best efforts to stop such breach or threatened breach.
Section 5.05 Securitization Facilities. If requested by Parent in writing no later than 45 days prior to the Closing Date, on or prior to the Closing Date, the Company shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries and its Subsidiaries’ Representatives to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the consent of the Administrator, the LC Bank and the Majority Purchaser Agents to a “Change in Control” of the Company (as each such term is defined in the Receivables Purchase Agreement) pursuant to the Receivables Purchase Agreement, such that the consummation of the transactions contemplated by this Agreement does not result in a “Termination Event” (as such term is defined in the Receivables Purchase Agreement) or a breach of the Receivables Purchase Agreement (collectively, the “RPA Consent”) and provide a copy of the RPA Consent in form and substance reasonably acceptable to the Parent.
ARTICLE VI

Additional Agreements
Section 6.01 Preparation of the Proxy Statement; Company Stockholders Meeting.
(a) As reasonably promptly as practicable following the date of this Agreement (and in any event the Company will use reasonable best efforts to do so within thirty (30) days following the date hereof), the Company shall prepare and cause to be filed with the SEC a proxy statement to be sent to the Company’s stockholders relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Parent shall use its reasonable best efforts to furnish all information concerning Parent and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by the Company to be included therein. The Company shall reasonably promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to (x) respond as reasonably promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent will cooperate in connection therewith, (y) ensure that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and (z) prepare and cause the Proxy Statement in definitive form to be filed with the SEC (and mailed promptly thereafter) to the Company’s stockholders as of the record date established for the Company Stockholders Meeting no more than eight (8) Business Days after (I) the date on which the SEC confirms that it has no comments on the Proxy Statement, (II) in the event that the SEC had prior comments on the Proxy Statement, the date on which the SEC confirms it has no further comments on the Proxy Statement or (III) in the event that the SEC has not provided any comments with respect to the Proxy Statement, the date that is ten (10) days after the date the Proxy Statement is filed with the SEC. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on the Proxy Statement or response (including the proposed final version of the Proxy Statement or response) and (ii) shall consider in good faith all comments reasonably proposed by Parent.
(b) If prior to the Effective Time any change occurs with respect to information supplied by Parent or its Affiliates for inclusion in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall reasonably promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, and as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).
(c) If prior to the Effective Time any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall reasonably promptly notify Parent of such event, and the Company shall as reasonably promptly as practicable file any necessary amendment or supplement to the Proxy Statement with the SEC and, as required by Law, disseminate the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) The Company shall, as reasonably promptly as practicable after the SEC clears the Proxy Statement duly call, give notice of, convene and hold the Company Stockholders Meeting, for the purpose of (i) seeking the Company Stockholder Approval; and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger. In connection with the foregoing, the Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the Company’s stockholders; and (ii) subject to Section 5.04(c), solicit the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval (the “Company Recommendation”) and shall include such recommendation in the Proxy Statement, in each case, except to the extent that the Company Board shall have made an Adverse Recommendation Change as expressly permitted by Section 5.04(c). The Company agrees that, unless this Agreement is terminated in accordance with its terms prior thereto, its obligations to hold the Company Stockholders Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal or by the making of any Adverse Recommendation Change by the Company Board.
Section 6.02 Access to Information; Confidentiality. Subject to applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to the Representatives of Parent reasonable access, upon reasonable advance notice, during normal business hours, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish reasonably promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure, but in no event shall the Company be obligated to pay any amount of money to any Person to obtain the required consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege or other applicable legal privilege (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege or other applicable legal privilege); or (iii) violate any Law (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not violate Law). Notwithstanding anything herein to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement between Warburg Pincus LLC and the Company and the confidentiality agreement between Berkshire Partners LLC and the Company (collectively, the “Confidentiality Agreements”). Nothing contained herein shall require the Company or any Company Subsidiary to produce any financial statements that (x) it does not regularly produce in the ordinary course or (y) it is not required to file pursuant to applicable securities Laws. From and after the date hereof, notwithstanding anything to the contrary in the Confidentiality Agreements, no consent of the Company or any of its Affiliates shall be required for the syndication of any equity to any prospective or actual limited partner of any Investor or any of their respective Affiliates who is subject to confidentiality obligations (so long as such equity financing from such Person would not reasonably be expected to result in a Parent Material Adverse Effect), to become a Representative (as defined in the applicable Confidentiality Agreement) of Warburg Pincus LLC or Berkshire Partners LLC thereunder, subject to Parent (i) confirming that, to the Knowledge of Parent, following reasonable inquiry, such prospective or actual limited partner does not present any competitive concerns with the Company and (ii) providing to the Company a list of any such Person receiving Company confidential information.

Section 6.03 Efforts to Consummate.
(a) Subject to the terms and conditions herein provided, each of Parent and the Company shall take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as soon as practicable after the date hereof the transactions contemplated by this Agreement, including (i) preparing and filing with a Governmental Entity all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain all Consents necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”) (and Parent shall be responsible for all filing fees incident thereto) and (ii) taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) make any required notifications under the HSR Act with respect to the transactions contemplated hereby as soon as practicable following the date of this Agreement, and to supply as promptly as reasonably practicable any additional information and documentary materials that may be required or advisable pursuant to any Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as promptly as reasonably practicable, (B) make all other filings that are required to be made in order to consummate the transactions contemplated hereby pursuant to relevant Foreign Investment Clearances, other Regulatory Laws or other applicable Laws with respect to the transactions contemplated hereby, as reasonably promptly as practicable, but in no event later than 20 business days after the date of this Agreement (unless Parent and the Company agree to a later date), and (C) not extend any waiting period under the HSR Act, or enter into any agreement with the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto (which shall not be unreasonably withheld, conditioned or delayed).
(b) In connection with the actions referenced in Section 6.03(a) to obtain all Governmental Approvals for the transactions contemplated by this Agreement under the HSR Act, any other Regulatory Laws or any other applicable Foreign Investment Laws, each of Parent and the Company shall, to the extent not prohibited by Law, (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel promptly informed of any communication received by such party from, or given by such party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by such Governmental Entity or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other party and/or its counsel to review in advance any submission, filing (except for HSR filings) or communication (and documents submitted therewith) intended to be given by it to any Governmental Entity; provided that materials may be redacted to remove references concerning the valuation of the businesses of the Company and the Company Subsidiaries or any other matters that are confidential in nature. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.03(b) as “Antitrust Counsel Only Material.”
(c) Parent and Company shall, and the Company shall cause its Affiliates to, use their respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any the HSR Act, any other Regulatory Laws or any other applicable Foreign Investment Laws. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any applicable Law, including the HSR Act or any other applicable Regulatory Laws, Parent and Company shall jointly (to the extent practicable) use their reasonable best efforts to participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any Action by any Governmental Entity to prevent or enjoin the consummation of the transactions contemplated by this Agreement and (ii) take such action as necessary to overturn any regulatory Action by any Governmental Entity to block consummation of the transactions contemplated by this Agreement, including by defending any such Action brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Order that makes illegal or prohibits the consummation of the transactions contemplated by this Agreement resulting from any such Action.
(d) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.03(a) and 6.03(b), Parent shall take any and all steps not prohibited by Law to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date, including defending (with sufficient time for resolution in advance of the End Date) through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ or any other applicable Governmental Entity or any private party; and (ii) avoid or eliminate each and every impediment under any Regulatory Law so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, license or disposition of such businesses, product lines or assets of Parent, the Company and their respective Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing would limit Parent’s and/or its Subsidiaries’ (including the Company’s and the Company Subsidiaries’) freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of Parent, the Company and/or their respective Subsidiaries; provided, however, that any action contemplated by clauses (x) and (y) is conditioned upon the consummation of the transactions contemplated by this Agreement; provided, further, that the Company and the Company Subsidiaries shall not take or agree to take any of the foregoing actions without the prior written consent of Parent.
(e) Parent shall not acquire or agree to acquire, by merger, consolidation, stock or asset purchase or otherwise, any business or corporation, partnership or other business organization or division thereof, or pursue or engage in any merger, business combination, consolidation, acquisition, sale or similar transaction with any other Person, to the extent it would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity necessary to be obtained at or prior to the Closing or would reasonably be expected to result in the failure to satisfy, or any material delay in satisfying, any condition set forth in Article VII.
(f) Whether or not the transactions contemplated by this Agreement are consummated, Parent shall be responsible for all filing fees to any Governmental Entity in order to obtain any consent, finding of suitability, clearance, expiration or termination of a waiting period, authorization, Order or approval pursuant to this Section 6.03.
(g) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice shall specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement to the extent such consent is material to the Company and the Company Subsidiaries, taken as a whole; and (iii) any material written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, that no such notice will affect or be deemed to modify any representation or warranty set forth in this Agreement or the conditions to the obligations of the Company, Parent or Merger Sub to consummate the Merger, or the remedies available to the Parties under this Agreement.
Section 6.04 Indemnification, Exculpation and Insurance.
(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries made available to Parent shall continue in full force and effect in accordance with their terms (it being agreed that after the

Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause the Company and the Company Subsidiaries to perform its obligations thereunder. Without limiting the foregoing, from and after the Effective Time, the Surviving Company agrees that it will indemnify and hold harmless each individual who was prior to or is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of the Company or any of the Company Subsidiaries or who was prior to or is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director or officer or employee of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director or officer or employee of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Company within 10 Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, the Surviving Company’s certificate of incorporation or bylaws (or comparable organizational documents) or any applicable indemnification agreement, to repay such advances if it is ultimately determined by final non-appealable adjudication that such person is not entitled to indemnification and (y) the Surviving Company shall cooperate in the defense of any such matter.
(b) For a period of six years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or the Company Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), and if the Surviving Company is unable to obtain the insurance required by this Section 6.04(b) it shall obtain as much comparable insurance as possible for the each year within such six-year period. In lieu of such insurance, prior to the Closing Date the Company may, at its option (following reasonable consultation with Parent), purchase “tail” directors’ and officers’ liability insurance and fiduciary liability insurance, with a claims reporting period of six years, for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such “tail” insurance to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time. The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder. Notwithstanding the foregoing, in no event shall Parent or the Surviving Company be required to pay for any annual period more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”) for any such insurance policies or “tail” insurance required by this Section 6.04, and if the aggregate annual premium for such insurance (or aggregate premium in the case of “tail” insurance) would at any time exceed the Maximum Amount, then the Surviving Company shall cause to be maintained policies of insurance that, in the Surviving Company’s good faith judgment, provide the maximum coverage available at a premium equal to the Maximum Amount.

(c) The provisions of this Section 6.04 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
(d) From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Company and the Company Subsidiaries under this Section 6.04.
(e) In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.04.
Section 6.05 Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of any stockholder litigation against the Company, any Company Subsidiary and/or their respective directors or officers (the “Company Parties”) relating to the Merger and the other transactions contemplated by this Agreement (“Transaction Litigation”) commenced against the Company and/or its directors and/or executive officers (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. Subject to entry into a customary joint defense agreement, the Company shall (a) give Parent the opportunity to review and propose comments with respect to all filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Company prior to such filing or submission, and the Company shall consider such comments in good faith; and (b) give Parent the opportunity to consult with the Company and participate in the defense, prosecution or settlement of any Transaction Litigation. Except as expressly permitted by Section 6.05 of the Company Disclosure Letter, none of the Company, any Company Subsidiary or any Representative of the Company shall compromise, settle or come to an arrangement regarding any Transaction Litigation, in each case unless Parent shall have consented in writing (not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.05, “participate” means that Parent and the Company will jointly cooperate in the proposed strategy and any other significant decisions with respect to the Transaction Litigation by the Company, with no such significant decisions being made without the approval of the other.
Section 6.06 Section 16 Matters. Prior to the Effective Time, the Company and Merger Sub each shall take all such steps as may be required to cause any dispositions of Common Stock (including derivative securities with respect to Common Stock and the disposition, cancellation, or deemed disposition of Company Stock Awards) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b3 promulgated under the Exchange Act.
Section 6.07 Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or related matters in accordance with the terms of this Agreement (in the case of the Company, that complies with Section 5.04), or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall provide an opportunity for the other party to review and comment upon any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement or schedule a press conference or conference call with investors or analysts without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed), except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the party required to make the release or announcement shall use reasonable best efforts to consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Nothing in this Section 6.07 shall limit (a) the ability of any party hereto to make disclosures or announcements that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement or (b) the ability of Parent, Investors or any of their respective

Affiliates to make customary communications that are principally directed to any existing or prospective general or limited partners, equity financing sources, equity holders, members and investors of Parent, the Investors or any of their respective Affiliates with respect to fundraising, marketing, informational or reporting activities.
Section 6.08 Employment and Company Benefits.
(a) During the one-year period following the Closing Date (or, if earlier, the date of termination of employment of the applicable Company Employee, as the case may be) (the “Continuation Period”), Parent shall, or shall cause the Surviving Company or Parent’s other applicable Affiliates to, provide each Company Employee with (i) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to the Company Employee immediately prior to the Closing Date; (ii) target annual bonuses, commissions, and other short-term incentive compensation opportunities that are, in each case, no less favorable than the target annual bonus, commission, and other short-term incentive compensation opportunities (excluding any equity or equity-based compensation) in effect for the Company Employee immediately prior to the Closing Date; and (iii) employee benefits (excluding any equity or equity-based, non-qualified deferred compensation, retention, severance, incentive, bonus, change-in control, transaction, defined benefit pension, stock purchase plan, or post-employment welfare benefits (collectively, the “Excluded Benefits”)) that, with respect to each Company Employee, are no less favorable in the aggregate than the compensation and benefits provided to such Company Employee immediately prior to the Closing Date (subject to the same exclusions with respect to the Excluded Benefits). In addition to the foregoing, during the Continuation Period, Parent will adopt a customary private equity-style management incentive plan and make grants thereunder to certain Company Employees and other individuals. For purposes of this Agreement, “Company Employee” means any employee of the Company or any Company Subsidiary who is employed at the Closing Date and who remains employed with the Surviving Company or any other Affiliate of Parent immediately following the Closing.
(b) Parent shall provide, or shall cause the Surviving Company or Parent’s other applicable Affiliates to provide, each Company Employee who incurs a termination of employment during the Continuation Period with severance benefits that are no less favorable than the severance benefits to which such Company Employee would have been entitled with respect to such termination under the severance policies, practices and guidelines of the Company or any Company Subsidiary as in effect immediately prior to the Closing Date as set forth on Section 6.08(b) of the Company Disclosure Letter or as required by applicable Law or, if greater, the severance benefits provided to similarly situated employees of Parent or any of its applicable Affiliates, or required by a Collective Bargaining Agreement or applicable Law.
(c) With respect to each Company Employee who is, as of the Effective Time, a participant in any Company Benefit Plan that is a short-term incentive compensation plan or program (other than the Company’s 2018 Executive Cash Incentive Compensation Plan), for the performance period in which the Effective Time occurs, Parent shall, or shall cause its Affiliates to, assume and continue the applicable plan or program for such performance period (each, a “Closing-Year Bonus”), and each such Continuing Employee shall remain eligible to receive a bonus thereunder as set forth herein; provided, that the aggregate amount payable pursuant to this Section 6.08(c) that relates to pre-Closing service shall be no less than the amount accrued by the Company on its financial statements in respect thereof. The Closing Year Bonuses shall be paid at such time as bonuses are paid consistent with past practice under the applicable Company Benefit Plan, provided the applicable Company Employee must remain employed through the date bonuses are typically paid under the applicable Company Benefit Plan (or experience a termination of employment by the Company prior to the date Closing-Year Bonuses are paid that entitles the employee to the payment of severance) in order to be entitled to a Closing-Year Bonus.
(d) Within 60 days following the Effective Time, Parent shall, or shall cause the Surviving Company, to pay all incentive awards outstanding as of the Effective Time (determined based upon the achievement of the higher of actual or the target level of performance, unless otherwise provided by any severance plan or agreement or employment agreement in place at the time immediately prior to the Effective Time by and between the Company and a Company Employee) that may become payable to each Company Employee under the Company’s 2018 Executive Cash Incentive Compensation Plan.
(e) Parent shall, or shall cause the Surviving Company or Parent’s other applicable Affiliates to, give each Company Employee full credit for such Company Employee’s service with the Company and any Company Subsidiary (and any Affiliates or predecessors thereto) for all purposes (including for purposes of vacation and severance) under any benefit plans maintained by Parent or any of its Affiliates (including the Surviving Company) in which the Company Employee participates to the same extent and for the same purpose as recognized by the Company immediately prior to the Closing Date under the corresponding Company Benefit Plan; provided, however, that such service shall not be recognized (i) to the extent that such recognition would result in a duplication of compensation or benefits with respect to the same period of service or (ii) for any purposes under any defined benefit pension plans, retiree health and welfare plans or equity or equity-based compensation.
(f) Parent shall cause the Surviving Company or Parent’s other applicable Affiliates to use commercially reasonably efforts to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan maintained by Parent or any of its applicable Affiliates (including the Surviving Company) that provides health benefits in which Company Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such Company Employees as of the Closing Date under the analogous Company Benefit Plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by a Company Employee and his or her eligible dependents under the health plans in which such Company Employee participated immediately prior to the Closing Date during the portion of the plan year prior to the Closing Date in satisfying any corresponding deductibles, co-payments or out-of-pocket maximums under health plans maintained by Parent or any of its applicable Affiliates (including the Surviving Company) in which such Company Employee is eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.
(g) Parent shall cause the Surviving Company to, honor the terms of each Collective Bargaining Agreement until such Collective Bargaining Agreement otherwise expires or terminates pursuant to its terms or is modified by the parties thereto in accordance with applicable Law, and notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employee covered by any Collective Bargaining Agreement will be governed by such. Prior to the Closing, the Company and the Company Subsidiaries will timely satisfy, in all material respects, any pre-Closing legal or contractual requirement to provide notice or information to, bargain with, or enter into any consultation procedure with, or any similar obligation to, any Labor Organization or any applicable labor tribunal in connection with the execution of this Agreement or the transactions contemplated by this Agreement.
(h) (i) The Company shall be permitted to update Section 3.10(a) of the Company Disclosure Letter during the period commencing as of the date of this Agreement and ending sixty (60) days thereafter to list any additional material International Plans and (ii) with respect to any such material International Plans, the Company shall use its reasonable best efforts to provide Parent with complete and accurate copies of the plan documents and all amendments thereto.
(i) No provision of this Agreement shall (i) create any right in any Company Employee or any other employee of the Company or any Company Subsidiary to continued employment by Parent or the Company or their respective Affiliates, or preclude the ability of Parent or the Company or their respective Affiliates to terminate the employment of any employee for any reason; (ii) require Parent or the Company or any of their respective Affiliates to continue any particular Company Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date (subject to the other provisions of this Section 6.08); or (iii) be treated as an establishment of or amendment to any employee benefit plan of Parent or the Company or any of their respective Affiliates.
Section 6.09 Merger Sub; Parent Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Affiliate of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. Promptly following execution of this Agreement on the date hereof, Parent shall execute and deliver to the Company, in accordance with applicable Law and Merger Sub’s certificate of incorporation and bylaws, in Parent’s capacity as sole stockholder of Merger Sub, a written consent approving the Merger and the other transactions contemplated by this Agreement, and adopting this Agreement.

Section 6.10 Takeover Statutes and Rights Plan. The Company and the Company Board shall take all actions necessary to (a) ensure that Parent shall not become or be deemed an Acquiring Person pursuant to and as defined in the Rights Plan in connection with the Merger, (b) terminate the Rights Plan prior to or concurrent with the Closing, (c) ensure that no Takeover Statute or any stockholder rights plan or similar agreement is or becomes applicable to the Merger or Transaction Documents; and (d) if any Takeover Statute or similar statute or regulation or any stockholder rights plan or similar agreement becomes applicable to the Merger or Transaction Documents, ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger or Transaction Documents.
Section 6.11 Financing Activities.
(a) Parent acknowledges and agrees that the Company, its Affiliates and their respective Representatives have no responsibility for any financing that Parent may raise in connection with the transactions contemplated by this Agreement. Any offering materials and other documents prepared by or on behalf of or utilized by Parent or its Affiliates or their respective Representatives, or Parent’s financing sources, in connection with Parent’s financing activities in connection with the transactions contemplated by this Agreement which include any information provided by the Company, its Affiliates or their respective Representatives, including any offering memorandum, banker’s book, lender presentation, prospectus or similar document used, or any other written offering materials used, in connection with any debt or securities offering or other financing undertaken by or on behalf of Parent in connection with the Merger and the other transactions contemplated by this Agreement shall include a conspicuous disclaimer to the effect that none of the Company, its Affiliates or their respective Representatives have any responsibility for the content of such document and disclaim all responsibility therefor and shall further include a disclaimer with respect to the Company, its Affiliates and their respective Representatives in any oral disclosure with respect to such financing. Parent and the Company each acknowledge and agree that Parent’s obligation to consummate the transactions contemplated by this Agreement is not subject to any financing condition.
(b) Parent shall, and shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Debt Financing contemplated by the Debt Commitment Letter so that the funds contemplated thereby are available as promptly as practicable but in any event no later than the Closing Date, including (i) complying with and maintaining in full force and effect the Debt Financing and the Debt Commitment Letter, (ii) negotiating and entering into definitive financing agreements (the “Definitive Debt Agreements”) with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letter so that such agreements are in effect as promptly as practicable but in any event no later than the Closing Date (which definitive financing agreements shall not (1) reduce the amounts to be funded under the Financing (including by changing the amount of fees to be paid or original issue discount) to an amount below the Required Amounts, (2) amend, modify or supplement the conditions or contingencies to the Financing in a manner that makes it less likely the Financing will be funded (or that the conditions precedent to the funding of the Debt Financing will be satisfied) or imposes new or additional conditions or expands any existing condition to the receipt of the Financing, (3) otherwise delay funding of the Financing or make funding of the Financing less likely to occur at or prior to the Closing in an amount necessary to fund the Required Amounts or (4) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter or the Definitive Debt Documents or (5) impose additional obligations on the Company or any of its Subsidiaries or Affiliates (the matters referred to in clauses (1) through (5), the “Prohibited Provisions”)), (iii) satisfying as promptly as practicable and on a timely basis all conditions to the Debt Financing contemplated by the Debt Commitment Letter and the Debt Fee Letter but in any event no later than the Closing Date and (iv) enforcing its rights under the Debt Commitment Letter in the event of a breach by the Debt Financing Sources under the Debt Commitment Letter or the Definitive Debt Agreements. Prior to the Closing, without the prior written consent of the Company, Parent shall not (x) agree to, or permit, any amendment, modification or supplement of, or waiver under, the Debt Financing Letters or the Definitive Debt Agreements or (y) substitute other debt financing for all or any portion of the Debt Financing from the same or alternative financing sources, in each case, to the extent such amendment, modification, supplement, waiver or substitution would or would reasonably be expected to result in a Prohibited Provision); provided that notwithstanding the foregoing, Parent shall be permitted to amend or modify the Debt Financing Letters and the Definitive Debt Agreements without the prior written consent of the Company to add lenders, agents, co-agents, arrangers, bookrunners or other institutions acting in other similar roles that have not executed the Debt Commitment Letter as of the date of this Agreement. Parent shall, as promptly as practicable, provide to the Company copies of all documents (including all Definitive Debt Agreements, fee letters and engagement letters; provided that any fee letters may be Customarily Redacted) relating to the Debt Financing and shall keep the Company informed on a reasonably current basis in reasonable detail of its efforts to arrange the Financing. Any reference in this Agreement to (x) the “Debt Financing Letters” shall refer to such documents as otherwise amended or modified in accordance with the terms of this Agreement, and (y) the “Debt Financing” means the financing contemplated by the Debt Financing Letters as amended or modified in accordance with the terms of this Agreement. In the event any Financing is consummated prior to Closing, Parent shall keep the net proceeds of such Financing unencumbered (other than pursuant to customary escrow arrangements) and available in all respects (upon release conditions consistent with the conditions in the Debt Commitment Letter) to fund Parent’s obligations herein.
(c) Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any definitive agreement or document related to the Financing (including any Financing Commitment or related fee letter or engagement letter) of which Parent becomes aware, (ii) of the receipt or delivery of any written notice or other communication, in each case from any Person with respect to (x) any actual, threatened or potential breach, default, withdrawal termination or repudiation by any party to any Financing Commitment or Definitive Debt Documents or (y) any material dispute or disagreement between or among parties to any Financing Commitment or Definitive Debt Document (other than ordinary course negotiations) or (iii) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitments. Parent shall promptly provide, but in any event within two (2) Business Days following delivery by Company to Parent of written request therefor, any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.
(d) Prior to the Closing, without the prior written consent of the Company, Parent shall not agree to, or permit, any amendment, modification, substitution, replacement or supplement of, or waiver under, the Equity Financing Commitments. In addition, Parent shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing, including taking all actions necessary to (I) maintain in effect each of the Equity Commitment Letters, (II) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in each of the Equity Commitment Letters, if any, but in any event no later than the Closing Date, (III) consummate the Equity Financing at or prior to the Closing and (IV) enforce its rights under each of the Equity Commitment Letters (including seeking specific performance).
(e) Further, if all or any portion of the Financing (or any alternative financing) has not been obtained, Parent shall continue to be obligated to consummate the transactions contemplated by this Agreement and effect the Closing on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Section 7.01 and Section 7.02. Parent agrees that the Company shall be entitled to specifically enforce the obligations of Parent and each of the Investors pursuant to the Equity Commitment Letters, in each case, on the terms and conditions set forth herein and therein.
(f) If, any of the Debt Financing or the Debt Commitment Letter (or any Definitive Debt Agreement) expires or is terminated prior to the Closing, in whole or in part, for any reason, or any portion of the Debt Financing becomes unavailable in an amount necessary to fund the Required Amount on the terms and subject solely to the conditions set forth in the Debt Commitment Letter, Parent shall (i) promptly (and in any event within two (2) Business Days) notify the Company of such unavailability, expiration or termination and the reasons therefor, (ii) as promptly as practicable use its best efforts to arrange for alternative debt financing (which alternative debt financing (A) shall be in an amount sufficient, when added with the Equity Financing, for the satisfaction of all of Parent’s obligations under this Agreement due at the Closing, including for payment of the Required Amounts and (B) shall not include any conditions of such alternative debt financing that are more onerous than, or in addition to, the conditions set forth in the Debt Commitment Letter on the date of this Agreement) to replace the Debt Financing, to be consummated no later than the day on which the Closing shall occur pursuant to Section 1.02, (iii) promptly provide to the Company copies of all documents (including all fee letters and engagement letters; provided that any fee letters may be Customarily Redacted) relating to any alternative debt financing to replace the Debt Financing and (iv) keep the Company reasonably informed of the process of obtaining any alternative financing. If any alternative financing is obtained in accordance with this Section 6.11(f), Parent shall promptly notify Company thereof and references to the “Financing,” “Financing Commitments” and “Debt Financing Letters” (and any other like terms in this Agreement) shall include such alternative debt financing, as applicable, and the provisions of this Section 6.11 shall be applicable to such alternative debt financing; provided that Parent shall not be required to (i) seek equity financing from any source other than those counterparty to the Equity Commitment Letter as of the date hereof (and subject to the express terms hereof and thereof) or in an amount in excess of the amounts set forth therein, (ii) pay any fees or expenses in excess of those contemplated by the Debt Commitment Letter as of the date hereof or (iii) agree to terms that are less favorable in the aggregate (including any flex provisions set forth in the Debt Fee Letter) than those contemplated by the Debt Commitment Letter as of the date hereof.
(g) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to cause its and their respective non-legal Representatives to, at Parent’s sole cost and expense, provide to Parent and its Subsidiaries such cooperation as may be reasonably requested by Parent that is necessary in connection with the Debt Financing to the extent not unreasonably interfering with the business of the Company or any of its Subsidiaries, including the following:
(i) upon reasonable advance notice and during normal business hours of the Company, causing the appropriate senior officers of the Company to participate in a reasonable but limited number of lender meetings, lender presentations and due diligence sessions at locations and times to be mutually agreed (which meetings, presentations and sessions may be conducted by teleconference or virtual meeting platforms);
(ii) providing reasonable assistance with the preparation of customary materials for rating agency presentations, customary bank information memoranda and similar documents customarily required in connection with obtaining the Debt Financing, including customary authorization letters authorizing the distribution of information to prospective lenders or investors and containing customary representations; provided that any such information distributed in connection with the foregoing shall contain customary language which shall exculpate the Company Parties with respect to any liability related to the unauthorized use or misuse of the contents of such information or related marketing materials by the recipients thereof;
(iii) assisting with the preparation of any pledge and security documents or other definitive financing documents as may be reasonably requested by Parent, including the solvency certificate attached as Annex I to Exhibit (C) to the Debt Commitment Letter; provided that no such documents shall be effective until at or after the Closing;
(iv) facilitating the pledging of collateral reasonably requested by Parent; provided that no pledge shall be effective until the Closing; and
(v) furnishing to Parent at least three (3) Business Days prior to the Closing Date such documentation and other information requested by Parent at least ten (10) Business Days prior to the Closing Date to the extent required by governmental authorities under applicable “know your customer” and anti-money laundering rules and regulations as a condition to the Debt Financing.
(h) Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 6.11 shall require any such cooperation to the extent that it could reasonably be expected to (A) require Company to waive or amend any terms of this Agreement or require Company or any of its Affiliates or its or their representatives (each, a “Company Party”) to incur any liability or, make any payment, (B) require any Company Party to (1) agree to make any payment (including any commitment or other fee or any expense reimbursement) in connection with the Debt Financing, except those that will be made only at or after the Closing in the case of the Company and its Subsidiaries, or (2) incur any other liability or give any indemnity or otherwise commit to take any action (including any corporate or comparable action), except those that will be effective only at or after the Closing in the case of the Company and its Subsidiaries, (C) unreasonably interfere with the ongoing business or operations of any Company Party, (D) require any Company Party to take any action that could or could reasonably be expected to (1) jeopardize any attorney-client or other applicable legal privilege or protection, as determined by the applicable Company Party, (2) violate its respective certificates of incorporation or bylaws (or comparable documents), (3) violate any applicable Law, (4) constitute a default, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Person or to a loss of any benefit to which such Person is entitled, in each case under any provision of any agreement or other instrument binding upon such Person, (5) result in the creation or imposition of any Lien on any asset of such Person (except, in the case of the Company, any Lien on any of its assets that becomes effective only upon the Closing) or (6) be in conflict with the terms of this Agreement, (E) require any Company Party to enter into or approve any Debt Financing Agreement or other definitive agreement or document related to the Debt Financing that is effective prior to the Closing, (F) result in any significant interference with the prompt and timely discharge of the duties of any director, manager, officer, general or limited partner, employee, counsel, financial advisor, auditor, agent or other authorized representative of any Company Party, (G) result in any Company Party incurring any personal liability with respect to any matters relating to the Debt Financing, (H) cause any condition to Closing set forth in this Agreement to fail to be satisfied by the Effective Time or otherwise result in a breach of this Agreement by Company or (I) require any Company Party to (1) to prepare or deliver any pro forma financial information, projections or other forward-looking financial information or any financial information, (2) change any of their respective fiscal periods, (3) prepare any financial statements of any Company Subsidiaries, (4) provide any financial or other information that is not readily available, historically prepared, maintained in the ordinary course of business and customarily required for the arrangement of debt financings similar to the Debt Financing (and none of such financial or other information shall be required to be prepared in compliance with Regulation S-X) and (5) execute or deliver any certificate (including any solvency certificate), legal opinion, agreement, arrangement, document or instrument relating to the Debt Financing, and in no event shall any action, liability or obligation of the Company or any of its Subsidiaries under any such certificate, agreement, arrangement, document or instrument (including, in each case, the execution thereof) relating to the Debt Financing be required to be effective prior to the Closing (other than customary authorization letters in connection with the marketing efforts for the Debt Financing; provided that any such information distributed in connection with the foregoing shall contain customary language which shall exculpate the Company, its Affiliates and their respective representatives with respect to any liability related to the unauthorized use or misuse of the contents of such information or related marketing materials by the recipients thereof). The parties hereto agree that any information with respect to the prospects and plans for the Company’s business and operations in connection with the Debt Financing will be the sole responsibility of Parent, and no Company Party shall be required to provide any information or make any representations with respect to capital structure, the incurrence of the Debt Financing, other pro forma information relating thereto or the manner in which Parent intends to operate, or cause to be operated, the Company’s business after the Closing.
(i) As soon as reasonably practicable after the receipt of written request by Parent or Merger Sub and at the cost of Parent, the Company shall, (A) issue a notice of redemption at least ten (10) days but not more than sixty (60) days before the redemption date agreed with Parent for any or all of the notes governed by the Indenture (the “Notes”) pursuant to Article III of the Indenture and take any actions reasonably requested by Parent or Merger Sub that are necessary to facilitate the redemption, defeasance, satisfaction and/or discharge of the Notes pursuant to the Indenture, and shall redeem, defease or satisfy and/or discharge, as applicable, the Notes in accordance with the terms of the Indenture at the Effective Time, or (B) in lieu of or in addition to such redemption, defeasance, satisfaction and/or discharge, use its reasonable best efforts to commence offers to purchase (including change of control offers) and/or consent solicitations related to the Notes, on such terms and conditions that are requested, from time to time, by Parent or Merger Sub (including the entering into supplemental indentures related thereto (which supplemental indentures become operative only concurrently with the Closing)); provided, that any such redemption, defeasance, satisfaction, discharge, tender offer and/or consent solicitation must be conditioned on the occurrence of the Closing and the parties shall use their respective reasonable best efforts to cause such to close on the Closing Date. Subject to the preceding sentence and Section 6.11(h) hereto, the Company shall, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause its and their respective non-legal Representatives to, provide all cooperation reasonably requested by Parent in connection with any such redemption, defeasance, satisfaction, discharge, tender offer and/or consent solicitation, including assisting Parent with the documentation and distribution of such documentation therefor. If reasonably requested by Parent, to the extent not prohibited by the Indenture or the Exchange Act, the Company shall waive any of the conditions therefor (other than the occurrence of the Closing) and make any change to the terms of any such redemption, defeasance, satisfaction, discharge, tender offer and/or consent solicitation, in each case, as may be reasonably requested by Parent and (ii) shall not, without the written consent of Parent, waive any of the conditions or make any other change to the terms thereof. Parent shall ensure that, at the Effective Time, the Company has all funds necessary to pay for the Notes as required in connection with any such redemption, defeasance, satisfaction, discharge, tender offer and/or consent solicitation.
(j) Upon the earlier of Closing or the termination of this Agreement in accordance with Section 8.01, Parent shall promptly reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries and their Representatives in connection with such cooperation at the request of Parent; provided that such costs shall not exceed $10 million (the “Parent Expenses Cap”); provided, further, that, to the extent such costs exceed the Parent Expenses Cap, neither the Company nor its Subsidiaries or Representatives shall be required to take any further action in cooperation with Parent and Merger Sub pursuant to this Section 6.11. Parent and Merger Sub shall, on a joint and several basis, subject to the Parent Expenses Cap, indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing, any other securities offering of or on behalf of the Company (if requested by Parent), Parent or Merger Sub or Parent’s request for the tender, consent or redemption of the Notes by the Company, including as to any information utilized in connection therewith to the fullest extent permitted by applicable Law and with appropriate contribution provided by Parent and Merger Sub to the extent such indemnification is not available (other than any liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties arising from any such person’s fraud, willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final, non-appealable judgment), and, for the avoidance of doubt, the obligations of Parent pursuant to this Section 6.11(j) shall be guaranteed by the Investors pursuant to the Guarantees.
(k) Notwithstanding anything to the contrary herein, the failure of the Company or any Company Subsidiary or Representatives to comply with this Section 6.11 shall not give rise to the failure of a condition precedent set forth in Article VII or termination right pursuant to Section 8.01 unless Parent failed to obtain the Debt Financing primarily as a result of the willful and material breach of the obligations of the Company to comply with their obligations under this Section 6.11 (after notice and opportunity to cure). The Company hereby consents to the use of its logos in connection with the Debt Financing in an ordinary and customary manner; provided, however, that logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective Intellectual Property rights.
ARTICLE VII

Conditions Precedent
Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b) Regulatory Approvals.
(i) Any waiting period applicable to the Merger under the HSR Act, and any agreement between a Party and a Governmental Entity to delay or not consummate the transactions, shall have been terminated or shall have expired; and
(ii) any consents, filings or approvals under any other applicable Regulatory Law set forth on Section 7.01(b) of the Company Disclosure Letter shall have been obtained or made or the applicable waiting period shall have expired or been terminated.
(c) No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition, and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”), shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated hereby.

Section 7.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 4.01, 4.02 and 4.06) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date hereof and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub contained in Sections 4.01, 4.02 and 4.06 shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date.
(c) Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an authorized executive officer, certifying to the effect that the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied.
Section 7.03 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in the first sentence of Section 3.01, Section 3.03(a) (other than clauses (i), (ii) and (vi) of the third sentence of Section 3.03(a)), Section 3.04, the first sentence of Section 3.08(a), Section 3.19, Section 3.20 and Section 3.21) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date hereof and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in the first sentence of Section 3.01 and Sections 3.04, 3.19, 3.20 and 3.21 shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of the Company contained in Section 3.03(a) (other than clauses (i), (ii) and (vi) of the third sentence of Section 3.03(a) shall be true and correct in all respects (other than for de minimis inaccuracies) at and as of January 30, 2025) and (iv) the representations and warranties of the Company contained in the first sentence of Section 3.08(a) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such time.
(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c) No Material Adverse Effect. Since the date hereof, there shall have not occurred and be continuing a Company Material Adverse Effect.
(d) Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by an authorized executive officer of the Company, certifying to the effect that the conditions set forth in Sections 7.03(a), 7.03(b) and Section 7.03(c) have been satisfied.

ARTICLE VIII

Termination, Amendment and Waiver
Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time (except with respect to Section 8.01(d) and Section 8.01(g), whether before or after receipt of the Company Stockholder Approval):
(a) by mutual written consent of the Company and Parent;
(b) by either the Company or Parent:
(i) if the Merger is not consummated on or before the End Date. The “End Date” shall mean the date that is six (6) months following the date of this Agreement; provided that, if the Closing shall not have occurred prior to such date and all the conditions to Closing, other than the conditions set forth in Sections 7.01(b)(i) and 7.01(b)(ii), shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by either the Company or Parent on one occasion for a period of three (3) months by written notice to the other party no later than five Business Days prior to the then existing End Date, and such date, as so extended, shall be the End Date; provided that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement, directly or indirectly, is the primary cause of, or primarily resulted in, the failure of the Closing to be consummated by the End Date;
(ii) if the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement, directly or indirectly, is the primary cause of, or primarily resulted in, the failure of the condition set forth in Section 7.01(c) to be satisfied; or
(iii) if the Company Stockholder Approval shall not have been obtained at a duly convened Company Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken;
(c) by the Company, if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, would not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to be true has not been cured by the earlier of (i) the End Date or (ii) the date that is 20 Business Days after written notice by the Company to Parent informing Parent of such breach or failure to be true; and provided, further, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to the Company if the Company’s breach of any provision of this Agreement, directly or indirectly, is the primary cause of, or primarily resulted in, the failure of the closing conditions set forth in Section 7.02(a) or Section 7.02(b) to be satisfied;
(d) by the Company prior to receipt of the Company Stockholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal that did not result from a material breach of Section 5.04 in accordance with Section 5.04(d); provided that the Company pays the Termination Fee prior to or simultaneously with such termination (it being understood that the Company must enter into such definitive written agreement simultaneously with such termination of this Agreement);
(e) by Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, would not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) unless any such breach or failure to be true has not been cured by the earlier of (i) the End Date or (ii) the date that is 20 Business Days after written notice by Parent to the Company informing the Company of such breach or failure to be true; and provided, further, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to Parent if Parent’s breach of any provision of this Agreement, directly or indirectly, is the primary cause of, or primarily resulted in, the failure of the closing conditions set forth in Section 7.03(a) or Section 7.03(b) to be satisfied;

(f) by Parent prior to the Company Stockholders Meeting, in the event that (i) an Adverse Recommendation Change shall have occurred or (ii) the Company has materially breached its obligations under Section 5.04; provided, however, that Parent’s right to terminate this Agreement solely pursuant to this Section 8.01(f)(ii) will expire at 5:00 p.m., Eastern time, on the seventh (7th) Business Day after the date on which Parent first acquired Knowledge of such breach; or
(g) by the Company, if (i) all of the conditions set forth in Section 7.01 and Section 7.03 are satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or the failure of which to be satisfied is attributable primarily to a breach by Parent of its representations, warranties, covenants or agreements contained herein), (ii) Parent is required to consummate the Closing pursuant to Section 1.02, (iii) Parent fails to consummate the Closing within three (3) Business Days after the date the Closing should have occurred pursuant to Section 1.02, (iv) the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.02, and the Company has given Parent irrevocable written notice on or prior to such date confirming that (x) the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement on that date and (y) all of the conditions set forth in Section 7.01 and Section 7.03 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or (to the extent permitted by Law) waived by the Company subject to and conditioned upon the consummation of the Closing and (v) Parent fails to consummate the Closing on or before the third (3rd) Business Day following the later of (1) the date of delivery of the written notification by the Company contemplated in the foregoing clause (iv) and (2) the date the Closing should have occurred pursuant to Section 1.02.
Section 8.02 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the third to last sentence of Section 6.02, first and second sentences of Section 6.11(j), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, that, no such termination shall relieve or release the Company from any liability for any fraud or willful breach of any covenant, obligation or agreement set forth in this Agreement prior to or in connection with the termination of this Agreement. For purposes of this Agreement, “willful breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.
Section 8.03 Fees and Expenses.
(a) Generally. Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.
(b) Company Termination Fee. The Company shall pay to Parent a fee of $80,000,000 (the “Company Termination Fee”) if:
(i) the Company terminates this Agreement pursuant to Section 8.01(d);
(ii) Parent terminates this Agreement pursuant to Section 8.01(f) (or either the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(i) and at the time of such termination, Parent could have terminated this Agreement pursuant to Section 8.01(f)); or
(iii) (A) after the date hereof and prior to the valid termination of this Agreement, an Alternative Proposal shall have been made by a third party to the Company or the Company Board and not publicly withdrawn or otherwise abandoned at least five Business Days prior to the Company Stockholders Meeting or shall have been made directly to the Company’s stockholders generally by a third party and not publicly withdrawn or otherwise abandoned at least five Business Days prior to the Company Stockholders Meeting; (B) thereafter, this Agreement is terminated pursuant to Section 8.01(b)(i), 8.01(b)(iii) or 8.01(e) (solely, in the case of Section 8.01(e), with respect to material covenant breaches); and (C) within twelve months of such valid termination, the Company enters into a definitive Contract to consummate an Alternative Proposal (whether or not such Alternative Proposal is actually consummated) or an Alternative Proposal is consummated (in each case, whether or not the Alternative Proposal referenced in clause (A)); provided, however, that for purposes of this Section 8.03(b)(iii), the references to 20% in the definition of “Alternative Proposal” shall be deemed to be references to 50.1%.
Any Company Termination Fee due under this Section 8.03(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, simultaneously with such termination, (y) in the case of clause (ii) above, on the Business Day immediately following the date of termination of this Agreement and (z) in the case of clause (iii) above, on the earlier of the date of such definitive Contract or such consummation as referred to in clause (iii)(C) above within twelve months of such termination referenced in clause (iii)(B) above. The Company acknowledges and agrees that the agreements contained in this Section 8.03(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to reasonably promptly pay the amount due pursuant to this Section 8.03(b), and, in order to obtain such payment, Parent commences a suit, action or other proceeding in a court of competent jurisdiction that results in a Judgment in its favor for such payment, the Company shall pay to Parent its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing (the “Parent Recovery Costs”); provided, that, in no event shall the Parent Recovery Costs payable by Parent in the aggregate exceed five million dollars ($5,000,000). Notwithstanding any other provision of this Agreement, but subject to Parent’s rights set forth in Section 9.10 and this Section 8.03(b), the parties agree that the payment of the Company Termination Fee (if payable and paid pursuant to this Section 8.03(b)), as liquidated damages and not as a penalty, and any Parent Recovery Costs payable pursuant to this Section 8.03(b) shall be the sole and exclusive remedy available to any Parent Related Parties with respect to this Agreement and the transactions contemplated by this Agreement in the event any such payment becomes due and payable, and, upon payment of the Company Termination Fee (plus any Parent Recovery Costs payable pursuant to this Section 8.03(b)) (in each case, to the extent required to be paid), the Company Related Parties shall have no further liability to any Parent Related Parties under this Agreement; provided, however, that the payment of the Company Termination Fee and any Parent Recovery Costs payable pursuant to this Section 8.03(b) shall not relieve or release the Company from any liability for fraud or willful breach. The Company expressly acknowledges and agrees that (i) Parent shall not need to prove damages to receive the Company Termination Fee when it is payable under this Agreement and (ii) the Company Termination Fee is a reasonable amount that will compensate Parent in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. In no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion.
(c) Reverse Termination Fee. Parent shall pay to the Company a fee of $135,000,000 (the “Reverse Termination Fee”) if:
(i) the Company terminates this Agreement pursuant to Section 8.01(g) (or either the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(i) and at the time of such termination, the Company could have terminated this Agreement pursuant to Section 8.01(g)); or
(ii) the Company terminates this Agreement pursuant to Section 8.01(c).
Any Reverse Termination Fee due under this Section 8.03(c) shall be paid by wire transfer of same-day funds on the Business Day immediately following the date of termination. Parent acknowledges and agrees that the agreements contained in this Section 8.03(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if Parent fails to reasonably promptly pay the amount due pursuant to this Section 8.03(c), and, in order to obtain such payment, the Company commences a suit, action or other proceeding in a court of competent jurisdiction that results in a Judgment in its favor for such payment, Parent shall pay to the Company its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing (the “Company Recovery Costs”); provided, that, in no event shall the Company Recovery Costs payable by Parent in the aggregate exceed five million dollars ($5,000,000).

Notwithstanding any other provision of this Agreement, but subject to the Company’s rights set forth in Section 9.10 and this Section 8.03(c), the parties agree that (including in the case of fraud, intentional breach or willful breach of this Agreement by Parent or Merger Sub) the payment of (i) the Reverse Termination Fee (if payable pursuant to this Section 8.03(c)), as liquidated damages and not as a penalty, (ii) any Company Recovery Costs payable pursuant to this Section 8.03(c) and (iii) the Company’s right to receive payment of the amounts set forth in Section 6.11(j) (the “Financing Cooperation Expenses”) shall be the sole and exclusive remedy (whether at law or in equity) available to the Company and each of its former, current or future Affiliates, controlling persons, directors, officers, employees, equityholders, managers, agents, Representatives, successors and assigns (collectively, “Company Related Parties”) with respect to this Agreement and the transactions contemplated by this Agreement in the event any such payment becomes due and payable and, upon payment of the Reverse Termination Fee (plus any Company Recovery Costs payable pursuant to this Section 8.03(c) and any Financing Cooperation Expenses) (in each case, to the extent required to be paid), Parent and each of Parent’s former, current or future Affiliates and its and their respective portfolio companies, investment vehicles, controlling persons, directors, officers, employees, equityholders, general or limited partners, members, managers, agents, Representatives, successors and assigns (collectively, “Parent Related Parties”) shall have no further liability to any Company Related Parties under this Agreement or any further obligation relating to or arising out of this Agreement, including the breach of any representation, warranty, covenant or agreement in this Agreement (in any case, whether willfully, intentionally, unintentionally, fraudulent or otherwise), the termination of this Agreement, or the failure to consummate the transactions contemplated by this Agreement, and the Company Related Parties shall be deemed to have waived all other remedies (whether at law or in equity) with respect to, any losses suffered as a result of the failure of the Closing to occur or for a breach or failure to perform hereunder, under the Financing Commitments or otherwise (in any case, whether willfully, intentionally, unintentionally, fraudulent or otherwise), and, upon payment of the Reverse Termination Fee (plus any Company Recovery Costs payable pursuant to this Section 8.03(c) and any Financing Cooperation Expenses payable pursuant to Section 6.11(j)) (in each case, to the extent required to be paid), none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated herein and therein. No Company Related Party shall be entitled to bring, and the Company shall cause all other Company Related Parties not to bring, and shall in no event support, facilitate or encourage, the bringing of any suit, action or other proceeding (under any legal theory, whether sounding in law or in equity (in each case whether for breach of contract, in tort, fraud or otherwise)) against a Parent Related Party or the Investors with respect to, arising out of, or in connection with, the failure of the Closing to occur or for a breach or failure to perform hereunder, under the Financing Commitments or otherwise (in any case, whether willfully, intentionally, unintentionally, fraudulent or otherwise), and the Company shall cause any such suit, action or other proceeding pending as of any termination of this Agreement to be dismissed with prejudice as promptly as practicable after such termination. Notwithstanding anything to the contrary in this Agreement (including this Section 8.03), under no circumstances will any Company Related Party, or the Company Related Parties be entitled to monetary remedies for any claims, damages or other losses suffered as a result of the failure of the transactions contemplated by this Agreement or in the Commitment Letters to be consummated or for a breach or failure to perform hereunder or thereunder or for any representation made or alleged to have been made in connection herewith or therewith, in excess of the amount of the Reverse Termination Fee (plus any Company Recovery Costs payable pursuant to this Section 8.03(c) and any Financing Cooperation Expenses payable pursuant to Section 6.11(j)); provided, however, that in no event will the Company be entitled to both payment of the Reverse Termination Fee and a grant of specific performance that results in the consummation of the Closing. Notwithstanding the foregoing, nothing in this Section 8.03(c) shall be in any way limit or modify the rights of Purchaser and its Affiliates under the Debt Commitment Letter or the obligations of the Debt Financing Sources under the Debt Commitment Letter. Parent expressly acknowledges and agrees that (i) the Company shall not need to prove damages to receive the Reverse Termination Fee when it is payable under this Agreement and (ii) the Reverse Termination Fee is a reasonable amount that will compensate the Company in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be obligated to pay the Reverse Termination Fee on more than one occasion.

(d) Subject to Section 2.02(c), the Surviving Company will pay or cause to be paid all (i) transfer, stamp, registration and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees, in each case, arising out of or in connection with entering into this Agreement and the consummation of the Merger.
Section 8.04 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the Company’s stockholders without the further approval of such stockholders, and (ii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the Company’s stockholders unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of either Parent or the Company.
Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the Company’s stockholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE IX

General Provisions
Section 9.01 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this agreement pursuant to Section 8.01. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time until so performed in accordance with its terms.
Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by facsimile or electronic mail (provided, however, that notice given by facsimile or email shall not be effective unless either (i) a duplicate copy of such facsimile or email notice is promptly given by one of the other methods described in this Section 9.02 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by facsimile or email or any other method described in this Section 9.02); (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company, to:

Triumph Group, Inc. 555 E Lancaster Avenue, Suite 400 Radnor, Pennsylvania 19087 Attention: Jennifer Allen
Email: ***

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001
	Attention:	Marie L. Gibson
	Email:	marie.gibson@skadden.com

(b)	if to Parent or Merger Sub, to:

c/o Warburg Pincus LLC 450 Lexington Avenue New York, NY 10017
	Attention:	Dan Zamlong, Cary Stathopoulos and Alison Colby
	Email:	***

c/o Berkshire Partners LLC 200 Clarendon Street Boston, MA 02116
	Attention:	Michael C. Ascione; Blake L. Gottesman; Sharlyn C. Musslewhite
	Email:	***

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022
	Attention:	Jai Agrawal, P.C., Marshall P. Shaffer, P.C. and Daniel Yip
	Email:	jai.agrawal@kirkland.com, marshall.shaffer@kirkland.com and daniel.yip@kirkland.com

Section 9.03 Definitions. For purposes of this Agreement:
“Affiliate” of any Person means another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any labor agreement, collective bargaining agreement or other labor-related agreement with any Labor Organization.
“Company Bylaws” means the amended and restated bylaws of the Company.
“Company Charter” the amended and restated certificate of incorporation of the Company.
“Company ESPP” means the Company’s 2013 Employee Stock Purchase Plan, as amended.
“Company Material Adverse Effect” means (i) any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, materially adversely affects the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) is or would be reasonably likely to prevent or materially impair or delay the ability of the Company to consummate of the Merger or the other transactions contemplated by this Agreement; provided, however, solely for the purposes of clause (i). that any circumstance, occurrence, effect, change, event or development arising from or related to (except, in the case of clauses (a), (b), (c), (d), (e), (f) or (j) below, to the extent disproportionately affecting the Company and the Company Subsidiaries relative to other companies in the industries in which the Company and the Company Subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account): (a) conditions affecting the United States or any other national or regional economy or the global economy generally, (b) political conditions (or changes in such conditions) in the United States or any other country or region in the world, declared or undeclared acts of war, sabotage or terrorism, epidemics or pandemics (including COVID-19) (including any escalation or general worsening of any of the foregoing) or national or international emergency in the United States or any other country or region of the world occurring after the date hereof, (c) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates, (d) changes required by GAAP or other accounting standards (or interpretations thereof) after the date hereof, (e) changes in any Laws or other binding directives issued by any Governmental Entity (or interpretations thereof) after the date hereof, (f) changes that are generally applicable to the industries in which the Company and the Company Subsidiaries operate, (g) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement or any decline in the market price or trading volume of the Common Stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein), (h) the negotiation, execution or delivery of this Agreement, the performance by any party hereto of its obligations hereunder or the public announcement or pendency of the Merger or any of the other transactions contemplated hereby including the impact thereof on relationships, contractual or otherwise with customers, suppliers, distributors, employees, unions, financing sources, partners or other persons with similar relationships with the Company and the Company Subsidiaries (provided, that this clause (h) will be disregarded for the purposes of the representations and warranties set forth in Section 3.05(a) and the conditions set forth in Section 7.03(a) with respect to the representations and warranties set forth in Section 3.05(a)), (i) changes in the Company’s credit rating (provided that the underlying causes of such decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein), (j) the occurrence of natural disasters or force majeure events adverse to the business being carried on by the Company and the Company Subsidiaries, (k) Transaction Litigation, or (l) any action expressly required by the terms of this Agreement, or with the express prior written consent or at the express direction of Parent, shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.
“Company Option” means each option to purchase shares of Common Stock granted under a Company Stock Plan.
“Company PSU” means a right to receive shares of Common Stock granted under granted under the Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan, as amended, that is subject to the achievement of service-based and performance-based vesting conditions.
“Company RSU” means a right to receive shares of Common Stock granted under the Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan, as amended, other than a Company PSU.
“Company Stock Award” means each Company PSU, Company RSU and Company Options.
“Company Stock Plans” means (i) the Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan, as amended, (ii) the Triumph Group, Inc. 2016 Directors’ Equity Compensation Plan and (iii) the Triumph Group, Inc. 2013 Equity and Cash Incentive Plan
“Company Subsidiary” means any Subsidiary of the Company.
“Company Systems” means the computer firmware, computer hardware, servers, systems, networks, workstations, networks, interfaces, platforms, peripherals, and computer systems, including the software, information and processes contained thereon and all other information technology equipment, owned, used or held for use by the Company or any Company Subsidiary.
“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise. “Controlling”, “controlled”, “controlled by” and “under common control with” shall have correlative meanings.

“Customarily Redacted” means, with respect to any fee letter or engagements relating to the Debt Financing, the fee amounts, “market flex” terms, pricing terms, pricing caps and other economic terms being redacted in a customary manner, none of which redactions covers any Prohibited Provision.
“Data Privacy Obligations” means Privacy Laws and privacy requirements pursuant to Contract applicable to the Company or any Company Subsidiary, the Payment Card Industry Data Security Standard and any other industry standards, in each case to which the Company and Company Subsidiaries are bound, and the Company and Company Subsidiaries’ published privacy policies.
“Debt Financing Sources” means each Person (including lenders, arrangers, other additional arrangers, bookrunners, managers, agents, co-agents, financial institutions, institutional investors, underwriters, commitment parties or similar debt financing sources) that has committed to arrange or provide or otherwise entered into agreements in connection with all or any portion of the Debt Financing or other financings to fund the Required Amount, including the entities party to the Debt Commitment Letter as Initial Lenders (as defined therein), together with each Affiliate thereof and each former, current or future officer, director, member, manager, employee or indirect equity holder, general or limited partner, controlling Person, advisor, attorney, agent and representative of each such entity or Affiliate and their respective successors and assigns; provided that, in no event shall Parent, Investors or any of their respective Affiliates be Debt Financing Sources.
“Delaware Secretary” means the Secretary of State of the State of Delaware.
“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the ITAR, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“FAR” means the Federal Acquisition Regulation at Title 48 of the Code of Federal Regulation.
“Foreign Investment Clearances” means, with respect to any notifications required, agreed by the Parties to be appropriate or requested by a Governmental Entity under Foreign Investment Laws, (a) a written decision from the relevant Governmental Entity that the transactions contemplated hereby are not subject to and do not require clearance under local Foreign Investment Laws, (b) a written decision from the relevant Governmental Entity to the effect that the review under applicable local Foreign Investment Laws has been concluded and that the transactions contemplated hereby may proceed (without prohibition under Foreign Investment Laws) with respect to that jurisdiction or (c) the expiry or termination of an applicable waiting period (including any extensions thereto, agreed or imposed) under applicable local Foreign Investment Laws such that the transactions contemplated hereby may proceed (without prohibition under Foreign Investment Laws) with respect to that jurisdiction.
“Foreign Investment Laws” means any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions by persons to acquire interests in or control over domestic equities, securities, entities, assets, land or interests.
“Government Contract” means any Contract, including a prime contract, subcontract, basic ordering agreement, letter contract, purchase order, task order or delivery order of any kind, between the Company or a Company Subsidiary and (a) a Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (c) any subcontractor at any tier with respect to any Contract of a type described in clause (a) or (b) above. For the avoidance of doubt, a task order, purchase order or delivery order issued pursuant to a Government Contract shall be incorporated as a part of the Government Contract to which it relates.
“Government Bid” means any bid, proposal, offer or quotation made by the Company or a Company Subsidiary, that, if accepted, could reasonably be expected to lead to the award of a Government Contract.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, or (iv) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.
“Indenture” means the Indenture, dated as of March 14, 2023, among the Company, the subsidiary guarantors signatory thereto and U.S. Bank Trust Company, National Association, as trustee for the 9.000% Senior Secured First Lien Notes due 2028, as amended, supplemented, restated or otherwise modified as of the date hereof.
“Intellectual Property Rights” means all intellectual property rights of every kind and description throughout the world, including rights in (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”); (ii) trademarks, service marks, trade names, Internet domain names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (iii) copyrights and copyrightable subject matter (“Copyrights”); (iv) computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data; (v) trade secrets and all other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models and methodologies (“Trade Secrets”); and (vi) all applications and registrations for the foregoing.
“IP Contract” means each Contract that (A) provides for the license or grant of material Intellectual Property Rights to the Company or a Company Subsidiary or by the Company or a Company Subsidiary to any Person, (B) is for the acquisition of material Intellectual Property Rights, or (C) arose out of a dispute related to Intellectual Property in any material respect, including concurrent use, settlement, coexistence, consent to use, covenant not to sue, and indemnification agreements relating to any Intellectual Property, in each case other than (i) commercially available non-exclusive software licenses with an annual license fee or one-time payment of less than $5,000,000, (ii) any non-exclusive license of Intellectual Property Rights that is merely incidental to the transaction contemplated in such license, (iii) an agreement to purchase or lease equipment, (iv) nonexclusive licenses granted by the Company or a Company Subsidiary in the ordinary course of business or that is a vendor contract granting permission for the vendor to identify the Company or a Company subsidiary as a customer of the vendor or (v) agreements with current of former employees, consultants, or contractors that provides for the assignment of Intellectual Property Rights to the Company or a Company Subsidiary;
“ITAR” means the U.S. International Traffic in Arms Regulations.
“Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Knowledge of the Company, the actual knowledge of the Persons set forth in Section 9.03(a) of the Company Disclosure Letter, and, in the case of Parent and Merger Sub, the actual knowledge of the Persons set forth in Section 9.03(b) of the Company Disclosure Letter.
“Labor Organization” means any labor union, labor organization or works council.
“Liens” means all pledges, liens, licenses, easements, rights-of-way, encroachments, restrictions, charges, mortgages, encumbrances, security interests or similar obligations.
“Merger Sub Board” means the Board of Directors of Merger Sub.
“NYSE” means the New York Stock Exchange.
“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company and Company Subsidiaries.
“Parent Board” means the Board of Directors of Parent.
“Parent Material Adverse Effect” means, with respect to Parent, Merger Sub or any of their respective Affiliates, any circumstance, occurrence, effect, change, event or development that, individually or taken together with other circumstances, occurrences, effects, changes, events or developments, is or would be reasonably likely to prevent or materially impair, interfere with, hinder or delay the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

“parties” means, collectively, the Company, Parent and Merger Sub, and “party” means any one of them.
“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, legal hypothecs, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business consistent with past practice in all material respects; (ii) Liens for Taxes, utilities and other governmental charges that are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (iii) requirements and restrictions of zoning, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities; (iv) licenses of Intellectual Property Rights granted in the ordinary course of business; (v) statutory Liens of landlords for amounts not delinquent or which are being contested in good faith by appropriate proceedings; (vi) deposits made in the ordinary course of business consistent with past practice in all material respects to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business consistent with past practice in all material respects; (vii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business consistent with past practice in all material respects to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from securities Laws; (ix) Liens incurred in the ordinary course of business consistent with past practice in all material respects in connection with any purchase money security interests, equipment leases or similar financing arrangements; (x) the reservations, limitations, rights, provisos and conditions, if any, expressed in any grant or permit from any Governmental Entity or any similar authority including those reserved to or vested in any Governmental Entity; (xi) Liens that do not materially detract from the value of such property based upon its current use or interfere in any material respect with the current use, operation or occupancy by the Company or any Company Subsidiary of such property; (xii) Liens incurred in connection with or permitted under the Indenture; (xiii) Liens incurred in connection with or permitted under any Subsidiary Loan Agreement; (xiv) Liens incurred in connection with or permitted under any conduit facility, receivables securitization, factoring, warehousing or similar program of the Company or any Company Subsidiaries (the “Securitization Facilities”); (xv) Liens granted to secure (A) intercompany borrowings among the Company and any Company Subsidiaries or among any Company Subsidiaries or (B) any Indebtedness incurred as permitted under this Agreement; (xvi) recorded or unrecorded easements, rights-of-way, covenants, conditions, restrictions, licenses, reservations and other charges or encumbrances or defects or imperfections of title of any kind (A) that do not materially impair the use of the assets of, or the operation of the business of, the Company and the Company Subsidiaries as conducted in the ordinary course of business, or (B) that would be revealed by an investigation of title to the extent and nature that a prudent buyer of property in the jurisdiction in which the applicable real property is located would carry out; (xvii) Liens that affect the underlying fee interest of any property subject to a Real Estate Lease and (xviii) Liens granted under the Pledge Agreement (Stocks, Bonds and Commercial Paper), dated as of April 11, 2022, by The Triumph Group, Inc. and each of The Triumph Group Operations, Inc., Triumph Investment Holdings, Inc., Triumph Actuation Systems – Connecticut, LLC., Triumph Actuation Systems, LLC., Triumph Controls, LLC, Triumph Gear Systems – Macomb, Inc., Triumph Airborne Structures, LLC, Triumph Actuation Systems – Valencia, Inc., Triumph Composite Systems, Inc., Triumph Thermal Systems, LLC (f/k/a Triumph Thermal Systems, Inc.), Triumph Gear Systems, Inc., Triumph Accessory Services – Grand Prairie, Inc., Triumph Insulation Systems, LLC, Triumph Engine Control Systems, LLC, Triumph Actuation Systems-Yakima, LLC and Triumph Thermal Systems-Maryland, Inc. in favor of PNC Bank, National Association, as amended, supplemented, restated or otherwise modified through the date hereof, and any other Liens granted in connection with the Amended and Restated PNC Commercial Card Program Authorization and Agreement, dated as of April 29, 2015 (as amended, supplemented, restated or otherwise modified through the date hereof).
“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
“Personal Information” means any information that identifies or can reasonably be used to identify, contact, or locate a particular individual and/or that is considered “personally identifiable information,” “personal information,” “personal data,” “cardholder data,” or any similar or equivalent term defined under applicable Privacy Laws.

“Privacy Laws” means all applicable Laws relating to the privacy, security, data breach disclosure and notification, or processing of Personal Information.
“Receivables Purchase Agreement” means the Amended and Restated Receivables Purchase Agreement, dated as of September 29, 2020, among Triumph Receivables, LLC, as seller, Triumph Group, Inc., as initial Servicer, the various Purchasers, LC Participants and Purchaser Agents from time to time party thereto, PNC Capital Markets LLC, as Structuring Agent, and PNC Bank, National Association, as Administrator for each Purchaser Group (in such capacity, the “Administrator”) and as issuer of Letters of Credit (in such capacity, together with its successors and assigns in such capacity, the “LC Bank”), as amended, supplemented, restated or otherwise modified through date hereof (all capacities as otherwise defined therein).
“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Rights Plan” means that certain Tax Benefits Preservation Plan, dated as of March 11, 2022 and effective as of March 13, 2022, between the Company and Computershare Trust Company, N.A. as rights agent.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Breach” means any security breach, network intrusion, ransomware attack, malware attack, or successful phishing incident affecting any Company Systems in which Personal Information or Trade Secrets was accessed, disclosed, stolen, exfiltrated, or used in an unauthorized manner.
“SOX” means the Sarbanes-Oxley Act of 2002, as amended.
“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person).
“Subsidiary Loan Agreements” means the (i) Loan Agreement, dated as of June 29, 2023, between Triumph Engine Control Systems, LLC and Connecticut Innovations, Incorporated and (ii) Assistance Agreement, dated as of December 8, 2023, between the State of Connecticut, acting therein by Alexandra Daum, its Commissioner of Economic and Community Development, and Triumph Engine Control Systems, LLC.
“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, together with any supplements or amendments thereto, filed or required to be filed with any Governmental Entity relating to Taxes.
“Taxes” means all U.S. federal, state, local, and non-U.S. income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to (or in lieu of) such amounts.
“Top Customers” means the top ten (10) customers of the Company and the Company Subsidiaries, taken as a whole, determined on the basis of total revenue of the Company and the Company Subsidiaries attributable to such customers pursuant to such Contracts in effect as of the date of this Agreement, for the twelve (12) months ended December 31, 2024.
“Top Vendors” means the top ten (10) vendors (excluding legal, accounting, tax and similar professional service providers) to the Company and the Company Subsidiaries, taken as a whole, determined on the basis of expenditures, excluding residual spend, by the Company and the Company Subsidiaries, taken as a whole, for the twelve (12) months ended December 31, 2024.

“Transaction Documents” means, collectively, the Confidentiality Agreements, the Guarantee, the Equity Commitment Letter, the Support Agreements and the other documents contemplated by the foregoing or any certificate, document or instrument delivered in connection with this Agreement or those agreements.
“Treasury Regulation” means the regulations promulgated by the United States Department of the Treasury under the Code.
Section 9.04 Interpretation.
(a) When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice.” The phrase “made available to Parent”, “provided to Parent” or similar phrases as used in this Agreement shall mean that the subject documents were either posted to the “Project Thrive” data room hosted by Intralinks or delivered to Parent by 11:59 p.m. New York City time on the date prior to the date of this Agreement or publicly filed with the SEC by the Company by 5:00 p.m. New York city time on the date that is at least one (1) Business Day prior to the date of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neutral as the context may require. Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “$” will be deemed references to the lawful money of the United States of America. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring by virtue of the authorship of any provisions of this Agreement. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 9.06 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with.pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
Section 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Equity Commitment Letters, the Guarantees, the Support Agreements, the Company Disclosure Letter and the Confidentiality Agreements, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement. Except for Section 6.04 (of which the Persons who are entitled to indemnification or insurance, as the case may be, thereunder are intended beneficiaries following the Effective Time), this Agreement is not intended to confer upon any Person other than the parties any rights or remedies.

Section 9.08 GOVERNING LAW. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.
Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that the rights, interests and obligations of Merger Sub may be assigned (a) to another direct or indirect wholly owned subsidiary of Parent or (b) as collateral to any Persons providing the Debt Financing or any agent or collateral trustee for such Persons for the purpose of securing the Debt Financing (or any subsequent financing sources). Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.
Section 9.10 Specific Enforcement; Jurisdiction; Venue.
(a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, subject to the terms of Section 9.10(b), the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Merger and the other transactions contemplated hereby. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(b) Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to seek specific performance of Parent’s obligations hereunder to cause the Equity Financing to be funded and to consummate the Closing solely in the event that (and only so long as): (i) all of the conditions set forth in

Section 7.01 and Section 7.03 are satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or (to the extent permitted by Law) waived by the Company subject to and conditioned upon the consummation of the Closing, (ii) the Debt Financing has been funded in accordance with the terms of the Debt Commitment Letter or the Debt Financing Sources have irrevocably confirmed in writing that the Debt Financing would be funded at the Closing in accordance with the terms of the Debt Commitment Letter if the Equity Financing is funded at the Closing, (iii) Parent is required to consummate the Closing pursuant to Section 1.02, (iv) Parent fails to consummate the Closing within three (3) Business Days after the date the Closing should have occurred pursuant to Section 1.02, (v) the Company stands ready, willing and able to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.02, and the Company has given Parent irrevocable written notice on or prior to such date confirming that (x) the Company stands ready, willing and able to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.02, and if specific performance is granted and the Financings are funded, the Closing will so occur on the terms and conditions set forth in this Agreement, and (y) all of the conditions set forth in Section 7.01 and Section 7.03 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or (to the extent permitted by Law) waived by the Company subject to and conditioned upon the consummation of the Closing and (vi) Parent fails to consummate the Closing on or before the third (3rd) Business Day following the later of (1) the date of delivery of the written notification by the Company contemplated in the foregoing clause (v) and (2) the date the Closing should have occurred pursuant to Section 1.02. For the sake of clarity, the Parties acknowledge and agree that the Company may pursue both the payment of the Reverse Termination Fee pursuant to Section 8.03(c) and a grant of specific performance to cause the Equity Financing to be funded and to consummate the Closing pursuant to this Section 9.10(b), but under no circumstances shall the Company be permitted or entitled to receive both the Reverse Termination Fee and the funding of the Equity Financing and the consummation of the Closing pursuant to a grant of specific performance.
Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.
Section 9.12 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the parties on behalf of itself and each of its Affiliates hereby: (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter and any definitive agreement or document related thereto) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees not to bring or support or permit any of its Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter, any definitive agreement or document related thereto or any of the transactions contemplated hereby or thereby or the performance hereof or thereof in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon such party in any such proceeding or proceeding shall be effective if notice is given in accordance with Section 9.02, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (f) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST THE DEBT FINANCING SOURCES IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE DEBT FINANCING, THE DEBT COMMITMENT LETTER, ANY DEBT FINANCING AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE HEREOF OR THEREOF, (g) agrees that none of the Debt Financing Sources will have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates or Representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, any definitive agreement or document related thereto or any of the transactions contemplated hereby or thereby or the performance hereof or thereof and (h) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in Section 9.09 and this Section 9.12 (and such provisions and the definition of “Debt Financing Sources” (and any defined term or other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections, provisions or definitions) shall not be amended in any way materially adverse to any of the Debt Financing Sources without the prior written consent of each Debt Financing Source so adversely affected).
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

TRIUMPH GROUP, INC.

By:	/s/ Daniel J. Crowley
	Name:	Daniel J. Crowley
	Title:	Chairman, President and Chief Executive Officer

TITAN BW ACQUISITION HOLDCO INC.

By:	/s/ Dan Zamlong
	Name:	Dan Zamlong
	Title:	Co-Chief Executive Officer

By:	/s/ Blake L. Gottesman
	Name:	Blake L. Gottesman
	Title:	Co-Chief Executive Officer

TITAN BW ACQUISITION MERGER SUB INC.

By:	/s/ Dan Zamlong
	Name:	Dan Zamlong
	Title:	Co-Chief Executive Officer

By:	/s/ Blake L. Gottesman
	Name:	Blake L. Gottesman
	Title:	Co-Chief Executive Officer

[Signature Page to Merger Agreement]

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 5.04(f)(iv)
Affiliate	Section 9.03
Agreement	Preamble
Alternative Proposal	Section 5.04(f)(i)
Antitrust Counsel Only Material	Section 6.03(b)
Balance Sheet	Section 3.06(c)
Book-Entry Shares	Section 2.01(a)
Business Day	Section 9.03
Capital Expenditures Plan	Section 5.01(p)
Capital Stock	Section 3.03(a)
Certificate	Section 2.01(a)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Collective Bargaining Agreement	Section 9.03
Common Stock	Section 2.01
Company	Preamble
Company Benefit Plan	Section 3.10(a)
Company Board	Section 3.04
Company Bylaws	Section 3.01
Company Charter	Section 3.01
Company Disclosure Letter	Article III
Company Employee	Section 6.08(a)
Company ESPP	Section 9.03
Company Financial Advisor	Section 3.20
Company Indemnified Parties	Section 6.04(a)
Company Material Adverse Effect	Section 7.03(a), Section 9.03
Company Parties	Section 6.05
Company Party	Section 6.11(h)
Company PSU	Section 9.03
Company Recommendation	Section 6.01(d)
Company RSU	Section 9.03
Company SEC Documents	Section 3.06(a)
Company Stock Award	Section 9.03
Company Stock Plans	Section 9.03
Company Stockholder Approval	Section 3.04
Company Stockholders Meeting	Section 3.04
Company Subsidiary	Section 9.03
Company Termination Fee	Section 8.03(b)
Company Voting Debt	Section 3.03(b)
Consent	Section 4.03(b)
Consents	Section 4.03(b)
Continuation Period	Section 6.08(a)
Contract	Section 4.03(a)
Control	Section 9.03
Copyrights	Def. of ‘Intellectual Property Rights’
Customarily Redacted	Section 9.03
Data Privacy Obligations	Section 9.03
Debt Commitment Letter	Section 4.09(a)

Debt Financing	Section 4.09(a)
Debt Financing Letters	Section 4.09(a)
Debt Financing Sources	Section 9.03
Definitive Debt Agreements	Section 6.11(b)
Delaware Secretary	Section 9.03
DGCL	Section 1.01
Dissenter’s Rights	Section 2.04(a)
Dissenting Shares	Section 2.01(a)
DOJ	Section 6.03(a)
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Environmental Law	Section 3.13
Equity Commitment Letters	Section 4.09(a)
Equity Financing	Section 4.09(a)
ERISA	Section 9.03
Exchange Act	Section 9.03
Excluded Contract	Section 3.14(b)(viii)
Filed Company Contract	Section 3.14(a)
Filed Company SEC Documents	Article III
Financing	Section 4.09(a)
Financing Commitments	Section 4.09(a)
Foreign Investment Clearances	Section 9.03
Foreign Investment Laws	Section 9.03
FTC	Section 6.03(a)
GAAP	Section 3.06(b)
Government Contract	Section 9.03
Governmental Approvals	Section 6.03(a)
Governmental Entity	Section 4.03(b)
Guarantees	Recitals
HSR Act	Section 4.03(b)
Indebtedness	Section 9.03
Indenture	Section 9.03
Inquiry	Section 5.04(a)
Intellectual Property Rights	Section 9.03
International Benefit Plan	Section 3.10(a)
Intervening Event Notice Period	Section 5.04(d)(1)(A)
Investors	Recitals
IRS	Section 3.10(b)
ITAR	Section 9.03
Judgment	Section 4.03(a)
Knowledge	Section 9.03
Labor Organization	Section 9.03
Law	Section 4.03(a)
Legal Restraints	Section 7.01(c)
Letter of Transmittal	Section 2.02(b)
Liens	Section 9.03
Material Contract	Section 3.14(b)(viii)
Merger	Section 1.01
Merger Consideration	Section 2.01(a)
Merger Sub	Preamble
Merger Sub Board	Section 9.03

Merger Sub Common Stock	Section 2.01
NYSE	Section 9.03
Owned Real Property	Section 3.16(a)
Parent	Preamble
Parent Board	Section 9.03
Parent Material Adverse Effect	Section 9.03
Patents	Def. of ‘Intellectual Property Rights’
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Permit	Section 4.03(b)
Permits	Section 4.03(b)
Permitted Liens	Section 9.03
Person	Section 9.03
Personal Information	Section 9.03
Preferred Stock	Section 3.03(a)
Privacy Laws	Section 9.03
Prohibited Provisions	Section 6.11(b)
Proxy Statement	Section 6.01(a)
PSU Payment	Section 2.03(a)
Real Estate Leases	Section 3.16(b)
Receivables Purchase Agreement	Section 9.03
Registered Intellectual Property Rights	Section 3.17(a)
Regulatory Laws	Section 9.03
Representatives	Section 5.04(a)
Required Amounts	Section 4.09(b)
Reverse Termination Fee	Section 8.03(c)
RPA Consent	Section 5.05
RSU Payment	Section 2.03(b)
SEC	Section 9.03
Securities Act	Section 9.03
Securitization Facilities	Def. of ‘Permitted Liens’
Solvent	Section 4.11
SOX	Section 9.03
Subsidiary	Section 9.03
Superior Proposal	Section 5.04(f)(iii)
Superior Proposal Notice Period	Section 5.04(d)(2)(A)
Surviving Company	Section 1.01
Takeover Statutes	Section 3.19
Tax Returns	Section 9.03
Taxes	Section 9.03
Trade Secrets	Def. of ‘Intellectual Property Rights’
Trademarks	Def. of ‘Intellectual Property Rights’
Treasury Regulation	Section 9.03

Annex B
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL
February 2, 2025

Board of Directors
Triumph Group, Inc.
555 E. Lancaster Avenue, Suite 400
Radnor, PA 19087
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Titan BW Acquisition Holdco Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Triumph Group, Inc. (the “Company”) of the $26.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of February 2, 2025 (the “Agreement”), by and among Parent, Titan BW Acquisition Merger Sub Inc., a wholly owned subsidiary of Parent, and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Warburg Pincus LLC (“Warburg Pincus”) and Berkshire Partners LLC (“Berkshire Partners”), each a significant shareholder of Parent, and any of their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as a bookrunner with respect to a public offering of senior secured notes of the Company in February 2023 and as financial advisor to the Company with respect to the sale of its Product Support business to AAR Corp. in March 2024. We also have provided certain financial advisory and/or

Board of Directors
Triumph Group, Inc.
February 2, 2025

underwriting services to Warburg Pincus and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to a consortium that includes Warburg Pincus, with respect to the consortium’s acquisition of TIAA Bank in August 2023; as lead arranger with respect to a term loan facility of Sotera Health LLC, a portfolio company of Warburg Pincus, in May 2024; as lead arranger for the issuance by Sotera Health LLC, a portfolio company of Warburg Pincus, of its senior secured notes in May 2024; as lead arranger with respect to a term loan facility of Ensemble RCM LLC, an affiliate of a portfolio company of Warburg Pincus and Berkshire Partners, in June 2024; as co-manager with respect to a public offering by a subsidiary of Wildfire Energy I LLC, a portfolio company of Warburg Pincus, of its senior notes in September 2024; as financial advisor to AA PLC, a portfolio company of Warburg Pincus, with respect to its sale of a minority stake to Stonepeak Partners LP in July 2024; and as a bookrunner in connection with the issuance by Connect Finco SARL and Connect U.S. Finco LLC, affiliates of Inmarsat PLC, a former portfolio company of Warburg Pincus, of senior secured notes in September 2024. We also have provided certain financial advisory and/or underwriting services to Berkshire Partners and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as bookrunner with respect to a term loan facility of Ensemble RCM LLC, an affiliate of a portfolio company of Warburg Pincus and Berkshire Partners, in January 2024; as bookrunner with respect to a public offering of notes by an affiliate of MF1 Capital LLC, a portfolio company of Berkshire Partners, in January 2024; as bookrunner with respect to a public offering of notes by an affiliate of MF1 Capital LLC, a portfolio company of Berkshire Partners, in June 2024; as lead arranger with respect to a term loan facility of Ensemble RCM LLC, an affiliate of a portfolio company of Warburg Pincus and Berkshire Partners, in June 2024; as financial advisor to SRS Distribution Inc., a portfolio company of Berkshire Partners, with respect to its sale to Home Depot, Inc. in June 2024; as financial advisor to Kendra Scott LLC, a portfolio company of Berkshire Partners, with respect to its sale of a minority stake to 65 Equity Partners in September 2024; and as bookrunner with respect to a term loan facility of Asurion, LLC, a portfolio company of Berkshire Partners, in October 2024. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Warburg Pincus, Berkshire Partners and any of their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Warburg Pincus and Berkshire Partners and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Warburg Pincus and Berkshire Partners from time to time and may do so in the future.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended March 31, 2024; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company (the “Forecasts”) and certain forecasts related to the amounts and expected utilization by the Company of certain tax attributes (the “Tax Attribute Forecasts”), each as prepared by the management of the Company and approved for our use by the Company. We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the aerospace industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

Board of Directors
Triumph Group, Inc.
February 2, 2025

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Tax Attribute Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $26.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $26.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $26.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders of Shares.
Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

Annex C
Section 262 of the General Corporation Law of the State of Delaware
§ 262. Appraisal rights [For application of this section, see 81 Del. Laws, c. 354, § 17; 82 Del. Laws, c. 45, § 23; 82 Del. Laws, c. 256, § 24; 83 Del. Laws, c. 377, §22; and 84 Del. Laws, c. 98, § 16].
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h)

of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.
(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.
(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Annex D
Execution Version
FORM OF VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of February 2, 2025, is by and among TITAN BW ACQUISITION HOLDCO INC., a Delaware corporation (“Parent”), TITAN BW ACQUISITION MERGER SUB INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the undersigned stockholder (the “Stockholder”).
WHEREAS, the Stockholder is, as of the date hereof, the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of shares of Common Stock of Triumph Group, Inc., a Delaware corporation (the “Company”) as set forth on the Stockholder’s signature page hereto;
WHEREAS, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof, in the form attached hereto as Exhibit A and as may be amended, supplemented or otherwise modified from time to time (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and
WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent and Merger Sub have required that the Stockholder, and the Stockholder has (in solely the Stockholder’s capacity as a beneficial owner of Equity Interests (as defined below) and not in the Stockholder’s capacity as a director, officer or employee of the Company, as applicable) agreed to, enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
SECTION 1. Representations and Warranties of Stockholder. The Stockholder (in solely the Stockholder’s capacity as a record and beneficial owner of Equity Interests and not in the Stockholder’s capacity as a director, officer or employee of the Company, as applicable) hereby represents and warrants to Parent and Merger Sub as follows:
(a) Such Stockholder (i) is, and (except with respect to any Common Stock Transferred in accordance with Section 3 hereof) will remain, the record and beneficial owner of the shares of Common Stock Company Stock Awards (together with any shares of Common Stock, Company Stock Awards and any other Equity Interests which such Stockholder may acquire at any time in the future during the term of this Agreement, the “Stockholder Securities”) set forth on the Stockholder’s signature page hereto, and (ii) except as set forth on the Stockholder’s signature page to this Agreement, neither holds nor has any beneficial ownership interest in any other shares of Capital Stock, any option, warrant, call, proxy, commitment, right or other securities convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing (each, an “Equity Interest”).
(b) The Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
(c) This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”).
(d) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder or Stockholder’s assets are bound, except for such violations, defaults or conflicts as would not prevent or materially delay the Stockholder’s performance of the Stockholder’s obligations under this Agreement. Assuming compliance with the applicable provisions of the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Regulatory Laws, and assuming all notifications, filings, registrations, permits, authorizations, consents or approvals to be obtained or made by the Company, Parent or Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby are obtained or made, the consummation by the Stockholder of the transactions contemplated hereby will not (i) cause a violation, or a default, by the Stockholder of any applicable legal requirement or decree, order or judgment applicable to the Stockholder, or to which the Stockholder is subject, or (ii) conflict with, result in a breach of, or constitute a default on the part of the Stockholder under any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder or the Stockholder’s assets are bound, other than as required under the Exchange Act, and except for such violations, defaults or conflicts as would not, individually or in the aggregate, prevent or materially delay the performance by the Stockholder or any of the Stockholder’s obligations under this Agreement and the Merger Agreement, except in each such case as would not reasonably be expected to prevent or materially delay such Stockholder’s performance of the Stockholder’s obligations under this Agreement.
(e) The Stockholder Securities and the certificates, if any, representing the Stockholder Securities owned by the Stockholder are now, and, subject to Section 3(b), at all times during the term hereof will be, held by the Stockholder or by a nominee or custodian for the benefit of such Stockholder, free and clear of all Liens, except for any such Liens arising hereunder, any applicable restrictions on transfer under the Securities Act and any Liens that would not impair the Stockholder’s ability to timely perform the Stockholder’s obligations hereunder (collectively, “Permitted Liens”).
(f) Subject only to community property laws and securities Laws applicable to the Stockholder’s right of transfer of the Stockholder’s Common Stock, the Stockholder has full voting power, with respect to the Stockholder’s shares of Common Stock and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s shares of Common Stock held in the name of the Stockholder. The Stockholder Securities of such Stockholder are not subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of such Stockholder Securities.
(g) As of the time of execution of this Agreement, there is no suit, action or other proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder at law or equity before or by any Governmental Entity that could reasonably be expected to materially impair or materially delay the performance by the Stockholder of the Stockholder’s obligations under this Agreement or otherwise adversely materially impact the Stockholder’s ability to perform the Stockholder’s obligations hereunder.
(h) The Stockholder has received and reviewed a substantially complete draft of the Merger Agreement. The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.
(i) No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder.
SECTION 2. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Stockholder as follows:
(a) Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware and each of Parent and Merger Sub have the corporate power and authority to execute and deliver and perform their obligations under this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and each has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement and the Merger Agreement.
(b) This Agreement and the Merger Agreement have been duly authorized, executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement and the Merger Agreement constitute legal, valid and binding obligations of the other parties thereto, constitute the legal, valid and binding obligations of each of Parent and Merger Sub, are enforceable against each of them in accordance with their terms, except as such enforceability may be limited by the Enforceability Exceptions.
(c) Assuming compliance with the applicable provisions of the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Regulatory Laws, the execution and delivery of this Agreement and the Merger Agreement by each of Parent and Merger Sub, and the consummation of the transactions contemplated by this Agreement and the Merger Agreement, will not: (i) cause a violation, or a default, by Parent or Merger Sub of any applicable legal requirement or decree, order or judgment applicable to Parent or Merger Sub, or to which any of Parent or Merger Sub is subject; or (ii) conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which any of Parent or Merger Sub is a party or by which any of Parent or Merger Sub or their respective assets are bound, except for such violations, defaults or conflicts as would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub or any of their obligations under this Agreement and the Merger Agreement. Except as may be required by the Exchange Act (including the filing with the SEC of the Proxy Statement), any “anti-takeover” laws, the DGCL, in connection with the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Regulatory Laws, none of Parent or Merger Sub is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Person at or prior to the consummation of the transactions contemplated in connection with the execution and delivery of this Agreement or the Merger Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by the Merger Agreement, other than such filings, notifications, approvals, notices or consents that, if not obtained, made or given, would not, individually or in the aggregate, prevent or materially delay the performance by any of Parent or Merger Sub of any of their obligations under this Agreement and the Merger Agreement.
SECTION 3. Transfer of the Shares; Other Actions.
(a) Prior to the Termination Date (as defined below), except as otherwise expressly provided herein (including pursuant to this Section 3 or Section 4) or in the Merger Agreement, the Stockholder shall not, directly or indirectly: (i) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, or create any Lien (other than Permitted Liens) on or enter into any agreement with respect to any of the foregoing (“Transfer”), any or all of Stockholder’s Equity Interests in the Company, including any Stockholder Securities; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Stockholder Securities with respect to any matter that is in contravention of the obligations of Stockholder under this Agreement with respect to Stockholder’s Equity Interests; (iv) deposit or permit the deposit of any of Stockholder’s Equity Interests, including the Stockholder Securities, into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Equity Interests, including the Stockholder Securities, in contravention of the obligations of Stockholder under this Agreement with respect to Stockholder’s Equity Interests; or (v) knowingly take or cause the taking of any other action that would materially restrict or prevent the performance of such Stockholder’s obligations hereunder, excluding any bankruptcy filing. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Stockholder Securities shall occur (including, but not limited to, a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Stockholder Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date. Any Transfer of Stockholder’s Company Securities made in violation of this Section 3(a) shall be null and void ab initio.
(b) Notwithstanding the foregoing, the Stockholder may make (i) Transfers of Equity Interests by will or by operation of law or other transfers solely for estate planning purposes, (ii) with respect to such Stockholder’s Company Stock Awards, transfers or cancellations of the underlying shares of Common Stock to the Company for the net settlement of such Company Stock Awards in order to satisfy any tax withholding obligation, (iii) transfers of shares to any controlled Affiliate of Stockholder, (iv) transfers of shares to any charitable entities or institutions, and (v) other transfers of shares as Parent may otherwise agree in writing in its sole discretion, so long as, in the case of the foregoing clauses (i), (iii), (iv) and (v), all of the representations and warranties in this Agreement with respect to the Stockholder would be true and correct at the time of such Transfer and any such transferee shall, prior to the consummation of any such Transfer, have delivered to Parent a counterpart to this Agreement pursuant to which such transferee agrees in writing to be bound by this Agreement and acknowledges and agrees that such transferee shall constitute the Stockholder for all purposes of this Agreement.
(c) Prior to the Termination Date, the Stockholder irrevocably waives and agrees that the Stockholder will not exercise any dissenter’s rights available to the Stockholder with respect to the Merger pursuant to Section 262 of the DGCL or any other applicable Law.
(d) Prior to the Termination Date, the Stockholder agrees that the Stockholder shall not, and shall cause each of the Stockholder’s controlled affiliates to not, become a member of a “group” with respect to any Stockholder Securities (as defined under Section 13(d) of the Exchange Act) for the purpose of opposing or competing with or taking any actions in opposition or competition with the transactions contemplated by the Merger Agreement.
SECTION 4. Voting of Shares.
(a) Prior to the Termination Date, at any annual, special or other meeting of the Company’s Stockholders’ equityholders called, and at every adjournment or postponement, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholder (in solely the Stockholder’s capacity as a record and beneficial owner of Equity Interests and not in the Stockholder’s capacity as a director, officer or employee of the Company, as applicable) shall, or shall cause the holder of record on any applicable record date to, (i) appear (in person or by proxy) at each such meeting or otherwise cause all of Stockholder’s shares of Common Stock entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent with respect to, all of Stockholder’s shares of Common Stock and entitled to vote (the “Vote Shares”) (A) in favor of (1) the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement and (2) any non-binding advisory vote on “golden parachute” executive compensation arrangements, and/or (B) against (x) any action or agreement which would reasonably be expected to materially impede, materially delay or adversely affect the consummation of the Merger or result in any of the conditions to the Company’s obligations to consummate the Merger set forth in Article VII of the Merger Agreement not being fulfilled on or before the Termination Date and (y) any Alternative Proposal.
(b) Notwithstanding the foregoing, the Stockholder shall retain at all times the right to vote the shares of Common Stock held by it in the Stockholder’s sole discretion and without any other limitation on those matters other than those set forth in Section 4(a)(ii) that are at any time or from time to time presented for consideration to the Company’s Stockholders.
(c) For the avoidance of doubt, the foregoing commitments in this Section 4 apply to any Stockholder Securities held by any trust, limited partnership or other entity directly or indirectly holding Stockholder Securities over which the applicable Stockholder exercises direct or indirect voting control.
(d) The obligations set forth in this Section 4 shall apply to the Stockholder unless and until the Termination Date shall have occurred, at which time such obligations shall terminate and be of no further force or effect.
SECTION 5. Conditional Irrevocable Proxy. Solely with respect to the matters described in Section 4, for so long as this Agreement has not been validly terminated in accordance with its terms, and in order to secure the obligations of the Stockholder to vote their shares of Common Stock in accordance with the provisions of Section 4 hereof, the Stockholder hereby irrevocably appoints Parent as the Stockholder’s attorney and proxy with full power of substitution and resubstitution, to the full extent of the Stockholder’s voting rights with respect to all of the Stockholder’s shares of Common Stock (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL) to vote, and to execute written consents with respect to, all of the Stockholder’s shares of Common Stock solely on the matters described in Section 4 and in accordance therewith if, and only if, the Stockholder fails to comply with the provisions of Section 4. The Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein; provided that such agreement or form is in a form reasonably acceptable to Stockholder.

Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with its terms; provided, that Parent may terminate this proxy at any time in its sole discretion by written notice provided to the Stockholder. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Section 5.
SECTION 6. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a holder of Equity Interests in the Company and not in such Stockholder’s or any partner, officer, employee or Affiliate of Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Stockholder’s or any partner, officer, employee or Affiliate of such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder or any partner, officer, employee or Affiliate of Stockholder to attempt to) limit or restrict any actions or omissions of a director and/or officer of the Company or any of its Subsidiaries, including, without limitation, in the exercise of his or her fiduciary duties as a director and/or officer of the Company or any of its Subsidiaries or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any of its Subsidiaries or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.
SECTION 7. Further Assurances. Each party shall execute and deliver any additional documents and take such further actions that are reasonably necessary to carry out all of such party’s obligations under the provisions hereof.
SECTION 8. Termination.
(a) This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately without any notice or other action by any Person, upon the earliest to occur of the following (the date of such termination, the “Termination Date”):
(i) the valid termination of the Merger Agreement in accordance with its terms;
(ii) the receipt of the Company Stockholder Approval;
(iii) the entry without the prior written consent of such Stockholder into any amendment, waiver or modification to the Merger Agreement that (A) reduces the Merger Consideration (subject to adjustments in accordance with Section 2.01(a) of the Merger Agreement or (B) changes the form, type or amount of consideration payable in the Merger in respect of the shares of Common Stock; or
(iv) the mutual written consent of Parent and the Stockholder.
(b) Upon termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof, provided, however, that the termination of this Agreement shall not relieve any party from liability from any willful and material breach of this Agreement prior to such termination; provided, further, that in the event the Effective Time shall have occurred, the Stockholder shall not have any liability or other obligation hereunder whatsoever, including with respect to any willful and material breach of this Agreement occurring prior thereto (other than any breach of Stockholder’s covenant in Section 3(c)).
(c) Sections 8(b), 9 and 12 hereof shall survive the termination of this Agreement.
SECTION 9. Expenses. All fees and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.
SECTION 10. Public Announcements. Parent, Merger Sub and the Stockholder (in solely the Stockholder’s capacity as a record and beneficial owner of Equity Interests and not in the Stockholder’s capacity as a director, officer or employee of the Company, as applicable and/or signatory to this Agreement) shall only make public announcements regarding this Agreement and the transactions contemplated hereby that are consistent with the public statements made by the Company and Parent in connection with this Agreement, the Merger Agreement and the transactions contemplated thereby, and only with the prior written consent of Parent. The Stockholder (a) consents to and authorizes the publication and disclosure by Parent and its Affiliates of its identity and holding of the Stockholder Securities and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Entity, provided that, Parent shall provide the Stockholder and the Stockholder’s counsel reasonable opportunity to review and comment thereon, and Parent shall give reasonable consideration to any such comments, and (b) agrees promptly to give to Parent, after written request therefor, any information it may reasonably require for the preparation of any such disclosure documents. Parent consents to and authorizes the publication and disclosure by the Stockholder of the nature of the Stockholder’s commitments and obligations under this Agreement and such other matters as may be required in connection with the Merger in any Form 4, Schedule 13D, Schedule 13G or other disclosure required by the SEC or other Governmental Entity to be made by any Stockholder in connection with the Merger. Nothing set forth herein shall limit any disclosure by the Stockholder to the Stockholder’s or the Stockholder’s Affiliates’ general or limited partners on a confidential basis.
SECTION 11. Adjustments. In the event (a) of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Stockholder Securities or (b) that the Stockholder shall become the beneficial owner of any additional shares of Capital Stock or other Stockholder Securities, then the terms of this Agreement shall apply to the shares of Capital Stock or other Stockholder Securities held by the Stockholder immediately following the effectiveness of the events described in clause (a) or the Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Stockholder Securities hereunder. In the event that the Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4(a)(ii) hereof, then the terms of Section 4 hereof shall apply to such other securities as though they were Stockholder Securities hereunder.
SECTION 12. No Solicitation. The Stockholder (in solely the Stockholder’s capacity as a record and beneficial owner of Equity Interests and not in the Stockholder’s capacity as a director, officer or employee of the Company, as applicable) shall not, (A) solicit, initiate, knowingly induce, encourage or facilitate any proposal, inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Alternative Proposal (an “Inquiry”), (B) furnish non-public information regarding the Company and the Company Subsidiaries to, afford access to the Company or any Company Subsidiary to or host any meeting (including by telephone or videoconference) with any Person in connection with an Inquiry or an Alternative Proposal, (C) enter into, continue or maintain discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal, (D) otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations (other than informing Persons of the provisions set forth in this Section 12 or contacting any person making a bona fide Alternative Proposal solely to ascertain facts or clarify (and not give feedback on or negotiate) terms and conditions for the sole purpose of the Company Board reasonably informing itself about such Alternative Proposal) regarding, or furnish or cause to be furnished to any Person or “Group” any non-public information with respect to, or take any other action to knowingly encourage or facilitate any Inquiries or the making of any proposal that constitutes, or would reasonably be expected to result in, an Alternative Proposal, (E) authorize, propose, approve, adopt, agree to, accept, endorse or recommend or otherwise declare advisable, any Inquiry or any Alternative Proposal, (F) approve, endorse or recommend any Alternative Proposal, or (G) authorize, propose, resolve, agree or commit to do any of the following.
SECTION 13. Miscellaneous.
(a) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally; (ii) on the date sent if sent by facsimile or electronic mail; (iii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (iv) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.
(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(c) Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(d) Entire Agreement, No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the transactions contemplated by this Agreement. This Agreement is not intended to confer upon any Person other than the parties any rights or remedies.
(e) Governing Law. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.
(f) Jurisdiction. The parties irrevocably agree that any legal action or proceeding arising out of or relating to this Agreement brought by any party or such party’s Affiliates against any other party or such party’s Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to such party’s property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that such party is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that such party or such party’s property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(g) Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT SUCH PARTY AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 13(G).
(h) Assignment. Other than in connection with any Transfer permitted by Section 3, this Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement to any party to whom they have assigned the Merger Agreement in accordance with the terms of the Merger Agreement; provided, however, that Parent and Merger Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned Subsidiaries of Parent in connection with the valid assignment of the rights, interests and obligations of Parent and/or Merger Sub under the Merger Agreement to such indirect wholly-owned Subsidiaries of Parent in accordance with the terms of the Merger Agreement, and any such assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional direct or indirect wholly-owned Subsidiaries of Parent in connection with the valid assignment of the rights, interests and obligations of such assignee under the Merger Agreement to such additional direct or indirect wholly-owned Subsidiaries of Parent in accordance with the terms of the Merger Agreement; provided, that no such assignment shall relieve Parent or Merger Sub of any of their respective obligations under this Agreement. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
(i) Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives such party’s rights under this Section 13(i) with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
(j) Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the transactions contemplated hereby. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 13(f)(i) above, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
(k) Amendments and Waivers. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of such party’s rights under this Agreement or otherwise shall not constitute a waiver of such rights.
(l) Binding Nature. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.
(m) No Presumption. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
(n) No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.
(o) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Stockholder Securities. All rights, ownership and economic benefits of and relating to the Stockholder Securities shall remain vested in and belong to Stockholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Stockholder Securities, except as otherwise specifically provided herein.
[Signature pages follow]

IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

TITAN BW ACQUISITION HOLDCO INC.

By:
Name:
Title:

By:
Name:
Title:

TITAN BW ACQUISITION MERGER SUB INC.

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Voting and Support Agreement

STOCKHOLDER

By:
Name:
Title:

Stockholder Securities:

Common Stock:
Company RSUs:
Company PSUs:
Company DSUs:

Signature Page to Voting and Support Agreement

EXHIBIT A

AGREEMENT AND PLAN OF MERGER
[See Annex A to this Proxy Statement]

SCAN TO
VIEW MATERIALS & VOTE

TRIUMPH GROUP, INC.
555 EAST LANCASTER AVENUE, SUITE 400
RADNOR, PA 19087

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [•], 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TGI2025SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [•], 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V64807-S11600

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRIUMPH GROUP, INC.

NOTE: At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

V64808-S11600

TRIUMPH GROUP, INC.
Special Meeting of Stockholders
[•], 2025, [•] [AM] / [PM] ET
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Daniel J. Crowley, James F. McCabe and Jennifer H. Allen as proxies, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of stock of Triumph Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if virtually present at the Special Meeting to be held on [•], 2025, and at any and all postponements or adjournments thereof. Such meeting will be held via live webcast on the Internet at www.virtualshareholdermeeting.com/TGI2025SM.

This proxy will be voted as directed. If no direction is given with respect to the proposals, the proxies will vote FOR proposals 1 through 3 and will vote in their discretion on such matters that may properly come before the meeting and at any postponement or adjournments of such meeting.

Continued and to be signed on reverse side